Exhibit 10.1

RESTRUCTURING SUPPORT AGREEMENT

August 23, 2023

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

THIS RESTRUCTURING SUPPORT AGREEMENT IS FOR DISCUSSION PURPOSES ONLY AND DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT IN ALL RESPECTS TO THE COMPLETION OF DEFINITIVE DOCUMENTS REFLECTING THE TERMS AND CONDITIONS SET FORTH IN THIS RESTRUCTURING SUPPORT AGREEMENT. THE CLOSING OF ANY SUCH TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE CONSENT RIGHTS OF THE PARTIES SET FORTH HEREIN AND THEREIN.

THIS RESTRUCTURING SUPPORT AGREEMENT IS CONFIDENTIAL AND IS SUBJECT TO THE CONFIDENTIALITY AGREEMENTS ENTERED INTO AND BY THE RECIPIENTS OF THIS RESTRUCTURING SUPPORT AGREEMENT AND THE COMPANY ENTITIES, AND MAY NOT BE SHARED WITH ANY THIRD PARTY OTHER THAN AS SET FORTH IN THE CONFIDENTIALITY AGREEMENTS. NO NON-EXECUTED DRAFT OF THIS RESTRUCTURING SUPPORT AGREEMENT WILL BE CONTAINED IN ANY CLEANSING MATERIALS IN CONNECTION WITH ANY SUCH CONFIDENTIALITY AGREEMENTS.

This RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of August 23, 2023 or the Agreement Effective Date (as defined below), is entered into by and among the following parties:1

(i)            Mallinckrodt plc (the “Parent”) and each of its subsidiaries listed on Annex 1 hereto (each, including the Parent, a “Company Entity,” and collectively, the “Company” or the “Debtors”; and the Company, together with any wholly-owned subsidiaries of the Parent not identified on Annex 1 hereto, “Mallinckrodt”);

(ii)            the undersigned First Lien Creditors, and such additional First Lien Creditors who become party hereto from time to time pursuant to a Joinder Agreement in the form attached hereto as Exhibit J (collectively, the “Supporting First Lien Creditors”);

(iii)            the undersigned Second Lien Creditors, and such additional Second Lien Creditors who become party hereto from time to time pursuant to a Joinder Agreement in the form attached hereto as Exhibit J (collectively, the “Supporting Second Lien Creditors” and, together with the Supporting First Lien Creditors, the “Supporting Funded Debt Creditors”); and

(iv)            the MDT II (together with the Supporting First Lien Creditors and the Supporting Second Lien Creditors, the “Supporting Parties,” and the Supporting Parties together with the Company, the “Parties”).2

WHEREAS, the Parties have in good faith and at arm’s length negotiated and agreed to the terms of a restructuring (the “Restructuring”) as set forth in the Plan (as defined below) intended to be consummated through (i) voluntary cases under chapter 11 of the Bankruptcy Code (as defined below) (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on the terms set forth in this Agreement and (ii) examinership proceedings to be commenced by the directors of the Parent or any other Company Entity pursuant to Part 10 of the Companies Act of Ireland 2014 (the “Irish Examinership Proceedings”) and overseen by an examiner (the “Irish Examiner”);

WHEREAS, as further described herein, the Restructuring contemplates, among other things, that the Debtors will reorganize the Company’s existing capital structure and opioid settlement obligations in connection with and through a prepackaged chapter 11 plan (together with all exhibits, annexes, and schedules thereto, as each may be amended, restated, amended and restated, supplemented, or otherwise modified in accordance with its terms and this Agreement, the “Plan”) (attached hereto as Exhibit A);

WHEREAS, on October 12, 2020, the Debtors had commenced chapter 11 cases in the United States Bankruptcy Court for the District of Delaware (the “Delaware Bankruptcy Court”) under the caption In re Mallinckrodt plc, et al., Lead Case No. 20-12522 (JTD) (the “2020-2022 Chapter 11 Cases”);

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1 hereof or the Plan, as applicable.
[2]	For the avoidance of doubt, the term “Parties” or “Party” as and when used in this Agreement refers to the individual signatories to this Agreement, and not the MDT II, the Supporting First Lien Creditors, the Supporting Second Lien Creditors, the Company, or the Supporting Parties as a whole or in their capacity as groups.

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WHEREAS, on February 18, 2022, the Debtors filed in the Delaware Bankruptcy Court the Fourth Amended Joint Plan of Reorganization (With Technical Modifications) of Mallinckrodt and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 6510],3 which was filed in final, effective form at Docket No. 7670 (including all appendices, exhibits, schedules and supplements thereto, as the same may be altered, amended or modified from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules and the terms thereof, the “2020-2022 Plan”).

WHEREAS, on March 2, 2022, the Delaware Bankruptcy Court entered the Findings of Fact, Conclusions of Law, and Order Confirming Fourth Amended Joint Plan of Reorganization (with Technical Modifications) of Mallinckrodt plc and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 6660] (including all appendices, exhibits, schedules and supplements thereto, as the same may be altered, amended or modified from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules and the terms thereof, the “2020-2022 Confirmation Order”) confirming the 2020-2022 Plan, including the restructuring of the capital structure, the global settlement of all Opioid Claims (as defined in the 2020-2022 Plan) against the Company and the CMS/DOJ/States Settlement;

WHEREAS, the 2020-2022 Plan provides for, among other things, (i) the creation of the Opioid Master Disbursement Trust II (the “MDT II”) on the date that the 2020-2022 Plan became effective (the “2020-2022 Plan Effective Date”) to, among other things, (a) resolve all asserted Opioid Claims assumed by and channeled to the MDT II in accordance with the 2020-2022 Plan and the 2020-2022 Confirmation Order, (b) collect, manage, maximize, and liquidate assets of the MDT II, (c) enforce, pursue, and settle certain claims that were assigned to the MDT II, and (d) pay all administration and operating expenses of the MDT II; and (ii) consideration for the MDT II that included, among other things, certain Deferred Cash Payments;

WHEREAS, on June 16, 2022, the 2020-2022 Plan Effective Date occurred, and (i) the Company, the trustees for the MDT II (the “MDT II Trustees”), and Wilmington Trust, N.A., as the Delaware resident trustee, entered into that certain Opioid Master Disbursement Trust Agreement [Docket No. 7684-2] (as may be amended, modified or supplemented from time to time, the “Trust Agreement”), (ii) the Company and the MDT II entered into that certain Opioid MDT II Cooperation Agreement [Docket No. 7586-1] (as amended modified or supplemented from time to time prior to the date hereof, the “Original Cooperation Agreement,” and together with the Trust Agreement, the “Trust Documents”), and (iii) pursuant to the order of the Delaware Bankruptcy Court dated June 7, 2022 [Docket No. 7598] and the 2020-2022 Confirmation Order, the Company and the MDT II entered into that certain Opioid Deferred Cash Payments Agreement [Docket No. 7644] (as may be amended, modified or supplemented from time to time, the “Deferred Cash Payments Agreement”);

[3]	Unless otherwise stated herein, references to “Docket No.” or “Docket Number” are references to the docket of the 2020-2022 Chapter 11 Cases.

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WHEREAS, the Company and the MDT II have in good faith and at arm’s length negotiated and agreed to (a) amend (i) the Deferred Cash Payments Agreement to provide for amended payments to the MDT II as set forth in that certain Final Amendment to Opioid Deferred Cash Payments Agreement, of even date herewith and attached hereto as Exhibit C (such revised payments, the “Revised Deferred Cash Payments” and, such amended agreement, the “Revised Deferred Cash Payments Agreement”), and (ii) the Original Cooperation Agreement as set forth in that certain Final Amendment to the Opioid MDT II Cooperation Agreement of even date herewith and attached hereto as Exhibit D (the “Amended Cooperation Agreement”) and (b) provide the MDT II with the MDT II CVR (as defined below) pursuant to that certain MDT II CVR Term Sheet of even date herewith and attached hereto as Exhibit E;

WHEREAS, the Company negotiated with the Ad Hoc First Lien Term Loan Group, the Ad Hoc Crossover Group and the Ad Hoc 2025 Noteholder Group on the terms of a fully backstopped multi-draw postpetition financing facility in the amount of $250 million in aggregate pursuant to that certain DIP Term Sheet of even date herewith and attached hereto as Exhibit F and the Interim DIP Order attached hereto as Exhibit G;

WHEREAS, the Parties intend that additional First Lien Creditors, Second Lien Creditors, and other holders of Company Claims/Interests will be encouraged to join this Agreement and/or otherwise support the Restructuring, in accordance with the terms hereof; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.            Certain Definitions.

a.            In this Agreement, (i) capitalized but undefined terms shall have the meanings ascribed to them in the Plan; (ii) the capitalized terms in preamble and the recitals shall have the meanings ascribed to them therein; and (iii) the following capitalized terms shall have the meanings specified in this Section 1(a) or the sections in this Agreement where such terms are defined.

“2017 Replacement Term Loans” shall have the meaning ascribed to the term in the First Lien Term Loan Credit Agreement.

“2018 Replacement Term Loans” shall have the meaning ascribed to the term in the First Lien Term Loan Credit Agreement.

“2025 First Lien Notes” means the 10.000% First Lien Senior Secured Notes due 2025 issued pursuant to the 2025 First Lien Notes Indenture.

“2025 First Lien Notes Claim” means any Claim arising under, derived from, or based on the 2025 First Lien Notes or the 2025 First Lien Notes Indenture, including any Claim for (a) principal amounts outstanding, accrued and unpaid interest (including any compounding), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based upon the 2025 First Lien Notes or the 2025 First Lien Notes Indenture, (b) the First Priority Notes Obligations (as defined in the 2025 First Lien Notes Indenture), or (c) any 2025 First Lien Notes Makewhole Claim; provided that the allowance of the 2025 First Lien Notes Makewhole Amount shall be solely for purposes of the Plan and shall not otherwise be binding on any party in any other context.

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“2025 First Lien Notes Documents” means the 2025 First Lien Notes Indenture together with all other related documents, instruments, and agreements (including all Note Documents (as defined in the 2025 First Lien Notes Indenture)), in each case as supplemented, amended, restated, or otherwise modified from time to time.

“2025 First Lien Notes Indenture” means that certain Indenture, dated as of April 7, 2020, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors party thereto from time to time, Wilmington Savings Fund Society, FSB, as first lien trustee, and Deutsche Bank AG New York Branch, as first lien collateral agent (as modified, amended, or supplemented from time to time).

“2025 First Lien Notes Makewhole Claim” means any claim, whether secured or unsecured, arising under, derived from or based upon any makewhole, applicable premium, redemption premium, prepayment premium, or other similar payment provisions, including intercreditor claims, due upon certain triggering events as provided for in the 2025 First Lien Notes Indenture or otherwise assertable under any other 2025 First Lien Notes Documents, which in the Restructuring will be settled on the Plan Effective Date in full and final satisfaction for a claim of $14,850,960 (i.e., 3.0% of the aggregate principal amount of the 2025 First Lien Notes). For the avoidance of doubt, any amounts in excess of such settled amount shall be waived.

“2025 First Lien Notes Makewhole Settlement” has the meaning set forth in the Plan.

“2025 Second Lien Notes” means the 10.000% Second Lien Senior Secured Notes due 2025 issued pursuant to the 2025 Second Lien Notes Indenture.

“2025 Second Lien Notes Claim” means any Claim arising under, derived from, or based on the 2025 Second Lien Notes or the 2025 Second Lien Notes Indenture, including any Claim for all principal amounts outstanding, accrued and unpaid interest (including any compounding), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based on the 2025 Second Lien Notes or the 2025 Second Lien Notes Indenture (including the Second Priority Notes Obligations (as defined in the 2025 Second Lien Notes Indenture)).

“2025 Second Lien Notes Documents” means the 2025 Second Lien Notes Indenture together with all other related documents, instruments, and agreements (including all Note Documents (as defined in the 2025 Second Lien Notes Indenture)), in each case as supplemented, amended, restated, or otherwise modified from time to time.

“2025 Second Lien Notes Indenture” that certain Indenture, dated as of June 16, 2022, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors party thereto from time to time and Wilmington Savings Fund Society, FSB, as trustee and collateral agent (as modified, amended, or supplemented from time to time).

“2028 First Lien Notes” means the 11.500% First Lien Senior Secured Notes due 2028 issued pursuant to the 2028 First Lien Notes Indenture.

“2028 First Lien Notes Claim” means any Claim arising under, derived from, or based on the 2028 First Lien Notes or the 2028 First Lien Notes Indenture, including any Claim for (a) all principal amounts outstanding, accrued and unpaid interest (including any compounding), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based upon the 2028 First Lien Notes or the 2028 First Lien Notes Indenture, (b) the First Priority Notes Obligations (as defined in the 2028 First Lien Notes Indenture), and (c) any 2028 First Lien Notes Makewhole Claim; provided that the allowance of the 2028 First Lien Notes Makewhole Amount shall be solely for purposes of the Plan and shall not otherwise be binding on any party in any other context.

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“2028 First Lien Notes Documents” means the 2028 First Lien Notes Indenture together with all other related documents, instruments, and agreements (including all Note Documents (as defined in the 2028 First Lien Notes Indenture)), in each case as supplemented, amended, restated, or otherwise modified from time to time.

“2028 First Lien Notes Indenture” means that certain Indenture, dated as of June 16, 2022, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors party thereto from time to time, Wilmington Savings Fund Society, FSB, as first lien trustee, and Deutsche Bank AG New York Branch, as first lien collateral agent (as modified, amended, or supplemented from time to time).

“2028 First Lien Notes Makewhole Claim” means any claim, whether secured or unsecured, arising under, derived from or based upon any makewhole, applicable premium, redemption premium, prepayment premium, or other similar payment provisions due upon certain triggering events as provided for in the 2028 First Lien Notes Indenture or otherwise assertable under any other 2025 First Lien Notes Documents, which in the Restructuring will be settled on the Plan Effective Date in full and final satisfaction for a claim of $108,875,000 (i.e., 16.75% of the aggregate principal amount of the 2028 First Lien Notes). For the avoidance of doubt, any amounts in excess of such settled amount shall be waived.

“2028 First Lien Notes Makewhole Settlement” has the meaning set forth in the Plan.

“2029 Second Lien Notes” means the 10.000% Second Lien Senior Secured Notes due 2029 pursuant to the 2029 Second Lien Notes Indenture.

“2029 Second Lien Notes Claim” means any Claim arising under, derived from, or based on the 2029 Second Lien Notes or the 2029 Second Lien Notes Indenture, including any Claim for all principal amounts outstanding, accrued and unpaid interest (including any compounding), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based on the 2029 Second Lien Notes or the 2029 Second Lien Notes Indenture (including the Second Priority Notes Obligations (as defined in the 2029 Second Lien Notes Indenture)).

“2029 Second Lien Notes Documents” means the 2029 Second Lien Notes Indenture together with all other related documents, instruments, and agreements (including all Note Documents (as defined in the 2029 Second Lien Notes Indenture)), in each case as supplemented, amended, restated, or otherwise modified from time to time.

“2029 Second Lien Notes Indenture” means that certain Indenture, dated as of June 16, 2022, by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers, the guarantors party thereto from time to time, Wilmington Savings Fund Society, FSB, as trustee and collateral agent (as modified, amended, or supplemented from time to time).

“Ad Hoc 2025 Noteholder Group” means that certain ad hoc group of holders of 2025 First Lien Notes represented by, among others, Davis Polk.

“Ad Hoc Crossover Group” means that certain ad hoc group of certain First Lien Creditors and Second Lien Creditors represented by, among others, Paul, Weiss and advised by, among others, Perella.

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“Ad Hoc Crossover Group Steering Committee” means the steering committee for the Ad Hoc Crossover Group.

“Ad Hoc First Lien Term Loan Group” means that certain ad hoc group of holders of certain First Lien Claims represented by, among others, Gibson Dunn and advised by Evercore.

“Ad Hoc First Lien Group Steering Committee” means the steering committee for the Ad Hoc First Lien Term Loan Group.

“Agreement Effective Date” means the date on which (a) counterpart signature pages to this Agreement shall have been executed and delivered to Latham by (i) each Company Entity that is to be a debtor in the Chapter 11 Cases, (ii) First Lien Creditors holding more than 66.7% in outstanding principal amount of the First Lien Indebtedness (giving effect, solely for purposes of this definition, to the 2025 First Lien Notes Makewhole Settlement and the 2028 First Lien Notes Makewhole Settlement), which shall include each of (A) more than 50% in outstanding principal amount of the First Lien Term Loans, (B) more than 50% in outstanding principal amount of the 2025 First Lien Notes, and (C) more than 66.7% in outstanding principal amount of the 2028 First Lien Notes, (iii) Second Lien Creditors holding more than 66.7% in outstanding principal amount of the Second Lien Indebtedness, which shall include more than 50% in outstanding principal amount of each of (A) the 2025 Second Lien Notes and (B) the 2029 Second Lien Notes, and (iv) the MDT II in accordance with the authority under the Trust Agreement; (b) the MDT II, in accordance with the authority under the Trust Agreement, and each applicable Company Entity shall have executed and delivered counterpart signature pages to the Revised Deferred Cash Payments Agreement, the Amended Cooperation Agreement, and the MDT II CVR Agreement; and (c) the Debtors have paid in full all reasonable and documented fees and out-of-pocket expenses accrued through the Agreement Effective Date pursuant to invoices delivered to the Debtors four (4) Business Days in advance of the Agreement Effective Date (to the extent consistent with the applicable engagement or reimbursement letters entered into between the Company and such advisors) of (i) Gibson Dunn, as legal counsel to the Ad Hoc First Lien Term Loan Group, (ii) Evercore, as financial advisor to the Ad Hoc First Lien Term Loan Group, (iii) Paul, Weiss, as legal counsel to the Ad Hoc Crossover Group, (iv) Perella, as financial advisor to the Ad Hoc Crossover Group, (v) S&C, as legal counsel to certain members of the Ad Hoc Crossover Group, (vi) Davis Polk, as legal counsel to the Ad Hoc 2025 Noteholder Group, and (vii) Quinn Emanuel, as counsel to the appellants in those certain pending appeals before the United States District Court for the District of Delaware related to the Debtors.

“Alternative Transaction” means any dissolution, winding up, liquidation, reorganization, receivership (or otherwise any enforcement of security over any of the shares or assets of any of the Company Entities), examinership, assignment for the benefit of creditors, merger, scheme of arrangement, takeover, reverse takeover, consolidation, business combination, joint venture, partnership, sale of assets or equity (other than (a) any sale or disposition of assets in the ordinary course of business or (b) the sale or disposition of de minimis assets), financing (debt or equity), restructuring, or similar transaction of or by any of the Company Entities, other than the transactions contemplated by and in accordance with this Agreement. For the avoidance of doubt, an Alternative Transaction shall not include (i) the Restructuring pursuant to the Plan and related financing thereto, (ii) ordinary course debt financing, (iii) any transactions solely among the Parent or any of its subsidiaries, or (iv) the Postpetition A/R Facility.

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“A/R Securitization Agreement” means that certain Credit Agreement, dated as of June 16, 2022, by and among MEH, Inc., as servicer, ST US AR Finance LLC, as borrower, Barclays Bank plc, as agent, the lenders party thereto, and the letter of credit issuers party thereto (as modified, amended, or supplemented from time to time).

“A/R Securitization Documents” means the A/R Securitization Agreement together with all other related documents, instruments, and agreements, in each case as supplemented, amended, restated, or otherwise modified from time to time.

“Avoidance Actions” means any and all avoidance, recovery, subordination or similar actions or remedies that may be brought by or on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including, actions or remedies arising under chapter 5 of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws, fraudulent conveyance laws, or other similar related laws.

“Backstop Party” has the meaning set forth in the DIP Term Sheet.

“Bankruptcy Code” means title 11 of the United States Code.

“Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as that term is defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for commercial business with the public in New York City, New York.

“Cash Collateral” has the meaning set forth in section 363(a) of the Bankruptcy Code.

“Causes of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license, and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). For the avoidance of doubt, Causes of Action also include (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity, (b) the right to object to Claims or Interests, (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code, (d) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code, and (e) any Avoidance Action or state law fraudulent transfer or similar claim.

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“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code. Except where otherwise provided in context, “Claim” refers to such a claim against any of the Debtors.

“CMS/DOJ Settlement” means the settlement between the Parent, Mallinckrodt ARD LLC, and the United States of America resolving the Acthar-related litigations and government investigations disclosed in the Company’s Form 10-K for 2019, including United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Penn.); United States of America et al. ex rel., Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.), and related matters, as set forth in the CMS/DOJ Settlement Agreement and effectuated through the 2020-2022 Plan.

“CMS/DOJ Settlement Agreement” means the definitive settlement agreement memorializing the CMS/DOJ Settlement substantially in the form of agreement filed in the 2020-2022 Chapter 11 Cases as Exhibit A at Docket Number 5750.

“CMS/DOJ/States Settlement” means the settlement between the Parent, Mallinckrodt ARD LLC, the United States of America and each of the States resolving the Acthar-related litigations and government investigations disclosed in the Company’s Form 10-K for 2019, including United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Penn.); United States of America et al. ex rel., Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.), and related matters, as set forth in the CMS/DOJ/ States Settlement Agreement and effectuated through the 2020-2022 Plan.

“CMS/DOJ/States Settlement Agreement” means the definitive settlement agreements memorializing the CMS/DOJ/States Settlement filed in the 2020-2022 Chapter 11 Cases at Docket Number 7639 and as Exhibit A at Docket Number 5750.

“Combined Order” means the order of the Bankruptcy Court approving the Disclosure Statement pursuant to Sections 1125 and 1126(b) of the Bankruptcy Code and confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

“Company Claims/Interests” means any Claim against the Company or Existing Equity Interest.

“Company Issuers” means Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC.

“Davis Polk” means Davis Polk & Wardwell LLP.

“Deferred Cash Payments” means the Opioid Deferred Cash Payments (as defined in the 2020-2022 Plan) as required to be paid under that certain Opioid Deferred Cash Payments Agreement, dated as of June 16, 2022 [Case No. 20-12522, Docket No. 7644], as approved by the Delaware Bankruptcy Court on June 7, 2022 [Case No. 20-12522, Docket No. 7598], by and among the Parent, certain of its subsidiaries and the MDT II.

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“Deferred Cash Payments Terms” has the meaning ascribed to the term “Opioid Deferred Cash Payments Terms” in the 2020-2022 Plan.

“Definitive Documents” means, collectively, the Funded Debt Definitive Documents and the MDT II Definitive Documents.

“DIP Claim” means any Claim on account of, arising under, or relating to the DIP Loan Documents, the DIP Facility, or the DIP Orders, including, without limitation, Claims for outstanding principal amounts and accrued and unpaid interest (including any compounding), fees, expenses, indemnification, and other amounts arising under or related to the DIP Loan Documents, the DIP Facility, or the DIP Orders.

“DIP Commitments” has the meaning set forth in the DIP Term Sheet (attached as Exhibit F hereto).

“DIP Credit Agreement” means the credit agreement, consistent with the terms set forth in the DIP Term Sheet, pursuant to which certain of the Supporting First Lien Creditors and/or their affiliates have agreed to provide the Company with a postpetition senior secured debtor-in-possession multi-draw financing facility in an aggregate principal amount of $250 million consisting of (i) an initial draw amount of $150 million that will be drawn in a single drawing upon the entry of the Interim DIP Order, and (ii) an additional amount of $100 million that will be drawn in a single drawing upon entry of the Final DIP Order.

“DIP Facility” means the postpetition senior secured debtor-in-possession multi-draw term loan financing facility established under the DIP Credit Agreement and backstopped by the Backstop Parties in accordance with Section 4(b) hereof.

“DIP Loan Documents” means the documentation governing the DIP Facility, including, without limitation, the DIP Credit Agreement, all Loan Documents (as defined in the DIP Credit Agreement), all fee letters, the DIP Orders, any amendments, modifications and supplements to or in respect of any of the foregoing, and any related guarantee, security, notes, certificates, documents, instruments, or similar documents.

“DIP Motion” means any motion filed with the Bankruptcy Court seeking approval of the DIP Facility and the DIP Credit Agreement.

“DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

“DIP Term Sheet” means the term sheet describing the terms of the DIP Facility that is attached as Exhibit F hereto.

“Disclosure Statement” means the disclosure statement (attached hereto as Exhibit B) related to the Plan and any exhibits, schedules, attachments, or appendices thereto, in each case as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms herein and therein, that is prepared and distributed in accordance with sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018, and other applicable law.

“DTC” means The Depository Trust Company or any successor thereto.

“Evercore” means Evercore Group, LLC.

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“Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code, other than an Unexpired Lease.

“Existing Equity Interests” means any issued, unissued, authorized, or outstanding ordinary shares or shares of common stock, preferred stock, or other instrument evidencing an ownership interest in the Parent, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests at any time and all rights arising with respect thereto that existed immediately before the Plan Effective Date.

“Exit A/R Securitization Agreement” means the credit agreement to be entered into to establish an accounts receivable lending facility on substantially similar terms to the Postpetition A/R Facility (subject to reasonable modifications made in connection with such facility becoming a post-emergence facility) or other alternative exit financing (if any) to re-finance the Postpetition A/R Facility, as applicable.

“Exit A/R Securitization Documents” means the Exit A/R Securitization Agreement together with all other related documents, instruments, and agreements, in each case as supplemented, amended, restated, or otherwise modified from time to time.

“Exit Financing Documents” means any agreements, indentures, commitment letters, documents, or instruments relating to any exit financing facility or facilities to be entered into by the Reorganized Debtors, including with respect to the Exit A/R Securitization Documents, the New Takeback Debt Documentation, and the Syndicated Exit Financing

“Final DIP Order” means any order (and all exhibit and schedules thereto, including any budget), substantially consistent with the Interim DIP Order (as modified to reflect the final nature thereof), entered by the Bankruptcy Court on a final basis (i) approving the DIP Facility, the DIP Credit Agreement, and the DIP Term Loan Motion; (ii) authorizing the Debtors’ use of Cash Collateral; and (iii) providing for adequate protection of secured creditors.

“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, petition for certiorari, or move for reargument, reconsideration, or rehearing has expired and no appeal, petition for certiorari, or motion for reargument, reconsideration, or rehearing has been timely taken or filed, or as to which any appeal, petition for certiorari, or motion for reargument, reconsideration, or rehearing that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, reconsideration, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided, however that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure or any comparable rule may be filed relating to such order or judgment shall not cause such order or judgment to not be a Final Order.

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“Final Postpetition A/R Order” means any order (and all exhibit and schedules thereto, including any budget) entered by the Bankruptcy Court on a final basis approving the Postpetition A/R Facility and the Postpetition A/R Motion.

“First Day Pleadings” means the motions, petitions, pleadings, and draft orders that the Debtors filed at the commencement of the Chapter 11 Cases. First Day Pleadings include the related interim and Final Orders as entered by the Bankruptcy Court in connection with the relief requested in such motions.

“First Lien Claim” means either a First Lien Notes Claim or a First Lien Term Loan Claim.

“First Lien Collateral Agent” means Deutsche Bank AG New York Branch in its capacity as collateral agent in respect of the First Lien Creditors (or any portion thereof) or, as applicable, any successors, assignees or delegees thereof under any of the First Lien Credit Documents (including any applicable intercreditor agreements).

“First Lien Creditors” means the holders of First Lien Indebtedness.

“First Lien Credit Documents” means the First Lien Notes Documents, the First Lien Term Loan Credit Documents, and the First Lien Intercreditor Agreement.

“First Lien Indebtedness” means, collectively, the First Lien Notes Indebtedness and the First Lien Term Loan Indebtedness.

“First Lien Intercreditor Agreement” means that certain First Lien Intercreditor Agreement, dated as of April 7, 2020, by and among the Parent, the Company Issuers, Deutsche Bank AG New York Branch as collateral agent, Wilmington Savings Fund Society, FSB, as initial authorized representative and the other parties from time to time party thereto.

“First Lien Notes” means the 2025 First Lien Notes and the 2028 First Lien Notes.

“First Lien Notes Claim” means either a 2025 First Lien Notes Claim or a 2028 First Lien Notes Claim.

“First Lien Notes Documents” means the 2025 First Lien Notes Documents and the 2028 First Lien Notes Documents.

“First Lien Notes Indebtedness” means the indebtedness of the Debtors outstanding as of the Petition Date under the First Lien Notes Documents, including the First Lien Notes Claims and accrued and unpaid interest with respect to the First Lien Notes Documents and any additional fees, costs, premiums, expenses (including any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, and all other First Priority Notes Obligations (as defined in each of the First Lien Notes Indentures).

“First Lien Notes Indentures” means the 2025 First Lien Notes Indenture and the 2028 First Lien Notes Indenture.

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“First Lien Notes Indenture Trustees” means Wilmington Savings Fund Society, FSB, in its capacity as the trustee under the 2025 First Lien Notes Indenture and/or the 2028 First Lien Notes Indenture or, as applicable, any successors, assignees or delegees thereof under any of the First Lien Notes Documents (including any applicable intercreditor agreements).

“First Lien Second Lien Intercreditor Agreement” means that certain Second Lien Intercreditor Agreement, dated as of December 6, 2019, by and among the Parent, the Company Issuers, Deutsche Bank AG New York Branch as collateral agent, Wilmington Savings Fund Society, FSB, as initial authorized representative and the other parties from time to time party thereto.

“First Lien Term Loans” means the 2017 Replacement Term Loans and the 2018 Replacement Term Loans.

“First Lien Term Loan Administrative Agents” means, collectively, Acquiom Agency Services LLC and Seaport Loan Products LLC in their capacities as co-administrative agents under the First Lien Term Loan Credit Agreement or, as applicable, any successors, assignees or delegees thereof under any of the First Lien Term Loan Credit Documents (including any applicable intercreditor agreements).

“First Lien Term Loan Claim” means any Claim held by the First Lien Term Loan Agent, any First Lien Term Loan Lender or any other Secured Party (as defined in the First Lien Term Loan Credit Documents) arising under, derived from or based upon the First Lien Term Loan Credit Documents, including Claims for all principal amounts outstanding and accrued and unpaid interest, fees, expenses, costs, indemnification and other amounts arising under or related to the First Lien Term Loan Credit Documents.

“First Lien Term Loan Credit Agreement” means that certain Credit Agreement, dated as of June 16, 2022 among the Parent, the Company Issuers, the First Lien Term Loan Administrative Agents, Deutsche Bank AG New York Branch, as collateral agent, and each lender from time to time party thereto (as modified, amended, or supplemented from time to time).

“First Lien Term Loan Credit Documents” means the First Lien Term Loan Credit Agreement together with all other related documents, instruments, and agreements (including all Loan Documents (as defined in the First Lien Term Loan Credit Agreement), in each case as supplemented, amended, restated, or otherwise modified from time to time.

“First Lien Term Loan Indebtedness” means the indebtedness of the Debtors outstanding as of the Petition Date under the First Lien Term Loan Credit Documents, including the First Lien Term Loans and accrued and unpaid interest with respect thereto and any additional fees, costs, premiums, expenses (including any attorneys’, accounts’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, in each case pursuant to the terms of the First Lien Term Loan Credit Agreement, and all other Obligations (as defined in the First Lien Term Loan Credit Agreement).

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“Forbearance Agreements” means (i) that certain Forbearance Agreement, dated as of July 16, 2023, among Mallinckrodt International Finance S.A., Mallinckrodt CB LLC and certain holders of the 2028 First Lien Notes; (ii) that certain Forbearance Agreement, dated as of July 16, 2023, among Mallinckrodt International Finance S.A., Mallinckrodt CB LLC and certain holders of the 2029 Second Lien Notes; and (iii) that certain Forbearance Agreement, dated as of July 16, 2023, among the Parent, Mallinckrodt International Finance S.A., Mallinckrodt CB LLC, certain lenders party thereto and Acquiom Agency Services LLC and Seaport Loan Products LLC, as co-administrative agents.

“Forbearance and Settlement Payment” means, collectively, (x) cash, to the Ad Hoc First Lien Group Steering Committee, in the amount of 6.0% of the aggregate principal amount of the First Lien Claims held by the members of the Ad Hoc First Lien Group Steering Committee party to this Agreement (taking into account the settlement of any pending assignments or trades) as of the Agreement Effective Date; (y) cash, to the Ad Hoc Crossover Group Steering Committee, in the amount of 5.25% of the aggregate principal amount of the Second Lien Claims held by the members of the Ad Hoc Crossover Group Steering Committee party to this Agreement (taking into account the settlement of any pending assignments or trades) as of July 13, 2023 and (z) cash, to the Ad Hoc 2025 Noteholder Group and the Ad Hoc Crossover Group Steering Committee, in the amount of 2.5% of the aggregate principal amount of the 2025 First Lien Notes Claims held by the Ad Hoc 2025 Noteholder Group and the members of the Ad Hoc Crossover Group Steering Committee party to this Agreement (taking into account the settlement of any pending assignments or trades) as of July 13, 2023 pro rata between the Ad Hoc 2025 Noteholder Group and the Ad Hoc Crossover Group Steering Committee based on the amount of 2025 First Lien Notes Claims held by the Ad Hoc 2025 Noteholder Group and the Ad Hoc Crossover Group Steering Committee, in each case, without giving effect to the 2025 First Lien Notes Makewhole Settlement and the 2028 First Lien Notes Makewhole Settlement.

“Funded Debt Creditors” means the holders of First Lien Indebtedness and the holders of Second Lien Indebtedness.

“Funded Debt Definitive Documents” means, with respect to the Restructuring, all material documents (including any related Bankruptcy Court or other judicial or regulatory orders, agreements, schedules, pleadings, motions, filings, or exhibits) that are contemplated by this Agreement or that are otherwise necessary or desirable to implement the Restructuring, including (as applicable): (i) the Plan; (ii) the Disclosure Statement; (iii) the Transaction Steps Plan and any agreements utilized to effectuate the Transaction Steps Plan; (iv) the Combined Order; (v) the Scheme of Arrangement and any other court documents and substantive pleadings submitted in the Irish Examinership Proceedings; (vi) an order of the High Court of Ireland confirming the Scheme of Arrangement; (vii) the Exit Financing Documents, including all intercreditor agreements (if any); (viii) the New Governance Documents; (ix) the documents identifying known and determined directors of the Reorganized Debtors selected in accordance with the Plan, (x) the DIP Credit Agreement; (xi) the DIP Term Loan Motion; (xii) the DIP Orders; (xiii) any material amendments to the Revised Deferred Cash Payments Agreement or the Amended Cooperation Agreement; (xiv) the MDT II CVR Agreement; (xv) the First Day Pleadings; (xvi) any new key employee incentive and retentive based compensation programs to be proposed after the Petition Date; (xvii) the schedule of retained Causes of Action; (xviii) the Rejected Executory Contract/Unexpired Lease List; and (xix) the Shareholders Agreement.

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“Gibson Dunn” means Gibson, Dunn & Crutcher LLP.

“Interest” means an equity interest, including the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any of the Parent or its affiliates, and options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any of the Parent or its affiliates (whether or not arising under or in connection with any employment agreement).

“Interim DIP Order” means any order (and all exhibit and schedules thereto, including any budget), substantially consistent with the draft thereof attached hereto as Exhibit G, entered by the Bankruptcy Court on an interim basis (i) approving the DIP Facility, the DIP Credit Agreement, and the DIP Term Loan Motion; (ii) authorizing the Debtors’ use of Cash Collateral; and (iii) providing for adequate protection of secured creditors.

“Interim Postpetition A/R Order” means any order (and all exhibit and schedules thereto, including any budget) entered by the Bankruptcy Court on an interim basis approving the Postpetition A/R Facility and the Postpetition A/R Motion.

“Joinder Agreement” means the form of joinder agreement attached hereto as Exhibit J.

“Kroll” means Kroll Restructuring Administration LLC.

“Latham” means Latham & Watkins LLP.

“Management Incentive Plan” means the management incentive plan adopted by the board of directors of the Reorganized Debtors after the Plan Effective Date.

“Mandatory Offer Requirement” means a requirement to make a mandatory cash offer for the Company under Rule 9 of the Irish Takeover Panel Act, 1997, Takeover Rules, 2022 of Ireland.

“MDT II Claim” means any of the MDT II’s Claims or causes of action, whether existing now or arising in the future, based in whole or in part on any conduct or circumstance arising out of, relating to, or in connection with the MDT II, including, for the avoidance of doubt, claims for the Original Deferred Cash Payments, claims for indemnification, contribution, or reimbursement on account of payments or losses in any way arising out of, relating to, or in connection with any such conduct or circumstance. For the avoidance of doubt, MDT II Reserved Claims are not and shall not be considered MDT II Claims.

“MDT II CVR” means MDT II’s contingent value rights to purchase 5.0% of the New Common Equity subject to dilution from the MIP, exercisable at any time prior to the date that is 4 years after the Plan Effective Date, with an aggregate equity strike price based on a total enterprise value of $3.776 billion, which rights are set forth in the MDT II CVR Agreement.

“MDT II CVR Agreement” means that certain agreement between the Parent and the MDT II providing for the MDT II CVR.

“MDT II Definitive Documents” means: (i) the Plan; (ii) the Combined Order; (iii) the Scheme of Arrangement; (iv) an order of the High Court of Ireland confirming the Scheme of Arrangement; and (v) the MDT II CVR Agreement provided that, for the avoidance of doubt, nothing in this Agreement will modify the MDT II’s rights to consent to any amendment to the Revised Deferred Cash Payments Agreement, the Amended Cooperation Agreement, the Trust Agreement, or the MDT II CVR Agreement, each as set forth therein.

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“MDT II Reserved Claim” means (i) any rights preserved under the Revised Deferred Cash Payments Agreement, (ii) rights, claims and entitlements under the MDT II CVR; (iii) rights, claims, and entitlements under the Amended Cooperation Agreement and, to the extent not amended by the Amended Cooperation Agreement, any of the MDT II’s rights to discovery and entitlements to discovery from the Debtors and any non-Debtor as set forth in the Cooperation Agreement or the 2020-2022 Plan, and (iv) any of the MDT II’s rights, defenses, claims, and causes of action assigned under the 2020-2022 Plan against Persons other than Mallinckrodt, including but not limited to the Assigned Third-Party Claims and Assigned Insurance Rights (as defined in the 2020-2022 Plan), and in respect of Other Opioid Claims (as defined in the 2020-2022 Plan).

“MDT II Settlement Payment” means a single $250 million lump sum payment in cash from the Company to the MDT II in full and final satisfaction of all Trust Claims (including, for the avoidance of doubt, all of the outstanding Deferred Cash Payments) no later than one Business Day before the Petition Date.

“New Common Equity” means a single class of common equity interests to be issued by the Reorganized Parent.

“New Governance Documents” means any organizational or constitutional documents, operating agreements, warrant agreements, option agreements, management services agreements, shareholder and member-related agreements, registration rights agreements or other governance documents, including the Governance Term Sheet, for the Reorganized Parent and the Reorganized Debtors; provided that the New Governance Documents shall contain customary minority shareholder rights.

“New First Priority Takeback Term Loans” has the meaning set forth in the Plan; provided that the New First Priority Takeback Term Loans shall have the terms more fully set forth in the New Takeback Debt Term Sheet attached as Exhibit H hereto with respect to “First Out Takeback Debt” (as defined therein).

“New Second Priority Takeback Debt” has the meaning set forth in the Plan; provided that the New Second Priority Takeback Debt shall have the terms more fully set forth in the New Takeback Debt Term Sheet attached as Exhibit H hereto with respect to “Second Out Takeback Debt” (as defined therein).

“New Takeback Term Loans” has the meaning set forth in the Plan; provided that the New Second Priority Takeback Debt shall have the terms more fully set forth in the New Takeback Debt Term Sheet attached as Exhibit H hereto with respect to “Term Loans” (as defined therein).

“New Takeback Notes” has the meaning set forth in the Plan; provided that the New Second Priority Takeback Debt shall have the terms more fully set forth in the New Takeback Debt Term Sheet attached as Exhibit H hereto with respect to “Notes” (as defined therein).

“New Takeback Term Loan Documentation” has the meaning set forth in the Plan.

“Non-Debtor Affiliates” means the Parent’s subsidiaries and affiliates (as defined in section 101(2) of the Bankruptcy Code) that are not debtors in the Chapter 11 Cases.

“Paul, Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison LLP.

“Perella” means Perella Weinberg Partners LP.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited partnership, limited liability company, joint venture, association, trust, governmental entity, or other entity or organization.

“Petition Date” means the date on which the Company commences the Chapter 11 Cases.

“Plan Effective Date” means the date on which the Plan becomes effective in accordance with its terms.

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“Plan Supplement” means one or more supplemental appendices to the Plan, which shall include, among other things, draft forms of documents (or terms sheets thereof), schedules, and exhibits to the Plan, in each case subject to the provisions of this Agreement and as may be amended, modified, or supplemented from time to time on or prior to the Plan Effective Date, including the following documents: (i) the New Governance Documents, (ii) the Exit Financing Documents, (iii) the Revised Deferred Cash Payments Agreement, the Amended Cooperation Agreement, and the MDT II CVR Agreement, (iv) to the extent known and determined, the identity of the members of the board of the Reorganized Debtors, (v) the Transaction Steps Plan, (vi) the Rejected Executory Contract/Unexpired Lease List, (vii) the schedule of retained Causes of Action, (viii) the Shareholders Agreement, and (ix) such other documents as may be specified in the Plan.

“Postpetition A/R Revolving Loan Agreement” means the credit agreement pursuant to which the lenders party thereto agree to provide non-Debtor ST US AR Finance LLC with a revolving loan facility.

“Postpetition A/R Facility” means that certain accounts receivable lending facility that continues on a postpetition basis with economic terms substantially similar to those of the Prepetition A/R Facility (subject to reasonable modifications made in connection with such facility becoming a postpetition facility).

“Postpetition A/R Motion” means any motion filed with the Bankruptcy Court seeking approval of the Postpetition A/R Facility.

“Postpetition A/R Orders” means, collectively, the Interim Postpetition A/R Order and the Final Postpetition A/R Order.

“Postpetition A/R Term Sheet” means that certain term sheet describing the terms of the Postpetition A/R Facility delivered to Paul, Weiss, Gibson Dunn, and Davis Polk on August 17, 2023.

“Prepetition A/R Facility” means that certain accounts receivable lending facility established under the A/R Securitization Agreement.

“Qualified Marketmaker” means, an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against Mallinckrodt (or enter with customers into long and short positions in claims against Mallinckrodt), in its capacity as a dealer or market maker in claims against Mallinckrodt and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“Quinn Emanuel” means Quinn Emanuel Urquhart & Sullivan, LLP.

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“Rejected Executory Contract/Unexpired Lease List” means the list of Executory Contracts and/or Unexpired Leases (including any amendments or modifications thereto), if any, that will be rejected pursuant to the Plan which will be filed with the Plan Supplement.

“Remaining 2028 First Lien Notes Interest Payment” means cash in the amount of (a) $18,687,500.00 representing 50% of the interest payment originally due on June 15, 2023 on the 2028 First Lien Notes plus (b) interest on such amount that accrues from June 15, 2023 through the date on which the Remaining 2028 First Lien Notes Interest Payment is made, in each case inclusive of any compounding required pursuant to the terms of the 2028 First Lien Notes Indenture.

“Reorganized Board” means the initial board of directors or similar governing body of the Reorganized Parent.

“Reorganized Debtors” means the Debtors, as reorganized pursuant to and under the Plan or any successor thereto.

“Reorganized Parent” means the Parent, as reorganized pursuant to and under the Plan or any successor thereto.

“Representatives” means, with respect to any Person, such Person’s affiliates and its and their directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors, investment advisors, managed accounts or funds, management companies, fund advisors, advisory board members, professionals and other representatives, in each case, solely in their capacities as such.

“Required Supporting 2025 Noteholder Group Creditors” means, as of any date of determination, the members of the Ad Hoc 2025 Noteholder Group signatory hereto holding more than 50% of the principal amount of First Lien Indebtedness held by the members of the Ad Hoc 2025 Noteholder Group signatory hereto in the aggregate.

“Required Supporting First Lien Term Loan Group Creditors” means, as of any date of determination, the members of the Ad Hoc First Lien Term Loan Group signatory hereto holding more than 50% of the principal amount of First Lien Indebtedness held by the members of the Ad Hoc First Lien Term Loan Group signatory hereto in the aggregate.

“Required Supporting Crossover Group Creditors” means, as of any date of determination, the members of the Ad Hoc Crossover Group signatory hereto holding more than 50% of the principal amount of First Lien Indebtedness held by the members of the Ad Hoc Crossover Group signatory hereto in the aggregate and more than 50% of the principal amount of Second Lien Indebtedness held by the members of the Ad Hoc Crossover Group signatory hereto in the aggregate.

“Required Supporting Parties” means, as of any date of determination, the Required Supporting First Lien Term Loan Group Creditors, the Required Supporting Crossover Group Creditors, and the MDT II.

“Scheme of Arrangement” means the scheme(s) of arrangement that is (a) based on and consistent in all respects with the terms set forth in Exhibit I hereto and the Plan and (b) to be formulated and proposed by the Irish Examiner in respect of the Parent or any other Company Entity, and submitted for confirmation to the High Court of Ireland.

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“Second Lien Collateral Agent” means Wilmington Savings Fund Society, FSB in its capacity as collateral agent in respect of the Second Lien Creditors (or any portion thereof) or, as applicable, any successors, assignees or delegees thereof under any of the Second Lien Notes Documents (including any applicable intercreditor agreements).

“Second Lien Indebtedness” means the indebtedness of the Debtors outstanding as of the Petition Date under the Second Lien Notes Documents, including the Second Lien Notes and accrued and unpaid interest with respect thereto and any additional fees, costs, premiums, expenses (including any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, and all other Second Priority Notes Obligations (as defined in each of the Second Lien Notes Indentures).

“Second Lien Notes” means the 2025 Second Lien Notes and the 2029 Second Lien Notes.

“Second Lien Notes Claim” means any Claim arising under, deriving from or based upon the Second Lien Notes Indentures.

“Second Lien Notes Documents” means the 2025 Second Lien Notes Documents and the 2029 Second Lien Notes Documents.

“Second Lien Notes Indentures” means the 2025 Second Lien Notes Indenture and the 2029 Second Lien Notes Indenture.

“Second Lien Notes Indenture Trustees” means Wilmington Savings Fund Society, FSB, in its capacity as the trustee and collateral agent under the Second Lien Notes Indentures or, as applicable, any successors, assignees or delegees thereof under any of the Second Lien Notes Indentures (including any applicable intercreditor agreements).

“Shareholders Agreement” means the agreement that each holder of the New Common Equity of Reorganized Parent shall be required to enter into with the Reorganized Parent that will be in customary form and (a) place restrictions on transfers (including to ensure payment of stamp duty in connection with transfers of shares), (b) provide for registration, preemptive and information rights, and (c) include customary tag and drag-along rights and other customary minority investor protections, in addition to certain Reorganized Board governance provisions. A form of the Shareholders Agreement, which shall be consistent with this Agreement, shall be included as part of the Plan Supplement.

“State” means a state or territory of the United States of America and the District of Columbia.

“States Settlement” means the settlement between the Parent, Mallinckrodt ARD LLC, and each of the States resolving the Acthar-related litigations and government investigations disclosed in the Company’s Form 10-K for 2019, including United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Penn.); United States of America et al. ex rel., Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.), and related matters, as set forth in the States Settlement Agreement and effectuated through the 2020-2022 Plan.

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“States Settlement Agreement” means the definitive settlement agreements memorializing the States Settlement filed in the 2020-2022 Chapter 11 Cases at Docket Number 7639.

“Syndicated Exit Financing” has the meaning set forth in the Plan.

“S&C” means Sullivan & Cromwell LLP.

“Support Period” means, with respect to any Party, the period commencing on the later of (i) the Agreement Effective Date and (ii) the date such Party becomes party hereto and ending on either: (A) the date on which this Agreement is terminated by or with respect to such Party in accordance with Section 6 hereof or (B) the Plan Effective Date.

“Supporting 2025 Noteholder Group Creditors” means the members of the Ad Hoc 2025 Noteholder Group signatory hereto.

“Supporting Crossover Group Creditors” means the members of the Ad Hoc Crossover Group signatory hereto.

“Supporting First Lien Term Loan Group Creditors” means the members of the Ad Hoc First Lien Term Loan Group signatory hereto.

“Transaction Steps Plan” means a description of the corporate and tax steps to be carried out to effectuate the Restructuring contemplated by the Plan and included in the Plan Supplement, consistent with this Agreement.

“Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

“Voluntary Operating Injunction” means the voluntary injunction on the Debtors to enjoin them from, among other things, engaging in certain conduct related to the manufacture, marketing, promotion, sale, and distribution of opioids granted pursuant to the Order Granting Certain Debtors’ Motion for Injunctive Relief Pursuant to 11 U.S.C. § 105 with Respect to the Voluntary Injunction [Adv. Docket No. 196] entered in Mallinckrodt plc v. State of Connecticut, Case No. 20-ap-50850 (JTD) (Bankr. D. Del.) and on a permanent basis through the 2020-2022 Confirmation Order.

b.            Rules of Construction.

(i)            in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter gender;

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(ii)            unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified or replaced from time to time in accordance with the terms of this Agreement; provided, however, that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the Agreement Effective Date, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the Agreement Effective Date;

(iii)            each reference in this Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to this Agreement;

(iv)            capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(v)            unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(vi)            references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company laws;

(vii)            the use of “include” or “including” is without limitation, whether stated or not;

(viii)            the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein; and

(ix)            captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement.

2.            Foreign Proceedings. Where the provisions of this Agreement and the Plan refer or apply to the Chapter 11 Cases, the Bankruptcy Court, the Restructuring (including the Definitive Documents and any other documentation relating or relevant thereto), or events, circumstances, or procedures in the United States (the “US Process”) but do not equally reference or apply to (a) the Irish Examinership Proceedings, the High Court of Ireland, and/or the Scheme of Arrangement (including the Definitive Documents or any other documentation relating or relevant thereto) or equivalent events, circumstances, or procedures in Ireland (the “Irish Process”) or (b) any other similar foreign proceeding to recognize or implement the Chapter 11 Cases, the Restructuring, or orders of the Bankruptcy Court in any non-U.S. jurisdiction, if any (each an “Other Ancillary Process”), those provisions relating to the US Process shall be deemed to apply or refer equally to the Irish Process and any Other Ancillary Process (and, if necessary, this Agreement and the Plan will be deemed to include provisions relating to the Irish Process and any Other Ancillary Process which correspond to provisions relating to the US Process) to ensure that the rights and obligations of the Parties under this Agreement apply equally to the Irish Process and any Other Ancillary Process in the same way as the US Process, to the fullest extent necessary in order to implement the Restructuring in accordance with the terms, spirit, and intent of this Agreement and the Plan.

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3.            Definitive Documents.

a.            Funded Debt Definitive Documents. Each of the Funded Debt Definitive Documents (as they may be modified, amended, or supplemented in accordance with this Agreement) shall be consistent with this Agreement and otherwise reasonably acceptable to the Company, the Required Supporting First Lien Term Loan Group Creditors and the Required Supporting Crossover Group Creditors; provided that (1) each of (i) the Postpetition A/R Revolving Loan Agreement (including any amendments, modifications, or supplements thereto); (ii) the Postpetition A/R Motion; and (iii) the Postpetition A/R Orders shall be subject to the consent of the Required Supporting First Lien Term Loan Group Creditors (such consent not to be unreasonably withheld, delayed or conditioned) solely to the extent that the documents identified in clauses (i) through (iii) relate to (x) the amount and priority of any superpriority administrative claims to be granted by the Debtors in connection with the Postpetition A/R Facility, (y) the scope and priority of any liens securing the Postpetition A/R Facility on (A) assets held by the Debtors on the Petition Date constituting collateral securing the First Lien Term Loans as of the Petition Date or (B) any assets held by the Debtors on the Petition Date not encumbered by any Lien in favor of the Prepetition A/R Facility and the First Lien Term Loans as of the Petition Date, or (z) material and adverse deviations from the terms contained in the Postpetition A/R Term Sheet; (2) any Funded Debt Definitive Document, or any amendment, waiver or modification thereto, that adversely and disproportionately affects any individual Supporting Funded Debt Creditor (as compared to other Supporting Funded Debt Creditors and without giving effect to the unique circumstances specifically applicable to such individual Supporting Funded Debt Creditor) shall require the consent of such affected Supporting Funded Debt Creditor; (3) any documents that amend the Supporting 2025 Noteholder Group Creditors’ recovery under the 2025 First Lien Notes Makewhole Settlement or the Backstop Commitments shall require the consent of the Required Supporting 2025 Noteholder Group Creditors; and (4) the New Governance Documents shall be reasonably acceptable to the Required Supporting 2025 Noteholder Group Creditors solely with respect to the customary minority shareholder rights provided therein. Notwithstanding anything to the contrary herein, the terms of any Syndicated Exit Financing shall be acceptable to the Required Supporting First Lien Term Loan Group Creditors and the Required Supporting Crossover Group Creditors.

b.            MDT II Definitive Documents. Each of the MDT II Definitive Documents (as they may be modified, amended, or supplemented in accordance with this Agreement) shall be consistent with this Agreement and otherwise reasonably acceptable to the Company and the MDT II.

4.            Agreements of the Supporting Parties.

a.            Restructuring Support. During the Support Period, subject to the terms and conditions hereof, each Supporting Party agrees, severally and not jointly, solely as long as it remains the legal owner, beneficial owner, and/or investment advisor or manager of or with power and/or authority to bind any Claims held by it, that it shall use commercially reasonable efforts:

(i)            to support, and not object to or otherwise oppose, and not interfere with (or instruct or encourage any other Person to interfere with), the Plan, including by (A) timely voting all its Claims (or directing the beneficial owner of the Claims on whose behalf it has executed this Agreement to timely vote) to accept the Plan and Scheme of Arrangement (to the extent such Claims are entitled to vote thereunder) and not changing or revoking its vote (subject to receipt of a Bankruptcy Court-approved Disclosure Statement), provided that such vote shall be deemed immediately revoked and void ab initio upon termination of this Agreement in accordance with the terms hereof before the consummation of the Plan, and (B) not exercising any right to “opt out” of the third-party releases contained in the Plan;

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(ii)            to support, and not object to or otherwise oppose, and not interfere with (or instruct or encourage any other Person to interfere with), (A) the petition to be presented by the directors of the Parent or any other Company Entity before the High Court of Ireland for appointment of the Irish Examiner to the Parent or any other Company Entity for the purposes of or in connection with the implementation of the Restructuring, and/or (B) any ancillary applications brought before the High Court of Ireland relating to such petition, including for the appointment of the Irish Examiner to the Parent or any other Company Entity on an interim basis pending the hearing of the petition and/or the appointment of the Irish Examiner to any Company Entity as a “related company” (within the meaning of Section 2(10) of the Companies Act 2014 of Ireland);

(iii)            to provide any consents under the First Lien Credit Documents, the Second Lien Credit Documents, or any notices, orders, instructions or directions to the agents or indenture trustees thereunder that are necessary or reasonably requested by the Company Entities to facilitate the consummation of the Plan in accordance with this Agreement and the other Definitive Documents; provided, that, notwithstanding anything else herein, no Supporting Party or other holders of Claims shall be obligated to provide such agents and trustees (other than Acquiom Agency Services LLC and Seaport Loan Products LLC in their capacities as co-First Lien Term Loan Administrative Agents) any indemnity or incur material out-of-pocket costs or liabilities similar to an indemnity (or any out-of-pocket costs or liabilities similar to an indemnity prohibited by a Party’s organizational or constitutional documents) in order to comply with this provision;

(iv)            to take all actions as may be reasonably necessary and appropriate or reasonably requested by the Company to support, implement, and consummate the Restructuring and to otherwise carry out the purposes and intent of this Agreement, in accordance with and subject to the Definitive Documents, including (as applicable) in connection with: (a) to the extent reasonably necessary and appropriate to implement and consummate the Plan, (i) exchanging all outstanding First Lien Claims held by such Supporting First Lien Creditors for New Common Equity, New Second Priority Takeback Debt, and cash; (ii) exchanging all outstanding Second Lien Claims held by such Supporting Second Lien Creditors for New Common Equity; and (iii) exchanging all outstanding DIP Claims held by such Supporting Funded Debt Creditors for New First Priority Takeback Term Loans and/or cash (as applicable); (iv) providing all consents reasonably necessary or reasonably requested by the Company for the cancellation of any Existing Equity Interests held by such Supporting Funded Debt Creditors; (b) supporting all applicable releases, injunctions, discharges, indemnities, and exculpation provisions incorporated into the Definitive Documents; (c) voting (or causing to be voted) all Claims owned or held by such Supporting Funded Debt Creditors and exercising any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate), in each case (X) in favor of any matter requiring approval to the extent necessary to implement the Restructuring, (Y) against any Alternative Transaction, and (Z) in any other circumstances in which the Company reasonably requests cooperation in furtherance of the Restructuring, including in the event of any extraordinary general meeting of shareholders of the Parent; and (d) obtaining all governmental, regulatory, licensing, Bankruptcy Court or other approvals required to be obtained by the Company or the prospective shareholders of the Parent (including any necessary or appropriate third-party consents) necessary to implement or consummate the Plan, and to cooperate with any efforts undertaken by the Company with respect to obtaining any required regulatory or third-party approvals in connection with the Plan; provided, that, notwithstanding anything else herein, no Supporting Party or other holders of Claims shall be obligated to provide such agents and trustees ((other than Acquiom Agency Services LLC and Seaport Loan Products LLC in their capacities as co-First Lien Term Loan Administrative Agents) any indemnity or incur material out-of-pocket costs or liabilities similar to an indemnity (or any out-of-pocket costs or liabilities similar to an indemnity prohibited by a Party’s organizational or constitutional documents) in order to comply with this provision; provided further, that, notwithstanding anything to the contrary in this Agreement, no Supporting Party shall be obligated to waive (to the extent waivable by such Supporting Party) any condition to the consummation of any part of the Restructuring set forth in any Definitive Document, including the conditions precedent to the consummation of the Restructuring set forth in the Plan;

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(v)            as applicable, to timely provide any and all information required or reasonably desirable to be provided in connection with the recording of ownership of the New Common Equity and/or the New Takeback Term Loans on a register of members or lenders, as applicable, with a transfer agent or otherwise, or in connection with continuation of the Parent’s listing or implementing or consummating a new listing on a stock exchange, or in connection with making the New Common Equity and/or the New Takeback Notes eligible for clearance and settlement through the facilities of DTC;

(vi)            to support, and not object to or otherwise oppose, and not interfere with (or instruct or encourage any other Person to interfere with), the DIP Term Loan Motion, the Postpetition A/R Motion or entry of the DIP Orders and the Postpetition A/R Orders;

(vii)            not to file any pleading motion, petition, declaration, supporting exhibit or Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that is materially inconsistent with this Agreement or other Definitive Documents;

(viii)            to support, and not object to or otherwise oppose, and not interfere with (or instruct or encourage any other Person to interfere with), approval of the Company’s assumption on the Plan Effective Date of the Revised Deferred Cash Payments Agreement, the Amended Cooperation Agreement, and the MDT II CVR Agreement (including any motion or other request for entry of an order of the Bankruptcy Court, which is expected to be the Combined Order, authorizing such assumption);

(ix)            to support, not oppose or otherwise object to, and not interfere with (or instruct or encourage any other Person to interfere with) the assumption of the CMS/DOJ/States Settlement Agreement (including any motion or other request for entry of an order of the Bankruptcy Court, which is expected to be the Combined Order, authorizing the assumption of the CMS/DOJ/States Settlement Agreement);

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(x)            to not oppose or otherwise object to any key employee incentive and retentive based compensation programs in existence prior to the Agreement Effective Date;

(xi)            not (or instruct or encourage any other Person to) solicit, support or take any action to initiate or implement any Alternative Transaction with respect to the Company;

(xii)            solely with respect to the MDT II and not the other Supporting Parties, not to take any action to advance the pursuit or prosecution of any MDT II Claims against Mallinckrodt (including seeking any discovery from Mallinckrodt with respect thereto), provided that nothing herein shall prejudice the rights of the MDT II, its trustees, advisors, professionals, or agents under the Amended Cooperation Agreement or with respect to the MDT II Reserved Claims;

(xiii)            not to prosecute any Claims against any Non-Debtor Affiliates;

(xiv)            not to take any action to advance the pursuit or prosecution of any Claims or Causes of Action against the MDT II, its trustees, professionals, agents, advisors, and beneficiaries;

(xv)            to cooperate with each other and the Company in good faith in connection with the negotiation, drafting, execution (to the extent such Party is a party thereto), and delivery of the Definitive Documents;

(xvi)            assist the Company and work with it in good faith to optimize the tax structure and efficiency of the Plan;

(xvii)            to cooperate with and assist the Company (without incurring material out-of-pocket costs) in obtaining additional support for the Restructuring from the Company’s other stakeholders;

(xviii)            to negotiate with the other Parties in good faith appropriate additional or alternative provisions to address any material impediment to the Restructuring that may arise;

(xix)            not to transfer its Claims to any other Person except as provided in this Agreement;

(xx)            not (or instruct or encourage any other Person to) (A) object to, impede, or take (or direct or encourage any agents, any official or unofficial committee, or any other Person to object to, impede, or take) any action to unreasonably interfere with or postpone the acceptance, consummation, or implementation of this Agreement, the Plan, and any other applicable Definitive Documents, (B) solicit, encourage, propose, file, support, participate in the formulation of or vote for, any Alternative Transaction, other than at the request, or with the consent, of the Debtors, or (C) otherwise take any action that could in any material respect interfere with or postpone the consummation of the Restructuring;

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(xxi)            (A) not (or instruct or encourage any other Person to) authorize, encourage, or direct the First Lien Collateral Agent, the Second Lien Collateral Agent, the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustees, the Second Lien Notes Indenture Trustees, the MDT II Trustees or any other applicable agent, trustee or other representative acting on behalf of all or any portion of the First Lien Creditors, the Second Lien Creditors, or the MDT II to exercise rights or remedies under any First Lien Credit Documents, the Second Lien Notes Documents, or any Trust Documents and (B) to oppose and take all necessary or appropriate actions to prevent any such agent, trustee or representative from exercising any such rights or remedies, in each case except as necessary to effectuate the terms of this Agreement and the Restructuring;

(xxii)            to the extent necessary, to facilitate implementation of the Restructuring, actively oppose and object to the efforts of any person seeking to object to, impede, or take any other action to directly or indirectly interfere with the acceptance, implementation, or consummation of the Restructuring or any part thereof (including, if applicable, the filing of timely filed objections or written responses);

(xxiv)            not (or instruct or encourage any other Person to) object to the allowance and payment by the Debtors of the documented fees and expenses of the Debtors’ professionals in the Chapter 11 Cases, on grounds other than reasonableness;

(xxv)            not acquire any Existing Equity Interests which would trigger a Mandatory Offer Requirement and not knowingly or willfully take any other action that would trigger a Mandatory Offer Requirement; and

(xxvi)            to discuss with the Company in good faith the necessity of any Other Ancillary Proceeding and to provide the Company with consent (not to be unreasonably withheld, delayed or conditioned) by the Required Supporting First Lien Term Loan Group and the Required Supporting Crossover Group.

Nothing in this Agreement shall prohibit any Supporting Party from (1) appearing as a party-in-interest in any matter arising in the Chapter 11 Cases, (2) enforcing any right, remedy, condition, consent, or approval requirement under this Agreement, (3) effecting a Transfer or purchasing, selling, or entering into transactions with respect to Claims, subject to compliance with Section 4(c) below, (4) asserting or raising any objection not prohibited under or inconsistent with this Agreement in connection with the Restructuring, (5) failing to vote to support the Plan or withdrawing a vote in the support of the Plan, in each case from and after the termination of this Agreement, (6) taking any action which is required by applicable law or declining to take any action which is prohibited by applicable law, (7) retaining the benefit of any applicable legal professional privilege, (8) making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like, (9) taking any customary perfection step or other action as is necessary to preserve or defend the validity, existence or priority of its Claims against or Interests in Mallinckrodt or any lien or security interest securing such Claims (including the filing of a proof of claim against any Company Entity), (10)  taking any action that is not inconsistent with this Agreement, or (11) consulting with other parties in interest in the Chapter 11 Cases. For the avoidance of doubt, nothing in this Agreement affects the rights of any Supporting Party as a Holder of Interests.

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b.            Backstop Commitment.

(i)            Each of the entities set forth on Schedule A to the DIP Term Sheet (together with their respective successors and permitted assignees, each an “Initial Backstop Party” and, collectively, the “Initial Backstop Parties”) hereby notify the Company of their commitment that such Initial Backstop Party (or funds or accounts affiliated with, managed or advised by such Initial Backstop Party) shall backstop the DIP Facility, on a several and not joint basis, in the amounts set forth opposite each such Backstop Party’s name on Annex 1 to the DIP Term Sheet (collectively, the “Backstop Commitments”) upon the terms set forth or referred to in this Section 4(b) and the DIP Term Sheet, and subject only to the satisfaction or waiver of the Limited Conditionality Provisions (as defined below).  Following the execution of this Agreement, the opportunity to provide Backstop Commitments shall be made available, on terms and pursuant to procedures reasonably satisfactory to the Debtors and the Initial Backstop Parties, to any member of the Ad Hoc First Lien Term Loan Group, Ad Hoc Crossover Group or Ad Hoc 2025 Noteholder Group that is not an Initial Backstop Party, on account of any First Lien Claims held by such member, so long as such member executes a joinder to this Agreement and elects to provide Backstop Commitments on or prior to Petition Date (or such later date as may be reasonably agreed by the Company, the Required Supporting First Lien Term Loan Group Creditors, and the Required Supporting Crossover Group Creditors) (the “Backstop Joinder Deadline” and each such member that takes such actions, an “Additional Backstop Party” and, collectively, the “Additional Backstop Parties” and, the Initial Backstop Parties and Additional Backstop Parties, together, the “Backstop Parties” and each Initial Backstop Party or Additional Backstop Party, a “Backstop Party”). Following the Backstop Joinder Deadline, the Backstop Commitments will be allocated among the Backstop Parties on a pro rata basis relative to the amount of First Lien Claims (including the settled amounts of the 2025 First Lien Notes Makewhole Claims and the 2028 First Lien Notes Makewhole Claims) held by each Backstop Party (the “Backstop Allocation”). In connection with the Backstop Allocation, the Backstop Commitments of the Initial Backstop Parties shall be reduced by the amount of Backstop Commitments allocated to the Additional Backstop Parties, which reduction shall be applied pro rata among the Initial Backstop Parties based on their Backstop Commitments. The Debtors and the Backstop Parties shall use commercially reasonable efforts to effect the Backstop Allocation prior to the Initial Draw (as defined in the DIP Term Sheet) and shall cooperate with each other and the DIP Agent with respect to the Backstop Allocation. If the Backstop Allocation does not occur prior to the date upon which all conditions precedent to the Initial Draw as set forth in the DIP Term Sheet and in the DIP Credit Agreement (as defined in the DIP Term Sheet) relating to such borrowing are satisfied and such borrowing is to occur, then the Initial Backstop Parties and the Debtors agree to use commercially reasonable efforts to effectuate the Backstop Allocation as soon as reasonably possible after such borrowing; provided that the failure of the Backstop Allocation to occur prior to the Initial Draw shall not affect the availability or amount of the Initial Draw. Each Backstop Party may, at its option, arrange for the DIP Credit Agreement to be executed by one or more financial institutions selected by the applicable Backstop Party and reasonably acceptable to the Company (the “Fronting Lender(s)”) (it being understood and agreed that each of Jefferies Capital Services, LLC and Jefferies Leveraged Credit Products LLC is acceptable to the Company), to act as an initial lender and to fund some or all of the Backstop Party’s commitments, in which case the applicable Backstop Party will acquire its loans under the DIP Facility by assignment from the Fronting Lender(s) in accordance with the assignment provisions of the DIP Credit Agreement. The rights and obligations of each of the Backstop Parties under this Section 4(b) shall be several and not joint, and no failure of any Backstop Party to comply with any of its obligations hereunder shall prejudice the rights of any other Backstop Party; provided, that no Backstop Party shall be required to fund any portion of the commitment of any other Backstop Party in the event such other Backstop Party fails to do so (as applicable, a “Defaulting Backstop Party”), but may at its option do so, in whole or in part, in which case such performing Backstop Party shall be entitled to all or a proportionate share, as the case may be, of the benefits and rights that would otherwise be owing and payable to, such Defaulting Backstop Party under the DIP Term Facility, including any related fees and commitment premiums as set forth in this Section 4(b) and the DIP Term Sheet that would otherwise be issued to such Defaulting Backstop Party.

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(ii)            Each Backstop Party’s undertakings and agreements under this Section 4(b) are subject only to the conditions precedent expressly set forth under “Conditions Precedent to Closing” and “Conditions Precedent to Each Draw” in the DIP Term Sheet (collectively, the “Limited Conditionality Provisions”).

(iii)            The Company’s rights and obligations under this Section 4(b) shall not be assignable by the Company without the prior written consent of each Backstop Party (and any purported assignment without such consent shall be null and void ab initio). Each Backstop Party may assign all or a portion of its Backstop Commitments hereunder to (i) any other Backstop Party, (ii) any of its affiliates or related funds/accounts or (iii) any investment funds, accounts, vehicles or other entities that are managed, advised or sub-advised by such Backstop Party, its affiliates or the same person or entity as such Backstop Party or its affiliates (all such persons described in clauses (ii) and (iii), such Backstop Party’s “Fund Affiliates” and any assignment permitted by clauses (i) through (iii), a “Permitted Assignment”); provided, that the Backstop Parties’ rights and obligations under this Section 4(b) and the Backstop Commitments hereunder shall not otherwise be assignable by the Backstop Parties without the prior written consent of the Parent; provided, further, that in the case of a Permitted Assignment, the assigning Backstop Party shall provide written notice to the Company; provided, further, that no Backstop Party shall be released, relieved or novated from its obligations under this Section 4(b) (including its Backstop Commitment) in connection with any Permitted Assignment or in connection with any syndication, assignment or participation of the DIP Facility (except as a result of the Backstop Allocation or the DIP Allocation (as defined in the DIP Term Sheet)).

(iv)            This Section 4(b) is intended to be solely for the benefit of the Company and the Backstop Parties and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the Company and the Backstop Parties, in each cash, to the extent expressly set forth herein.

(v)            Notwithstanding anything in this Agreement to the contrary, each Backstop Party’s Backstop Commitment shall remain in full force and effect notwithstanding the occurrence of a Funded Debt Creditor Termination Event, a Company Termination Event, a MDT II Termination Event and/or Individual Supporting Crossover Group Creditor Termination Event; provided, however, that (x) the Backstop Commitment shall terminate in the event this Agreement terminates as a result of a Company Termination Event and (y) the Backstop Commitment of each Backstop Party shall terminate in the event this Agreement terminates as to such Backstop Party.

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c.            Transfers.

(i)            During the Support Period, each Supporting Party that holds any Claim against or Interest in Mallinckrodt agrees, solely with respect to itself, that it shall not sell, pledge, assign, transfer, permit the participation in, or otherwise dispose of (each, a “Transfer,” provided, however, that any pledge, lien, security interest, or other encumbrance in favor of a bank or broker dealer at which a Supporting Party maintains an account, where such bank or broker dealer holds a security interest in or other encumbrances over property in the account generally shall not be deemed a “Transfer” for any purposes hereunder) any ownership (including any beneficial ownership)4 in its Claims, or any option thereon or any right or interest therein (including by granting any proxies or depositing any interests in such Claims into a voting trust or by entering into a voting agreement with respect to such Claims), unless (A) the intended transferee is another Supporting Party, or (B) the intended transferee executes and delivers to counsel to the Company a Joinder Agreement before, or substantially contemporaneously with, the time such Transfer is effective (it being understood that any Transfer shall not be effective as against Mallinckrodt until notification of such Transfer and a copy of the executed Joinder Agreement (as applicable) is received by counsel to the Company, in each case, on the terms set forth herein) (such transfer, a “Permitted Transfer” and such party to such Permitted Transfer, a “Permitted Transferee”). Upon satisfaction of the foregoing requirements in this Section 4(c), (X) the Permitted Transferee shall be deemed to be a Supporting Party hereunder and, for the avoidance of doubt, a Permitted Transferee is bound as a Supporting Party under this Agreement with respect to any and all Claims, whether held at the time such Permitted Transferee becomes a Party or later acquired by such Permitted Transferee and is deemed to make all of the representations and warranties of a Supporting Party set forth in this Agreement and be entitled to the applicable rights of a Supporting Party hereunder, and (Y) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations;

(ii)            This Agreement shall in no way be construed to preclude any Supporting Party from acquiring additional Claims against or Interests in Mallinckrodt; provided that (A) any acquired Claims shall automatically and immediately upon acquisition by a Supporting Party be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given) and (B) no Supporting Party shall acquire any Interests or take other action that would trigger a Mandatory Offer Requirement;

(iii)            This Section 4(c) shall not impose any obligation on the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Supporting Party to Transfer any Claims or Interests.  Notwithstanding anything to the contrary herein, to the extent the Company and another Party have entered into a separate agreement with respect to the issuance of a “cleansing letter” or other public disclosure of information (each such executed agreement, a “Confidentiality Agreement”), the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms;

(iv)            Any Transfer made in violation of this Section 4(c) shall be void ab initio; and

[4]	As used herein, the term “beneficial ownership” means the direct or indirect economic ownership of, and/or the power, whether by contract or otherwise, to direct the exercise of the rights and the disposition of, the applicable Claims or Interests or the right to acquire such Claims or Interests.

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(v)            A Supporting Party that Transfers any right, title, or interest in a Company Claim/Interest in accordance with the terms of this Section 4(c) shall (A) be deemed to relinquish its rights and be released from its obligations under this Agreement and (B) not be liable to any Party to this Agreement for the failure of the Permitted Transferee to comply with the terms and conditions of this Agreement.

d.            Marketmaking.

(i)            Notwithstanding anything to the contrary herein, a Supporting Funded Debt Creditor may Transfer its Company Claim/Interest to an entity that is acting in its capacity as a Qualified Marketmaker without the requirement that the Qualified Marketmaker become a Party through the execution and delivery of a Joinder Agreement in respect of such Claims or Interests to counsel to (a) the Company and (b) the Ad Hoc First Lien Term Loan Group, the Ad Hoc 2025 Noteholder Group, or the Ad Hoc Crossover Group, as applicable, solely in the event that (A) such Qualified Marketmaker subsequently Transfers such Claims or Interests within seven (7) Business Days of its acquisition to an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor of such Qualified Marketmaker, (B) the transferee otherwise is a Permitted Transferee (including any requirement hereunder that such transferee execute a Joinder Agreement), and (C) the Transfer otherwise is a Permitted Transfer; provided, however, that to the extent that a Supporting Funded Debt Creditor, acting solely in its capacity as a Qualified Marketmaker, acquires any Claims from a holder of such Claims that is not a Supporting Funded Debt Creditor, as applicable, such Qualified Marketmaker may Transfer such Claims within seven (7) Business Days of its acquisition without the requirement that the transferee be or become a Supporting Funded Debt Creditor;

(ii)            The Company understands that certain of the Supporting Parties are engaged in a wide range of financial services and businesses. In furtherance of the foregoing, the Company acknowledges and agrees that, to the extent a Supporting Party expressly indicates on its signature page hereto that it is executing this Agreement on behalf of specific trading desk(s) and/or business group(s) of the Supporting Party that principally manage and/or supervise the Supporting Party’s investment in Mallinckrodt, the obligations set forth in this Agreement shall only apply to such trading desk(s) and/or business group(s) and shall not apply to any other trading desk or business group of the Supporting Party so long as they are not acting at the direction or for the benefit of such Supporting Party or such Supporting Party’s investment in Mallinckrodt; provided that the foregoing shall not diminish or otherwise affect the obligations and liability therefor of any legal entity that executes this Agreement; and

(iii)            Further, notwithstanding anything in this Agreement to the contrary, the Parties agree that, in connection with the delivery of signature pages to this Agreement by a Supporting Party that is a Qualified Marketmaker before the occurrence of conditions giving rise to the effective date for the obligations and the support hereunder, such Supporting Party shall be a Supporting Party hereunder solely with respect to the Claims listed on such signature pages and shall not be required to comply with this Agreement for any other Claims or Interests in Mallinckrodt that it may hold from time to time in its role as a Qualified Marketmaker.

e.            Negative Covenants. Each Supporting Party agrees, severally and not jointly, that, for the duration of the Support Period, it shall not take any action directly (nor encourage any other Person to take any action) that is materially inconsistent with, or omit to take any action required by, this Agreement, the Plan (as applicable), or any of the other Definitive Documents.

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f.            Ad Hoc Group Composition. (i) No later than the day before the Agreement Effective Date and (ii) no less frequently than the earlier of every thirty (30) days commencing on the Agreement Effective Date or reasonably promptly following Latham’s request, not to be made more than once every fifteen (15) days, counsel to the Ad Hoc First Lien Term Loan Group, counsel to the Ad Hoc 2025 Noteholder Group, and counsel to the Ad Hoc Crossover Group shall each deliver to counsel to the Company, on a “professional eyes only” basis, with a list showing each member of such counsel’s respective ad hoc group and the aggregate holdings of First Lien Indebtedness, Second Lien Indebtedness, its other Claims, and Existing Equity Interests.

g.            Notwithstanding anything to the contrary herein, nothing in this Agreement shall:

(i)            affect the ability of any Supporting Party to consult with any other Supporting Party, the Company Entities, or any other party in interest in the Chapter 11 Cases (including any official committee or the United States Trustee);

(ii)            impair or waive the rights of any Supporting Party to assert or raise any objection permitted under, and not inconsistent with, this Agreement in connection with the Restructuring;

(iii)            prevent any Supporting Party from enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any other Definitive Document (to the extent it has rights thereunder), or from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, such documents;

(iv)            limit any Supporting Party’s rights under any applicable Trust Documents, indentures, credit agreements, or applicable law to appear and participate as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not inconsistent with the terms of this Agreement;

(v)            prevent any Supporting Party from taking any customary perfection step or other action as is necessary to preserve or defend the validity or existence of its Claims and Interests in the Company (including the filing of proofs of claim);

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(vi)            subject to Section 4(a)(iv), require that any Supporting Funded Debt Creditor be required to make any capital commitment without its express consent; or

(vii)            by virtue of any of the distributions made, in accordance with this Agreement, the Plan, the Restructuring, or any of the transactions taken to implement the Restructuring (including, but not limited to, in connection with any right to participate as a lender in the DIP Facility), to any Supporting Funded Debt Creditor that is a holder of any tranche of First Lien Indebtedness or Second Lien Indebtedness, as applicable, result in such distributions being subject to a turnover or similar obligation under any intercreditor agreement (including, but not limited to, the First Lien Intercreditor Agreement and/or the First Lien Second Lien Intercreditor Agreement).

5.            Agreements of the Company

a.            Restructuring Support. During the Support Period, subject to the terms and conditions hereof, each Company Entity (x) agrees that it shall use commercially reasonable efforts and (y) in the case of obligations under Sections 5(a)(xx) and 5(a)(xxi), agrees:

(i)            to implement the Plan in accordance with the terms and conditions set forth herein and in accordance with the Milestones (as defined below);

(ii)            to take any and all commercially reasonable and appropriate actions necessary or reasonably requested by a Supporting Party to consummate the Plan and satisfy any conditions thereto, in accordance with the terms hereof;

(iii)            to support and take all commercially reasonable actions necessary to facilitate the solicitation, confirmation, approval, and consummation of the Plan and the Scheme of Arrangement, as applicable, and the transactions contemplated thereby, including the commencement of the Irish Examinership Proceedings as soon as reasonably practicable;

(iv)            to prepare and deliver to the Supporting Parties draft copies of all Definitive Documents and any motions, pleadings, declarations, exhibits, and proposed orders related thereto (each of which shall contain terms and conditions consistent with the terms of this Agreement), and afford the Supporting Parties a reasonable opportunity to review and comment in advance of any filing thereof, to the extent practicable, and consider any such comments in good faith and consistent with their obligations under this Agreement;

(v)            to provide draft copies of all other material pleadings the Company intends to file with the Bankruptcy Court to counsel to the Supporting Parties at least two (2) Business Days or as soon as reasonably practicable prior to filing such pleading, to the extent reasonably practicable, and shall consult in good faith with such counsel regarding the form and substance of any such proposed pleading;

(vi)            to deliver to counsel to the MDT II, copies of all notices, reporting and other documents delivered to the DIP/First Lien Advisors (as defined in the DIP Orders) pursuant to paragraph 8 of the DIP Orders, on the same terms and conditions (with respect to confidentiality and otherwise) applicable to the Prepetition Secured Parties under the DIP Orders;

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(vii)            to take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, including obtaining all governmental, regulatory, licensing, or other approvals (including any necessary or appropriate third-party consents) necessary to consummate the Plan;

(viii)            not to seek or solicit, or instruct and direct their respective Representatives to seek or solicit, any discussions or negotiations with respect to any Alternative Transaction other than as set forth in Section 8 hereof;

(ix)            to file such First Day Pleadings determined by the Company to be necessary and to seek interim and final (to the extent necessary) orders, in form and substance reasonably acceptable to the Required Supporting Parties and after consultation with the Required Supporting 2025 Noteholder Group Creditors, from the Bankruptcy Court approving the relief requested in the First Day Pleadings;

(x)            use commercially reasonable efforts to assist the Supporting Funded Debt Creditors and the MDT II and work with them in good faith to optimize the tax structure and efficiency of the Plan, including the MDT II’s rights to the MDT II CVR;

(xi)            to timely file a formal objection, in form and substance reasonably acceptable to the Required Supporting Parties, to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (B) modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable; (C) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (D) dismissing the Chapter 11 Cases;

(xii)            to, upon reasonable request of any of the Supporting Parties, inform the respective advisors and counsel to the Supporting Parties as to: (A) the material business and financial (including liquidity) performance of Mallinckrodt; (B) the status and progress of the Restructuring, including progress in relation to the negotiations of the Definitive Documents; and (C) the status of obtaining any necessary or desirable authorizations (including any consents) from any Supporting Party, competent judicial body, governmental entity, or any stock exchange; provided, that this sub-section (xii) shall not require any Company Entity to violate any attorney-client privilege or confidentiality obligations;

(xiii)            to (A) operate the business of the Company and its direct and indirect subsidiaries in the ordinary course in a manner that is consistent with this Agreement, past practices, and in compliance with applicable law (taking into account the Restructuring and the pendency of the Chapter 11 Cases), and to preserve intact the Company’s business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees and (B) subject to applicable non-disclosure agreements and the terms thereof, keep counsel and advisors to the Supporting Parties reasonably informed about the operations of the Company and its direct and indirect subsidiaries;

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(xiv)            to inform the respective advisors and counsel to the Supporting Parties within no more than two (2) Business Days after becoming aware of: (A) any matter or circumstance which they know, or reasonably expect is likely, to be a material impediment to the implementation or consummation of the Restructuring; (B) any notice of commencement of any material involuntary insolvency proceedings, legal suit for payment of debt or securement of security from or by any person in respect of any Company Entity; (C) a material breach of this Agreement by any Company Entity; (D) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made; (E) any notice from any third party alleging that the consent of such party is or may be required in connection with the Restructuring; and (F) any notice, including from any governmental authority, of any material proceeding commenced or of any material complaints, litigations, investigations, or hearings, or, to the knowledge of the Company Entities, threatened in writing against the Company Entities, relating to or involving the Company Entities (or any communications regarding the same that may be contemplated or threatened);

(xv)            solely to the extent necessary to facilitate implementation of the Restructuring, actively oppose and object to the efforts of any person seeking to object to, impede, or take any other action to directly or indirectly interfere with the acceptance, implementation, or consummation of the Restructuring (including, if applicable, the filing of timely filed objections or written responses), including opposing and objecting to any motion filed by another party with the Bankruptcy Court or any other court a motion, application, pleading, or proceeding challenging (or seeking standing to challenge) the amount, validity, enforceability, extent, perfection, or priority of, or seeking avoidance or subordination of, any Claim held by any Supporting Funded Debt Creditor against the Debtor or any liens or security interests securing such Claim, provided, however, that the Debtors shall have no obligation to oppose and object to such a challenge should the Debtors agree with the challenge or otherwise contest the amount, validity, enforceability, extent, perfection, or priority of, or seeking avoidance or subordination of, the relevant Claim(s);

(xvi)            to the extent not already known to the advisors to the Supporting Funded Debt Creditors, provide prompt written notice to them (email being sufficient) as soon as reasonably practicable after becoming aware (and in any event within two (2) Business Days after becoming so aware) of (A) the occurrence of a Funded Debt Creditor Termination Event; (B) any matter or circumstance that is a material impediment to the implementation or consummation of the Restructuring, (C) any notice of any commencement of any insolvency proceeding or legal suit, or enforcement action from or by any person or entity in respect of any Debtor or subsidiary thereof, in each case to the extent that it would materially impede or frustrate the Restructuring, (D) any challenge as to the validity, priority or extent of, or any action to avoid, (1) any lien or security interest securing the Funded Debt or (2) any of the Funded Debt, in each case, pursuant to a motion, pleading, complaint or other filing filed with the Bankruptcy Court, and (E) any representation made by the Company under this Agreement being incorrect in any material respect when made;

(xvii)            to discuss in good faith the necessity of any Other Ancillary Proceeding and to obtain the consent (not to be unreasonably withheld, delayed or conditioned) of the Required Supporting First Lien Term Loan Group and the Required Supporting Crossover Group prior to commencing any such Other Ancillary Proceeding;

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(xviii)            continue to perform under or otherwise comply with the terms and conditions of the Voluntary Operating Injunction;

(xix)            continue to perform under or otherwise comply in all material respects with the terms and conditions of the Trust Documents, the Revised Deferred Cash Payments Agreement, and the MDT II CVR; and

(xx)            (A) to pay all reasonable and documented fees and out-of-pocket expenses of the Supporting Funded Debt Creditors’ and the MDT II’s professionals in accordance with Section 27 hereof, (B) to pay to Kroll, the Forbearance and Settlement Payment no later than by the date that is one (1) Business Day after the Agreement Effective Date, free and clear of any deduction or withholding (except to the extent provided under the First Lien Term Loan Credit Agreement, the 2025 First Lien Notes Documents, or the Second Lien Notes Documents, as applicable), and (C) to pay to the First Lien Notes Indenture Trustee, the Remaining 2028 First Lien Notes Interest Payment no later than by the date that is one (1) Business Day after the Agreement Effective Date;

(xxi)             no later than by the date that is one (1) Business Day after the Agreement Effective Date, to (A) execute the applicable reimbursement letters with the professionals to the MDT II, which shall be Brown Rudnick LLP, Houlihan Lokey Inc., and Cole Schotz P.C.; (B) fund the retainers for professionals of the MDT II in the amounts of $350,000 for Brown Rudnick LLP, $300,000 for Houlihan Lokey Inc. and $175,000 for Cole Schotz P.C.; and (C) pay the deferred fee payable to Houlihan Lokey Inc. pursuant to its engagement letter by the date that is one (1) Business Day after the Agreement Effective Date; and

(xxii)            to maintain good standing (or a normal status or its equivalent) under the laws of the jurisdiction or state in which each Company Entity is incorporated or organized (other than as a result of the Chapter 11 Cases and/or the Irish Examinership Proceedings.

b.            Negative Commitments. The Company agrees that, for the duration of the Support Period, the Company shall not:

(i)            take any action (nor encourage any other person to take any action) that is materially inconsistent with, or that would reasonably be expected to prevent, interfere with, delay, or impede the consummation of the Restructuring, or omit to take any action required by, this Agreement, the Plan (as applicable), or any of the other Definitive Documents;

(ii)            object to, delay, impede, or take any other action or inaction that could reasonably be expected to materially interfere with or prevent acceptance, approval, implementation, or consummation of the Restructuring;

(iii)            take any action to advance the pursuit or prosecution of any Claims or Causes of Action against the MDT II, its trustees, professionals, agents, advisors, and beneficiaries;

(iv)            file or support another party in filing with the Bankruptcy Court or any other court a motion, application, pleading, or proceeding (A) challenging the amount, validity, enforceability, extent, perfection, or priority of, or seeking avoidance or subordination of, any Claim held by any Supporting Funded Debt Creditor (in its capacity as such) against the Debtor or any liens or security interests securing such Claim, or (B) asserting (or seeking standing to assert) any purported Claims or causes of action against any of the Supporting Funded Debt Creditors (in their capacity as such), or take or support any corporate action for the purpose of authorizing any of the foregoing, or (C) seeking avoidance of the MDT II Settlement Payment;

(v)            except as agreed to by the Required Supporting Parties and the Required Supporting 2025 Noteholder Group Creditors, file any pleading, motion, declaration, supporting exhibit or Definitive Document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or other Definitive Documents, or that could reasonably be expected to frustrate or materially impede the implementation and consummation of the Restructuring, is inconsistent with the Plan in any material respect, or which is otherwise in substance not reasonably satisfactory to the Required Supporting Parties and the Required Supporting 2025 Noteholder Group Creditors;

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(vi)            consummate any material merger, consolidation, disposition, asset sale, equity sale, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction outside the ordinary course of business with a third party other than the Restructuring; provided that nothing in this Agreement shall: (A) impair or waive the rights of any Company Entity to assert or raise any objection, or take any position, permitted under this Agreement in connection with the Restructuring, (B) prevent any Company Entity from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement, (C) prevent any Company Entity from exercising its rights or acting in accordance with Sections 6(b)(iv) and 8 (Fiduciary Duties) hereof, (D) prevent any Company Entity from complying with all local laws, including with respect to fiduciary duties, applicable to a foreign or domestic Company Entity or such entity’s directors and officers, or (E) prevent any Company Entity from consummating any acquisition of plant(s) in the ordinary course of business or incurring debt financing in connection with such acquisition;

(vii)            except as agreed to by the Required Supporting First Lien Term Loan Group Creditors and the Required Supporting Crossover Group Creditors, file any motion after the Petition Date to approve any new key employee incentive and retentive based compensation programs;

(viii)            other than as required by law, as agreed to by the Required Supporting First Lien Term Loan Group Creditors and the Required Supporting Crossover Group Creditors or as contemplated by the Definitive Documents, make or change any material tax election other than in the ordinary course of business, adopt or change any material accounting methods, practices, or periods for tax purposes other than in the ordinary course of business, make or request any tax ruling, enter into any tax sharing or similar agreement or arrangement (other than agreements entered in the ordinary course of business the primary purpose of which are not taxes), or settle any tax claim or assessment for an amount greater than $250,000;

(ix)            without the prior written consent of the Required Supporting First Lien Term Loan Group Creditors and the Required Supporting Crossover Group Creditors, terminate or otherwise modify the Revised Deferred Cash Payments Agreement or the CMS/DOJ/States Settlement Agreement;

(xx)            without the prior written consent of the Required Supporting First Lien Term Loan Group Creditors and Required Supporting Crossover Group Creditors, enter into any proposed settlement outside the ordinary course of business of any Claim, litigation, dispute, controversy, cause of action, proceeding, appeal, determination or investigation if such settlement will adversely affect the Debtors’ ability to consummate the Restructuring; or

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(x)            without the prior written consent of the Required Supporting First Lien Term Loan Group Creditors, the Required Supporting 2025 Noteholder Group Creditors and the Required Supporting Crossover Group Creditors, with respect to their applicable letter, terminate any engagement or reimbursement letters with the legal advisors identified in Sections 27(a) through (d).

6.            Termination of Agreement.

a.            Funded Debt Creditor Termination Events. This Agreement may be terminated by (i) the Supporting First Lien Term Loan Group Creditors with the consent of more than 50% in outstanding principal amount of the First Lien Indebtedness held by the Supporting First Lien Term Loan Group Creditors then party to this Agreement (solely as to the Supporting First Lien Term Loan Group Creditors), (ii) the Supporting Crossover Group Creditors with the consent of more than 50% in outstanding principal amount of the First Lien Indebtedness and more than 50% in outstanding principal amount of the Second Lien Indebtedness held by the Supporting Crossover Group Creditors then party to this Agreement (solely as to the Supporting Crossover Group Creditors) or (iii) the Supporting 2025 Noteholder Group Creditors with the consent of more than 50% in outstanding principal amount of the First Lien Indebtedness held by the Supporting 2025 Noteholder Group Creditors then party to this Agreement (solely as to the Supporting 2025 Noteholder Group Creditors), by the delivery to the other Parties of a written notice in accordance with Section 23 hereof, upon the occurrence and continuation of any of the following events (each, a “Funded Debt Creditor Termination Event”):

(i)            the breach by any Company Entity of (A) any affirmative or negative covenant contained in this Agreement (including the Company’s failure to make the Forbearance and Settlement Payment, the non-payment of which can be cured for a period of one (1) Business Day after the Effective Date) or (B) any other material obligations of such breaching Company Entity set forth in this Agreement, in each case, which breach remains uncured (to the extent curable) for a period of ten (10) Business Days following the Company’s receipt of any notice pursuant to Section 23 hereof;

(ii)            any representation or warranty in this Agreement made by any Company Entity shall have been untrue in any material respect when made or, if required to be true on an ongoing basis, shall have become untrue in any material respect, and such breach remains uncured (to the extent curable) for a period of ten (10) Business Days following the Company’s receipt of any notice pursuant to Section 23 hereof;

(iii)            subject to Section 5(a)(ii), any Company Entity files any motion, pleading, or related document with the Bankruptcy Court that is inconsistent with this Agreement, the Plan or the Funded Debt Definitive Documents (in each case, solely to the extent that the terminating Supporting Party(s) have consent rights over such document), and such motion, pleading, or related document has not been withdrawn within ten (10) Business Days of the Company receiving written notice in accordance with Section 23 hereof that such motion, pleading, or related document is inconsistent with this Agreement;

(iv)            (A) any Definitive Document filed by the Company or the Irish Examiner, or any related order entered by the Bankruptcy Court in the Chapter 11 Cases, the High Court of Ireland in the Irish Examinership Proceedings, in each case, is inconsistent with this Agreement, including the Supporting Parties’ consent rights under this Agreement (in each case implicating a Definitive Document, solely to the extent that the terminating Supporting Party or Supporting Parties have consent rights over such Definitive Document), or is otherwise not in accordance with this Agreement in any material respect, or (B) any of the terms or conditions of any of the Funded Debt Definitive Documents are waived, amended, supplemented, or otherwise modified in any material respect with respect to the Supporting Funded Debt Creditors’ rights under this Agreement, in a manner inconsistent with this Agreement, without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the Required Supporting First Lien Term Loan Group Creditors, the Required Supporting 2025 Noteholder Group Creditors, and the Required Supporting Crossover Group Creditors (as applicable), in each case, which remains uncured for ten (10) Business Days after the receipt by the Company of written notice delivered in accordance herewith;

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(v)            the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of any material portion of the Restructuring or rendering illegal the Plan or any material portion thereof, and either (A) such ruling, judgment, or order has been issued at the request of or with the acquiescence of any Company Entity, or (B) in all other circumstances, such ruling, judgment, or order has not been reversed or vacated within thirty (30) calendar days after such issuance;

(vi)            any Company Entity (A) withdraws the Plan, (B) publicly announces its intention not to support the Plan, the Scheme of Arrangement or the Restructuring, (C) files a motion with the Bankruptcy Court seeking the approval of an Alternative Transaction, or (D) agrees to pursue (including, for the avoidance of doubt, as may be evidenced by a term sheet, letter of intent, or similar document executed by a Company Entity) or publicly announces its intent to pursue an Alternative Transaction;

(vii)            the occurrence of an Event of Default under the DIP Credit Agreement that has not been cured or waived in accordance with the DIP Credit Agreement;

(viii)            the Irish Examiner withdraws the Scheme of Arrangement and applies to the High Court of Ireland for directions pursuant to section 535(1) of the Companies Act 2014 of Ireland;

(ix)            the Bankruptcy Court (or other court of competent jurisdiction) enters an order (A) directing the appointment of an examiner with expanded powers or a trustee in any of the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, (D) terminating any Company Entity’s exclusive right to file and/or solicit acceptances of a plan of reorganization (including the Plan), or (E) the effect of which would render the Plan incapable of consummation on the terms set forth in this Agreement; provided that, with respect to clauses (B) and (C) above, the dismissal or conversion of a case of a Debtor that, at the time of such dismissal, has dormant business activities and a fair market value of less than $250,000 shall not constitute a Funded Debt Creditor Termination Event;

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(x)            leave is granted by the High Court of Ireland pursuant to section 520(5) of the Companies Act 2014 of Ireland permitting a party to commence or continue proceedings against the Parent (or any other Company Entity subject to the protection of the High Court of Ireland) after the commencement of the Irish Examinership Proceedings;

(xi)            the Irish Examiner consents to any action, claim, or step being taken against the Parent (or any other Company Entity subject to the protection of the High Court of Ireland) pursuant to section 520(4) of the Companies Act 2014 of Ireland after the commencement of the Irish Examinership Proceedings;

(xii)            the failure of the Company to timely pay any amount required by this Agreement or the avoidance of any such payments;

(xiii)            any court of competent jurisdiction has entered a judgment or order declaring this Agreement to be unenforceable;

(xiv)            an order is entered by the Bankruptcy Court granting relief from the automatic stay to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure on the same) on any of the Company’s assets (other than with respect to assets having a fair market value of less than $5,000,000 in the aggregate);

(xv)            the Combined Order is reversed or vacated;

(xvi)            the Company terminates this Agreement in accordance with Section 6(b) hereof;

(xvii)            the MDT II terminates this Agreement in accordance with Section 6(c) hereof;

(xviii)            (A) the MDT II breaches the terms of the Revised Deferred Cash Payments Agreement; or (B) the Revised Deferred Cash Payments Agreement are terminated by a party thereto (or are otherwise terminated in accordance with their terms);

(xix)            the Forbearance and Settlement Payment is disgorged, avoided, or otherwise recovered from the members of the Ad Hoc First Lien Group Steering Committee, the Ad Hoc Crossover Group Steering Committee or the Ad Hoc 2025 Noteholder Group;

(xx)            any of the following events (the “Plan Milestones”) have not been achieved, extended, or waived by no later than 11:59 pm New York City time on the dates set forth below, provided that any such time and date may be extended with the consent of the Required Supporting First Lien Term Loan Group Creditors and the Required Supporting Crossover Group Creditors (which consent may be provided by email):

A.	the Company causes solicitation of votes on the Plan to begin no later than August 23, 2023,

B.	the Petition Date occurs no later than August 28, 2023,

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C.	the Debtors’ Plan and Disclosure Statement are filed on or prior to the date that is one (1) Business Day after the Petition Date,

D.	the Plan is confirmed on or prior to the date that is fifty (50) days after the Petition Date, and

E.	the Plan becomes effective on or prior to the date that is ninety (90) days after the Petition Date (the “Plan Effective Date Milestone”); or

(xxi)            any of the following events (together with the Plan Milestones, the “Milestones”) have not been achieved, extended, or waived by no later than 11:59 pm New York City time on the dates set forth below, provided that any such time and date may be extended with the consent of the Required Supporting First Lien Term Loan Group Creditors and the Required Supporting Crossover Group Creditors (which consent may be provided by email):

A.	The Company Entities shall have filed the Postpetition A/R Motion and the DIP Term Loan Motion with the Bankruptcy Court on the Petition Date,

B.	The Company Entities shall have obtained the Bankruptcy Court’s approval of the Interim Postpetition A/R Order and the Interim DIP Order on or before the day that is three (3) Business Days after the Petition Date, and

C.	The Company Entities shall have obtained the Bankruptcy Court’s approval of the Final Postpetition A/R Order and the Final DIP Order on or before the day that is fifty (50) days after the Petition Date.

Notwithstanding the foregoing, this Agreement may not be terminated as to the Supporting Funded Debt Creditors on account of any Funded Debt Creditor Termination Event that is caused by any Supporting Funded Debt Creditor.

b.            Company Termination Events. This Agreement may be terminated as to all Parties (except to the extent otherwise set forth in Sections 6(b)(i) and 6(b)(ii) below) by the Company by the delivery to counsel to all Supporting Parties of a written notice in accordance with Section 23 hereof, upon the occurrence and continuation of any of the following events (each, a “Company Termination Event”):

(i)            the breach in any material respect by Supporting First Lien Creditors or Supporting Second Lien Creditors that would result in non-breaching Supporting First Lien Creditors or Supporting Second Lien Creditors holding less than 67% in outstanding principal amount of First Lien Indebtedness or Second Lien Indebtedness, in each case with respect to any of the affirmative or negative covenants contained in this Agreement or any other obligations of such breaching Supporting First Lien Creditors or such breaching Supporting Second Lien Creditors set forth in this Agreement and which breach remains uncured for a period of ten (10) Business Days after the receipt by the applicable Supporting First Lien Creditor or Supporting Second Lien Creditors from the Company of written notice of such breach, which written notice will set forth in reasonable detail the alleged breach; provided that any such termination by the Company pursuant to this Section 6(b)(i) shall result in the termination of this Agreement solely as to the Supporting First Lien Creditors or the Supporting Second Lien Creditors and not as to the other Supporting Parties; and provided, further, that, the Company may, at its option, terminate this Agreement solely as to any Supporting First Lien Creditor or Supporting Second Lien Creditor that breaches, in any material respect, its affirmative or negative covenants contained in this Agreement or any other obligations of such breaching Supporting First Lien Creditors or Supporting Second Lien Creditors set forth in this Agreement (to the extent breach remains uncured for a period of ten (10) Business Days after receipt by the applicable Supporting First Lien Creditor or Supporting Second Lien Creditor from the Company of written notice of such breach, which written notice will set forth in reasonable detail the alleged breach), whether or not such breach would entitle the Company to terminate this Agreement with respect to all Supporting First Lien Creditors or all Supporting Second Lien Creditors in accordance with this Section 6(b)(i);

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(ii)            any representation or warranty in this Agreement made by any Supporting First Lien Creditors or Supporting Second Lien Creditors shall have been untrue in any material respect when made or, if required to be true on an ongoing basis, shall have become untrue in any material respect, and such breach (a) results in non-breaching Supporting First Lien Creditors or Supporting Second Lien Creditors holding less than 67% in outstanding principal amount of First Lien Indebtedness or Second Lien Indebtedness and (b) remains uncured (to the extent curable) for a period of ten (10) Business Days following the applicable Supporting First Lien Creditors’ or Supporting Second Lien Creditors’ receipt of any notice from the Company pursuant to Section 23 hereof; provided that any such termination by the Company pursuant to this Section 6(b)(ii) shall result in the termination of this Agreement solely as to the Supporting First Lien Creditors or the Supporting Second Lien Creditors and not as to the other Supporting Parties; and provided, further, that, the Company may, at its option, terminate this Agreement solely as to any Supporting First Lien Creditor or Supporting Second Lien Creditor that makes any representation or warranty in this Agreement that shall have been untrue in any material respect when made or, if required to be true on an ongoing basis, shall have become untrue in any material respect, and such breach remains uncured (to the extent curable) for a period of ten (10) Business Days after receipt by the applicable Supporting First Lien Creditor or Supporting Second Lien Creditor from the Company of written notice of such breach, which written notice will set forth in reasonable detail the alleged breach), whether or not such breach would entitle the Company to terminate this Agreement with respect to all Supporting First Lien Creditors or all Supporting Second Lien Creditors in accordance with this Section 6(b)(ii);

(iii)            the breach in any material respect by the MDT II with respect to any of the representations, warranties, or covenants of the MDT II set forth in this Agreement and which breach remains uncured for a period of ten (10) Business Days after the receipt by the MDT II from the Company of written notice of such breach, which written notice will set forth in reasonable detail the alleged breach; provided that any such termination by the Company pursuant to this Section 6(b)(iii) shall result in the termination of this Agreement solely as to the MDT II;

(iv)            the board of directors or managers or similar governing body, as applicable, of any Company Entity determines that continued performance under this Agreement, or any Definitive Documents (including taking any action or refraining from taking any action) would be inconsistent with the exercise of its fiduciary duties, or duties as directors, in each case under applicable law (as reasonably determined by such board or body in good faith after consultation with legal counsel); provided that the Company provides prompt written notice (within two (2) Business Days thereof) to counsel to each of the Supporting Parties of such determination; and provided, further, that to the extent any Supporting Party seeks an expedited hearing to determine if the Company has validly exercised this clause, the Company consents to such expedited hearing, it being understood that all Parties reserve all rights with respect of the underlying relief;

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(v)            the MDT II, the Supporting First Lien Creditors, or the Supporting Second Lien Creditors file any motion, pleading, or related document with the Bankruptcy Court that is inconsistent with this Agreement, the Plan, or the other Definitive Documents (in each case, solely to the extent that the Company has consent rights over such document), and such motion, pleading, or related document has not been withdrawn within ten (10) Business Days of the MDT II, the Supporting First Lien Creditors, or the Supporting Second Lien Creditors, as applicable, receiving written notice in accordance with Section 23 hereof that such motion, pleading, or related document is inconsistent with this Agreement; provided that any such termination by the Company pursuant to this Section 6(b)(v) shall result in the termination of this Agreement only as to the MDT II, the Supporting First Lien Creditors, and/or the Supporting Second Lien Creditors as applicable;

(vi)            the Supporting First Lien Creditors or the Supporting Second Lien Creditors terminate this Agreement in accordance with Section 6(a) hereof;

(vii)            the MDT II terminates this Agreement in accordance with Section 6(c) hereof;

(viii)            the Irish Examiner withdraws the Scheme of Arrangement and applies to the High Court of Ireland for directions pursuant to section 535(1) of the Companies Act 2014 of Ireland;

(ix)            leave is granted by the High Court of Ireland pursuant to section 520(5) of the Companies Act 2014 of Ireland permitting a party to commence or continue proceedings against the Parent (or any other Company Entity subject to the protection of the High Court of Ireland) after the commencement of the Irish Examinership Proceedings;

(x)            the Irish Examiner consents to any action, claim, or step being taken against the Parent (or any other Company Entity subject to the protection of the High Court of Ireland) pursuant to section 520(4) of the Companies Act 2014 of Ireland after the commencement of the Irish Examinership Proceedings;

(xi)            the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of any material portion of the Restructuring or rendering illegal the Plan or any material portion thereof, and either (A) such ruling, judgment, or order has been issued at the request of or with the acquiescence of any Company Entity, or (B) in all other circumstances, such ruling, judgment, or order has not been reversed or vacated within thirty (30) calendar days after such issuance;

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(xii)            the Bankruptcy Court (or other court of competent jurisdiction) enters an order over an objection by the Company pursued in good faith (A) directing the appointment of an examiner with expanded powers or a trustee in any of the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, or (D) the effect of which would render the Plan incapable of consummation on the terms set forth in this Agreement; provided that the Company shall not be entitled to exercise the foregoing termination right to the extent entry of such order was requested by the Company;

(xiii)            the Combined Order is reversed or vacated;

(xiv)            the DIP Facility is terminated in accordance with the DIP Orders;

(xv)            the Bankruptcy Court enters an order denying confirmation of the Plan;

(xvi)            any court of competent jurisdiction has entered a judgment or order declaring this Agreement to be unenforceable; or

(xvii)            any of the Backstop Parties fail to fund the DIP Commitments in accordance with this Agreement.

Notwithstanding the foregoing, this Agreement may not be terminated on account of any Company Termination Event if such Company Termination Event is caused by the Company.

c.            MDT II Termination Events. This Agreement may be terminated by the MDT II, in accordance with the authority under the Trust Agreement, by the delivery to the other Parties of a written notice in accordance with Section 23 hereof, upon the occurrence and continuation of any of the following events (each, a “MDT II Termination Event”):

(i)            the failure of the Company to make the MDT II Settlement Payment to the MDT II prior to the earlier of the Petition Date and September 30, 2023;

(ii)            the breach by any Company Entity of (A) any affirmative or negative covenant contained in this Agreement or (B) any other obligations of such breaching Company Entity set forth in this Agreement, in each case, solely to the extent that the MDT II’s rights are directly and adversely affected in any material respect and which breach remains uncured (to the extent curable) for a period of ten (10) Business Days following the Company’s receipt of any notice pursuant to Section 23 hereof;

(iii)            any Company Entity files any motion, pleading, or related document with the Bankruptcy Court that is inconsistent with this Agreement or the MDT II Definitive Documents (in each case, solely to the extent that the MDT II’s rights are directly and adversely affected), and such motion, pleading, or related document has not been withdrawn within ten (10) Business Days of the Company receiving written notice in accordance with Section 23 hereof that such motion, pleading, or related document is inconsistent with this Agreement;

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(iv)            any Company Entity (A) withdraws the Plan, (B) publicly announces its intention not to support the Plan or the Restructuring, (C) files a motion with the Bankruptcy Court seeking the approval of an Alternative Transaction, or (D) agrees to pursue (including, for the avoidance of doubt, as may be evidenced by a term sheet, letter of intent, or similar document executed by a Company Entity) or publicly announces its intent to pursue an Alternative Transaction, solely to the extent that the MDT II’s rights are materially and adversely affected by the actions set forth in clauses (A) through (D);

(v)            any entity obtains a Final Order finding the MDT II, its trustees, agents, professionals, or beneficiaries liable for the Potential MDT II Chapter 5 Causes of Action (as defined in the Plan);

(vi)            (A) any MDT II Definitive Document filed by the Company or the Irish Examiner directly and adversely affects the MDT II or (B) any of the terms or conditions of any of the MDT II Definitive Documents are waived, amended, supplemented, or otherwise modified in any material respect with respect to the MDT II’s rights under this Agreement without the prior written consent of the MDT II (not to be unreasonably withheld, delayed or conditioned), in each case, which remains uncured for ten (10) Business Days after the receipt by the Company of written notice from MDT II delivered in accordance herewith;

(vii)            any court of competent jurisdiction has entered a judgment or order declaring this Agreement to be unenforceable;

(viii)            the Company terminates this Agreement in accordance with Section 6(b) hereof;

(ix)            the Company has not executed the applicable reimbursement letters with the professionals to the MDT II, which shall be Brown Rudnick LLP, Houlihan Lokey Inc., and Cole Schotz P.C. by the date that is one (1) Business Day after the Agreement Effective Date;

(x)            the Company has not funded the retainers for professionals of the MDT II in the amounts of $350,000 for Brown Rudnick LLP, $300,000 for Houlihan Lokey Inc. and $175,000 for Cole Schotz P.C. by the date that is one (1) Business Day after the Agreement Effective Date, which non-payment remains uncured for a period of one (1) Business Day after the Agreement Effective Date; or

(xi)            the Company has not paid the deferred fee payable to Houlihan Lokey Inc. pursuant to its engagement letter by the date that is one (1) Business Day after the Agreement Effective Date, which non-payment remains uncured for a period of one (1) Business Day after the Agreement Effective Date.

Notwithstanding the foregoing, this Agreement may not be terminated as to the MDT II on account of any MDT II Termination Event that is caused by the MDT II.

d.            Mutual Termination. This Agreement may be terminated, as to all Parties, in writing by mutual agreement of (i) the Company Entities, (ii) the Required Supporting First Lien Term Loan Group Creditors, (iii) the Required Supporting Crossover Group Creditors, (iv) the Required Supporting 2025 Noteholder Group Creditors, and (v) the MDT II in accordance with the authority under the Trust Agreement.

e.            Automatic Termination. This Agreement shall terminate automatically without any further required action or notice upon the Plan Effective Date.

f.            Individual Termination.

(i)                Any  individual Supporting Crossover Group Creditor may terminate this Agreement, as to itself only, by the delivery to counsel to the Company and the other Supporting Parties of a written notice in accordance with Section 23 hereof, in the event that (v) the Company has not transferred to Kroll the Forbearance and Settlement Payment by the date that is one (1) Business Day after the Agreement Effective Date in accordance with Section 5(a)(xx)(B) hereof, which non-payment remains uncured for a period of one (1) Business Day after the Agreement Effective Date; (w) Kroll has not confirmed the transfer of the Forbearance and Settlement Payment to the individual Supporting Crossover Group Creditor by two (2) Business Days after the Agreement Effective Date; (x) the individual Supporting Crossover Group Creditor has not received its Forbearance and Settlement Payment and the Petition Date has occurred; (y) the Company has not paid the First Lien Notes Indenture Trustee the Remaining 2028 First Lien Notes Interest Payment by the date that is one (1) Business Day after the Agreement Effective Date in accordance with Section 5(a)(xx)(C) hereof, which non-payment remains uncured for a period of one (1) Business Day after the Agreement Effective Date; or (z) upon ten (10) days’ notice, any waiver, modification, amendment or supplement of this Agreement and the exhibits hereto, or any Definitive Document after such Definitive Document is filed with the Bankruptcy Court, without giving effect to the unique circumstances specifically applicable to such individual Supporting Crossover Group Creditor, materially adversely affects its (A) recovery under the 2028 First Lien Notes Makewhole Settlement or (B) recovery or treatment of the Second Lien Claims under the Plan or any other Funded Debt Definitive Documents, in each case, without such individual Supporting Crossover Group Creditor’s consent (each such event, an “Individual Supporting Crossover Group Creditor Termination Event”); provided, that such individual Supporting Crossover Group Creditor shall not object to the Company’s efforts to seek an expedited hearing to adjudicate whether an Individual Supporting Crossover Group Creditor Termination Event has occurred.

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(ii)                Any individual Supporting 2025 Noteholder Group Creditor may terminate this Agreement, as to itself only, by the delivery to counsel to the Company and the other Supporting Parties of a written notice in accordance with Section 23 hereof, in the event that (A) the Company has not transferred to Kroll the Forbearance and Settlement Payment by the date that is one (1) Business Day after the Agreement Effective Date in accordance with Section 5(a)(xx)(B) hereof, which non-payment remains uncured for a period of one (1) Business Day after the Agreement Effective Date; (B) Kroll has not confirmed the transfer of the Forbearance and Settlement Payment to the individual Supporting 2025 Noteholder Group Creditor by two (2) Business Days after the Agreement Effective Date; (C) the individual Supporting 2025 Noteholder Group Creditor has not received its Forbearance and Settlement Payment and the Petition Date has occurred; or (D) the Company has not paid the First Lien Notes Indenture Trustee the Remaining 2028 First Lien Notes Interest Payment by the date that is one (1) Business Day after the Agreement Effective Date in accordance with Section 5(a)(xx)(C) hereof, which non-payment remains uncured for a period of one (1) Business Day after the Agreement Effective Date; (each such event, an “Individual 2025 Noteholder Group Creditor Termination Event”); provided, that such individual Supporting 2025 Noteholder Group Creditor shall not object to the Company’s efforts to seek an expedited hearing to adjudicate whether an Individual 2025 Noteholder Group Creditor Termination Event has occurred.

(iii)                Any individual Supporting First Lien Term Loan Group Creditor may terminate this Agreement, as to itself only, by the delivery to counsel to the Company and the other Supporting Parties of a written notice in accordance with Section 23 hereof, in the event that (A) the Company has not transferred to Kroll the Forbearance and Settlement Payment by the date that is one (1) Business Day after the Agreement Effective Date in accordance with Section 5(a)(xx)(B) hereof, which non-payment remains uncured for a period of one (1) Business Day after the Agreement Effective Date; (B) Kroll has not confirmed the transfer of the Forbearance and Settlement Payment to the Supporting First Lien Term Loan Group Creditor by two (2) Business Days after the Agreement Effective Date; (C) the individual Supporting First Lien Term Loan Group Creditor has not received its Forbearance and Settlement Payment and the Petition Date has occurred; or (D) the Company has not paid the First Lien Notes Indenture Trustee the Remaining 2028 First Lien Notes Interest Payment by the date that is one (1) Business Day after the Agreement Effective Date in accordance with Section 5(a)(xx)(C) hereof, which non-payment remains uncured for a period of one (1) Business Day after the Agreement Effective Date; (each such event, an “Individual First Lien Term Loan Group Creditor Termination Event”); provided, that such individual Supporting First Lien Term Loan Group Creditor shall not object to the Company’s efforts to seek an expedited hearing to adjudicate whether an Individual First Lien Term Loan Group Creditor Termination Event has occurred.

g.            Effect of Termination. Subject to Section 23, upon a termination of this Agreement as to all Parties, this Agreement shall forthwith become null and void and of no further force or effect as to any Party, and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions that it would have been entitled to take had it not entered into this Agreement; provided that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder that arose prior to the date of such termination or any obligations hereunder that expressly survive termination of this Agreement under Section 18 hereof. Subject to Section 23, upon such termination, any and all consents, agreements, undertakings, waivers, forbearances, votes, or ballots tendered by the Parties before such termination shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by any of the Parties in connection with the Chapter 11 Cases.

h.            Automatic Stay. The Company Entities acknowledge that, after the commencement of the Chapter 11 Cases, the giving of notice of default or termination by any other Party pursuant to this Agreement shall not be a violation of the automatic stay under section 362 of the Bankruptcy Code, and the Company Entities hereby waive, to the fullest extent permitted by law, the applicability of the automatic stay as it relates to any such notice being provided; provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

7.            Representations and Warranties.

a.            Each Party, severally and not jointly, represents and warrants to the other Parties that the following statements are true, correct, and complete as of the date hereof (or as of the date a Supporting Party becomes a party hereto):

(i)            (A) such Party (I) is validly existing and, to the extent applicable, is in good standing under the laws of its jurisdiction of incorporation or organization, (II) has all requisite corporate, partnership, limited liability company, governmental, or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder (other than, in the case of the Company, any required approvals or authorizations of the Bankruptcy Court and of the High Court of Ireland), and (B)  the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership, governmental, or other similar action on its part (other than, in the case of the Company, any required approvals or authorizations of the Bankruptcy Court and of the High Court of Ireland);

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(ii)            the execution, delivery, and performance by such Party of this Agreement does not and will not (A) violate any provision of law, rule, or regulation applicable to it, its charter, its constitution, or its bylaws (or other similar governing documents) in any material respect, or (B) conflict with, result in a breach of, or constitute a default under any material contractual obligation to which it is a party in any material respect (provided, however, that with respect to the Company, it is understood that commencing the Chapter 11 Cases may result in a breach of or constitute a default under such obligations);

(iii)            the execution, delivery, and performance by such Party of this Agreement does not and will not require any registration or filing with, consent, or approval of, or notice to, or other action, with or by, any federal, state, or governmental authority or regulatory body, except such registrations or filings, consents, approvals, notices, or other actions as may be necessary and/or required by the Bankruptcy Court or this Agreement;

(iv)            this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court; and

(v)            except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

b.            Each Supporting Funded Debt Creditor, severally (and not jointly), represents and warrants to the Company that, as of the date hereof (or as of the date such Supporting Funded Debt Creditor becomes a party hereto), such Supporting Funded Debt Creditor:

(i) (A) is or, after taking into account the settlement of any pending assignments or trades of Claims, will be the beneficial owner of (or investment manager, advisor, or subadvisor to one or more beneficial owners of) the aggregate outstanding principal amount of Claims (which, for the avoidance of doubt, shall exclude any interest, prepayment premium or other premium) set forth besides its name on its signature page hereto (or below its name on the signature page of a Joinder Agreement for any Supporting Funded Debt Creditor that becomes a Party hereto after the date hereof) and that such Claims represent all Claims of which it is the beneficial owner (or investment manager, advisor, or subadvisor to one or more beneficial owners), (B) has or, after taking into account the settlement of any pending assignments or trades of Claims, will have, with respect to the beneficial owners of such Claims (as may be set forth on a schedule to such Supporting Funded Debt Creditor’s signature page hereto), (I) sole investment or voting discretion (including any such discretion delegated to its investment advisor) with respect to such Claims, (II) full power and authority to vote on and consent to matters concerning such Claims, or to exchange, assign, and transfer such Claims, and (III) full power and authority to bind or act on the behalf of, such beneficial owners, and (C) such Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind, that would prevent in any way such Supporting Funded Debt Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; provided that, notwithstanding anything to the contrary herein, the Supporting Funded Debt Creditors that are entering into this Agreement by an undersigned investment manager and/or investment advisor shall not be deemed to have breached this Agreement as a result of any swap, borrowing, hypothecation or re-hypothecation of the First Lien Notes or Second Lien Notes; and

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(ii) (A) is either (I) a qualified institutional buyer as defined in Rule 144A of the Securities Act of 1933, as amended (the “the Securities Act”), (II) not a U.S. person (as defined in Regulation S of the Securities Act), or (III) an institutional accredited investor (as defined in the Rules), (B) acknowledges that any securities acquired by such Supporting Funded Debt Creditor in connection with the Restructuring will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act, (C) understands that the securities contemplated by this Agreement and the Restructuring have not been, and are not contemplated to be, registered under the Securities Act and may not be resold without registration under the Securities Act except pursuant to a specific exemption from the registration provisions of the Securities Act, and (D) is not acquiring the securities contemplated by this Agreement and the Restructuring as a result of any advertisement, article, notice or other communication regarding such securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

c.            The MDT II represents and warrants to the Company that, as of the date hereof, (i) the MDT II Trustees have the authority to (A) execute this Agreement on the behalf of the MDT II, (B) memorialize the Revised Opioid Deferred Cash Payments Terms on behalf of the MDT II, and (C) effectuate the amendments to and modification of the Deferred Cash Payments provided by the Revised Opioid Deferred Cash Payments; (ii) the MDT II constitutes a Supporting Party hereunder; (iii) the MDT II has sole and full power and authority to vote and consent to the matters concerning all Company Claims/Interests held by the MDT II; and (iv) the MDT II is deemed to have made the representations and warranties set forth in Section 7(a) above as of the execution of this Agreement. This Agreement shall constitute the legally valid and binding obligation of the MDT II, enforceable in accordance with its terms.

8.            Company Fiduciary Duties.

a.            Notwithstanding anything to the contrary herein, nothing in this Agreement shall require a Company Entity or the board of directors, board of managers, or similar governing body of a Company Entity, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring to the extent taking or failing to take such action would be inconsistent with applicable law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 8 shall not be deemed to constitute a breach of this Agreement (other than solely for the purpose of establishing the occurrence of an event that may give rise to a termination right). The Company shall give prompt written notice to the Supporting Parties of any determination made in accordance with this subsection. This subsection shall not impede any Party’s right to terminate this Agreement pursuant to Section 6 of this Agreement.

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9.            No Additional Fiduciary Duties. Notwithstanding anything to the contrary herein, nothing in this Agreement shall create any additional fiduciary obligations on the part of the Company or the Supporting Parties, or any members, partners, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents or other representatives of the same or their respective affiliated entities, in such person’s capacity as a member, partner, manager, managing member, officer, director, employee, advisor, principal, attorney, professional, accountant, investment banker, consultant, agent or other representative of such Party or its affiliated entities, that such entities did not have prior to the execution of this Agreement. For the avoidance of doubt, nothing in this Agreement shall (i) impair or waive the rights of the Company to assert or raise any objection permitted under this Agreement in connection with the Restructuring, (ii) prevent the Company or the Supporting Funded Debt Creditors from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement, (iii) prevent any Company Entity from exercising its rights or acting in accordance with Sections 5(b)(iv), 8 (“Company Fiduciary Duties”), and 10 (“MDT II Fiduciary Duties”) hereof, or (iv) prevent any Company Entity from complying with all local laws, including with respect to fiduciary duties, applicable to a foreign or domestic Company Entity or such entity’s directors and officers.

10.            MDT II Fiduciary Duties. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the MDT II Trustees, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring to the extent taking or failing to take such action would be inconsistent with applicable law or their fiduciary obligations in their capacities as the MDT II Trustees under applicable Law, and any such action or inaction pursuant to this Section 10 shall not be deemed to constitute a breach of this Agreement (other than solely for the purpose of establishing the occurrence of an event that may give rise to a termination right). The MDT II Trustees shall give prompt written notice to the Company, the Supporting First Lien Creditors, and the Supporting Second Lien Creditors of any determination made in accordance with this subsection. This subsection shall not impede any Party’s right to terminate this Agreement pursuant to Section 6 of this Agreement.

11.            Filings and Public Statements. On a professional eyes only basis, the Company shall (a) submit to counsel to the Ad Hoc First Lien Term Loan Group, the Ad Hoc 2025 Noteholder Group, the Ad Hoc Crossover Group, and the MDT II, drafts of any press releases, public documents, and any and all filings with the U.S. Securities and Exchange Commission (the “SEC”), the Bankruptcy Court, or otherwise that disclose the material business and financial performance of the Company, materially adverse events concerning the Company, the entry by the Company into any material definitive agreement or the status and progress of the Restructuring at least two (2) Business Days or as soon as reasonably practicable prior to making any such disclosure(b) afford such counsel a reasonable opportunity under the circumstances to comment on any such documents and disclosures that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement and (c) consider any such comments in good faith; provided that the Company shall not include the name of any Supporting Funded Debt Creditor or its holdings in a press release or any other public filing without the express written consent (email being sufficient) of such creditor unless such disclosure is required by applicable law. Except as required by law or otherwise permitted under the terms of any other agreement between the Company, on the one hand, and any Supporting Party, on the other hand, no Party or its advisors (including counsel to any Party) shall disclose (including via a filing with the Bankruptcy Court or a filing with the SEC) to any person (including other Supporting Parties) other than the Company and the Company’s advisors, the identity of and principal amount or percentage of any Company Claims/Interests or any other securities of or Claims against the Company held by any Party, in each case, without such Party’s prior written consent; provided that (i) if such disclosure is required by law or otherwise reasonably necessary to enforce this Agreement, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Party a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure (including by way of a protective order) (the expense of which, if any, shall be borne by the relevant disclosing Party) and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Company Claims/Interests held by all the Supporting Parties collectively. Any public filing of this Agreement, with the Bankruptcy Court, the SEC or otherwise, shall not include the executed signature pages to this Agreement except to the extent required by applicable law or, with respect to the signature pages executed by any Supporting Funded Debt Creditor, with such creditor’s express written consent (email being sufficient). Nothing contained herein shall be deemed to waive, amend or modify the terms of any confidentiality or non-disclosure agreement between the Company and any Supporting Party.

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12.            Amendments and Waivers.

a.            This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 12.

b.            During the Support Period, this Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended, or supplemented except in a writing signed by the Company, the Required Supporting First Lien Term Loan Group Creditors and the Required Supporting Crossover Group Creditors, and the MDT II; provided that: (i) any waiver, modification, amendment, or supplement to Section 6(e) (“Automatic Termination”), Section 6(f) (“Individual Supporting Crossover Group Creditor Termination”), Section 6(g) (“Effect of Termination”), Section 7(a) (“Party Representations and Warranties”), Section 7(b) (“Supporting Funded Debt Creditor Representations and Warranties”), Section 7(c) (“MDT II Representations and Warranties”); Section 8 (“Company Fiduciary Duties”), Section 9 (“No Additional Fiduciary Duties”), Section 10 (“MDT II Fiduciary Duties”), Section 12(a) and (b)  (“Amendments and Waivers”), Section 20 (“No Third-Party Beneficiaries”), Section 24 (“Reservation of Rights; No Admission”), or Section 25 (“Relationship Among the Supporting Parties”) shall require the prior written consent of each Supporting Party; (ii) any waiver, modification, amendment, or supplement to the definitions of “Required Supporting First Lien Term Loan Group Creditors”, “Required Supporting 2025 Noteholder Group Creditors” and “Required Supporting Crossover Group Creditors” or any defined terms used in such definitions shall require the prior written consent of each applicable Supporting Party that is a member of such constituencies; (iii) any waiver, modification, amendment or supplement requiring any Supporting Party to fund any new money investment (other than as expressly contemplated hereby), including in any Mallinckrodt entity, may not be made without the prior written consent of such Supporting Party; (iv) any waiver, modification, amendment, or supplement to Section 6(d) (“Mutual Termination”) shall be in writing signed by the Company, First Lien Creditors holding more than 50% in outstanding principal amount of the First Lien Indebtedness, which shall include more than 50% in outstanding principal amount of the First Lien Term Loans and more than 50% in outstanding principal amount of the 2025 First Lien Notes, Second Lien Creditors holding more than 50% in outstanding principal amount of the Second Lien Indebtedness, and the MDT II in accordance with the authority under the Trust Agreement; (v) notwithstanding anything to the contrary herein, any waiver, modification, amendment, or supplement to the definitions of “Plan Milestones” and “Milestones” shall only require the prior written consent of the Company, the Required Supporting First Lien Term Loan Group Creditors and the Required Supporting Crossover Group Creditors other than an extension of the Plan Effective Date Milestone for more than 120 days from the Petition Date, which shall also require the prior written consent of the Required Supporting 2025 Noteholder Group Creditors; and (vi) notwithstanding anything to the contrary herein, any waiver, modification, amendment or supplement to the rights and obligations of any Backstop Parties under Section 4(b) (including the DIP Term Sheet for purposes of determining the rights and obligations of the Company and the Backstop Parties under Section 4(b)) shall require only the prior written consent of the Company and such Backstop Party.

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c.            Amendments to any Definitive Document following the effectiveness thereof shall be governed as set forth in such Definitive Document. Any consent or waiver required to be provided pursuant to this Section 12 may be delivered by email from counsel. Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 12 shall be ineffective and void ab initio.

13.            Forbearance.

a.            The Forbearance Agreements are hereby amended such that the “Forbearance Period” under each of them shall continue to remain in full force and effect notwithstanding any earlier termination date stated therein as long as this Agreement does not terminate, it being agreed that the entry into the Forbearance Agreements by the Supporting Funded Debt Creditors and their continuation hereunder constitutes material consideration given by the Supporting Funded Debt Creditors to the Company in exchange for the consideration and other agreements by the Company provided for by this Agreement. For the avoidance of doubt, nothing in this Section 13 shall restrict or limit such agents, trustees, or other representatives from taking any action permitted or required to be taken hereunder for the purposes of consummating the Restructuring, including pursuant to any Definitive Document.

14.            Certain Tax Matters.

a.            The Debtors and the Supporting Parties shall cooperate in good faith to structure the Restructuring and related transactions in a tax-efficient manner, both on a U.S. and non-U.S. basis.

b.            The Supporting Funded Debt Creditors and the Company agree that solely for U.S. federal and applicable state and local income tax purposes, the payment of the Forbearance and Settlement Payment to the Ad Hoc First Lien Group Steering Committee, the Ad Hoc Crossover Group Steering Committee and the Ad Hoc 2025 Noteholder Group shall be treated, respectively, as a payment on the instrument in respect of the First Lien Claims and the Second Lien Claims (as applicable) and in respect of the forbearance of respective rights and remedies (including any litigations or appeals relating to any premiums or make-whole amounts) under the applicable documents governing the First Lien Claims and the Second Lien Claims, in each case, held by the Ad Hoc First Lien Group Steering Committee, the Ad Hoc Crossover Group Steering Committee and the Ad Hoc 2025 Noteholder Group (as applicable) (the “Intended Tax Treatment”); provided that nothing herein shall be for Claim calculation purposes. To the extent required to do so, the Supporting Funded Debt Creditors and the Company agree to file all tax returns in a manner consistent with the Intended Tax Treatment and to take no position inconsistent with the Intended Tax Treatment, except as otherwise required by a change in applicable law or pursuant to a final determination as described in Section 1313(a) of the U.S. Internal Revenue Code of 1986, as amended; provided, however, that nothing contained herein shall prevent a Supporting Funded Debt Creditor or the Company (or any of its affiliates) from settling any proposed tax deficiency or adjustment by any governmental authority based upon or arising out of the Intended Tax Treatment, and no such Supporting Funded Debt Creditor or the Company shall be required to litigate before any court any proposed tax deficiency or adjustment by any governmental authority challenging the Intended Tax Treatment.

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15.            Effectiveness. This Agreement shall become effective and binding on the Parties on the Agreement Effective Date, and not before such date. This Agreement shall be effective from the Agreement Effective Date until validly terminated pursuant to the terms of this Agreement. To the extent that a Supporting Party holds, as of the date hereof or at any time thereafter, multiple Claims, such Supporting Party shall be deemed to have executed this Agreement in respect of all of its Claims, whenever acquired or owned.

16.            Governing Law; Jurisdiction; Waiver of Jury Trial.

a.            This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without giving effect to the conflicts of law principles thereof.

b.            Each of the Parties irrevocably agrees that, for so long as the Chapter 11 Cases are pending, any legal action, suit, or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns shall be brought and determined in the Bankruptcy Court, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding. Otherwise, each of the Parties agrees that any such legal action, suit, or proceeding shall be brought and determined in any federal or state court in the Borough of Manhattan, the City of New York and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the courts described above, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree, or award rendered by any such court as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Subject to the foregoing, each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim, or otherwise, in any proceeding arising out of or relating to this Agreement, (A) any Claim that it is not personally subject to the jurisdiction of the courts as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise), and (C) that (I) the proceeding in any such court is brought in an inconvenient forum, (II) the venue of such proceeding is improper, or (III) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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c.            EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

17.            Specific Performance/Remedies.

a.            The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur if any provision of this Agreement were not performed in accordance with the terms hereof or was otherwise breached and that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof (in each case, without the necessity of posting any bond or other security and without proof of actual damages), in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity.  No right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law, or in equity.

b.            Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover on the basis of anything in this Agreement, any punitive, special, indirect or consequential damages or damages for lost profits, in each case against any other Party to this Agreement.

18.            Survival. Notwithstanding any Transfer of any Claims against or Interests in the Company in accordance with Section 4(c) hereof or the termination of this Agreement pursuant to Section 6 hereof, the agreements and obligations of the Parties set forth in the following Sections: 6(g), 16, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 28, and 29 hereof (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof; provided that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

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19.            Headings. The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

20.            No Third-Party Beneficiaries; Successors and Assigns; Severability; Several Obligations. This Agreement is intended to bind and inure solely to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, and administrators and, save for such other persons or entities expressly stated or referred to herein, no other person or entity shall be a third-party beneficiary hereof; provided that nothing contained in this Section 20 shall be deemed to permit Transfers of interests in any Claims other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any person or entity or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations, and obligations of the Parties are, in all respects, several and neither joint nor joint and several. For the avoidance of doubt, the obligations arising out of this Agreement are several and not joint with respect to each Supporting Party, in accordance with its proportionate interest hereunder, and the Parties agree not to proceed against any Supporting Party for the obligations of another.

21.            Prior Negotiations; Entire Agreement. This Agreement, including the exhibits and schedules hereto (including the Plan), constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and each Supporting Party shall continue in full force and effect in accordance with its terms. For the avoidance of doubt, the Trust Agreement, as may be amended or modified from time to time, is an independent agreement that does not form part of this Agreement.

22.            Counterparts; Email Consent. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile, electronic mail, or otherwise, which shall be deemed to be an original for the purposes of this paragraph. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

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23.            Notices. All notices hereunder shall be given by electronic mail, certified mail (return receipt requested), or courier to, and shall be deemed effective when actually received by, the following addresses:

a.	If to the Company, to:

Mallinckrodt plc
College Business & Technology Park
Cruiserath Road
Blanchardstown, Dublin
Dublin 15
	Attention:	Mark Tyndall

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
	Attention:	George Davis
Anupama Yerramalli
Randall Weber-Levine

– and –

Latham & Watkins LLP
330 North Wabash, Suite 2800
Chicago, IL 60611
	Attention:	Jason Gott

– and –

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
	Attention:	Philip Mindlin
Victor Goldfeld
Neil (Mac) M. Snyder

54

b.            If to a Supporting First Lien Creditor or a transferee thereof, to the addresses set forth below each Supporting First Lien Creditor’s signature to this Agreement (if any), as the case may be, and if such Supporting First Lien Creditor is a member of the Ad Hoc First Lien Term Loan Group, with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166-0193
Attention:	Scott J. Greenberg
Michael J. Cohen

c.            If to a Supporting First Lien Creditor, a Supporting Second Lien Creditor, or a transferee thereof, to the addresses set forth below each Supporting First Lien Creditor’s or Supporting Second Lien Creditor’s signature to this Agreement (if any), as the case may be, and if such Supporting First Lien Creditor or Supporting Second Lien Creditor is a member of the Ad Hoc Crossover Group, with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	Andrew N. Rosenberg
Alice B. Eaton

d.            If to a Supporting First Lien Creditor or a Supporting Second Lien Creditor, to the addresses set forth below each Supporting First Lien Creditor’s or Supporting Second Lien Creditor’s signature to this Agreement (if any), as the case may be, and if such Supporting First Lien Creditor or Supporting Second Lien Creditor is a member of the Ad Hoc Crossover Group represented by S&C, with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	James L. Bromley
Ari B. Blaut
Benjamin S. Beller

55

e.            If to a Supporting First Lien Creditor or a transferee thereof, to the addresses set forth below each Supporting First Lien Creditor’s signature to this Agreement (if any), as the case may be, and if such Supporting First Lien Creditor is a member of the Ad Hoc 2025 Noteholder Group, with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Ave
New York, New York 10017
Attention:	Darren S. Klein
Aryeh E. Falk

f.		If to the MDT II, to:

Opioid Master Disbursement Trust II
c/o Brown Rudnick LLP
7 Times Square
New York, New York 11036
	Attention:	David J. Molton
Jane Motter
General Counsel

g.		If to the MDT II Trustees, to:

Jennifer E. Peacock
Michael Atkinson
Anne Ferazzi

with a copy (which shall not constitute notice) to:

Brown Rudnick LLP
7 Times Square
New York, New York 11036
	Attention:	David J. Molton
Steven D. Pohl

24.            Reservation of Rights; No Admission.

a.            Nothing contained herein shall (i) limit the ability of any Party to consult with other Parties; or (ii) limit the ability of any Supporting Party to sell or enter into any transactions in connection with the Claims, or any other claims against or interests in the Company, subject to the terms of this Agreement; or (iii) constitute a waiver or amendment of any provision of any applicable credit agreement or indenture or any agreements executed in connection with such credit agreement or indenture. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in any bankruptcy case filed by the Company.

56

b.            Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in any bankruptcy case filed by the Company or any of its affiliates and subsidiaries. This Agreement is part of an integrated and non-severable proposed settlement of matters that could otherwise be the subject of litigation among the Parties. If the Restructuring is not consummated, or if this Agreement is terminated as to all Parties for any reason, the Parties fully reserve any and all of their rights, including the Supporting Funded Debt Creditors’ rights as to the amounts of the 2025 First Lien Notes Makewhole Claim and the 2028 First Lien Notes Makewhole Claim. If this Agreement is terminated as to any Party or group individually, such Party or group fully reserves any and all of their rights. Pursuant to Rule 408 of the Federal Rule of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

25.            Relationship Among the Supporting Parties. It is understood and agreed that no Supporting Party has any fiduciary duty, duty of trust or confidence in any kind or form with any other Supporting Party, the Company, or any other stakeholder of the Company and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Supporting Party may trade in the Claims and Interests of the Company without the consent of the Company or any other Supporting Party, subject to applicable securities laws, the terms of this Agreement, and any Confidentiality Agreement entered into with the Company; provided that no Supporting Party shall have any responsibility for any such trading by any other Person by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Supporting Parties shall in any way affect or negate this understanding and agreement.

26.            No Solicitation; Representation by Counsel; Adequate Information.

a.            This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Plan in the Chapter 11 Cases. The acceptances of the Supporting Parties with respect to the Plan will not be solicited until such Supporting Parties have received the Disclosure Statement and related ballots and solicitation materials.

b.            Each Party acknowledges for the benefit of the other Parties and their respective advisors that it, or its advisors, has had an opportunity to receive information from the Company and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. Each Supporting Party hereby further confirms for the benefit of the other Parties and their respective advisors that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company, and without reliance on any statement of any other Party (or such other Party’s financial, legal or other professional advisors), other than such express representations and warranties of the Company set forth in Section 7.

57

27.            Fees and Expenses. Within five (5) Business Days following receipt of an invoice and pursuant to the DIP Orders (and subject to any limitations set forth therein), the Company shall pay all reasonable and documented fees and out-of-pocket expenses of the following professionals, in each case, that are due and owing after receipt of applicable invoices with non-privileged summaries of services rendered, without any requirement for the filing of fee or retention applications in the Chapter 11 Cases (regardless of whether such fees and expenses were incurred before or after the Petition Date and, in each case, in accordance with any applicable engagement letter or fee reimbursement letter with the Company), with any balance(s) paid on the Plan Effective Date:

a.            (i) primary counsel to the Ad Hoc First Lien Term Loan Group, which shall be Gibson Dunn, (ii) one financial advisor to the Ad Hoc First Lien Term Loan Group, which shall be Evercore, (iii) one Delaware local counsel, and (iv) one Irish local counsel to represent the Ad Hoc First Lien Term Loan Group’s interests in the Chapter 11 Cases or to effectuate the Restructuring;

b.            (i) primary counsel to the Ad Hoc 2025 Noteholder Group, which shall be Davis Polk, (ii) primary counsel to the appellants in those certain pending appeals before the United States District Court for the District of Delaware related to the Company, Quinn Emanuel, (iii) Delaware counsel to represent the Ad Hoc 2025 Noteholder Group’s interests in the Chapter 11 Cases or to effectuate the Restructuring, which shall be Morris, Nichols, Arsht & Tunnell LLP, and (iv) Delaware counsel to the appellants in those certain pending appeals before the United States District Court for the District of Delaware related to the Company, Sullivan Hazeltine Allinson LLC, not to exceed in the aggregate for all such fees and out of pocket expenses accrued under clauses (i) through (iv), $100,000 per month from the Petition Date to the date on which the Combined Order is entered and $75,000 per month for each month thereafter (with any unused amounts per month carrying forward for use in future months);

c.            (i) primary counsel to the Ad Hoc Crossover Group, which shall be Paul, Weiss, (ii) one financial advisor to the to the Ad Hoc Crossover Group, which shall be Perella, (iii) counsel to certain Holders of Claims in the Ad Hoc Crossover Group, S&C, and (iv) one Delaware local counsel which shall be Landis Rath & Cobb LLP, and (v) one Irish local counsel which shall be Matheson LLP, to represent the Ad Hoc Crossover Group’s interests in the Chapter 11 Cases or to effectuate the Restructuring;

d.            any such other advisors subject to the consent of the Company (not to be unreasonably withheld), solely to the extent (i) necessary and appropriate to represent the collective interests of the Ad Hoc First Lien Term Loan Group, the Ad Hoc 2025 Noteholder Group, and the Ad Hoc Crossover Group and (ii) the services provided by such advisors are not duplicative of the advisors set forth in clauses (a) through (c); and

e.            (i) primary counsel to the MDT II, which shall be Brown Rudnick LLP, (ii) Delaware local counsel to the MDT II, which shall be Cole Schotz P.C., and (iii) one financial advisor to the MDT II, which shall be Houlihan Lokey, Inc., it being understood in each case of the professionals in this clause (d) that their fees and expenses will not be paid during the Chapter 11 Cases and any fees and expenses in excess of the retainers funded to such professionals in accordance with this Agreement will be paid in connection with the Plan Effective Date in accordance with the Plan; provided, that to the extent that the Company terminates this Agreement under Section 6(b), the Company’s reimbursement obligations under this Section 27 shall survive with respect to any and all fees and expenses incurred on or prior to the date of termination. In furtherance of the foregoing, the Company shall pay any accrued but unpaid amounts owing under such engagement letter and/or fee reimbursement letters to the extent required under the terms thereof upon the termination of this Agreement but shall not be responsible for any fees and expenses incurred after termination of this Agreement (other than termination of this Agreement as a result of the occurrence of the Plan Effective Date).

58

28.            Enforceability of Agreement. The Parties hereby acknowledge and agree: (a) that the provision of any notice or exercise of termination rights under this Agreement is not prohibited by the automatic stay provisions of the Bankruptcy Code, (b) each of the Parties to the extent enforceable waives any right to assert that the exercise of any rights or remedies under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising any rights or remedies under this Agreement to the extent the Bankruptcy Court determines that such relief is required, (c) that they shall not take a position to the contrary of this Section 28 in the Bankruptcy Court or any other court of competent jurisdiction, and (d) they will not initiate, or assert in, any litigation or other legal proceeding that this Section 28 is illegal, invalid or unenforceable, in whole or in part.

29.            Conflicts. In the event of any conflict among the terms and provisions of this Agreement and of the Plan, the terms and provisions of the Plan shall control.

30.            Public/Private Status. As of the Agreement Effective Date, the collective intention of the Required Supporting First Lien Term Loan Group Creditors, the Required Supporting Crossover Group Creditors, and the Required Supporting 2025 Noteholder Group Creditors is that the New Common Equity will not be listed on a securities exchange following the Plan Effective Date; provided, however, if the Company, the Required Supporting First Lien Term Loan Group Creditors, the Required Supporting Crossover Group Creditors and the Required Supporting 2025 Noteholder Group Creditors determine that the New Common Equity should remain listed on a securities exchange, then the Debtors shall file an amended Plan and Disclosure Statement by September 6, 2023 reflecting such determination.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers or other authorized persons, solely in their respective capacity as officers or other authorized persons of the undersigned and not in any other capacity, as of the date first set forth above.

[Signature pages follow]

59

[Signature Pages]

[Signature Page to Restructuring Support Agreement]

Annex 1

Company Entities

1.	Mallinckrodt plc	39.	Mallinckrodt LLC
2.	Acthar IP Unlimited Company	40.	Mallinckrodt UK Ltd
3.	IMC Exploration Company	41.	MCCH LLC
4.	Infacare Pharmaceutical Corporation	42.	MEH, Inc.
5.	INO Therapeutics LLC	43.	MHP Finance LLC
6.	Ludlow LLC	44.	MKG Medical UK Ltd.
7.	MAK LLC	45.	MNK 2011 LLC
8.	Mallinckrodt APAP LLC	46.	MUSHI UK Holdings Limited
9.	Mallinckrodt ARD Finance LLC	47.	Ocera Therapeutics, Inc.
10.	Mallinckrodt ARD Holdings Inc.	48.	Petten Holdings Inc.
11.	Mallinckrodt ARD Holdings Limited	49.	SpecGx Holdings LLC
12.	Mallinckrodt ARD IP Unlimited Company	50.	SpecGx LLC
13.	Mallinckrodt ARD LLC	51.	ST Operations LLC
14.	Mallinckrodt Brand Pharmaceuticals LLC	52.	ST Shared Services LLC
15.	Mallinckrodt Buckingham Unlimited Company	53.	ST US Holdings LLC
16.	Mallinckrodt CB LLC	54.	ST US Pool LLC
17.	Mallinckrodt Critical Care Finance LLC	55.	Stratatech Corporation
18.	Mallinckrodt Enterprises Holdings, Inc.	56.	Sucampo Holdings Inc.
19.	Mallinckrodt Enterprises LLC	57.	Sucampo Pharma Americas LLC
20.	Mallinckrodt Enterprises UK Limited	58.	Sucampo Pharmaceuticals LLC
21.	Mallinckrodt Equinox Finance LLC	59.	Therakos, Inc.
22.	Mallinckrodt Hospital Products Inc.	60.	Vtesse LLC
23.	Mallinckrodt Hospital Products IP Unlimited Company	61.	WebsterGx Holdco LLC
24.	Mallinckrodt International Finance S.A.
25.	Mallinckrodt International Holdings S.à r.l.
26.	Mallinckrodt IP Unlimited Company
27.	Mallinckrodt Lux IP S.à r.l.
28.	Mallinckrodt Manufacturing LLC
29.	Mallinckrodt Pharma IP Trading Unlimited Company
30.	Mallinckrodt Pharmaceuticals Ireland Limited
31.	Mallinckrodt Pharmaceuticals Limited
32.	Mallinckrodt Quincy S.à r.l.
33.	Mallinckrodt UK Finance LLP
34.	Mallinckrodt US Holdings LLC
35.	Mallinckrodt US Pool LLC
36.	Mallinckrodt Veterinary, Inc.
37.	Mallinckrodt Windsor Ireland Finance Unlimited Company
38.	Mallinckrodt Windsor S.à r.l.

Exhibit A

Plan

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: MALLINCKRODT PLC, et al., Debtors.[1]	) ) ) ) ) ) ) )	Chapter 11 Case No. 23-[______] (___) (Joint Administration Requested)

PREPACKAGED JOINT PLAN OF REORGANIZATION OF MALLINCKRODT PLC

AND ITS DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

This Chapter 11 Plan is being solicited for acceptance or rejection in accordance with section 1125 of the Bankruptcy Code and within the meaning of section 1126 of the Bankruptcy Code.  This Chapter 11 Plan will be submitted to the Bankruptcy Court for approval following solicitation and the Debtors filing for chapter 11 bankruptcy.

Mark D. Collins (No. 2981)		George A. Davis (pro hac vice pending)
Michael J. Merchant (No. 3854)		Anupama Yerramalli (pro hac vice pending)
Amanda R. Steele (No. 5530)		Adam Ravin (pro hac vice pending)
Brendan J. Schlauch (No. 6115)		LATHAM & WATKINS LLP
RICHARDS, LAYTON & FINGER, P.A.		1271 Avenue of the Americas
One Rodney Square		New York, New York 10020
920 N. King Street		Telephone:	(212) 906-1200
Wilmington, Delaware 19801		Facsimile:	(212) 751-4864
Telephone:	(302) 651-7700	Email:	george.davis@lw.com
Facsimile:	(302) 651-7701		anu.yerramalli@lw.com
Email:	collins@rlf.com		adam.ravin@lw.com
merchant@rlf.com
	steele@rlf.com	- and -
schlauch@rlf.com
Jason B. Gott (pro hac vice pending)
LATHAM & WATKINS LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
		Telephone:	(312) 876-7700
		Facsimile:	(312) 993-9767
		Email:	jason.gott@lw.com

Proposed Counsel to the Debtors and Debtors in Possession

Dated:   August 23, 2023

[1]	A complete list of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ claims and noticing agent at https://restructuring.ra.kroll.com/mallinckrodt2023. The Debtors’ mailing address is 675 McDonnell Blvd., Hazelwood, Missouri 63042.

TABLE OF CONTENTS

Page

Article I. DEFINED TERMS AND RULES OF INTERPRETATION		1
A.	Defined Terms	1
B.	Rules of Interpretation	28
C.	Consent Rights	29

Article II. ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS, OTHER PRIORITY CLAIMS, AND UNITED STATES TRUSTEE STATUTORY FEES		29
A.	Administrative Claims	29
B.	Postpetition A/R Claims	31
C.	DIP Claims	31
D.	Priority Tax Claims	31
E.	Other Priority Claims	31
F.	United States Trustee Statutory Fees	31
G.	Restructuring Fees and Expenses	32

Article III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		32
A.	Classification of Claims	32
B.	Treatment of Claims and Interests	33
C.	Acceptance or Rejection of the Plan	36
D.	Confirmation Pursuant to Section 1129(a)(10) and 1129(b) of the Bankruptcy Code	37
E.	Subordinated Claims	37
F.	Special Provision Governing Unimpaired Claims	38
G.	Vacant and Abstaining Classes	38
H.	Controversy Concerning Impairment	38
I.	Intercompany Interests and Intercompany Claims	38

Article IV. MEANS FOR IMPLEMENTATION OF THE PLAN		38
A.	General Settlement of Claims and Interests	38
B.	Restructuring Transactions	39
C.	Corporate Existence	39
D.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims	40
E.	Cancellation of Existing Agreements and Existing Equity Interests	40
F.	Sources for Plan Distributions and Transfers of Funds Among Debtors	42
G.	Syndicated Exit Financing and Approval of Syndicated Exit Documentation	42
H.	New Takeback Term Loans and Approval of New Takeback Term Loans Documentation	43
I.	New Takeback Notes and Approval of New Takeback Notes Documentation	44
J.	Exit A/R Facility and Approval of Exit A/R Documents	45
K.	New Common Equity and the MDT II CVRs	45
L.	Exemption from Registration Requirements	47
M.	Organizational Documents	47
N.	Release of Liens and Claims	48
O.	Exemption from Certain Transfer Taxes and Recording Fees	48
P.	Directors and Officers of the Reorganized Debtors	48
Q.	Preservation of Causes of Action	49
R.	MDT II Provisions	49
S.	Corporate Action	50
T.	Intercreditor Agreements	51
U.	Effectuating Documents; Further Transactions	51
V.	Payment of Indenture Trustee Fees, First Lien Term Loan Administrative Agents Fees, and Collateral Agent Fees	51
W.	Authority of the Debtors	51
X.	No Substantive Consolidation	51
Y.	Continuing Effectiveness of Final Orders	51

Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES; EMPLOYEE BENEFITS; AND INSURANCE POLICIES		52
A.	Assumption of Executory Contracts and Unexpired Leases	52
B.	Payments on Assumed Executory Contracts and Unexpired Leases	53
C.	Claims Based on Rejection of Executory Contracts and Unexpired Leases	53
D.	Contracts and Leases Entered into After the Petition Date	53
E.	Reservation of Rights	53
F.	Directors and Officers Insurance Policies	54
G.	Other Insurance Contracts	54
H.	Indemnification Provisions and Reimbursement Obligations	54
I.	Employee Compensation and Benefits	55

Article VI. PROVISIONS GOVERNING DISTRIBUTIONS		56
A.	Timing and Calculation of Amounts to Be Distributed	56
B.	Special Rules for Distributions to Holders of Disputed Claims	56
C.	Rights and Powers of Distribution Agent	56
D.	Delivery of Distributions	57
E.	Compliance with Tax Requirements/Allocations	58
F.	Applicability of Insurance Contracts	59
G.	Allocation of Distributions Between Principal and Interest	60
H.	No Postpetition Interest on Claims	60
I.	Means of Cash Payment	60
J.	Setoffs and Recoupment	60

Article VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		60
A.	Disputed Claims Process	60
B.	Allowance and Disallowance of Claims	61
C.	Claims Administration Responsibilities	61
D.	Adjustment to Claims or Interests without Objection	62
E.	Distributions After Allowance	62

Article VIII. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		62
A.	Conditions Precedent to the Effective Date	62
B.	Waiver of Conditions	64
C.	Effect of Non-Occurrence of Conditions to the Effective Date	64
D.	Substantial Consummation	64

Article IX. DISCHARGE, RELEASE, INJUNCTION, AND RELATED PROVISIONS		64
A.	Discharge of Claims and Termination of Interests	64
B.	Releases by the Debtors	65
C.	Releases by Holders of Claims and Interests	67
D.	Exculpation	69
E.	Permanent Injunction	70

Article X. RETENTION OF JURISDICTION		70

Article XI. MODIFICATION, REVOCATION, OR WITHDRAWAL OF PLAN		73
A.	Modification of Plan	73
B.	Effect of Confirmation on Modifications	73
C.	Revocation of Plan; Reservation of Rights if Effective Date Does Not Occur	73

Article XII. MISCELLANEOUS PROVISIONS		73
A.	Immediate Binding Effect	73
B.	Additional Documents	74
C.	Payment of Statutory Fees	74
D.	Reservation of Rights	74
E.	Successors and Assigns	74

ii

F.	No Successor Liability	74
G.	Service of Documents	75
H.	Term of Injunctions or Stays	76
I.	Entire Agreement	76
J.	Governing Law	76
K.	Exhibits	76
L.	Nonseverability of Plan Provisions upon Confirmation	76
M.	Closing of Chapter 11 Cases	77
N.	Conflicts	77
O.	2020-2022 Confirmation Order	77
P.	No Strict Construction	77
Q.	Section 1125(e) Good Faith Compliance	77
R.	2002 Notice Parties	78

iii

PREPACKAGED JOINT PLAN OF REORGANIZATION OF MALLINCKRODT PLC

AND ITS DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Mallinckrodt plc and each of the debtors and debtors-in-possession in the above-captioned cases (each a “Debtor” and, collectively, the “Debtors”) propose this Plan (as defined herein) for the treatment and resolution of the outstanding Claims against, and Interests in, the Debtors. Capitalized terms used in the Plan and not otherwise defined have the meanings ascribed to such terms in Article I.A of the Plan.

Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the treatment and resolution of outstanding Claims and Interests therein pursuant to the Bankruptcy Code. The Debtors seek to consummate the Restructuring Transactions on the Effective Date of the Plan. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors.

Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections, and future operations, as well as a summary and analysis of the Plan and certain related matters, including distributions to be made under the Plan. There also are other agreements and documents, which will be filed with the Bankruptcy Court, that are referenced in this Plan, the Plan Supplement, or the Disclosure Statement as exhibits and schedules. All such exhibits and schedules are incorporated into and are a part of this Plan as if set forth in full herein. Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127, Fed. R. Bankr. P. 3019 and the terms and conditions set forth in this Plan, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

ALL HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

Article I.

DEFINED TERMS AND RULES OF INTERPRETATION

A.	Defined Terms

The following terms shall have the following meanings when used in capitalized form herein:

1.            “2017 Replacement Term Loans” shall have the meaning ascribed to the term in the First Lien Term Loan Credit Agreement.

2.            “2018 Replacement Term Loans” shall have the meaning ascribed to the term in the First Lien Term Loan Credit Agreement.

3.            “2020-2022 Chapter 11 Cases” means the chapter 11 cases in the United States Bankruptcy Court for the District of Delaware under the caption In re Mallinckrodt plc, et al., Lead Case No. 20-12522 (JTD).

4.            “2020-2022 Confirmation Order” means the Findings of Fact, Conclusions of Law, and Order Confirming Fourth Amended Joint Plan of Reorganization (With Technical Modifications) of Mallinckrodt plc and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [2020-2022 Docket No. 6660] (including all appendices, exhibits, schedules and supplements thereto, as the same may be altered, amended or modified from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules and the terms thereof).

5.            “2020-2022 Plan” means the Modified Fourth Amended Joint Plan of Reorganization (With Technical Modifications) of Mallinckrodt plc and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [2020-2022 Docket No. 7670] (including all appendices, exhibits, schedules and supplements thereto, as the same may be altered, amended or modified from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules and the terms thereof).

6.            “2025 First Lien Notes” means the 10.000% First Lien Senior Secured Notes due 2025 issued pursuant to the 2025 First Lien Notes Indenture.

7.            “2025 First Lien Notes Accrued and Unpaid Interest” means the accrued and unpaid interest on the 2025 First Lien Notes payable pursuant to the DIP Orders and calculated for the applicable interest period (or any portion thereof) in accordance with the DIP Orders, after accounting for adequate protection payments made by the Debtors pursuant to the DIP Orders and received by the Holders of 2025 First Lien Notes or, without duplication, the First Lien Notes Indenture Trustee for the benefit of and distribution to the Holders of 2025 First Lien Notes (which, notwithstanding anything to the contrary in the DIP Orders, shall be retained by the Holders of 2025 First Lien Notes and not recharacterized as principal payments or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory).

8.            “2025 First Lien Notes Claim” means any Claim arising under, derived from, or based on the 2025 First Lien Notes or the 2025 First Lien Notes Indenture, including any Claim for (a) all principal amounts outstanding, accrued and unpaid interest (including any compounding), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based on the 2025 First Lien Notes or the 2025 First Lien Notes Indenture, (b) the 2025 First Lien Notes Obligations, or (c) any 2025 First Lien Notes Makewhole Claim.

9.            “2025 First Lien Notes Documents” means the 2025 First Lien Notes Indenture together with all other related documents, instruments, and agreements (including all Note Documents (as defined in the 2025 First Lien Notes Indenture)), in each case as supplemented, amended, restated, or otherwise modified from time to time.

10.          “2025 First Lien Notes Indenture” means that certain Indenture, dated as of April 7, 2020, by and among the Company Issuers, as issuers, the guarantors party thereto from time to time, the First Lien Notes Indenture Trustee, and the First Lien Collateral Agent (as modified, amended, or supplemented from time to time), pursuant to which the 2025 First Lien Notes were issued.

11.          “2025 First Lien Notes Makewhole Amount” means $14,850,960 (i.e., 3.0% of the aggregate principal amount of the 2025 First Lien Notes).

12.          “2025 First Lien Notes Makewhole Claim” means any claim, whether secured or unsecured, arising under, derived from or based upon any makewhole, applicable premium, redemption premium, prepayment premium, or other similar payment provisions, including intercreditor claims, due upon certain triggering events as provided for in the 2025 First Lien Notes Indenture or otherwise assertable under any other 2025 First Lien Notes Document.

13.          “2025 First Lien Notes Makewhole Settlement” means the settlement between the Debtors and the Holders of 2025 First Lien Notes Makewhole Claims, as set forth and contemplated by the Plan and effective as of the Effective Date, pursuant to which (a) the 2025 First Lien Notes Makewhole Claims shall be allowed as First Lien Claims in the 2025 First Lien Notes Makewhole Amount; (b) all 2025 First Lien Notes Makewhole Claims in excess of the 2025 First Lien Notes Makewhole Amount shall be waived; and (c) Holders of 2025 First Lien Notes Makewhole Claims shall dismiss all of their pending appeals (including, without limitation, any appeals related to intercreditor claims) with prejudice and direct the applicable indenture trustee that to dismiss all such appeals (including, without limitation, any appeals made by such trustee) and that all such Claims and arguments asserted or assertable in connection with such appeals, including the 2025 First Lien Notes Makewhole Claims, have been settled, waived, or released, as applicable, and to the extent that any such pending appeal is not dismissed, shall not (and shall direct the applicable trustee not to) enforce or take any other action in furtherance of such appeal or any exercise of remedies, including turnover, related thereto or resulting therefrom; provided that no Holder of 2025 First Lien Notes Makewhole Claims shall be required to provide any indemnity to the applicable indenture trustee in connection with any such direction; provided, further, that notwithstanding anything to the contrary herein, but subject to Articles IV.E, IX.A, and IX.E, nothing in this Plan will be deemed to modify the applicable indenture trustee’s rights under the 2025 First Lien Notes Indenture.

14.          “2025 First Lien Notes Obligations” shall have the meaning ascribed to the term “Obligations” in the 2025 First Lien Notes Indenture.

15.          “2025 Second Lien Notes” means the 10.000% Second Lien Senior Secured Notes due 2025 issued pursuant to the 2025 Second Lien Notes Indenture.

16.          “2025 Second Lien Notes Claim” means any Claim arising under, derived from, or based on the 2025 Second Lien Notes or the 2025 Second Lien Notes Indenture, including any Claim for all principal amounts outstanding, accrued and unpaid interest (including any compounding), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based on the 2025 Second Lien Notes or the 2025 Second Lien Notes Indenture (including the Second Priority Notes Obligations (as defined in the 2025 Second Lien Notes Indenture)).

17.          “2025 Second Lien Notes Documents” means the 2025 Second Lien Notes Indenture together with all other related documents, instruments, and agreements (including all Note Documents (as defined in the 2025 Second Lien Notes Indenture)), in each case as supplemented, amended, restated, or otherwise modified from time to time.

18.          “2025 Second Lien Notes Indenture” means that certain Indenture, dated as of June 16, 2022, by and among the Company Issuers, as issuers, the guarantors party thereto from time to time and Second Lien Notes Indenture Trustee, as trustee and collateral agent (as modified, amended, or supplemented from time to time), pursuant to which the 2025 Second Lien Notes were issued.

19.          “2028 First Lien Notes” means the 11.500% First Lien Senior Secured Notes due 2028 issued pursuant to the 2028 First Lien Notes Indenture.

20.          “2028 First Lien Notes Accrued and Unpaid Interest” means the accrued and unpaid interest on the 2028 First Lien Notes payable pursuant to the DIP Orders and calculated for the applicable interest period (or any portion thereof) in accordance with the DIP Orders, after accounting for adequate protection payments made by the Debtors pursuant to the DIP Orders and received by the Holders of 2028 First Lien Notes or, without duplication, the First Lien Notes Indenture Trustee for the benefit of and distribution to the Holders of 2028 First Lien Notes (which, notwithstanding anything to the contrary in the DIP Orders, shall be retained by the Holders of 2028 First Lien Notes and not recharacterized as principal payments or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory).

21.          “2028 First Lien Notes Claim” means any Claim arising under, derived from, or based on the 2028 First Lien Notes or the 2028 First Lien Notes Indenture, including any Claim for (a) all principal amounts outstanding, accrued and unpaid interest (including any compounding), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based on the 2028 First Lien Notes or the 2028 First Lien Notes Indenture, (b) the 2028 First Lien Notes Obligations, and (c) any 2028 First Lien Notes Makewhole Claim.

22.          “2028 First Lien Notes Documents” means the 2028 First Lien Notes Indenture together with all other related documents, instruments, and agreements (including all Note Documents (as defined in the 2028 First Lien Notes Indenture)), in each case as supplemented, amended, restated, or otherwise modified from time to time.

23.          “2028 First Lien Notes Indenture” means that certain Indenture, dated as of June 16, 2022, by and among the Company Issuers, as issuers, the guarantors party thereto from time to time, the First Lien Notes Indenture Trustee, and the First Lien Collateral Agent (as modified, amended, or supplemented from time to time), pursuant to which the 2028 First Lien Notes were issued.

24.          “2028 First Lien Notes Makewhole Amount” means $108,875,000 (i.e., 16.75% of the aggregate principal amount of the 2028 First Lien Notes).

25.          “2028 First Lien Notes Makewhole Claim” means any claim, whether secured or unsecured, arising under, derived from or based upon any makewhole, applicable premium, redemption premium, prepayment premium, or other similar payment provisions due upon certain triggering events as provided for in the 2028 First Lien Notes Indenture or otherwise assertable under any other 2028 First Lien Notes Document.

26.          “2028 First Lien Notes Makewhole Settlement” means the settlement between the Debtors and the Holders of 2028 First Lien Notes Makewhole Claims, as set forth and contemplated by the Plan and effective as of the Effective Date, pursuant to which (a) the 2028 First Lien Notes Makewhole Claims shall be allowed as First Lien Claims in the 2028 First Lien Notes Makewhole Amount; (b) all 2028 First Lien Notes Makewhole Claims in excess of the 2028 First Lien Notes Makewhole Amount shall be waived; and (c) Holders of 2028 First Lien Notes Makewhole Claims shall direct the applicable trustee that all such Claims and arguments asserted or assertable in connection with the 2028 First Lien Notes Makewhole Claims have been settled, waived, or released, as applicable; provided that no Holder of 2028 First Lien Notes Makewhole Claims shall be required to provide any indemnity to the applicable indenture trustee in connection with any such direction; provided, further, that notwithstanding anything to the contrary herein, but subject to Articles IV.E, IX.A, and IX.E, nothing in this Plan will be deemed to modify the applicable indenture trustee’s rights under the 2028 First Lien Notes Indenture.

27.          “2028 First Lien Notes Obligations” shall have the meaning ascribed to the term “Obligations” in the 2028 First Lien Notes Indenture.

28.          “2029 Second Lien Notes” means the 10.000% second lien senior secured notes due 2029 pursuant to the 2029 Second Lien Notes Indenture.

29.          “2029 Second Lien Notes Claim” means any Claim arising under, derived from, or based on the 2029 Second Lien Notes or the 2029 Second Lien Notes Indenture, including any Claim for all principal amounts outstanding, accrued and unpaid interest (including any compounding), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based on the 2029 Second Lien Notes or the 2029 Second Lien Notes Indenture (including the Second Priority Notes Obligations (as defined in the 2029 Second Lien Notes Indenture)).

30.          “2029 Second Lien Notes Documents” means the 2029 Second Lien Notes Indenture together with all other related documents, instruments, and agreements (including all Note Documents (as defined in the 2029 Second Lien Notes Indenture)), in each case as supplemented, amended, restated, or otherwise modified from time to time.

31.          “2029 Second Lien Notes Indenture” means that certain Indenture, dated as of June 16, 2022, by and among the Company Issuers, as issuers, the guarantors party thereto from time to time, the Second Lien Notes Indenture Trustee, as trustee and collateral agent (as modified, amended, or supplemented from time to time), pursuant to which the 2029 Second Lien Notes were issued.

32.          “Ad Hoc 2025 Noteholder Group” means that certain ad hoc group of holders of 2025 First Lien Notes represented by, among others, Davis Polk & Wardwell LLP.

33.          “Ad Hoc Crossover Group” means that certain ad hoc group of holders of certain First Lien Creditors and Second Lien Creditors represented by, among others, Paul, Weiss, Rifkind, Wharton & Garrison LLP and advised by, among others, Perella Weinberg Partners LP.

34.          “Ad Hoc Crossover Group Steering Committee” means the steering committee for the Ad Hoc Crossover Group.

35.          “Ad Hoc First Lien Term Loan Group” means that certain ad hoc group of holders of certain First Lien Claims represented by, among others, Gibson, Dunn & Crutcher LLP and advised by Evercore Group, LLC.

36.          “Ad Hoc First Lien Group Steering Committee” means the steering committee for the Ad Hoc First Lien Term Loan Group.

37.          “Administrative Claim” means a Claim, including a General Administrative Claim, for costs and expenses of administration under sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims (to the extent Allowed by the Bankruptcy Court); (c) all fees and charges assessed against the Estates under chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911-1930; (d) all Cure Costs; and (e) the Restructuring Fees and Expenses (in accordance with the Restructuring Support Agreement); provided that the foregoing clauses (a) through (d) shall not be interpreted as enlarging the scope of sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code.

38.          “Affiliate” means, with respect to any Entity, all Entities that would fall within the definition of an “affiliate” as such term is defined in section 101(2) of the Bankruptcy Code. With respect to any Entity that is not a Debtor, the term “Affiliate” shall apply to such Entity as if the Entity were a Debtor.

39.          “Allowed” means with respect to any Claim or Interest (or any portion thereof): (a) any Claim or Interest as to which no objection to allowance has been interposed (either in the Bankruptcy Court or in the ordinary course of business) on or before any applicable period of limitation under applicable law or such other applicable period of limitation fixed by the Bankruptcy Court; (b) any Claim or Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of the Bankruptcy Court or a court of competent jurisdiction other than the Bankruptcy Court, either before or after the Effective Date; or (c) any Claim or Interest expressly deemed Allowed by this Plan. “Allow,” “Allows,” and “Allowing” shall have correlative meanings.

40.          “Alternate/Supplemental Distribution Process” means alternate, additional or supplemental procedures in consultation with the applicable Distribution Agent to make distributions of New Common Equity to Holders of First Lien Claims or Second Lien Notes Claims, as applicable.

41.          “Amended Cooperation Agreement” means the Cooperation Agreement as amended by that certain Amendment to the Opioid MDT II Cooperation Agreement, dated as of August 23, 2023.

42.          “A/R Agent” means Barclays Bank plc as agent under the applicable A/R Document.

43.          “A/R Documents” means the Prepetition A/R Documents, the Postpetition A/R Documents, and the Exit A/R Documents.

44.          “A/R Lender” means a “Lender” (as defined in the applicable A/R Document).

45.          “Avoidance Actions” means any and all avoidance, recovery, subordination or similar actions or remedies that may be brought by or on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including, actions or remedies arising under chapter 5 of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws, fraudulent conveyance laws, or other similar related laws.

46.          “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

47.          “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Cases.

48.          “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases, and the general, local, and chambers rules of the Bankruptcy Court.

49.          “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as that term is defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for commercial business with the public in New York City, New York.

50.          “Cash” means the legal tender of the United States of America or the equivalent thereof.

51.          “Cash Collateral” has the meaning set forth in section 363(a) of the Bankruptcy Code.

52.          “Causes of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license, and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). For the avoidance of doubt, Causes of Action also include (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity, (b) the right to object to Claims or Interests, (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code, (d) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code, and (e) any Avoidance Action or state law fraudulent transfer or similar claim.

53.          “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the voluntary case Filed for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the jointly administered chapter 11 cases for all of the Debtors.

54.          “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code. Except where otherwise provided in context, “Claim” refers to such a claim against any of the Debtors.

55.          “Claims Register” means the official register of Claims and Interests maintained by the Notice and Claims Agent.

56.          “Class” means a category of Claims or Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.

57.          “CMS/DOJ Settlement” means the settlement between the Parent, Mallinckrodt ARD LLC, and the United States of America resolving the Acthar-related litigations and government investigations disclosed in Mallinckrodt’s Form 10-K for 2019, including United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Penn.); United States of America et al., ex rel., Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.), and related matters, as set forth in the CMS/DOJ Settlement Agreement and effectuated through the 2020-2022 Plan.

58.          “CMS/DOJ Settlement Agreement” means the definitive settlement agreement memorializing the CMS/DOJ Settlement substantially in the form of agreement filed in the 2020-2022 Chapter 11 Cases as Exhibit A at Docket Number 5750.

59.          “CMS/DOJ/States Settlement” means the CMS/DOJ Settlement and the States Settlement.

60.          “CMS/DOJ/States Settlement Agreement” means the CMS/DOJ Settlement Agreement and the States Settlement Agreement.

61.          “Collateral Agent Fees” means the First Lien Collateral Agent Fees and the Second Lien Collateral Agent Fees.

62.          “Combined Order” means the order of the Bankruptcy Court approving the Disclosure Statement pursuant to Sections 1125, 1126(b), and 1145 of the Bankruptcy Code and confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

63.          “Company Issuers” means Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC.

64.          “Compensation and Benefits Programs” means all employment, confidentiality, and non-competition agreements, bonus, gainshare, and incentive programs (other than awards of equity interests, stock options, restricted stock, restricted stock units, warrants, rights, convertible, exercisable, or exchangeable securities, stock appreciation rights, phantom stock rights, redemption rights, profits interests, equity-based awards, or contractual rights to purchase or acquire equity interest at any time and all rights arising with respect thereto), vacation, holiday pay, severance, retirement, savings, supplemental retirement, executive retirement, pension, deferred compensation, medical, dental, vision, life and disability insurance, flexible spending account, and other health and welfare benefit plans, employee expense reimbursement, and other compensation and benefit obligations of the Debtors, and all amendments and modifications thereto, applicable to the Debtors’ employees, former employees, retirees, and non-employee directors and the employees, former employees, and retirees of their subsidiaries.

65.          “Confirmation” means the entry of the Combined Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.

66.          “Confirmation Date” means the date on which Confirmation occurs.

67.          “Confirmation Hearing” means the hearing conducted by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

68.          “Cooperation Agreement” means that certain Opioid MDT II Cooperation Agreement, dated June 16, 2022 [2020-2022 Docket No. 7586-1] (as may be amended, modified or supplemented from time to time), by and between the Debtors and the MDT II.

69.          “Cure Cost” means any and all amounts required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

70.          “D&O Liability Insurance Policies” means, collectively, all insurance policies (including any “tail policies” and all agreements, documents, or instruments related thereto) issued at any time to, or providing coverage to, any of the Debtors or any of the Debtors’ current or former directors, members, managers, or officers for alleged Wrongful Acts (as defined in the D&O Liability Insurance Policies), or similarly defined triggering acts, in their capacity as such.

71.          “Debtor Release” means the releases set forth in Article IX.B of the Plan.

72.          “Definitive Documents” means, collectively, the Funded Debt Definitive Documents and the MDT II Definitive Documents.

73.          “DIP Agent” means Acquiom Agency Services LLC and Seaport Loan Products LLC, or a duly appointed successor, in their capacity as administrative agent and collateral agent under the DIP Credit Agreement.

74.          “DIP Cash Sweep” means, in the event that the DIP Cash Sweep Trigger occurs, the transfer on the Effective Date of any Unrestricted Cash held immediately before the Effective Date by the Debtors collectively in excess of $160 million (after accounting for implementation of the Exit A/R Facility Cash Sweep) to Holders of DIP Claims on a pro rata basis until either (i) DIP Claims have been satisfied in full or (ii) the Debtors (or Reorganized Debtors) collectively hold no more than $160 million of Unrestricted Cash.

75.          “DIP Cash Sweep Trigger” means Mallinckrodt collectively holding more than $160 million of Unrestricted Cash immediately before the Effective Date after accounting for implementation of the Exit A/R Facility Cash Sweep.

76.          “DIP Claim” means any Claim on account of, arising under, or relating to the DIP Loan Documents, the DIP Facility, or the DIP Orders, including, without limitation, Claims for outstanding principal amounts and accrued and unpaid interest (including any compounding), fees, expenses, indemnification, and other amounts arising under or related to the DIP Loan Documents, the DIP Facility, or the DIP Orders.

77.          “DIP Credit Agreement” means the credit agreement, consistent with the terms set forth in the term sheet attached as Exhibit F to the Restructuring Support Agreement, pursuant to which certain First Lien Creditors and/or their affiliates have agreed to provide Mallinckrodt with a postpetition senior secured debtor-in-possession multi-draw financing facility in an aggregate principal amount of $250 million consisting of (a) an initial draw amount of $150 million that will be drawn in a single drawing upon the entry of the Interim DIP Order, and (b) an additional amount of $100 million that will be drawn in a single drawing upon entry of the Final DIP Order.

78.          “DIP Facility” means the postpetition senior secured debtor-in-possession multi-draw term loan financing facility established under the DIP Credit Agreement.

79.          “DIP Lenders” means the lenders under the DIP Facility.

80.          “DIP Loan Documents” means the documentation governing the DIP Facility, including, without limitation, the DIP Credit Agreement, all Loan Documents (as defined in the DIP Credit Agreement), all fee letters, the DIP Orders, any amendments, modifications and supplements to or in respect of any of the foregoing, and any related guarantee, security, notes, certificates, documents, instruments, or similar documents.

81.          “DIP Motion” means any motion filed with the Bankruptcy Court seeking approval of the DIP Facility and the DIP Credit Agreement.

82.          “DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

83.          “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, as amended, supplemented, or modified from time to time, that is prepared and distributed in accordance with sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018, and other applicable law.

84.          “Disputed” means, with respect to any Claim or Interest, except as otherwise provided herein, a Claim or Interest: (a) that is not Allowed; (b) that is not disallowed under this Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

85.          “Distribution Agent” means the Reorganized Debtors or any party designated by the Debtors or Reorganized Debtors to serve as distribution agent under this Plan.

86.          “Distribution Record Date” means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the Effective Date or such other date agreed to by the Debtors and the Required Supporting Secured Creditors.

87.          “DTC” means The Depository Trust Company or any successor thereto.

88.          “Effective Date” means the date on which all conditions specified in Article VIII.A of the Plan have been (a) satisfied or (b) waived pursuant to Article VIII.B of the Plan.

89.          “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

90.          “Estate” means, as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

91.          “Examiner” means an examiner appointed to the Parent under Section 509 of the Companies Act 2014 of Ireland, including any such examiner appointed on an interim basis under Section 512(7) of the Companies Act 2014 of Ireland, by order of the High Court of Ireland in the Irish Examinership Proceedings.

92.          “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or hereafter amended, or any regulations promulgated thereunder.

93.          “Exculpated Party” means, in each case in its capacity as such, the Debtors and their Representatives.

94.          “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code, other than an Unexpired Lease.

95.          “Existing Equity Interest” means any issued, unissued, authorized, or outstanding ordinary shares, preferred shares, or other instrument evidencing an ownership interest in the Parent, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests (including under any employment or benefits agreement) at any time and all rights arising with respect thereto that existed immediately before the Effective Date.

96.          “Exit A/R Agreement” means the credit agreement to be entered into to establish an accounts receivable lending facility that consists of substantially similar terms to the Postpetition A/R Facility (subject to reasonable modifications made in connection with such facility becoming a post-emergence facility) or other alternative exit financing (if any) to re-finance the Postpetition A/R Facility, as applicable.

97.          “Exit A/R Documents” means the Exit A/R Agreement together with all other related documents (including any purchase and sale documents, performance guarantees, fee and/or engagement letters, pledge agreements, instruments, and other agreements), in each case as supplemented, amended, restated, or otherwise modified from time to time.

98.          “Exit A/R Facility” means an accounts receivable lending facility that consists of substantially similar terms to the Postpetition A/R Facility (subject to reasonable modifications made in connection with such facility becoming a post-emergence facility) or other alternative exit financing (if any) to re-finance the Postpetition A/R Facility, as applicable.

99.          “Exit A/R Facility Cash Sweep” means, in the event that the Exit A/R Facility Cash Sweep Trigger occurs, the transfer on the Effective Date of any Unrestricted Cash held immediately before the Effective Date by the Debtors collectively in excess of $160 million to pay any outstanding amounts owed under the Postpetition A/R Facility until either (i) such outstanding amounts have been reduced to $100 million or (ii) the Debtors collectively have no more than $160 million of Unrestricted Cash.

100.          “Exit A/R Facility Cash Sweep Trigger” means Mallinckrodt collectively holding more than $160 million of Unrestricted Cash immediately before the Effective Date.

101.          “Exit Financing Documents” means any agreements, indentures, commitment letters, documents, or instruments relating to any exit financing facility or facilities to be entered into by the Reorganized Debtors, including with respect to the Exit A/R Documents, the New Takeback Debt Documentation, and the Syndicated Exit Financing Documentation.

102.        “Exit Minimum Cash Sweep” means, in the event that the Exit Minimum Cash Sweep Trigger occurs, the transfer on the Effective Date of any Unrestricted Cash held immediately before the Effective Date by the Debtors collectively in excess of $160 million (after accounting for implementation of the Exit A/R Facility Cash Sweep and the DIP Cash Sweep) to Holders of First Lien Claims on a pro rata basis until the Debtors (or Reorganized Debtors) collectively hold no more than $160 million of Unrestricted Cash.

103.        “Exit Minimum Cash Sweep Trigger” means Mallinckrodt collectively holding more than $160 million of Unrestricted Cash immediately before the Effective Date after accounting for implementation of the Exit A/R Facility Cash Sweep and the DIP Cash Sweep.

104.        “File” or “Filed” or “Filing” means file, filed, or filing, respectively, with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

105.        “Final DIP Order” means any order (and all exhibit and schedules thereto, including any budget) entered by the Bankruptcy Court on a final basis: (a) approving the DIP Facility, the DIP Credit Agreement, and the DIP Motion; (b) authorizing the Debtors’ use of Cash Collateral; and (c) providing for adequate protection of secured creditors.

106.        “Final Order” means an order entered by the Bankruptcy Court or other court of competent jurisdiction: (a) that has not been reversed, stayed, modified, amended, or revoked, and as to which (i) any right to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has been waived or (ii) the time to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has expired and no appeal, motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing is pending or (b) as to which an appeal has been taken, a motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing has been filed and (i) such appeal, motion for leave to appeal or petition for certiorari, review, reargument, stay, or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which leave to appeal, certiorari, review, reargument, stay, or rehearing was sought and (ii) the time to appeal (in the event leave is granted) further or seek leave to appeal, certiorari, further review, reargument, stay, or rehearing has expired and no such appeal, motion for leave to appeal, or petition for certiorari, further review, reargument, stay, or rehearing is pending.

107.        “Final Postpetition A/R Order” means any order (and all exhibit and schedules thereto, including any budget) entered by the Bankruptcy Court on a final basis approving the Postpetition A/R Facility and the Postpetition A/R Motion.

108.        “First Day Pleadings” means the motions, petitions, pleadings, and draft orders that the Debtors filed at the commencement of the Chapter 11 Cases. First Day Pleadings include the related interim and Final Orders as entered by the Bankruptcy Court in connection with the relief requested in such motions.

109.        “First Lien Claim” means either a First Lien Notes Claim or a First Lien Term Loan Claim.

110.        “First Lien Collateral Agent” means Deutsche Bank AG New York Branch in its capacity as collateral agent in respect of the First Lien Creditors (or any portion thereof) or, as applicable, any successors, assignees or delegees thereof under any of the First Lien Credit Documents (including any applicable intercreditor agreements).

111.        “First Lien Collateral Agent Fees” means, collectively, to the extent not previously paid in connection with the Chapter 11 Cases, all outstanding reasonable and documented fees, expenses, and costs that are due and owing as of the Effective Date to the First Lien Collateral Agent related to or in connection with the Chapter 11 Cases, the Plan, the Combined Order, or the First Lien Credit Documents, as applicable.

112.        “First Lien Creditors” means the holders of First Lien Indebtedness.

113.        “First Lien Credit Documents” means the First Lien Notes Documents, the First Lien Term Loan Credit Documents, and the Intercreditor Agreements.

114.        “First Lien Indebtedness” means, collectively, the First Lien Notes Indebtedness and the First Lien Term Loan Indebtedness.

115.        “First Lien New Common Equity” means the aggregate number of shares of New Common Equity equal to ninety-two and three-tenths percent (92.3%) of the New Common Equity issued on the Effective Date.

116.        “First Lien Notes” means the 2025 First Lien Notes and the 2028 First Lien Notes.

117.        “First Lien Notes Claim” means either a 2025 First Lien Notes Claim or a 2028 First Lien Notes Claim.

118.        “First Lien Notes Documents” means the 2025 First Lien Notes Documents and the 2028 First Lien Notes Documents.

119.         “First Lien Notes Indebtedness” means the indebtedness of the Debtors outstanding as of the Petition Date under the First Lien Notes Documents, including the First Lien Notes and accrued and unpaid interest (including any compounding) with respect thereto and any additional fees, costs, premiums, expenses (including any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, and all other First Priority Notes Obligations (as defined in each of the First Lien Notes Indentures).

120.        “First Lien Notes Indentures” means the 2025 First Lien Notes Indenture and the 2028 First Lien Notes Indenture.

121.        “First Lien Notes Indenture Trustee” means Wilmington Savings Fund Society, FSB, in its capacity as the trustee under the 2025 First Lien Notes Indenture and/or the 2028 First Lien Notes Indenture or, as applicable, any successors, assignees or delegees thereof under any of the First Lien Notes Documents (including any applicable intercreditor agreements).

122.        “First Lien Notes Indenture Trustee Fees” means, collectively, to the extent not previously paid in connection with the Chapter 11 Cases, all outstanding reasonable and documented fees, expenses, and costs that are due and owing as of the Effective Date to the First Lien Notes Indenture Trustee related to or in connection with the Chapter 11 Cases, the Plan, the Combined Order, the 2025 First Lien Notes Documents, and the 2028 First Lien Notes Documents, as applicable.

123.        “First Lien Term Loan Administrative Agents” means, collectively, Acquiom Agency Services LLC and Seaport Loan Products LLC in their capacities as co-administrative agents under the First Lien Term Loan Credit Agreement or, as applicable, any successors, assignees or delegees thereof under any of the First Lien Term Loan Credit Documents (including any applicable intercreditor agreements).

124.        “First Lien Term Loan Administrative Agents Fees” means, collectively, to the extent not previously paid in connection with the Chapter 11 Cases, all outstanding reasonable and documented fees, expenses, and costs that are due and owing as of the Effective Date to the First Lien Term Loan Administrative Agents related to or in connection with the Chapter 11 Cases, the Plan, the Combined Order, or the First Lien Term Loan Credit Documents, as applicable.

125.        “First Lien Term Loan Claim” means any Claim held by the First Lien Term Loan Administrative Agents, any First Lien Term Loan Lender or any other Secured Party (as defined in the First Lien Term Loan Credit Documents) arising under, derived from or based upon the First Lien Term Loan Credit Documents, including Claims for all principal amounts outstanding and accrued and unpaid interest, fees, expenses, costs, indemnification and other amounts arising under or related to the First Lien Term Loan Credit Documents.

126.        “First Lien Term Loan Credit Agreement” means that certain Credit Agreement, dated as of June 16, 2022 among the Parent, the Company Issuers, the First Lien Term Loan Administrative Agents, the First Lien Collateral Agent, and each lender from time to time party thereto (as modified, amended, or supplemented from time to time).

127.        “First Lien Term Loan Credit Documents” means the First Lien Term Loan Credit Agreement together with all other related documents, instruments, and agreements (including all Loan Documents (as defined in the First Lien Term Loan Credit Agreement), in each case as supplemented, amended, restated, or otherwise modified from time to time.

128.        “First Lien Term Loan Indebtedness” means the indebtedness of the Debtors outstanding as of the Petition Date under the First Lien Term Loan Credit Documents, including the First Lien Term Loans and accrued and unpaid interest with respect thereto and any additional fees, costs, premiums, expenses (including any attorneys’, accounts’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, in each case pursuant to the terms of the First Lien Term Loan Credit Agreement, and all other Obligations (as defined in the First Lien Term Loan Credit Agreement).

129.        “First Lien Term Loan Lender” means a “Lender” (as defined in the First Lien Term Loan Credit Agreement).

130.        “First Lien Term Loan Obligations” shall have the meaning ascribed to the term “Obligations” in the First Lien Term Loan Credit Agreement.

131.        “First Lien Term Loans” means the 2017 Replacement Term Loans and the 2018 Replacement Term Loans.

132.        “First Lien Term Loans Accrued and Unpaid Interest” means the accrued and unpaid interest on the First Lien Term Loans payable pursuant to the DIP Orders and calculated for the applicable interest period (or any portion thereof) in accordance with the DIP Orders, after accounting for adequate protection payments made by the Debtors pursuant to the DIP Orders and received by the First Lien Term Loan Lenders or, without duplication, the First Lien Term Loan Administrative Agents for the benefit of and distribution to the First Lien Term Loan Lenders (which, notwithstanding anything to the contrary in the DIP Orders, shall be retained by the First Lien Term Loan Lenders and not recharacterized as principal payments or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory).

133.        “Funded Debt Definitive Documents” means: (a) the Plan; (b) the Disclosure Statement; (c) the Transaction Steps Plan and any agreements utilized to effectuate the Transaction Steps Plan; (d) the Combined Order; (e) the Scheme of Arrangement and any other court documents and substantive pleadings submitted in the Irish Examinership Proceedings; (f) an order of the High Court of Ireland confirming the Scheme of Arrangement; (g) the Exit Financing Documents, including all intercreditor agreements (if any); (h) the New Governance Documents; (i) the documents identifying known and determined directors of the Reorganized Debtors; (j) the DIP Credit Agreement; (k) the DIP Motion; (l) the DIP Orders; (m) any material amendments to the Revised Deferred Cash Payments Agreement or the Amended Cooperation Agreement; (n) the MDT II CVR Agreement; (o) the First Day Pleadings; (p) the schedule of retained Causes of Action; (q) the Rejected Executory Contract/Unexpired Lease List; (r) the Shareholders Agreement; and (s) any new key employee incentive and retentive based compensation programs to be proposed after the Petition Date.

134.        “General Administrative Claim” means any Administrative Claim, other than a Professional Fee Claim, a Claim for Restructuring Fees and Expenses (in accordance with the Restructuring Support Agreement), DIP Claim, Postpetition A/R Claim, or a Claim for fees and charges assessed against the Estates under chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911-1930.

135.        “General Unsecured Claim” means any Unsecured Claim including (a) Claims arising from the rejection of unexpired leases or executory contracts (if any) and (b) Claims arising from any litigation or other court, administrative, or regulatory proceeding, including damages or judgments entered against, or settlement amounts owing by a Debtor in connection therewith.

136. “Governance Term Sheet” means the term sheet setting forth the preliminary material terms in respect of the corporate governance of the Reorganized Parent, which Governance Term Sheet will be filed with the Plan Supplement; provided that such term sheet shall contain customary minority shareholder rights.

137.        “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

138.        “Holder” means an Entity holding a Claim or Interest, as applicable.

139.        “Impaired” means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

140.        “Indemnification Provisions” means each of the Debtors’ indemnification provisions in effect as of the Petition Date, whether in the Debtors’ memoranda and articles of association, bylaws, certificates of incorporation, other formation documents, board resolutions, management or indemnification agreements, employment contracts, or otherwise providing a basis for any obligation of a Debtor to indemnify, defend, reimburse, or limit the liability of, or to advances fees and expenses to, any of the Debtors’ current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, and professionals of the Debtors, and such current and former directors’, officers’, and managers’ respective Affiliates, each of the foregoing solely in their capacity as such.

141.        “Indenture Trustee Fees” means the First Lien Notes Indenture Trustee Fees and the Second Lien Notes Indenture Trustee Fees.

142.        “Intercreditor Agreements” has the meaning set forth in the DIP Orders.

143.        “Interim DIP Order” means any order (and all exhibit and schedules thereto, including any budget) entered by the Bankruptcy Court on an interim basis (a) approving the DIP Facility, the DIP Credit Agreement, and the DIP Motion; (b) authorizing the Debtors’ use of Cash Collateral; and (c) providing for adequate protection of secured creditors.

144.        “Interim Postpetition A/R Order” means any order (and all exhibit and schedules thereto, including any budget) entered by the Bankruptcy Court on an interim basis approving the Postpetition A/R Facility and the Postpetition A/R Motion.

145.        “Insurance Contracts” means any and all insurance policies issued at any time to, or that otherwise may provide or may have provided coverage to, any of the Debtors, regardless of whether the insurance policies were issued to a Debtor or to a Debtor’s prior affiliates, subsidiaries, or parents (including but not limited to Medtronic plc and its affiliates, subsidiaries, and parents) or otherwise, or to any of their predecessors, successors, or assigns, and any and all agreements, documents or instruments relating thereto, including any and all agreements with a third party administrator for claims handling, risk control or related services, any and all D&O Liability Insurance Policies, and any and all Workers’ Compensation Contracts. For the avoidance of doubt, Insurance Contracts include any insurance policies issued at any time to the Debtors’ prior affiliates, subsidiaries, and parents (including but not limited to Medtronic plc and its affiliates, subsidiaries, and parents) or otherwise, or to any of their predecessors, successors, or assigns, under which Debtors had, have, or may have any rights solely to the extent of the Debtors’ rights thereunder. For the avoidance of doubt and notwithstanding anything to the contrary herein, Insurance Contracts specifically excludes any Opioid Insurance Policies (as defined in the 2020-2022 Plan).

146.        “Insurer” means any company or other Entity that issued or entered into an Insurance Contract (including any third party administrator) and any respective predecessors and/or Affiliates thereof.

147.        “Intercompany Claim” means a prepetition Claim held by a Debtor or Non-Debtor Affiliate against a Debtor.

148.        “Intercompany Interest” means any issued, unissued, authorized, or outstanding shares of common stock, preferred stock, or other instrument evidencing an ownership interest in any Debtor other than the Parent, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests at any time and all rights arising with respect thereto that existed immediately before the Effective Date.

149.        “Interests” means an equity interest, including the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any of the Parent or its affiliates, and options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any of the Parent or its affiliates (whether or not arising under or in connection with any employment agreement).

150.        “Irish Confirmation Order” mean an order of the High Court of Ireland to be made pursuant to Section 541 of the Companies Act 2014 of Ireland confirming the Scheme of Arrangement without material modification.

151.        “Irish Examinership Proceedings” means the examinership proceedings to be commenced by the directors of the Parent in respect of the Parent, pursuant to and in accordance with the requirements of Part 10 of the Companies Act 2014 of Ireland.

152.        “Irish Takeover Panel” means the Irish Takeover Panel constituted under Irish Takeover Panel Act 1997.

153.        “Irish Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules 2013.

154.        “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

155.        “Local Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware.

156.        “Mallinckrodt” means, collectively, the Debtors and the Non-Debtor Affiliates.

157.        “Management Incentive Plan” means the management incentive plan to be adopted after the Effective Date, which shall provide for the issuance to management, key employees and directors of the Reorganized Debtors in an amount not to exceed ten percent (10%), in total, of the fully diluted New Common Equity, with the structure and grants to be determined by the Reorganized Board in consultation with a compensation consultant that will be mutually selected by the Ad Hoc First Lien Term Loan Group and the Ad Hoc Crossover Group.

158.        “MDT II” means the Opioid Master Disbursement Trust II established pursuant to the MDT II Agreement.

159.        “MDT II Agreement” means that certain Trust Agreement of Opioid Master Disbursement Trust II, dated as of June 16, 2022, by and among Michael Atkinson, Anne Ferazzi, and Jennifer E. Peacock, as trustees, Wilmington Trust, N.A., as resident trustee, and the Debtors party thereto [2020-2022 Docket No. 7684-2].

160.        “MDT II Claim” means any Claim or cause of action, whether existing now or arising in the future, based in whole or in part on any conduct or circumstance arising out of, relating to, or in connection with the MDT II, including, for the avoidance of doubt, claims for the Original Deferred Cash Payments, claims for indemnification, contribution, or reimbursement on account of payments or losses in any way arising out of, relating to, or in connection with any such conduct or circumstance. For the avoidance of doubt, the MDT II Reserved Claims are not and shall not be considered MDT II Claims.

161.        “MDT II CVRs” means MDT II’s contingent value rights (which rights are as agreed in the MDT II CVR Agreement) to purchase 5.0% of the New Common Equity subject to dilution from the Management Incentive Plan, exercisable at any time prior to the date that is four (4) years after the Effective Date, with an aggregate equity strike price based on a total enterprise value of $3.776 billion, less funded debt at emergence (including outstanding amounts under the Exit A/R Facility) plus available Cash after the Exit Minimum Cash Sweep.

162.        “MDT II CVR Agreement” means that certain Contingent Value Rights Agreement, dated as of August 23, 2023, by and among the Parent and the MDT II, providing for the MDT II CVRs.

163.        “MDT II Definitive Documents” means: (a) the Plan; (b) the Combined Order; (c) the Scheme of Arrangement; (d) an order of the High Court of Ireland confirming the Scheme of Arrangement; and (e) the MDT II Documents; provided that, for the avoidance of doubt, nothing in this Plan will modify the MDT II’s rights to consent to any amendment to the MDT II Documents, each as set forth therein.

164.        “MDT II Documents” means the Amended Cooperation Agreement, the MDT II Agreement, the Revised Deferred Cash Payments Agreement, and the MDT II CVR Agreement.

165.        “MDT II Reserved Claim” means (a) any rights preserved under the Revised Deferred Cash Payments Agreement, (b) rights, claims and entitlements under the MDT II CVR Agreement; (c) rights, claims, and entitlements under the Amended Cooperation Agreement and, to the extent not amended by the Amended Cooperation Agreement, any of the MDT II’s rights to discovery and entitlements to discovery from the Debtors and any non-Debtor as set forth in the Cooperation Agreement or the 2020-2022 Plan, and (d) any of the MDT II’s rights, defenses, claims, and causes of action assigned under the 2020-2022 Plan against Persons other than Mallinckrodt, including but not limited to the Assigned Third-Party Claims (as defined in the 2020-2022 Plan) and Assigned Insurance Rights (as defined in the 2020-2022 Plan), and in respect of Other Opioid Claims (as defined in the 2020-2022 Plan).

166.        “MDT II Settlement Payment” means a single $250 million lump-sum payment in Cash from Mallinckrodt to the MDT II in full and final satisfaction of all MDT II Claims (including, for the avoidance of doubt, all of the outstanding Original Deferred Cash Payments), to be made no later than one (1) Business Day before the Petition Date.

167.        “MDT II Trustee(s)” means Jennifer E. Peacock, Michael Atkinson, and Anne Ferazzi solely in their respective capacities as trustees of the MDT II.

168.        “Monitor” means the monitor appointed pursuant to that certain Order (I) Appointing R. Gil Kerlikowske as Monitor for Voluntary Injunction and (II) Approving the Monitor’s Employment of Saul Ewing as Counsel at the Cost and Expense of the Debtors [2020-2022 Docket No. 1306] and the 2020-2022 Confirmation order.

169.        “New Common Equity” means ordinary shares of the Reorganized Parent, as applicable, to be issued on the Effective Date.

170.        “New First Priority Takeback Term Loans” means, with respect to the Allowed DIP Claims that are not otherwise repaid in Cash on the Effective Date, the New Takeback Term Loans into which such Allowed DIP Claims shall convert, which New First Priority Takeback Term Loans shall be classified in a separate tranche of New Takeback Term Loans under the New Takeback Term Loan Facility and have a first-out priority of payment relative to the New Second Priority Takeback Debt.

171.        “New Governance Documents” means any organizational or constitutional documents, operating agreements, warrant agreements, option agreements, management services agreements, shareholder and member-related agreements, registration rights agreements or other governance documents, including the Governance Term Sheet, for the Reorganized Parent and the Reorganized Debtors; provided that the New Governance Documents shall contain customary minority shareholder rights.

172.        “New Second Priority Takeback Debt” means, in the event that less than $1.65 billion is raised in the Syndicated Exit Financing, the New Second Priority Takeback Term Loans or the New Takeback Notes, as applicable.

173.        “New Second Priority Takeback Term Loans” means the New Takeback Term Loans that are not New First Priority Takeback Term Loans and which shall: (a) be issued on the Effective Date in accordance with Article III.B.2 to (i) each Holder of First Lien Term Loan Claims unless such Holder makes a New Takeback Notes Election and (ii) each Holder of First Lien Notes Claims that makes a New Takeback Term Loans Election; (b) be classified as a separate tranche of New Takeback Term Loans under the New Takeback Term Loan Facility and (c) have a second-out priority of payment relative to the New First Priority Takeback Term Loans.

174.        “New Takeback Debt” means the New First Priority Takeback Term Loans and the New Second Priority Takeback Debt.

175.        “New Takeback Debt Documentation” means the New Takeback Term Loan Documentation and the New Takeback Notes Documentation.

176.        “New Takeback Election Record Date” means the record date to be set forth in the Solicitation Procedures Order (which date may be modified in accordance with the procedures set forth in the Solicitation Procedures Order) for purposes of determining (a) the Holders of Allowed First Lien Term Loan Claims eligible to make the New Takeback Notes Election and (b) the Holders of Allowed First Lien Notes Claims eligible to make the New Takeback Term Loans Election.

177.        “New Takeback Notes” means, in the event that less than $1.65 billion is raised in the Syndicated Exit Financing, the new secured takeback first lien notes, which shall be consistent with the terms set forth in Exhibit 1 hereto: (a) be issued on the Effective Date in accordance with Article III.B.2 to (i) each Holder of First Lien Notes Claims unless such Holder makes a New Takeback Term Loans Election and (ii) each Holder of First Lien Term Loan Claims that makes a New Takeback Notes Election; (b) be in an original principal amount equal to the product of (i) the proportion of (x) the amount of Allowed First Lien Claims held by Holders of First Lien Claims that make the New Takeback Notes Election to (y) the amount of all Allowed First Lien Claims, and (ii) the difference between (x) $1.65 billion and (y) the original principal amount of debt issued or borrowed in the Syndicated Exit Financing; and (c) have a second-out priority of payment relative to the New First Priority Takeback Term Loans.

178.        “New Takeback Notes Documentation” means the indenture (the substantially final form of which will be filed with the Plan Supplement), notes, and all other related documents, instruments, and agreements (including the security agreement) governing the New Takeback Notes, in each case as supplemented, amended, restated, or otherwise modified from time to time.

179.        “New Takeback Notes Election” means the election made by a Holder of Allowed First Lien Term Loan Claims, as of the New Takeback Election Record Date, to receive New Takeback Notes (instead of New Takeback Term Loans) on the Effective Date in accordance with the Solicitation Procedures Order and subject to certifying to the reasonable satisfaction of the Debtors that the Holder of Allowed First Lien Term Loan Claims meets certain eligibility criteria under applicable securities laws.

180.        “New Takeback Notes Indenture Trustee” means the indenture trustee for the New Takeback Notes selected in accordance with the Restructuring Support Agreement.

181.        “New Takeback Term Loan Agent” means the administrative agent for the New Takeback Term Loan Facility selected in accordance with the Restructuring Support Agreement.

182.        “New Takeback Term Loan Credit Agreement” means the credit agreement governing the New Takeback Term Loans, the substantially final form of which will be filed with the Plan Supplement.

183.        “New Takeback Term Loan Documentation” means the New Takeback Term Loan Credit Agreement together with all other related documents, instruments, and agreements (including the security agreement) governing the New Takeback Term Loan Facility, in each case as supplemented, amended, restated, or otherwise modified from time to time.

184.        “New Takeback Term Loan Facility” means a new senior secured first lien term loan facility, which will be governed by the New Takeback Term Loan Documentation, in an original principal amount equal to the difference between (a) $1.65 billion and (b) the sum of (i) the original principal amount of debt issued or borrowed in the Syndicated Exit Financing and (ii) the original principal amount of debt issued or borrowed in respect of the New Takeback Notes.

185.        “New Takeback Term Loans” means, in the event that less than $1.65 billion is raised in the Syndicated Exit Financing, the term loans, which shall be consistent with the terms set forth in Exhibit 1 hereto, under the New Takeback Term Loan Facility in an original principal amount equal to the difference between (a) $1.65 billion and (b) the sum of (i) the original principal amount of debt issued or borrowed in the Syndicated Exit Financing and (ii) the original principal amount of debt issued or borrowed in the New Takeback Notes.

186.        “New Takeback Term Loans Election” means the election made by a Holder of Allowed First Lien Notes Claims, as of the New Takeback Election Record Date, to receive New Takeback Term Loans (instead of New Takeback Notes) on the Effective Date in accordance with the Solicitation Procedures Order and subject to certifying to the reasonable satisfaction of the Debtors that the Holder of Allowed First Lien Notes Claims meets certain eligibility criteria under applicable securities laws.

187.        “Non-Debtor Affiliates” means all of the Affiliates of the Debtors, other than the other Debtors.

188.        “Notice and Claims Agent” means Kroll Restructuring Administration LLC, in its capacity as noticing, claims, and solicitation agent for the Debtors, pursuant to an order of the Bankruptcy Court.

189.        “Original Deferred Cash Payments” has the meaning ascribed to the term “Opioid Deferred Cash Payments” in the 2020-2022 Plan and in the Deferred Cash Payments Agreement.

190.        “Original Deferred Cash Payments Agreement” means that certain Opioid Deferred Cash Payments Agreement [2020-2022 Docket No. 7644], by and between the Debtors and the MDT II, establishing the Original Deferred Cash Payments Terms pursuant to the order of the Delaware Bankruptcy Court dated June 7, 2022 [2020-2022 Docket No. 7598] and the 2020-2022 Confirmation Order.

191.        “Original Deferred Cash Payments Terms” has the meaning ascribed to the term “Opioid Deferred Cash Payments Terms” in the 2020-2022 Plan.

192.        “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than: (a) Administrative Claims or (b) Priority Tax Claims.

193.        “Other Secured Claim” means any Secured Claim other than the First Lien Term Loan Claims, First Lien Notes Claims, or Second Lien Notes Claims.

194.        “Parent” means Mallinckrodt plc, a public limited company incorporated under the laws of Ireland with registered number 522227 and having its registered office at College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, Dublin, Ireland.

195.        “Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited partnership, limited liability company, joint venture, association, trust, governmental entity, or other entity or organization.

196.        “Petition Date” means the date on which the Debtors file their voluntary chapter 11 petitions, which is expected to occur on or about August 28, 2023.

197.        “Plan” means this prepackaged joint plan of reorganization under chapter 11 of the Bankruptcy Code, either in its present form or as it may be altered, amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, or the terms hereof, as the case may be, and the Plan Supplement, which is incorporated herein by reference, including all exhibits and schedules hereto and thereto.

198.        “Plan Supplement” means one or more supplemental appendices to the Plan, which shall include, among other things, draft forms of documents (or terms sheets thereof), schedules, and exhibits to the Plan, in each case subject to the provisions of the Restructuring Support Agreement and as may be amended, modified, or supplemented from time to time on or prior to the Effective Date, including the following documents: (a) the New Governance Documents, (b) the Exit Financing Documents, (c) the Amended Cooperation Agreement, (d) the Revised Deferred Cash Payments Agreement, (e) the MDT II CVR Agreement, (f) to the extent known and determined, the identity of the members of the Reorganized Board, (g) the Transaction Steps Plan, (h) the Rejected Executory Contract/Unexpired Lease List, (i) a schedule of retained Causes of Action, (j) the Shareholders Agreement; and (k) such other documents as may be specified in the Plan.

199.        “Plan Supplement Filing Date” means the date on which the Plan Supplement is Filed with the Bankruptcy Court, which shall be at least seven (7) days prior to the deadline established by to File objections to Confirmation.

200.        “Postpetition A/R Claim” means any Claim on account of, arising under, or relating to the Postpetition A/R Documents, the Postpetition A/R Facility, or the Postpetition A/R Orders, including, without limitation, Claims for outstanding principal amounts and accrued and unpaid interest, fees, expenses, indemnification and other amounts arising under or related to the Postpetition A/R Documents, the Postpetition A/R Facility, or the Postpetition A/R Orders.

201.        “Postpetition A/R Documents” means the Postpetition A/R Revolving Loan Agreement together with all other related documents (including any purchase and sale documents, performance guarantees, fee and/or engagement letters, pledge agreements, instruments, and other agreements), in each case as supplemented, amended, restated, or otherwise modified from time to time.

202.        “Postpetition A/R Facility” means that certain accounts receivable lending facility that continues on a postpetition basis with economic terms substantially similar to those of the Prepetition A/R Facility (subject to (a) reasonable modifications, mutually agreed to by the borrower thereunder, the A/R Agent, and the A/R Lenders, made in connection with such facility becoming a postpetition facility and (b) other modifications, in the case of this clause (b), subject to the reasonable consent of the Required Supporting First Lien Term Loan Group Creditors and the Required Supporting Crossover Group Creditors solely to the extent specifically provided for in the Restructuring Support Agreement (such consent not to be unreasonably withheld, delayed or conditioned)).

203.        “Postpetition A/R Motion” means any motion filed with the Bankruptcy Court seeking approval of the Postpetition A/R Facility.

204.        “Postpetition A/R Orders” means, collectively, the Interim Postpetition A/R Order and the Final Postpetition A/R Order.

205.        “Postpetition A/R Revolving Loan Agreement” means the credit agreement pursuant to which the lenders party thereto agree to provide non-Debtor ST US AR Finance LLC with a revolving loan facility.

206.        “Potential MDT II Chapter 5 Cause of Action” means any of the Debtors’ or their estates’ causes of action under chapter 5 of the Bankruptcy Code and state equivalents, which may exist against the MDT II and its officers, advisors, professionals, agents, trustees, and beneficiaries.

207.        “Prepetition A/R Agreement” means that certain Credit Agreement, dated as of June 16, 2022, by and among MEH, Inc., as servicer, ST US AR Finance LLC, as borrower, the A/R Agent, as agent, the lenders party thereto, and the letter of credit issuers party thereto (as modified, amended, or supplemented from time to time).

208.        “Prepetition A/R Documents” means the Prepetition A/R Agreement together with all other related documents (including any purchase and sale documents, performance guarantees, fee and/or engagement letters, pledge agreements, instruments, and other agreements), in each case as supplemented, amended, restated, or otherwise modified from time to time.

209.         “Prepetition A/R Facility” means that certain accounts receivable lending facility established under the A/R Agreement.

210.        “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

211.        “Professional Fee Claim” means a Claim by a Retained Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

212.        “Professional Fee Escrow Accounts” means segregated interest-bearing accounts funded by the Debtors with Cash no later than ten (10) Business Days before the anticipated Effective Date in an amount equal to the Professional Fee Escrow Amount.

213.        “Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses the Retained Professionals have incurred or will incur in rendering services in connection with the Chapter 11 Cases prior to and as of the Effective Date, which shall be estimated pursuant to the method set forth in Article II.A.2 of the Plan.

214.        “Proof of Claim” means a proof of Claim Filed against any Debtor in the Chapter 11 Cases.

215.        “Pro Rata Share” means, with respect to any distribution on account of an Allowed Claim, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Allowed Claims in its Class; provided that (a) for Allowed First Lien Claims, the calculation of Pro Rata Share shall (i) exclude First Lien Term Loans Accrued and Unpaid Interest, 2025 First Lien Notes Accrued and Unpaid Interest, and 2028 First Lien Notes Accrued and Unpaid Interest, but (ii) include the 2025 First Lien Notes Makewhole Amount and the 2028 First Lien Notes Makewhole Amount; and (b) for Allowed Second Lien Notes Claims, the calculation of Pro Rata Share shall (i) exclude (x) any makewhole, applicable premium, redemption premium, prepayment premium, or other similar payment provisions, including intercreditor claims, due upon any triggering events as provided for in the Second Lien Notes Indentures or otherwise assertable under any other Second Lien Notes Document, and (y) accrued and unpaid interest (including compounding) on the Second Lien Indebtedness incurred after the Petition Date, but (ii) include accrued and unpaid interest (including compounding) on the Second Lien Indebtedness as of the Petition Date.

216.        “Reinstatement” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code. “Reinstated” shall have a correlative meaning.

217.        “Rejected Executory Contract/Unexpired Lease List” means the list, of Executory Contracts and/or Unexpired Leases (including any amendments or modifications thereto), if any, that will be rejected pursuant to the Plan which will be filed with the Plan Supplement.

218.        “Related Parties” means, with respect to an Entity, each of, and in each case in its capacity as such, such Entity’s current and former Affiliates, and such Entity’s and such Affiliates’ current and former members, directors, managers, officers, proxyholders, control persons, investment committee members, special committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds (including any beneficial holders for the account of whom such funds are managed), predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, investment managers, and other professionals and advisors, each in their capacity as such, and any such person’s or Entity’s respective heirs, executors, estates, and nominees.

219.        “Released Party” means, collectively, each of, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Non-Debtor Affiliate; (d) each of the Debtors’ and Non-Debtor Affiliates’ current and former directors, officers and proxyholders; (e) each member of the Ad Hoc First Lien Term Loan Group; (f) each member of the Ad Hoc Crossover Group; (g) each member of the Ad Hoc 2025 Noteholder Group; (h) the MDT II and the MDT II Trustees; (i) each Supporting Party; (j) if applicable, each Supporting Party in its capacity as a Holder of Equity Interests; (k) the DIP Agent; (l) the DIP Lenders; (m) the First Lien Term Loan Administrative Agents; (n) the First Lien Notes Indenture Trustee; (o) the Second Lien Notes Indenture Trustee; (p) the A/R Agent; (q) the A/R Lenders; (r) each Releasing Party; and (s) each Related Party of each Entity in clause (a) through (r); provided that, in each case, an Entity shall not be a Released Party if it (i) elects to opt out of the Releases or (ii) timely Files with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the Releases that is not resolved before Confirmation; provided further that, for the avoidance of doubt, any opt-out election made by a Supporting Party will be void ab initio.

220.        “Releases” means collectively the Debtor Release and the Third-Party Release as set forth in Article IX hereof.

221.        “Releasing Parties” means, collectively, each of, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Non-Debtor Affiliate; (d) each of the Debtors’ and Non-Debtor Affiliates’ current and former directors, officers and proxyholders; (e) each member of the Ad Hoc First Lien Term Loan Group; (f) each member of the Ad Hoc Crossover Group; (g) each member of the Ad Hoc 2025 Noteholder Group; (h) the MDT II and the MDT II Trustees; (i) each Supporting Party; (j) if applicable, each Supporting Party in its capacity as a Holder of Equity Interests; (k) the DIP Agent; (l) the DIP Lenders; (m) the First Lien Term Loan Administrative Agents; (n) the First Lien Notes Indenture Trustee; (o) the Second Lien Notes Indenture Trustee; (p) the A/R Agent; (q) the A/R Lenders; (r) each Holder of a Claim that is Unimpaired under the Plan that (i) does not timely File with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the Third-Party Release, (ii) files such an objection that is consensually resolved with the Debtors on terms providing for such Holder to be a Releasing Party or withdrawn before Confirmation, or (iii) files an objection that is thereafter overruled by the Bankruptcy Court; (s) each other Holder of Claims that is entitled to vote on this Plan and either (i) votes to accept this Plan, (ii) abstains from voting on this Plan and does not elect to opt out of the Releases contained in this Plan, or (iii) votes to reject this Plan and does not elect to opt out of the Releases contained in this Plan; and (t) each Related Party of each Entity in clause (a) through (s); provided that, for the avoidance of doubt, any opt-out election made by a Supporting Party will be void ab initio.

222.        “Reorganized Board” means the initial board of directors or similar governing body of the Reorganized Parent.

223.        “Reorganized Debtors” means, on or after the Effective Date, the Debtors, as reorganized pursuant to and under the Plan, or any successor thereto.

224.        “Reorganized Parent” means, on or after the Effective Date, Mallinckrodt plc as reorganized pursuant to and under the Plan.

225.        “Representatives” means, with respect to any Person, such Person’s Affiliates and its and their directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors, investment advisors, investors, managed accounts or funds, management companies, fund advisors, advisory board members, professionals and other representatives, in each case, solely in their capacities as such.

226.        “Required Supporting 2025 Noteholder Group Creditors” has the meaning set forth in the Restructuring Support Agreement.

227.        “Required Supporting Crossover Group Creditors” has the meaning set forth in the Restructuring Support Agreement.

228.        “Required Supporting First Lien Term Loan Group Creditors” has the meaning set forth in the Restructuring Support Agreement.

229.        “Required Supporting Secured Creditors” means, as of any date of determination, the Required Supporting First Lien Term Loan Group Creditors, the Required Supporting Crossover Group Creditors, and the Required Supporting 2025 Noteholder Group Creditors.

230.        “Restricted Cash” means Cash for which the withdrawal or use of which is restricted, including Cash that collateralizes letters of credit, guarantees, surety bonds, and/or escrow accounts.

231.        “Restructuring Fees and Expenses” means all accrued and unpaid reasonable and documented fees and out-of-pocket expenses incurred prior to the Effective Date of the following: (i) (a) Gibson, Dunn & Crutcher LLP, as primary counsel to the Ad Hoc First Lien Term Loan Group, (b) Evercore Group LLC, as financial advisor to the Ad Hoc First Lien Term Loan Group, (c) one Delaware local counsel, and (d) one Irish local counsel to represent the Ad Hoc First Lien Term Loan Group’s interests in the Chapter 11 Cases or to effectuate the Restructuring; (ii) (a) Paul, Weiss, Rifkind, Wharton & Garrison LLP, as legal counsel to the Ad Hoc Crossover Group, (b) Perella Weinberg Partners LP, as financial advisor to the Ad Hoc Crossover Group, (c) Sullivan & Cromwell LLP, as legal counsel to certain Holders of Claims in the Ad Hoc Crossover Group, (d) Landis, Rath & Cobb, LLP, as Delaware counsel to the Ad Hoc Crossover Group, and (e) one Irish local counsel to represent the Ad Hoc Crossover Group’s interests in the Chapter 11 Cases or to effectuate the Restructuring; (iii) subject to the fee caps set forth in the Interim DIP Order, (a) Davis Polk & Wardwell LLP, as legal counsel to the Ad Hoc 2025 Noteholder Group, (b) Morris, Nichols, Arsht & Tunnel LLP, as Delaware counsel to the Ad Hoc 2025 Noteholder Group, (c) Quinn Emanuel Urquhart & Sullivan, LLP, as counsel to the appellants in those certain pending appeals before the United States Districy Court for the District of Delaware related to the Debtors, and (d) Sullican Hazeltine Allinson LLC, as Delaware counsel to the appellants in those certain pending appeals before the United States District Court for the District of Delaware related to the Debtors; (iv) ArentFox Schiff, LLP, as counsel to the DIP Agent and the First Lien Term Loan Administrative Agents; and (v) any such other advisors subject to the consent of the Debtors (not to be unreasonably withheld), solely to the extent (a) necessary and appropriate to represent the collective interests of the Ad Hoc First Lien Term Loan Group, the Ad Hoc 2025 Noteholder Group, and the Ad Hoc Crossover Group in respect of foreign law matters concerning the New Takeback Term Loan Facility or the New Takeback Notes unless the Ad Hoc First Lien Term Loan Group, the Ad Hoc 2025 Noteholder Group, the Ad Hoc Crossover Group, or their respective counsel determines in good faith that there is a conflict of interest that requires separate representation and (b) the services provided by such advisors are not duplicative of the advisors set forth in clauses (i) through (iv); in each case, in accordance with the engagement or fee letter, if applicable, between such professional or advisor and a Debtor, including any success fees, transaction fees, or similar fees contemplated therein.

232.        “Restructuring Support Agreement” means that certain Restructuring Support Agreement entered into on the RSA Effective Date, by and among the Debtors, the Supporting First Lien Creditors, the Supporting Second Lien Creditors, and the MDT II, and any exhibits, schedules, attachments, or appendices thereto (in each case, as such may be amended, modified or supplemented in accordance with its terms).

233.        “Restructuring Transactions” means the transactions described in Article IV.B of the Plan.

234.        “Retained Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and/or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

235.        “Revised Deferred Cash Payments Agreement” means the Original Deferred Cash Payments Agreement as amended by that certain Final Amendment to the Opioid Deferred Cash Payments Agreement, dated as of August 23, 2023, to incorporate the Revised Deferred Cash Payments Terms and the MDT II Settlement Payment.

236.        “Revised Deferred Cash Payments Terms” means the Original Deferred Cash Payments Terms as amended by the Revised Deferred Cash Payments Agreement to (a) reflect the full satisfaction of MDT II Claims (including, for the avoidance of doubt, all of the Original Deferred Cash Payments) and (b) include such other revisions necessary to implement the Restructuring Transactions.

237.        “RSA Effective Date” shall have the meaning ascribed to the term “Agreement Effective Date” in the Restructuring Support Agreement.

238.        “Scheme of Arrangement” means the proposals for a scheme of arrangement in relation to the Parent pursuant to section 539 of the Companies Act 2014 of Ireland that is: (a) based on and consistent in all respects with the terms set forth in Exhibit I to the Restructuring Support Agreement and the Plan and (b) to be annexed to the petition to be presented to the High Court of Ireland at the commencement of the Irish Examinership Proceedings.

239.        “SEC” means the United States Securities and Exchange Commission.

240.        “Second Lien Collateral Agent” means Wilmington Savings Fund Society, FSB in its capacity as collateral agent in respect of the Second Lien Creditors (or any portion thereof) or, as applicable, any successors, assignees or delegees thereof under any of the Second Lien Notes Documents (including any applicable intercreditor agreements).

241.        “Second Lien Collateral Agent Fees” means, collectively, to the extent not previously paid in connection with the Chapter 11 Cases, all outstanding reasonable and documented fees, expenses, and costs that are due and owing as of the Effective Date to the Second Lien Collateral Agent related to or in connection with the Chapter 11 Cases, the Plan, the Combined Order, or the Second Lien Notes Documents, as applicable.

242.        “Second Lien Creditors” means the Holders of Second Lien Notes.

243.        “Second Lien Indebtedness” means the indebtedness of the Debtors outstanding as of the Petition Date under the Second Lien Notes Documents, including the Second Lien Notes and accrued and unpaid interest (including any compounding) with respect thereto and any additional fees, costs, premiums, expenses (including any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, and all other Second Priority Notes Obligations (as defined in each of the Second Lien Notes Indentures).

244.        “Second Lien Notes” means the 2025 Second Lien Notes and the 2029 Second Lien Notes.

245.        “Second Lien Notes Claim” means any Claim arising under, deriving from or based upon the Second Lien Notes or the Second Lien Notes Indentures.

246.        “Second Lien Notes Documents” means the 2025 Second Lien Notes Documents and the 2029 Second Lien Notes Documents.

247.        “Second Lien Notes Indentures” means the 2025 Second Lien Notes Indenture and the 2029 Second Lien Notes Indenture.

248.        “Second Lien Notes Indenture Trustee” means Wilmington Savings Fund Society, FSB, in its capacity as the trustee under the Second Lien Notes Indentures or, as applicable, any successors, assignees or delegees thereof under any of the Second Lien Notes Indentures (including any applicable intercreditor agreements).

249.        “Second Lien Notes Indenture Trustee Fees” means, collectively, to the extent not previously paid in connection with the Chapter 11 Cases, all outstanding reasonable and documented fees, expenses, and costs that are due and owing as of the Effective Date to the Second Lien Notes Indenture Trustee related to or in connection with the Chapter 11 Cases, the Plan, the Combined Order, the 2025 Second Lien Notes Documents, and the 2029 Second Lien Notes Documents, as applicable.

250.        “Secured Claim” means a Claim: (i) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (ii) otherwise Allowed pursuant to the Plan or order of the Bankruptcy Court as a secured claim.

251.        “Securities” means any instruments that qualify under Section 2(a)(1) of the Securities Act.

252.        “Securities Act” means the Securities Act of 1933, as now in effect or hereafter amended, or any regulations promulgated thereunder.

253.        “Shareholders Agreement” means the agreement governing certain terms of the New Common Equity to which each holder of the New Common Equity shall be deemed a party and bound by the terms and conditions therein on, and as of, the Effective Date, regardless of whether such holder executes or delivers a signature pages to the agreement, the terms of which shall be consistent with the Governance Term Sheet in all material respects.

254.        “Solicitation Procedures Motion” means the Motion of Debtors for Order (I) Scheduling Combined Hearing to Consider (A) Approval of Disclosure Statement, (B) Approval of Solicitation Procedures and Forms of Ballots, and (C) Confirmation of the Plan; (II) Establishing an Objection Deadline to Object to Disclosure Statement and Plan; (III) Approving the Form and Manner of Notice of Combined Hearing, Objection Deadline, and Notice of Commencement; (IV) Conditionally Waiving Requirement of Filing Statements of Financial Affairs, Schedules of Assets and Liabilities, and 2015.3 Reports; (V) Approving Notice and Objection Procedures for the Assumption or Rejection of Executory Contracts and Unexpired Leases; (VI) Conditionally Waiving Requirement to Convene the Section 341 Meeting of Creditors; and (VI) Conditionally Waiving Requirement to Convene the Section 341 Meeting of Creditors and (VII) Granting Related Relief Pursuant to Sections 105(a), 341, 521(a), 1125, 1126, and 1128 of the Bankruptcy Code and Bankruptcy Rules 1007, 2002, 3017, and 3018 to be filed on the Petition Date.

255.        “Solicitation Procedures Order” means an order of the Bankruptcy Court granting the relief requested in the Solicitation Procedures Motion.

256.        “State” means a state or territory of the United States of America and the District of Columbia.

257.        “States Settlement” means the settlement between the Parent, Mallinckrodt ARD LLC, and each of the States resolving the Acthar-related litigations and government investigations disclosed in Mallinckrodt’s Form 10-K for 2019, including United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Penn.); United States of America et al. ex rel., Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.), and related matters, as set forth in the States Settlement Agreement and effectuated through the 2020-2022 Plan.

258.        “States Settlement Agreement” means the definitive settlement agreements memorializing the States Settlement filed in the 2020-2022 Chapter 11 Cases at Docket Number 7639.

259.        “Subordinated Claim” means any Claim against the Debtors that is subject to subordination under section 509(c), section 510(b), or section 510(c) of the Bankruptcy Code, including without limitation any Claim for reimbursement, indemnification, or contribution, and the Claims against any Debtors asserted in the lawsuit styled Cont’l Gen. Ins. Co. v. Mallinckrodt plc, Case No. 3:23-cv-03662 (D.N.J.).

260.        “Supporting First Lien Creditors” means the First Lien Creditors party to the Restructuring Support Agreement.

261.        “Supporting Funded Debt Creditors” has the meaning set forth in the Restructuring Support Agreement.

262.        “Supporting Second Lien Creditors” means the Second Lien Creditors party to the Restructuring Support Agreement.

263.        “Supporting Parties” means the Supporting First Lien Creditors, the Supporting Second Lien Creditors, and the MDT II.

264.        “Syndicated Exit Agent” means the administrative agent for the Syndicated Exit Financing selected in accordance with the Restructuring Support Agreement.

265.        “Syndicated Exit Credit Agreement” means the credit agreement governing the Syndicated Exit Financing, the substantially final form of which will be filed with the Plan Supplement.

266.        “Syndicated Exit Financing” means a new money, first-lien debt financing, the terms of which shall be acceptable to the Required Supporting First Lien Term Loan Group Creditors and the Required Supporting Crossover Group Creditors, the Debtors will seek to raise and may consummate on the Effective Date in an original principal amount not greater than $1.65 billion, the net proceeds of which will (if consummated) be used to repay certain Allowed DIP Claims and First Lien Claims as provided in the Plan.

267.        “Syndicated Exit Financing Documentation” means the Syndicated Exit Credit Agreement together with all other related documents, instruments, and agreements (including the security agreement and any other documents governing the Syndicated Exit Financing), in each case as supplemented, amended, restated, or otherwise modified from time to time.

268.        “Third-Party Release” means the releases given by the Releasing Parties to the Released Parties in Article IX.C hereof.

269.        “Transaction Steps Plan” means a document to be included in the Plan Supplement that will set forth the material components of the Restructuring Transactions.

270.        “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

271.        “Unimpaired” means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

272.        “United States” means the United States of America, its agencies, departments, or agents.

273.        “United States Trustee” means the Office of the United States Trustee for the District of Delaware.

274.        “United States Trustee Statutory Fees” means the quarterly fees due to the United States Trustee under 28 U.S.C § 1930(a)(6), plus any interest due and payable under 31 U.S.C. § 3717 on all disbursements, including Plan payments and disbursements in and outside the ordinary course of the Debtors’ or Reorganized Debtors’ business (or such amount agreed to with the United States Trustee or ordered by the Bankruptcy Court).

275.        “Unrestricted Cash” means, for purposes of the Exit A/R Facility Cash Sweep, the DIP Cash Sweep, and the Exit Minimum Cash Sweep, all Cash (a) other than Restricted Cash and Cash proceeds from the Syndicated Exit Financing (b) calculated after giving effect to the payment in full of all Allowed General Administrative Claims, Allowed Professional Fee Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, United States Trustee Statutory Fees, Restructuring Fees and Expenses, Allowed Other Secured Claims, and Allowed General Unsecured Claims, in each case to the extent accrued and payable as of the Effective Date, and any other fees, expenses, costs, or distributions that must be made under this Plan or otherwise to effectuate the Restructuring Transactions (including amounts paid into the Professional Fee Escrow Accounts, First Lien Term Loans Accrued and Unpaid Interest, 2025 First Lien Notes Accrued and Unpaid Interest, 2028 First Lien Notes Accrued and Unpaid Interest, Indenture Trustee Fees, First Lien Term Loan Administrative Agent Fees, and Collateral Agent Fees).

276.        “Unsecured Claim” means a claim that is not secured by a Lien on property in which one of the Debtors’ Estates has an interest.

277.        “Voluntary Operating Injunction” means the voluntary injunction on the Debtors to enjoin them from, among other things, engaging in certain conduct related to the manufacture, marketing, promotion, sale, and distribution of opioids granted pursuant to the Order Granting Certain Debtors’ Motion for Injunctive Relief Pursuant to 11 U.S.C. § 105 with Respect to the Voluntary Injunction [2020-2022 Adv. Docket No. 196] entered in Mallinckrodt plc v. State of Connecticut, Case No. 20-ap-50850 (JTD) (Bankr. D. Del.) and on a permanent basis through the 2020-2022 Confirmation Order.

278.        “Workers’ Compensation Contracts” means the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and Plans for workers’ compensation and workers’ compensation Insurance Contracts.

B.	Rules of Interpretation

1.            For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (d) any reference to any Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (e) unless otherwise specified, all references herein to “Articles” are references to Articles of the Plan; (f) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document created or entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (h) unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (i) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (j) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interests,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (k) captions and headings to Articles and subdivisions thereof are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (l) unless otherwise specified, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (m) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (n) unless otherwise specified, all references to statutes, regulations, orders, rules of courts, and the like shall mean as in effect on the Effective Date and as applicable to the Chapter 11 Cases; (o) any effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and such interpretation shall control; (p) references to docket numbers are references to the docket numbers of documents Filed in the Chapter 11 Cases under the Bankruptcy Court’s CM/ECF system; and (q) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

2.            The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

3.            All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

4.            Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

5.            References to “[Docket No. ___]” refer to docket items from the Chapter 11 Cases. References to “[2020-2022 Docket No. ___]” refer to docket items from the 2020-2022 Chapter 11 Cases.

C.	Consent Rights

Notwithstanding anything to the contrary in the Plan, the Combined Order, or the Disclosure Statement, any and all consent, consultation, and approval rights set forth in the Restructuring Support Agreement, including rights and limitations with respect to the form and substance of any Definitive Document (including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents) shall be incorporated herein by this reference (including to the applicable definitions in Article I.A) and fully enforceable as if stated in full herein.

Article II.

ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS,
OTHER PRIORITY CLAIMS, AND UNITED STATES TRUSTEE STATUTORY FEES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, and Other Priority Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III.

A.	Administrative Claims

1.	General Administrative Claims

Subject to the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code, except to the extent that a Holder of an Allowed General Administrative Claim and the applicable Debtor(s) or Reorganized Debtor(s), as applicable, agree to less favorable treatment with respect to such Allowed General Administrative Claim, each Holder of an Allowed General Administrative Claim will receive, in full and final satisfaction of its General Administrative Claim, an amount in Cash equal to the unpaid amount of such Allowed General Administrative Claim in accordance with the following: (a) if such General Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter; (b) if such General Administrative Claim is Allowed after the Effective Date, on the date such General Administrative Claim is Allowed or as soon as reasonably practicable thereafter or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter; (c) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as the case may be; or (d) at such time and upon such terms as set forth in an order of the Bankruptcy Court; provided that Allowed General Administrative Claims that arise in the ordinary course of the Debtors’ business during the Chapter 11 Cases shall be paid in full in Cash in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice. Nothing in the foregoing or otherwise in the Plan shall prejudice the Debtors’ or the Reorganized Debtors’ rights and defenses regarding any asserted General Administrative Claim.

2.	Professional Fee Claims

a.	Professional Fee Applications

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than thirty (30) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and prior Bankruptcy Court orders. The Reorganized Debtors shall pay Professional Fee Claims owing to the Retained Professionals in Cash to such Retained Professionals in the amount the Bankruptcy Court Allows from funds held in the Professional Fee Escrow Accounts, as soon as reasonably practicable after such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Accounts. To the extent that funds held in the Professional Fee Escrow Accounts are insufficient to satisfy the Allowed amount of Professional Fee Claims owing to the Retained Professionals, the Reorganized Debtors shall pay such amounts within ten (10) Business Days of entry of the order approving such Professional Fee Claims.

b.	Professional Fee Escrow Accounts

The Professional Fee Escrow Accounts shall be maintained in trust solely for the Retained Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full in Cash to the Retained Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow Accounts or Cash held in the Professional Fee Escrow Accounts in any way. No funds held in the Professional Fee Escrow Accounts shall be property of the Estates of the Debtors or the Reorganized Debtors. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full in Cash to the Retained Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Accounts shall be remitted to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity being required.

c.	Professional Fee Escrow Amount

No later than fifteen (15) Business Days prior to the anticipated Effective Date, the Retained Professionals shall deliver to the Debtors a reasonable and good-faith estimate of their unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date projected to be outstanding as of the anticipated Effective Date. For the avoidance of doubt, no such estimate shall be considered or deemed an admission or limitation with respect to the amount of the fees and expenses that are the subject of a Retained Professional’s final request for payment of Professional Fee Claims Filed with the Bankruptcy Court, and such Retained Professionals are not bound to any extent by the estimates. If a Retained Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Retained Professional. The total aggregate amount so estimated to be outstanding as of the anticipated Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Accounts; provided that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Accounts to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Accounts based on such estimates.

For the avoidance of Doubt, the terms of this Article II.A.2.C shall not apply to the parties entitled to receive the Restructuring Fees and Expenses.

B.	Postpetition A/R Claims

Except to the extent that a Holder of an Allowed Postpetition A/R Claim and the Debtor(s) against which such Allowed Postpetition A/R Claim is asserted agree to a less favorable treatment of its Allowed Claim, any Superpriority Claims (as defined in the Postpetition A/R Orders), arising under the Postpetition A/R Orders, to the extent Allowed and not contingent, unliquidated, or disputed as of the Effective Date, shall be paid, in full in Cash, on the Effective Date, and all other Postpetition A/R Claims shall be paid in full, in Cash, as they come due in the ordinary course of business in accordance with the terms and conditions of the Postpetition A/R Facility, as consensually amended and extended on the Plan Effective Date into the Exit A/R Facility; provided that, on the Effective Date, each Holder of an Allowed Postpetition A/R Claim shall receive its Pro Rata Share of the Exit A/R Facility Cash Sweep to the extent that the Exit A/R Facility Cash Sweep Trigger occurs.

C.	DIP Claims

Except to the extent that a Holder of an Allowed DIP Claim and the Debtor(s) against which such Allowed DIP Claim is asserted agree to a less favorable treatment of its Allowed Claim, in exchange for full satisfaction, settlement, discharge and release of, and in exchange for its Allowed DIP Claims, on the Effective Date, each Allowed DIP Claim shall receive, up to the Allowed amount of such DIP Claim, Cash from (i) if the DIP Cash Sweep Trigger occurs, the DIP Cash Sweep, and/or (ii) the Syndicated Exit Financing, if any, provided that, to the extent that the net proceeds of the Syndicated Exit Financing and the DIP Cash Sweep are collectively less than $280 million, the remaining DIP Claims will be converted on a dollar-for-dollar basis into New First Priority Takeback Term Loans in the amount of such shortfall.

D.	Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtor(s) against which such Allowed Priority Tax Claim is asserted agree to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. Nothing in the foregoing or otherwise in the Plan shall prejudice the Debtors’ or the Reorganized Debtors’ rights and defenses regarding any asserted Priority Tax Claim.

E.	Other Priority Claims

Except to the extent that a Holder of an Allowed Other Priority Claim and the Debtor(s) against which such Allowed Other Priority Claim is asserted agree to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and the discharge of each Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim due and payable on or prior to the Effective Date shall receive, as soon as reasonably practicable after the Effective Date, on account of such Claim: (i) Cash in an amount equal to the amount of such Allowed Other Priority Claim; or (ii) Cash in an amount agreed to by the applicable Debtor or Reorganized Debtor, as applicable, and such Holder. To the extent any Allowed Other Priority Claim is not due and owing on or before the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors (or the Reorganized Debtors, as applicable) and such Holder, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business. Nothing in the foregoing or otherwise in the Plan shall prejudice the Debtors’ or the Reorganized Debtors’ rights and defenses regarding any asserted Other Priority Claim.

F.	United States Trustee Statutory Fees

The Debtors and the Reorganized Debtors, as applicable, shall pay all United States Trustee Statutory Fees for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

G.	Restructuring Fees and Expenses

The Restructuring Fees and Expenses incurred, or estimated to be incurred, up to and including the Effective Date (or, with respect to necessary post Effective Date activities, after the Effective Date), shall be paid in full in Cash on the Effective Date in accordance with, and subject to, the terms of the Restructuring Support Agreement, without any requirement to file a fee application with the Bankruptcy Court or without any requirement for Bankruptcy Court review or approval. All Restructuring Fees and Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least five (5) Business Days before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Fees and Expenses. On the Effective Date, or as soon as practicable thereafter, final invoices for all Restructuring Fees and Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors.

Article III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims

The Plan constitutes a separate chapter 11 Plan of reorganization for each Debtor. The provisions of this Article III govern Claims against and Interests in the Debtors. Except for the Claims addressed in Article II above (or as otherwise set forth herein), all Claims and Interests are placed in Classes for each of the applicable Debtors. For all purposes under this Plan, each Class will exist for each of the Debtors; provided that any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.G below. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims, Priority Tax Claims, and Other Priority Claims as described in Article II above.

The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, Confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Interest to be classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or an Interest is in a particular Class only to the extent that any such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

Summary of Classification and Treatment of Claims and Interests

Class	Claim	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Presumed to Accept
2	First Lien Claims	Impaired	Entitled to Vote
3	Second Lien Notes Claims	Impaired	Entitled to Vote
4	General Unsecured Claims	Unimpaired	Presumed to Accept
5	Subordinated Claims	Impaired	Deemed to Reject
6	Intercompany Claims	Impaired / Unimpaired	Deemed to Reject / Presumed to Accept
7	Intercompany Interests	Impaired / Unimpaired	Deemed to Reject / Presumed to Accept
8	Existing Equity Interests	Impaired	Deemed to Reject

B.	Treatment of Claims and Interests

1.	Class 1 — Other Secured Claims

a.	Classification: Class 1 consists of all Other Secured Claims.

b.	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim, at the option of the applicable Debtor in consultation with the Ad Hoc First Lien Term Loan Group, the Ad Hoc Crossover Group, and the Ad Hoc 2025 Noteholder Group, shall, on the Effective Date, (i) be paid in full in Cash including the payment of any interest required to be paid under section 506(b) of the Bankruptcy Code, (ii) receive the collateral securing its Allowed Other Secured Claim, or (iii) receive any other treatment that would render such Claim Unimpaired, in each case, as determined by the Debtors.

c.	Voting: Class 1 is Unimpaired, and Holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.	Class 2 — First Lien Claims

a.	Classification: Class 2 consists of all First Lien Claims.

b.	Allowance:

(i)	On the Effective Date, the First Lien Term Loan Claims shall be Allowed in the aggregate principal amount of $1,716,874,186, plus the amount of the First Lien Term Loans Accrued and Unpaid Interest, plus any other accrued and unpaid First Lien Term Loan Obligations (other than principal or interest); provided that, notwithstanding anything to the contrary in the Plan, the DIP Orders, or the First Lien Term Loan Credit Agreement, all adequate protection payments made by the Debtors to Holders of First Lien Term Loan Claims and their agents and professionals pursuant to the DIP Orders during the Chapter 11 Cases shall be retained by such Holders and their agents and professionals, as applicable, and not recharacterized as principal payments or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory regardless of whether such payments arguably exceed the Allowed amount of the First Lien Term Loan Claims.

(ii)	On the Effective Date, the First Lien Notes Claims shall be Allowed as follows: (A) in the case of the 2025 First Lien Notes Claims, in the aggregate principal amount of $495,032,000, plus the amount of the 2025 First Lien Notes Accrued and Unpaid Interest, plus the 2025 First Lien Notes Makewhole Claim, plus any other accrued and unpaid 2025 First Lien Notes Obligations (other than principal or interest and excluding, for the avoidance of doubt, any Claims for a premium in excess of the 2025 First Lien Notes Makewhole Amount); and (B) in the case of the 2028 First Lien Notes Claims, in the aggregate principal amount of $650,000,000, plus the amount of the 2028 First Lien Notes Accrued and Unpaid Interest, plus the 2028 First Lien Notes Makewhole Claim, plus any other accrued and unpaid 2028 First Lien Notes Obligations (other than principal or interest and excluding, for the avoidance of doubt, any Claims for a premium in excess of the 2028 First Lien Notes Makewhole Amount); provided that, notwithstanding anything to the contrary in the Plan, the DIP Orders, or the First Lien Notes Indentures, all adequate protection payments made by the Debtors to Holders of First Lien Notes Claims and their agents and professionals pursuant to the DIP Orders during the Chapter 11 Cases shall be retained by such Holders and their agents and professionals, as applicable, and not recharacterized as principal payments or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory regardless of whether such payments arguably exceed the Allowed amount of the First Lien Notes Claims.

c.

Treatment: Except to the extent that a Holder of an Allowed First Lien Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed First Lien Claim, (i) each Holder of an Allowed First Lien Claim shall receive on the Effective Date its Pro Rata Share of (A) the First Lien New Common Equity, subject to dilution by the Management Incentive Plan and the MDT II CVRs (if equity settled), (B) as applicable, Cash in an amount sufficient to repay in full (x) the First Lien Term Loans Accrued and Unpaid Interest in the case of any Holder of First Lien Term Loan Claims, (y) the 2025 First Lien Notes Accrued and Unpaid Interest in the case of any Holder of 2025 First Lien Notes Claims, and (z) the 2028 First Lien Notes Accrued and Unpaid Interest in the case of any Holder of 2028 First Lien Notes Claims, and (C) Cash from (x) the Exit Minimum Cash Sweep, if the Exit Minimum Cash Sweep Trigger occurs and/or (y) the net proceeds of the Syndicated Exit Financing, if any, after the repayment of all applicable Allowed DIP Claims, and (D) if applicable, the New Second Priority Takeback Debt; and (ii) on the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding First Lien Notes Indenture Trustee Fees, First Lien Term Loan Administrative Agents Fees, and First Lien Collateral Agent Fees.

d.	Voting: Class 2 is Impaired, and Holders of First Lien Claims are entitled to vote to accept or reject the Plan.

3.	Class 3 — Second Lien Notes Claims

a.	Classification: Class 3 consists of all Second Lien Notes Claims.

b.	Allowance: On the Effective Date, (i) the 2025 Second Lien Notes Claims shall be Allowed in the aggregate principal amount of $321,868,000, plus accrued and unpaid Allowed interest on such principal amount, plus any other Allowed unpaid fees, costs, or other amounts due and owing pursuant to the 2025 Second Lien Notes Indenture, and (ii) 2029 Second Lien Notes Claims shall be Allowed in the aggregate principal amount of $328,323,952, plus accrued and unpaid Allowed interest on such principal amount, plus any other Allowed unpaid fees, costs, or other amounts due and owing pursuant to the 2029 Second Lien Notes Indenture.

c.

Treatment: Except to the extent that a Holder of an Allowed Second Lien Notes Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Second Lien Notes Claim, (i) each Holder of an Allowed Second Lien Notes Claim shall receive on the Effective Date its Pro Rata Share of seven and seven-tenths percent (7.7%) of the New Common Equity, which recovery is subject to dilution by the Management Incentive Plan and the MDT II CVRs (if equity settled); and (ii) on the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding Second Lien Notes Indenture Trustee Fees and Second Lien Collateral Agent Fees.

d.	Voting: Class 3 is Impaired, and Holders of Second Lien Notes Claims are entitled to vote to accept or reject the Plan.

4.	Class 4 — General Unsecured Claims

a.	Classification: Class 4 consists of all General Unsecured Claims.

b.	Treatment: Subject to Article V.C of the Plan and except to the extent that a Holder of a General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim against a Debtor shall receive payment in full in Cash in accordance with applicable law and the terms and conditions of the particular transaction giving rise to, or the agreement that governs, such Allowed General Unsecured Claim on the later of (i) the date due in the ordinary course of business or (ii) the Effective Date; provided, however, that no Holder of an Allowed General Unsecured Claim shall receive any distribution for any Claim that has previously been satisfied pursuant to a Final Order of the Bankruptcy Court.

c.	Voting: Class 4 is Unimpaired, and Holders of General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of General Unsecured Claims are not entitled to vote to accept or reject the Plan.

5.	Class 5 — Subordinated Claims

a.	Classification: Class 5 consists of all Subordinated Claims.

b.	Treatment: Holders of Subordinated Claims shall receive no recovery or distribution on account of such Subordinated Claims. Unless otherwise provided for under the Plan, on the Effective Date, Subordinated Claims shall be cancelled, released, discharged, and extinguished.

c.	Voting: Class 5 is Impaired, and Holders of Subordinated Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Subordinated Claims are not entitled to vote to accept or reject the Plan.

6.	Class 6 — Intercompany Claims

a.	Classification: Class 6 consists of all Intercompany Claims.

b.	Treatment: No property will be distributed to the Holders of Allowed Intercompany Claims. Unless otherwise provided for under the Plan, on the Effective Date, at the option of the applicable Debtor in consultation with the Ad Hoc First Lien Term Loan Group, the Ad Hoc Crossover Group, and the Ad Hoc 2025 Noteholder Group, Intercompany Claims shall be either: (i) Reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released.

c.	Voting: Class 6 is either (i) Unimpaired, in which case the Holders of Allowed Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or (ii) Impaired, and not receiving any distribution under the Plan, in which case the Holders of Allowed Intercompany Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, in each case, Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject the Plan.

7.	Class 7 — Intercompany Interests

a.	Classification: Class 7 consists of all Intercompany Interests.

b.	Treatment: No property will be distributed to the Holders of Allowed Intercompany Interests. Unless otherwise provided for under the Plan, on the Effective Date, at the option of the applicable Debtor in consultation with the Ad Hoc First Lien Term Loan Group, the Ad Hoc Crossover Group, and the Ad Hoc 2025 Noteholder Group, Intercompany Interests shall be either: (i) Reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released.

c.	Voting: Class 7 is either (i) Unimpaired, in which case the Holders of Allowed Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or (ii) Impaired, and not receiving any distribution under the Plan, in which case the Holders of Allowed Intercompany Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, in each case, Holders of Allowed Intercompany Interests are not entitled to vote to accept or reject the Plan.

8.	Class 8 — Existing Equity Interests

a.	Classification: Class 8 consists of all Existing Equity Interests.

b.	Treatment: Holders of Existing Equity Interests shall receive no distribution on account of their Existing Equity Interests. On the Effective Date, all Existing Equity Interests will be discharged, canceled, released, and extinguished and will be of no further force or effect.

c.	Voting: Class 8 is Impaired, and Holders of Existing Equity Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Existing Equity Interests are not entitled to vote to accept or reject the Plan.

C.	Acceptance or Rejection of the Plan

1.	Presumed Acceptance of Plan

Claims in Classes 1 and 4 are Unimpaired under the Plan and their Holders are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims in Classes 1 and 4 are not entitled to vote on the Plan and the votes of such Holders shall not be solicited.

2.            Voting Classes

Claims in Classes 2 and 3 are Impaired under the Plan and the Holders of Allowed Claims in all such Classes are entitled to vote to accept or reject the Plan, including by acting through a Voting Representative. For purposes of determining acceptance and rejection of the Plan, each such Class  will be regarded as a separate voting Class and votes will be tabulated on a Debtor-by-Debtor basis.

An Impaired Class of Claims shall have accepted this Plan if (a) the Holders, including Holders acting through a Voting Representative, of at least two-thirds (2/3) in amount of Claims actually voting in such Class have voted to accept this Plan and (b) the Holders, including Holders acting through a Voting Representative, of more than one-half (1/2) in number of Claims actually voting in such Class have voted to accept this Plan. Holders of Claims in Classes 2 and 3 (or, if applicable, the Voting Representatives of such Holders) shall receive ballots containing detailed voting instructions. For the avoidance of doubt, each Claim in any Class entitled to vote to accept or reject the Plan that is not Allowed pursuant to the Plan and, in each case, is wholly contingent, unliquidated, or disputed (based on the face of such Proof of Claim or as determined upon the review of the Debtors), in each case, shall be accorded one (1) vote and valued at one dollar ($1.00) for voting purposes only, and not for purposes of Allowance or distribution.

3.            Deemed Rejection of the Plan

Claims and Interests in Classes 5 and 8 are Impaired under the Plan and their Holders shall receive no distributions under the Plan on account of their Claims or Interests (as applicable) and are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Claims and Interests in Classes 5 and 8 are not entitled to vote on the Plan and the votes of such Holders shall not be solicited.

4.            Presumed Acceptance of the Plan or Deemed Rejection of the Plan

Claims and Interests in Classes 6 and 7 are either (a) Unimpaired and, therefore, conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or (b) Impaired and shall receive no distributions under the Plan and, therefore, deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Claims and Interests in Classes 6 and 7 are not entitled to vote on the Plan and votes of such Holders shall not be solicited.

D.	Confirmation Pursuant to Section 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims. The Debtors shall seek Confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article XI of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and Bankruptcy Rules.

E.	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests, and the respective distributions and treatments under the Plan, shall take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise; provided that, notwithstanding the foregoing, such Allowed Claims or Interests and their respective treatments set forth herein shall not be subject to setoff, demand, recharacterization, turnover, disgorgement, avoidance, or other similar rights of recovery asserted by any Person. Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination rights relating thereto.

F.	Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under the Plan shall affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

G.	Vacant and Abstaining Classes

Any Class of Claims or Interests that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed under Bankruptcy Rule 3018 shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code. Moreover, any Class of Claims that is occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018, but as to which no vote is cast, shall be deemed to accept the Plan pursuant to section 1129(a)(8) of the Bankruptcy Code.

H.	Controversy Concerning Impairment

If a controversy arises as to whether any Claim or Interest (or any Class of Claims or Interests) are Impaired under this Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or prior to the Confirmation Date, absent consensual resolution of such controversy consistent with the Restructuring Support Agreement among the Debtors and the complaining Entity or Entities, and with the consent of (i) the Required Supporting Secured Creditors solely in the event that the Required Supporting Secured Creditors would be materially impacted by such consensual resolution and (ii) the MDT II solely in the event that the MDT II would be materially impacted by such consensual resolution.

I.	Intercompany Interests and Intercompany Claims

To the extent Intercompany Interests and Intercompany Claims are Reinstated under the Plan, distributions on account of such Intercompany Interests and Intercompany Claims are not being received by Holders of such Intercompany Interests or Intercompany Interests on account of their Intercompany Interests or Intercompany Claims, but for the purposes of administrative convenience and to maintain the Debtors’ (and their Affiliate-subsidiaries) corporate structure, for the ultimate benefit of the Holders of New Common Equity, to preserve ordinary course intercompany operations, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

Article IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests

In consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a set of integrated, good-faith compromises and settlements of all Claims, Interests, Causes of Action and controversies resolved pursuant to the Plan. The Plan shall be deemed a motion by the Debtors to approve such compromises and settlements (including but not limited to the 2025 First Lien Notes Makewhole Settlement and the 2028 First Lien Notes Makewhole Settlement) pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, and the entry of the Combined Order shall constitute the Bankruptcy Court’s approval of such compromises and settlements under Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, as well as a finding by the Bankruptcy Court that such integrated compromises or settlements are in the best interests of the Debtors, their Estates and Holders of Claims and Interests, and are fair, equitable and within the range of reasonableness. Subject to Article VI, distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final and indefeasible and shall not be subject to avoidance, turnover, or recovery by any other Person.

B.	Restructuring Transactions

Without limiting any rights and remedies of the Debtors or Reorganized Debtors under this Plan or applicable law, but in all cases subject to the terms and conditions of the Definitive Documents, including the Transaction Steps Plan, and any consents or approvals required thereunder, the entry of the Combined Order shall constitute authorization for the Reorganized Debtors to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of this Plan prior to, on, and after the Effective Date, including such actions as may be necessary or appropriate to effectuate a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors. Such restructuring may include (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of this Plan and the other Definitive Documents and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and the other Definitive Documents and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law or foreign law in connection with such transactions, but in all cases subject to the terms and conditions of this Plan and the other Definitive Documents and any consents or approvals required thereunder.

The Restructuring Transactions shall not materially adversely affect the recoveries under the Plan of (i) First Lien Term Loan Claims without the consent of the Required Supporting First Lien Term Loan Group Creditors, (ii) 2028 First Lien Notes Claims or Second Lien Notes Claims without the consent of the Required Supporting Crossover Group Creditors; and (iii) 2025 First Lien Notes Claims without the consent of the Required Supporting 2025 Noteholder Group Creditors.

The Restructuring Transactions, as currently contemplated, will take the form of a recapitalization of the existing corporate group. The Debtors and the Supporting Funded Debt Creditors are continuing to evaluate alternative structures, which may include a taxable transfer of the Debtors’ assets to a new entity or group of entities, including a newly formed parent, and any such alternative structure and the transaction steps required to implement such alternative structure shall be described in the Transactions Steps Plan.

The Combined Order shall and shall be deemed to, pursuant to both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate Restructuring Transactions (including the Transaction Steps Plan and any other transaction described in, approved by, contemplated by, or necessary to effectuate the Plan).

C.	Corporate Existence

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each Debtor is incorporated or formed and pursuant to the respective memorandum and articles of association, certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such memorandum and articles of association, certificate of incorporation and bylaws (or other formation documents) are amended by the Plan, by the Debtors, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

D.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims

Except as otherwise expressly provided in this Plan or any agreement, instrument, or other document incorporated herein, including the Transaction Steps Plan, pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c) and other applicable provisions of the Bankruptcy Code, on and after the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, the Reorganized Debtors may (i) operate their respective businesses, (ii) use, acquire, and dispose of their respective property, and (iii) compromise or settle any Claims, Interests, or Causes of Action, in each case without notice to, supervision of, or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, including for the avoidance of doubt any restrictions on the use, acquisition, sale, lease, or disposal of property under section 363 of the Bankruptcy Code.

E.	Cancellation of Existing Agreements and Existing Equity Interests

On the Effective Date, except to the extent otherwise provided in this Plan, the Scheme of Arrangement, the Combined Order, or any other Definitive Document, all notes, bonds, indentures, certificates, securities, purchase rights, options, warrants, collateral agreements, subordination agreements, or other instruments or documents directly or indirectly evidencing, creating, or relating to any existing indebtedness or obligations of the Debtors or giving rise to any rights or obligations relating to Claims against or Interests in the Debtors shall be deemed canceled and surrendered, and the obligations of the Debtors or the Reorganized Debtors, as applicable, and any Non-Debtor Affiliates thereunder or in any way related thereto shall be deemed satisfied in full, released, and discharged; provided that, notwithstanding such cancellation, satisfaction, release, and discharge, anything to the contrary contained in the Plan or Combined Order, Confirmation or the occurrence of the Effective Date, any such document or instrument that governs the rights, claims, or remedies of the Holder of a Claim or Interest shall continue in effect solely for purposes of: (i) enabling the Holder of such Claim or Interest to receive distributions on account of such Claim or Interest under the Plan as provided herein; (ii) allowing and preserving the rights of the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, as applicable, to make distributions as specified under the Plan on account of Allowed Claims, as applicable, including allowing the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, as applicable, to submit invoices for any amount and enforce any obligation owed to them under the Plan to the extent authorized or allowed by the applicable documents; (iii) permitting the Reorganized Debtors and any other Distribution Agent, as applicable, to make distributions on account of the applicable Claims and/or Interests; (iv) preserving the First Lien Term Loan Administrative Agents’, the First Lien Notes Indenture Trustee’s, the Second Lien Notes Indenture Trustee’s, the A/R Agent’s, the DIP Agent’s, the Syndicated Exit Agent’s, the New Takeback Notes Indenture Trustee’s, and the New Takeback Term Loan Agent’s, as applicable, rights, if any, to compensation and indemnification as against any money or property distributable to the Holders of First Lien Term Loan Claims, First Lien Notes Claims, Second Lien Notes Claims, Postpetition A/R Claims, and DIP Claims, as applicable, including permitting the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, as applicable, to maintain, enforce and exercise any priority of payment or charging liens against such distributions each pursuant and subject to the terms of the First Lien Term Loan Credit Agreement, the First Lien Notes Indentures, the Second Lien Notes Indentures, the Postpetition A/R Revolving Loan Agreement, and the DIP Credit Agreement, as applicable, as in effect on or immediately prior to the Effective Date, (v) preserving all rights, remedies, indemnities, powers, and protections, including rights of enforcement, of the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, as applicable, against any person other than a Released Party (which Released Parties include the Debtors, the Reorganized Debtors, and the Non-Debtor Affiliates), and any exculpations of the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, as applicable, provided that the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent shall remain entitled to indemnification or contribution from the Holders of First Lien Term Loan Claims, First Lien Notes Claims, Second Lien Notes Claims, Postpetition A/R Claims, and DIP Claims, each pursuant and subject to the terms of the First Lien Term Loan Credit Agreement, the First Lien Notes Indentures, the Second Lien Notes Indentures, the Postpetition A/R Revolving Loan Agreement, and the DIP Credit Agreement, as applicable, as in effect on the Effective Date, (vi) permitting the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, as applicable, to enforce any obligation (if any) owed to them under the Plan, (vii) permitting the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, the DIP Agent, the Syndicated Exit Agent, the New Takeback Notes Indenture Trustee, and the New Takeback Term Loan Agent to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, including to enforce any obligation owed to the First Lien Notes Indenture Trustee and the Second Lien Notes Indenture Trustee under the Plan, and (viii) permitting the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent to perform any functions that are necessary to effectuate the foregoing; provided, however, that this Article IV.E shall not apply to any documents securing and governing the Exit A/R Facility, the Syndicated Exit Financing, the New Takeback Notes, and the New Takeback Term Loans in accordance with Article IV.G of this Plan; provided, however, that nothing in this Article IV.E shall affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Combined Order, or the Plan, or (except as set forth in (v) above) the releases of the Released Parties pursuant to Article IX of the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan. For the avoidance of doubt, nothing in this Article IV.E shall cause the Reorganized Debtors’ obligations under the Exit Financing Documents to be deemed satisfied in full, released, or discharged; provided that notwithstanding this sentence, the First Lien Term Loan Claims, First Lien Notes Claims, the Second Lien Notes Claims, the Postpetition A/R Claims, and the DIP Claims shall be deemed satisfied in full, released, and discharged on the Effective Date. In furtherance of the foregoing, as of the Effective Date, First Lien Creditors, Second Lien Creditors, the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the First Lien Collateral Agent, the Second Lien Collateral Agent, the A/R Agent, and the DIP Agent shall be deemed to have released any First Lien Term Loan Claims, First Lien Notes Claims, Second Lien Notes Claims, Postpetition A/R Claims, and DIP Claims against the Reorganized Debtors and any Non-Debtor Affiliate guarantors under the First Lien Credit Documents, the Second Lien Notes Documents, the Postpetition A/R Documents, and the DIP Loan Documents, and are enjoined from pursuing any such claims against any of the Reorganized Debtors and Non-Debtor Affiliate guarantors in respect of such First Lien Term Loan Claims, First Lien Notes Claims, Second Lien Notes Claims, Postpetition A/R Claims, and DIP Claims.

On the Effective Date, the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, the DIP Agent, and each of their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors will be automatically and fully released and discharged from any further responsibility under the First Lien Term Loan Credit Agreement, the First Lien Notes Indentures, the Second Lien Notes Indentures, the Prepetition A/R Agreement, the Postpetition A/R Revolving Loan Agreement, and the DIP Credit Agreement, as applicable. The First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, the DIP Agent, and each of their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors shall be discharged and shall have no further obligation or liability except as provided in the Plan and Combined Order, and after the performance by the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, the DIP Agent, and their representatives and professionals of any obligations and duties required under or related to the Plan or Combined Order, the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, the DIP Agent, and each of their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors shall be relieved of and released from any obligations and duties arising thereunder.

The fees, expenses, and costs of the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, including fees, expenses, and costs of each of their respective professionals incurred after the Effective Date in connection with the Chapter 11 Cases, the Plan the Combined Order, the First Lien Term Loan Credit Documents, the 2025 First Lien Notes Documents, the 2028 First Lien Notes Documents, the 2025 Second Lien Notes Documents, the 2029 Second Lien Notes Documents, the Postpetition A/R Revolving Loan Agreement, and the DIP Loan Documents, as applicable, and reasonable and documented fees, costs, and expenses associated with effectuating distributions pursuant to the Plan, including the fees and expenses of counsel, if any, will be paid in full in Cash, without further Bankruptcy court approval, in the ordinary course on or after the Effective Date.

F.	Sources for Plan Distributions and Transfers of Funds Among Debtors

The Debtors will fund Cash distributions under the Plan with Cash on hand, including Cash from operations, and the proceeds of the Syndicated Exit Financing (if any) and the Exit A/R Facility (if any). Cash payments to be made pursuant to the Plan will be made by the Reorganized Debtors in accordance with Article VI. Subject to any applicable limitations set forth in any post-Effective Date agreement (including the New Governance Documents), the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement (including the New Governance Documents, the Syndicated Exit Documentation, the New Takeback Debt Documentation, and the Exit A/R Documents), shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing in accordance with, and subject to, applicable law.

G.	Syndicated Exit Financing and Approval of Syndicated Exit Documentation

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the Syndicated Exit Financing and the Syndicated Exit Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the Syndicated Exit Financing and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the Syndicated Exit Documentation and such other documents as may be reasonably required or appropriate.

On the Effective Date, the Syndicated Exit Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Syndicated Exit Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the Syndicated Exit Documentation shall: (i) be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the Syndicated Exit Documentation; (ii) be pari passu in priority to any Liens and security interests against any Reorganized Debtor and securing the New Takeback Debt; (iii) be deemed automatically perfected on the Effective Date; and (iv) not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

H.	New Takeback Term Loans and Approval of New Takeback Term Loans Documentation

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the New Takeback Term Loans and the New Takeback Term Loans Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the New Takeback Term Loans and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the New Takeback Term Loans Documentation and such other documents as may be reasonably required or appropriate.

On the Effective Date, the New Takeback Term Loans Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the New Takeback Term Loans Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the New Takeback Term Loan Documentation shall: (i) be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the New Takeback Term Loan Documentation; (ii) be pari passu in priority to any Liens and security interests against the Reorganized Debtors securing the Syndicated Exit Financing and/or New Takeback Notes; (iii) be deemed automatically perfected on the Effective Date; and (iv) not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

I.	New Takeback Notes and Approval of New Takeback Notes Documentation

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the New Takeback Notes and the New Takeback Notes Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the New Takeback Notes and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the New Takeback Notes Documentation and such other documents as may be reasonably required or appropriate.

On the Effective Date, the New Takeback Notes Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the New Takeback Notes Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the New Takeback Notes Documentation shall: (i) be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the New Takeback Notes Documentation; (ii) be pari passu in priority to any Liens and security interests against the Reorganized Debtors securing the Syndicated Exit Financing and/or the New Takeback Term Loans; (iii) be deemed automatically perfected on the Effective Date; and (iv) not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

J.	Exit A/R Facility and Approval of Exit A/R Documents

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the Exit A/R Facility and the Exit A/R Documents (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the applicable Reorganized Debtors in connection therewith, including the transfer of certain assets in connection with and incurrence of Liens securing the Exit A/R Facility and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the applicable Exit A/R Documents and such other documents as may be reasonably required or appropriate.

On the Effective Date, the Exit A/R Documents shall constitute legal, valid, binding, and authorized obligations of the applicable Reorganized Debtors party thereto, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Exit A/R Documents are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted by the applicable Reorganized Debtors under the Exit A/R Documents shall: (i) be legal, binding, and enforceable liens on, and security interests in, the collateral granted in accordance with the terms of the Exit A/R Documents; (ii) be deemed automatically perfected on the Effective Date; and (iii) not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The applicable Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

K.	New Common Equity and the MDT II CVRs

On the Effective Date, the Reorganized Parent shall (i) issue or reserve for issuance all of the New Common Equity (including all New Common Equity issuable upon exercise of the MDT II CVRs) issuable in accordance with the terms of the Plan and, where applicable, the Scheme of Arrangement and (ii) issue all of the MDT II CVRs to the MDT II or MNK Opioid Abatement Fund, LLC, in the discretion of the MDT II, in accordance with the terms of the Revised Deferred Cash Payments Agreement and the MDT II CVR Agreement. The issuance of the New Common Equity (including any New Common Equity issuable upon exercise of the MDT II CVRs) and any MDT II CVRs by the Reorganized Parent pursuant to the Revised Deferred Cash Payments Agreement or the MDT II CVR Agreement is authorized without the need for further corporate or other action or any consent or approval of any national securities exchange upon which the New Common Equity may be listed on or immediately following the Effective Date. All of the New Common Equity (including, when issued, any New Common Equity issuable upon exercise of the MDT II CVRs) issued or issuable pursuant to the Revised Deferred Cash Payments Agreement or the MDT II CVRs shall be duly authorized, validly issued, fully paid, and non-assessable. The MDT II CVRs shall be valid and binding obligations of the Reorganized Parent, enforceable in accordance with their respective terms.

1.            Exchange Act Reporting

On the Effective Date, the New Common Equity will succeed to the registered status of the Existing Equity Interests pursuant to Rule 12g-3 under the Exchange Act and the Reorganized Parent will be obligated to comply with all reporting and other obligations applicable to issuers registered under Section 12(g) of the Exchange Act. From and after the Effective Date, the Reorganized Board may determine to deregister the New Common Equity if the Reorganized Parent is eligible to do so in accordance with the rules and regulations of the Exchange Act.

2.            Absence of Listing / Transfer of New Common Equity

On the Effective Date, the Reorganized Parent shall issue the New Common Equity pursuant to the Plan and the New Governance Documents. The Reorganized Parent shall not be obligated to list the New Common Equity for public trading on any national securities exchange (within the meaning of the Exchange Act) and it has no current intention of seeking such listing. Distributions of the New Common Equity will most likely be made by delivery or book-entry transfer thereof by the Distribution Agent in accordance with the Plan and the New Governance Documents rather than through the facilities of DTC. Upon the Effective Date, after giving effect to the Restructuring Transactions, the New Common Equity shall be that number of shares as may be designated in the New Governance Documents.

On and after the Effective Date, transfers of New Common Equity shall be made in accordance with applicable Irish law, United States securities laws and the Shareholders Agreement, including the payment of stamp duty tax and completion of registration with the Distribution Agent.

3.            Shareholders Agreement

On the Effective Date, the Reorganized Parent shall enter into the Shareholders Agreement with the Holders of the New Common Equity, which shall become effective and binding in accordance with its terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the Shareholders Agreement). On and as of the Effective Date, all of the Holders of New Common Equity shall be deemed to be parties to the Shareholders Agreement, without the need for execution by such Holder.

The Shareholders Agreement shall be binding on all Persons or Entities receiving, and all Holders of, the New Common Equity (and their respective successors and assigns), whether such New Common Equity is received or to be received on or after the Effective Date and regardless of whether such Person or Entity executes or delivers a signature page to the Shareholders Agreement.

L.	Exemption from Registration Requirements

No registration statement will be filed under the Securities Act, or pursuant to any state securities laws, with respect to the offer and distribution of Securities under the Plan.  The offering, issuance, and distribution of any  New Common Equity in exchange for Claims pursuant to Article III of the Plan and the Combined Order and, where applicable, in accordance with the terms of the Scheme of Arrangement and the Combined Order shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable United States, State, or local law requiring registration for the offer or sale of a security pursuant to section 1145 of the Bankruptcy Code. Any and all such New Common Equity will be freely tradable under the Securities Act by the recipients thereof, subject to:  (i) the provisions of section 1145(b)(1) of the Bankruptcy Code, and compliance with any applicable state or foreign securities laws, if any, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities; (ii) the restrictions, if any, on the transferability of such Securities in the organizational documents of the issuer of, or in agreements or instruments applicable to holders of, such Securities; and (iii) any other applicable regulatory approval. The offering, issuance, and distribution of the New Takeback Notes in exchange for Claims pursuant to Article III of the Plan and the Combined Order and, where applicable, in accordance with the terms of the Scheme of Arrangement and the Combined Order shall be made only to Holders of the Allowed First Lien Claims who are reasonably believed to be Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act), institutional Accredited Investors (as defined in Rule 501(a)(1), (2), (3) or (7) under Regulation D promulgated under the Securities Act) or Non-U.S. Persons (as defined in Regulation S under the Securities Act) and shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable United States, State, or local law requiring registration for the offer or sale of a security pursuant to Section 4(a)(2) of the Securities Act, Regulation D under the Securities Act, and/or Regulation S promulgated under the Securities Act, and similar state securities law provisions. Any and all such New Takeback Notes will be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration or an applicable exemption from registration under the Securities Act and other applicable law. The Reorganized Debtors intend to make the New Takeback Notes eligible for clearance and settlement through the facilities of DTC.

The Debtors believe that either the MDT II CVRs issued to the MDT II shall not constitute a “security”, or that the issuance of the MDI II CVRs shall be exempt from registration under section 5 of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.  Under the MDT II CVR Agreement, the Reorganized Parent may issue shares of New Common Equity in lieu of paying cash only if (i) the resale by the MDT II of such shares would not require registration under the Securities Act, or such issuance or resale has been registered under the Securities Act in the case such shares are “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and the resale is to be registered, pursuant to the terms of a registration rights agreement reasonably acceptable to the Reorganized Parent and MDT II) and (ii) such shares are not otherwise subject to contractual restrictions on transfer.

The Reorganized Debtors need not provide any further evidence other than the Plan, the Combined Order, the Scheme of Arrangement, or the Irish Confirmation Order with respect to the treatment of the New Common Equity or MDT II CVRs under applicable securities laws.

Notwithstanding anything to the contrary in the Plan, no Person or Entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Takeback Notes or the New Common Equity (including any New Common Equity issuable upon exercise of the MDT II CVRs) are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.  All such Persons and Entities including DTC shall be required to accept and conclusively rely upon the Plan, the Combined Order, the Scheme of Arrangement, or the Irish Confirmation Order in lieu of a legal opinion regarding whether the New Takeback Notes or the New Common Equity (including any New Common Equity issuable upon exercise of the MDT II CVRs) are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.  Notwithstanding any policies, practices, or procedures of DTC, DTC and any participants and intermediaries shall fully cooperate and take all actions to facilitate any and all transactions necessary or appropriate for implementation of the Plan or other contemplated thereby, including without limitation any and all distributions pursuant to the Plan.

M.	Organizational Documents

Subject to Article IV.E of the Plan, the Reorganized Debtors shall enter into such agreements and amend their corporate governance documents to the extent necessary to implement the terms and provisions of the Plan. Without limiting the generality of the foregoing, as of the Effective Date, each of the Reorganized Debtors shall be governed by the New Governance Documents applicable to it. From and after the Effective Date, the organizational documents of each of the Reorganized Debtors will comply with section 1123(a)(6) of the Bankruptcy Code, as applicable. On or immediately before the Effective Date, each Reorganized Debtor will file its New Governance Documents, if any, with the applicable Secretary of State and/or other applicable authorities in its jurisdiction of incorporation or formation in accordance with applicable laws of its jurisdiction of incorporation or formation, to the extent required for such New Governance Documents to become effective.

N.	Release of Liens and Claims

To the fullest extent provided under section 1141(c) and other applicable provisions of the Bankruptcy Code, except as otherwise provided herein or in any contract, instrument, release or other agreement or document entered into or delivered in connection with this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VI hereof, all Liens, Claims, mortgages, deeds of trust, or other security interests against the assets or property of the Debtors or the Estates shall be fully released, canceled, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity; provided, that the Liens granted to First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent pursuant to the First Lien Term Loan Credit Agreement, the First Lien Notes Indentures, the Second Lien Notes Indentures, the Postpetition A/R Documents, and the DIP Credit Agreement, respectively, shall remain in full force and effect solely to the extent provided for in this Plan. The filing of the Combined Order with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens, Claims and other interests to the extent provided in the immediately preceding sentence. Any Person or Entity holding such Liens, Claims or interests shall, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

O.	Exemption from Certain Transfer Taxes and Recording Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to (i) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtors or the Reorganized Debtors, (ii) the creation, modification, consolidation, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means, (iii) the making, assignment, or recording of any lease or sublease, or (iv) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any United States federal, state, or local document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate United States state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

P.	Directors and Officers of the Reorganized Debtors

1.            The Reorganized Board

Prior to the Effective Date, the Debtors will undertake any necessary or advisable steps to have the Reorganized Board in place immediately prior to the Effective Date. The occurrence of the Effective Date will serve as ratification of the appointment of the Reorganized Board.

The Reorganized Board will initially consist of seven (7) members, which shall be comprised of the Chief Executive Officer of the Reorganized Debtors, one (1) director to be selected by the Ad Hoc First Lien Group Steering Committee, one (1) director to be selected by the Ad Hoc Crossover Group Steering Committee, and four (4) directors to be designated by a nominating and selection committee comprising certain members of the Ad Hoc First Lien Group Steering Committee, the Ad Hoc Crossover Group Steering Committee, and two members of the Ad Hoc 2025 Noteholder Group; provided that the Reorganized Board must satisfy any requirements set forth in the Corporate Integrity Agreement between the Office of Inspector General of the Department of Health and Human Services and the Parent, a copy of which was filed in the 2020-2022 Chapter 11 Cases at Docket Number 5750-2. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in advance of Confirmation, solely to the extent such Persons are known and determined, the identity and affiliations of any Person proposed to serve on the Reorganized Board.

The occurrence of the Effective Date shall have no effect on the composition of the board of directors or managers of each of the subsidiary Debtors.

2.            Senior Management

The existing officers of the Debtors as of the Effective Date shall remain in their current capacities as officers of the Reorganized Debtors, subject to their right to resign and the ordinary rights and powers of the Reorganized Board to remove or replace them in accordance with the New Governance Documents and any applicable employment agreements that are assumed pursuant to the Plan.

3.            Management Incentive Plan

After the Effective Date, the Reorganized Board shall adopt the Management Incentive Plan.

Q.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to the releases and exculpation set forth in this section and in Article IX below, all Causes of Action that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, whether arising before or after the Petition Date, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any specific Cause of Action as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to any Cause of Action upon, after, or as a consequence of the Confirmation or the occurrence of the Effective Date. In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant or an interested party, against any Person or Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits. For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to this Article IV.Q include any Claim or Cause of Action released or exculpated under the Plan (including, without limitation, by the Debtors).

R.	MDT II Provisions

In accordance with the 2020-2022 Confirmation Order, the applicable Reorganized Debtors shall continue to comply with the Voluntary Operating Injunction and the Monitor shall remain in place; provided, that (i) the Reorganized Debtors shall have no liabilities of any kind to the MDT II, any of the Opioid Creditor Trusts (as defined in the 2020-2022 Plan), or any beneficiaries of any of the foregoing before, on, or after the Effective Date except as expressly agreed in the Restructuring Support Agreement, the Revised Deferred Cash Payment Terms, the MDT II CVR Agreement, and the Amended Cooperation Agreement, and (ii) on the Effective Date, the Debtors shall release and be deemed to release without any further action the Potential MDT II Chapter 5 Causes of Action. For the avoidance of doubt, the Debtors’ rights other than the Potential MDT II Chapter 5 Causes of Action shall be fully preserved under the MDT II Documents and the Revised Deferred Cash Payment Terms.

Additionally, the Debtors shall comply with any non-monetary obligations under the MDT II Agreement and Amended Cooperation Agreement during the pendency of the Chapter 11 Cases. The Amended Opioid Cooperation Agreement shall be assumed by or deemed to be assumed by the Reorganized Debtors on the Effective Date. The Revised Deferred Cash Payments Agreement shall be assumed by or deemed to be assumed by the Reorganized Debtors on the Effective Date; provided that, as set forth in the Revised Deferred Cash Payments Agreement, all Original Deferred Cash Payments shall have been satisfied by the MDT II Settlement Payment and no further Original Deferred Cash Payments shall be owed.

S.	Corporate Action

Upon the Effective Date, all actions contemplated by the Plan and the Scheme of Arrangement shall be deemed authorized, approved, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by Holders of Claims or Interests, directors, managers, or officers of the Debtors, the Reorganized Debtors, or any other Entity, including: (i) assumption and rejection (as applicable) of Executory Contracts and Unexpired Leases (including the assumption of the MDT II Documents and the CMS/DOJ/States Settlement Agreement); (ii) selection of the directors, managers, and officers for the Reorganized Debtors; (iii) the execution of the New Governance Documents, the Syndicated Exit Documentation, the New Takeback Debt Documentation, and the Exit A/R Documents (as applicable); (iv) the issuance and delivery of the New Common Equity, the Syndicated Exit Financing, and the New Takeback Debt; (v) implementation of the Restructuring Transactions, and (vi) all other acts or actions contemplated, or reasonably necessary or appropriate to promptly consummate the transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the company structure of the Debtors, and any company action required by the Debtors in connection therewith, shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by the security holders, directors, managers, authorized persons, or officers of the Debtors.

Prior to, on and after the Effective Date, the appropriate officers, directors, managers, or authorized persons of the Debtors, the Reorganized Parent, or any direct or indirect subsidiaries of the Reorganized Parent (including any president, vice-president, chief executive officer, treasurer, general counsel, secretary, or chief financial officer thereof) shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, memoranda and articles of association, certificates of incorporation, certificates of formation, bylaws, operating agreements, other organization documents, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the applicable Debtors or applicable Reorganized Debtors, including the (i) New Governance Documents, (ii) the Syndicated Exit Documentation; (iii) New Takeback Debt Documentation, (iv) the Exit A/R Documents, and (v) any and all other agreements, documents, securities, and instruments relating to or contemplated by the foregoing. Prior to or on the Effective Date, each of the Debtors is authorized, in its sole discretion, to change its name or corporate form and to take such other action as required to effectuate a change of name or corporate form in the jurisdiction of incorporation of the applicable Debtor or Reorganized Debtor. To the extent the Debtors change their names or corporate form prior to the closing of the Chapter 11 Cases, the Debtors shall change the case captions accordingly.

T.	Intercreditor Agreements

Notwithstanding anything to the contrary herein or in this Plan, the treatment of, and distributions to (including rights to adequate protection and participation in the DIP Facility) made to Holders of First Lien Claims and Second Lien Claims shall not be subject to the Intercreditor Agreements or the terms thereof (including any turnover and disgorgement provisions), and the Intercreditor Agreements shall be deemed so amended to the extent necessary to effectuate same.

U.	Effectuating Documents; Further Transactions

Prior to, on, and after the Effective Date, the Debtors and Reorganized Debtors and the directors, managers, officers, authorized persons, and members of the boards of directors or managers and directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, notes, instruments, certificates, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and provisions of the Plan, the New Governance Documents, and any Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, actions, or consents except for those expressly required pursuant to the Plan or the Restructuring Support Agreement.

V.	Payment of Indenture Trustee Fees, First Lien Term Loan Administrative Agents Fees, and Collateral Agent Fees

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all unpaid Indenture Trustee Fees, First Lien Term Loan Administrative Agent Fees, and Collateral Agent Fees without application by any party to the Bankruptcy Court and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. The payment of the Indenture Trustee Fees, First Lien Term Loan Administrative Agent Fees, and Collateral Agent Fees is part of the economic bargain between the beneficial Holders of First Lien Notes Claims, the beneficial Holders of Second Lien Notes Claims, the Debtors, and the Supporting Funded Debt Creditors, and the payment of the Indenture Trustee Fees, First Lien Term Loan Administrative Agents Fees, and Collateral Agent Fees under the First Lien Credit Documents and the Second Lien Notes Documents shall be part of the distribution on account of the First Lien Claims and the Second Lien Notes Claims, as applicable.

W.	Authority of the Debtors

Effective on the Confirmation Date, the Debtors shall be empowered and authorized to take or cause to be taken, prior to the Effective Date, all actions necessary or appropriate to achieve the Effective Date and enable the Reorganized Debtors to implement effectively the provisions of the Plan, the Combined Order, the Scheme of Arrangement, the Irish Confirmation Order, and the Restructuring Transactions.

X.	No Substantive Consolidation

This Plan is being proposed as a joint chapter 11 plan of the Debtors for administrative purposes only and constitutes a separate chapter 11 plan for each Debtor. This Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in this Plan.

Y.	Continuing Effectiveness of Final Orders

Payment authorization granted to the Debtors under any prior Final Order entered by the Bankruptcy Court shall continue in effect after the Effective Date. Accordingly, the Debtors or the Reorganized Debtors may pay or otherwise satisfy any Claim to the extent permitted by, and subject to, the applicable Final Order without regard to the treatment that would otherwise be applicable to such Claim under this Plan.

Article V.

TREATMENT OF EXECUTORY CONTRACTS

AND UNEXPIRED LEASES; EMPLOYEE BENEFITS; AND INSURANCE POLICIES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan, each of the Executory Contracts and Unexpired Leases not previously rejected, assumed, or assumed and assigned pursuant to an order of the Bankruptcy Court will be deemed assumed as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code except any Executory Contract or Unexpired Lease (i) identified on the Rejected Executory Contract/Unexpired Lease List (which shall initially be filed with the Bankruptcy Court on the Plan Supplement Filing Date) as an Executory Contract or Unexpired Lease to be rejected, (ii) that is the subject of a separate motion or notice to reject pending as of the Effective Date, or (iii) that previously expired or terminated pursuant to its own terms (disregarding any terms the effect of which is invalidated by the Bankruptcy Code).

Entry of the Combined Order by the Bankruptcy Court shall constitute an order approving the assumption of the Restructuring Support Agreement, the MDT II Documents, and the CMS/DOJ/States Settlement Agreement pursuant to sections 365 and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. The Restructuring Support Agreement, the MDT II Documents, and the CMS/DOJ/States Settlement Agreement shall each be binding and enforceable against the applicable parties thereto in accordance with its terms. For the avoidance of doubt, the assumption of the Restructuring Support Agreement, the MDT II Documents, and the CMS/DOJ/States Settlement Agreement herein shall not otherwise modify, alter, amend, or supersede any of the terms or conditions of such agreements including, without limitation, any termination events or provisions thereunder.

Entry of the Combined Order by the Bankruptcy Court shall constitute an order approving the assumptions of the Executory Contracts and Unexpired Leases pursuant to sections 365(a) and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. Each Executory Contract and Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order, and not assigned to a third party on or prior to the Effective Date, shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by order of the Bankruptcy Court. To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease or the execution of any other Restructuring Transaction (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. For the avoidance of doubt, consummation of the Restructuring Transactions shall not be deemed an assignment of any Executory Contract or Unexpired Lease of the Debtors, notwithstanding any change in name, organizational form, or jurisdiction of organization of any Debtor in connection with the occurrence of the Effective Date.

Notwithstanding anything to the contrary in the Plan, but subject to the Consent Rights in Article I.C, the Debtors or Reorganized Debtors, as applicable, reserve the right to amend or supplement the Rejected Executory Contract/Unexpired Lease List in their discretion prior to the Effective Date (or such later date as may be permitted by Article V below), provided that the Debtors shall give prompt notice of any such amendment or supplement to any affected counterparty and such counterparty shall have no less than seven (7) days to object thereto on any grounds.

B.	Payments on Assumed Executory Contracts and Unexpired Leases

Any monetary default under an Executory Contract or Unexpired Lease to be assumed pursuant to this Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or as soon as reasonably practicable, subject to the limitation described below, or on such other terms as the parties to such Executory Contract or Unexpired Lease may otherwise agree. In the event of a dispute regarding (i) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365(b) of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (ii) any other matter pertaining to assumption, the Bankruptcy Court shall hear such dispute prior to the assumption becoming effective; provided that the Debtors or Reorganized Debtors may settle any such dispute and shall pay any agreed upon cure amount without any further notice to any party or any action, order, or approval; provided, further, that notwithstanding anything to the contrary herein, but subject to the Consent Rights in Article I.C, the Reorganized Debtors reserve the right to reject any Executory Contract or Unexpired Lease previously designated for assumption within forty five (45) days after the entry of a Final Order resolving an objection to assumption. The cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order(s) resolving the dispute and approving the assumption and shall not prevent or delay implementation of this Plan or the occurrence of the Effective Date.

Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Combined Order, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Bankruptcy Court order, and except as otherwise provided in this section of or otherwise in the Plan, any Proofs of Claim asserting Claims arising from the rejection of the Executory Contracts and Unexpired Leases pursuant to the Plan or otherwise must be filed with the Notice and Claims Agent within thirty (30) days of the effective date of the rejection of the applicable Executory Contract or Unexpired Lease (which shall be the Effective Date unless otherwise provided in an order of the Bankruptcy Court providing for the rejection of an Executory Contract or Unexpired Lease). Any Proofs of Claim arising from the rejection of the Executory Contracts and Unexpired Leases that are not timely filed shall be automatically disallowed without further order of the Bankruptcy Court. All Allowed Claims arising from the rejection of the Executory Contracts and Unexpired Leases shall constitute General Unsecured Claims and shall be treated in accordance with Article III.B of the Plan.

D.	Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by any Debtor, will be performed by such Debtor or Reorganized Debtor, as applicable, liable thereunder in the ordinary course of business. Accordingly, such contracts and leases (including any Executory Contracts and Unexpired Leases assumed or assumed and assigned pursuant to section 365 of the Bankruptcy Code) will survive and remain unaffected by entry of the Combined Order.

E.	Reservation of Rights

Nothing contained in the Plan shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease. If there is a dispute regarding a Debtor’s or Reorganized Debtor’s liability under an assumed Executory Contract or Unexpired Lease, the Reorganized Debtors shall be authorized to move to have such dispute heard by the Bankruptcy Court pursuant to Article X of the Plan.

F.	Directors and Officers Insurance Policies

On the Effective Date the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies (including any “tail policy” and all agreements, documents, or instruments related thereto) in effect prior to the Effective Date pursuant to sections 105 and 365(a) of the Bankruptcy Code, without the need for any further notice to or action, order, or approval of the Bankruptcy Court. Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed. The Debtors and, after the Effective Date, the Reorganized Debtors shall retain the ability to supplement such D&O Liability Insurance Policies as the Debtors or Reorganized Debtors, as applicable, may deem necessary. For the avoidance of doubt, entry of the Combined Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies.

In addition, on or after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy” and all agreements, documents, or instruments related thereto) in effect on or prior to the Effective Date, with respect to conduct occurring prior thereto, and all current and former directors, officers, and managers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policies for the full term of such policies regardless of whether such current and former directors, officers, and managers remain in such positions after the Effective Date, all in accordance with and subject in all respects to the terms and conditions of the D&O Liability Insurance Policies, which shall not be altered.

G.	Other Insurance Contracts

On the Effective Date, each of the Debtors’ Insurance Contracts in existence as of the Effective Date shall be Reinstated and continued in accordance with their terms and, to the extent applicable, shall be deemed assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code and Article V of this Plan. Nothing in the Plan shall affect, impair, or prejudice the rights of the insurance carriers, the insureds, or the Reorganized Debtors under the Insurance Contracts in any manner, and such insurance carriers, the insureds, and Reorganized Debtors shall retain all rights and defenses under such Insurance Contracts. The Insurance Contracts shall apply to and be enforceable by and against the insureds and the Reorganized Debtors in the same manner and according to the same terms and practices applicable to the Debtors, as existed prior to the Effective Date. For the avoidance of doubt, nothing in this Plan shall have any application to, or impact on, any Opioid Insurance Policies (as defined in the 2020-2022 Plan).

H.	Indemnification Provisions and Reimbursement Obligations

On and as of the Effective Date, and except as prohibited by applicable law and subject to the limitations set forth herein, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the New Governance Documents will provide to the fullest extent provided by law for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, agents of the Debtors, and such current and former directors’, officers’, equity holders’, managers’, members’ and employees’ respective Affiliates (each of the foregoing solely in their capacity as such) at least to the same extent as the Indemnification Provisions, against any Claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and, notwithstanding anything in the Plan to the contrary, none of the Reorganized Debtors will amend and/or restate the New Governance Documents before or after the Effective Date to terminate or adversely affect any of the Indemnification Provisions.

I.	Employee Compensation and Benefits

1.            Compensation and Benefits Programs

Subject to the provisions of the Plan, all Compensation and Benefits Programs (other than awards of stock options, restricted stock, restricted stock units, and other equity awards) shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. All Proofs of Claim Filed for amounts due under any Compensation and Benefits Program shall be considered satisfied by the applicable agreement and/or program and agreement to assume and cure in the ordinary course as provided in the Plan. All collective bargaining agreements to which any Debtor is a party, and all Compensation and Benefits Programs which are maintained pursuant to such collective bargaining agreements or to which contributions are made or benefits provided pursuant to a current or past collective bargaining agreement, will be deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code and the Reorganized Debtors reserve all of their rights under such agreements. For the avoidance of doubt, the Debtors and Reorganized Debtors, as applicable, shall honor all their obligations under section 1114 of the Bankruptcy Code.

None of the Restructuring, the Restructuring Transactions, or any assumption of Compensation and Benefits Programs pursuant to the terms herein shall be deemed to trigger any applicable change of control, vesting, termination, acceleration or similar provisions therein. No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to the Plan other than those applicable immediately prior to such assumption.

2.            Workers’ Compensation Programs

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable state workers’ compensation laws; and (b) the Workers’ Compensation Contracts. All Proofs of Claims filed by the Debtors’ current or former employees on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court based upon the treatment provided for herein; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to the Workers’ Compensation Contracts; provided, further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable non-bankruptcy law and/or the Workers’ Compensation Contracts.

Article VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in this Plan, on the Effective Date (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim shall receive the full amount of the distributions that this Plan provides for Allowed Claims in the applicable Class; provided that any Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business.

In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII hereof. Except as otherwise provided herein, Holders of Claims shall not be entitled to postpetition interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.	Special Rules for Distributions to Holders of Disputed Claims

Except as otherwise agreed by the relevant parties: (i) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order; and (ii) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order or such Claims or Interests have been Allowed or expunged.

C.	Rights and Powers of Distribution Agent

1.            Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to this Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2.            Expenses Incurred on or After the Effective Date and Indemnification

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions

1.            Record Date for Distributions

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. The Distribution Record Date shall not apply to distributions in respect of Securities deposited with DTC, the Holders of which shall receive distributions, if any, in accordance with the customary exchange procedures of DTC or the Plan. For the avoidance of doubt, in connection with a distribution through the facilities of DTC, DTC shall be considered a single Holder for purposes of distributions.

2.            Delivery of Distributions in General

Except as otherwise provided herein, the Distribution Agent shall make distributions to Holders of Allowed Claims as of the Distribution Record Date, or, if applicable, to such Holder’s designee, as appropriate: (a) at the address for each such Holder as indicated on the Debtors’ records as of the Distribution Record Date (or of a designee designated by a Holder of First Lien Claims or Second Lien Notes Claims, as applicable); (b) to the signatory set forth on any Proof of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtors have not been notified in writing of a change of address); (c) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Distribution Agent, as appropriate, after the date of any related Proof of Claim; or (d) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

All distributions to Holders of DIP Claims will be made to the DIP Agent, and the DIP Agent will be, and will act as, the Distribution Agent with respect to the DIP Claims in accordance with the terms and conditions of this Plan and the applicable debt documents.

All distributions to Holders of First Lien Term Loan Claims will be made to the First Lien Term Loan Administrative Agents, the New Takeback Term Loan Agent, or the New Takeback Notes Indenture Trustee, as applicable, and the First Lien Agent, the New Takeback Term Loan Agent, or the New Takeback Notes Indenture Trustee (as applicable) will be, and will act as, the Distribution Agent with respect to the First Lien Term Loan Claims in accordance with the terms and conditions of this Plan and the applicable debt documents.

All distributions to Holders of First Lien Notes Claims and Second Lien Notes Claims shall be, or shall be deemed to be, made by or at the direction of the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee, as applicable, for further distribution to the relevant Holders of First Lien Notes Claims and Second Lien Notes Claims, as applicable, under the terms of the relevant indenture. The First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee, as applicable, shall hold or direct such distributions for the benefit of the respective Holders of Allowed First Lien Notes Claims and Second Lien Notes Claims, subject to the rights of the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee to assert its applicable charging lien against such distributions.

As soon as practicable in accordance with the requirements set forth in this Article VI, the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee shall arrange to deliver such distributions to or on behalf of such Holders in accordance with the applicable indentures, or, if the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee are unable to make, or consent to the Distribution Agent making such distributions, the Distribution Agent, with the cooperation of the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee, shall make such distributions to the extent practicable. The First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee shall retain all rights under the indentures to exercise any charging lien against distributions regardless of whether such distributions are made by the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee, or by the Distribution Agent at the reasonable direction of the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee. Neither the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee shall incur any liability whatsoever on account of any distributions under the Plan, whether such distributions are made by First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee, or by the Distribution Agent at the reasonable direction of the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee, except for fraud, gross negligence, or willful misconduct.

3.            Distributions of New Common Equity

Notwithstanding anything to the contrary in this Plan, the applicable Distribution Agent shall transfer or facilitate the transfer of the distributions of New Common Equity to be made under this Plan through the facilities of DTC. If it is necessary to adopt alternate, additional or supplemental distribution procedures for any reason including because such distributions cannot be made through the facilities of DTC, to otherwise effectuate the distributions under this Plan, the Debtors or Reorganized Debtors, as applicable, shall implement the Alternate/Supplemental Distribution Process. The Debtors or Reorganized Debtors (as applicable) shall use their best efforts to make the New Common Equity to be distributed through the facilities of DTC. Notwithstanding any policies, practices or procedures of DTC, DTC shall cooperate with and take all actions reasonably requested by the Notice and Claims Agent and the applicable Distribution Agent to facilitate distributions of New Common Equity.

4.            Minimum Distributions

No fractional shares of New Common Equity shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Equity that is not a whole number, the actual distribution of shares of New Common Equity shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares of New Common Equity to be distributed under the Plan shall be adjusted as necessary to account for the foregoing rounding.

5.            Undeliverable Distributions

In the event that any distribution to any Holder of Allowed Claims is returned as undeliverable, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder of Claims to such property or interest in property shall be discharged and forever barred.

E.	Compliance with Tax Requirements/Allocations

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, but subject the Consent Rights in Article I.C, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, including requiring as a condition to the receipt of a distribution, that the Holders of an Allowed Claim complete an IRS Form W-8 or W-9, as applicable. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, Liens, and encumbrances.

F.	Applicability of Insurance Contracts

Notwithstanding anything to the contrary in the Plan, the Plan Supplement, the Disclosure Statement or the Combined Order (including, without limitation, any provision that purports to be preemptory or supervening, confers Bankruptcy Court jurisdiction, or requires a party to opt out of any releases):

(i)            on and after the Effective Date, all Insurance Contracts (a) are found to be and shall be treated as, Executory Contracts under the Plan and shall be assumed pursuant to sections 105 and 365 of the Bankruptcy Code by the applicable Debtor, and/or (b) shall vest in the Reorganized Debtors and ride through and continue in full force and effect in accordance with their respective terms in either case such that the Reorganized Debtors shall become and remain jointly and severally liable in full for, and shall satisfy, any premiums, deductibles, self-insured retentions and/or any other amounts or obligations arising in any way out of the receipt of payment from an Insurer in respect of the Insurance Contracts and as to which no Proof of Claim, Administrative Claim or Cure Cost claim need be filed; and

(ii)            solely with respect to Insurance Contracts, the automatic stay of section 362(a) of the Bankruptcy Code and the injunctions set forth in the Plan, if and to the extent applicable, shall be deemed lifted without further order of this Bankruptcy Court, solely to permit (a) claimants with valid workers’ compensation claims or direct action claims against Insurers under applicable non-bankruptcy law to proceed with their claims; (b) Insurers to administer, handle, defend, settle and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (I) workers’ compensation claims, (II) claims where a claimant asserts a direct claim against an Insurer under applicable non-bankruptcy law, or an order has been entered by this Bankruptcy Court granting a claimant relief from the automatic stay or the injunctions set forth in the Plan to proceed with its claim, and (III) all costs in relation to each of the foregoing; and (c) the Insurers to collect from any or all of the collateral or security provided by or on behalf of the Debtors (or the Reorganized Debtors) at any time and to hold the proceeds thereof as security for the obligations of the Debtors (or the Reorganized Debtors) and/or apply such proceeds to the obligations of the Debtors (or the Reorganized Debtors) under the applicable Insurance Contracts, in such order as the applicable Insurer may determine.

Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including Insurers under any Insurance Contracts, nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any rights or defenses, including coverage defenses, held by such Insurers under the Insurance Contracts and/or applicable non-bankruptcy law. For the avoidance of doubt and notwithstanding anything to the contrary herein, nothing in this Plan including this subsection shall have any application to or effect on any Opioid Insurance Policies as that term is defined in the 2020-2022 Plan.

G.	Allocation of Distributions Between Principal and Interest

Except as otherwise required by law, distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

H.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in this Plan, any other Definitive Document, the Combined Order, the DIP Orders, or any other Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any Claim.

I.	Means of Cash Payment

Payments of Cash made pursuant to this Plan shall be in United States dollars and shall be made, at the option of the Debtors or the Reorganized Debtors (as applicable), by checks drawn on, or wire transfer from, a domestic bank selected by the Debtors or the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Debtors or the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

J.	Setoffs and Recoupment

Except as otherwise provided herein, each Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable bankruptcy or non-bankruptcy law, or as may be agreed to by the Holder of an Allowed Claim, may set off or recoup against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any Claims, rights, and Causes of Action of any nature that the applicable Debtor or Reorganized Debtor may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action have not been otherwise compromised, settled, or assigned on or prior to the Effective Date (whether pursuant to the Plan, a Final Order or otherwise); provided that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action.

Article VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Disputed Claims Process

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed General Unsecured Claims under the Plan and as otherwise required by the Plan, Holders of Claims need not File Proofs of Claim, and the Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. All Proofs of Claim Filed in these Chapter 11 Cases shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date, all Proofs of Claim Filed against the Debtors, regardless of the time of filing, and including Proofs of Claim Filed after the Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure Cost pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court.

For the avoidance of doubt, there is no requirement to File a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim, as applicable, under the Plan, except to the extent a Claim arises on account of rejection of an Executory Contract or Unexpired Lease in accordance with Article V.C of the Plan. Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.	Allowance and Disallowance of Claims

After the Effective Date, and except as otherwise provided in this Plan, the Reorganized Debtors shall have and shall retain any and all available rights and defenses that the Debtors had with respect to any Claim immediately prior to the Effective Date, including, without limitation, the right to assert any objection to Claims based on the limitations imposed by section 502 of the Bankruptcy Code. The Debtors and the Reorganized Debtors may, but are not required to, contest the amount and validity of any Disputed Claim or contingent or unliquidated Claim in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (i) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (ii) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

C.	Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (i) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (ii) to settle or compromise any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (iii) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to the Plan.

Any objections to Claims and Interests other than General Unsecured Claims shall be served and Filed on or before the 120th day after the Effective Date or by such later date as ordered by the Bankruptcy Court. All Claims and Interests other than General Unsecured Claims not objected to by the end of such 120-day period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable nonbankruptcy law. If the Debtors or Reorganized Debtors dispute any General Unsecured Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced.

D.	Adjustment to Claims or Interests without Objection

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Reorganized Debtors shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under this Plan as of the Effective Date, without any postpetition interest to be paid on account of such Claim.

Article VIII.

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date

The following are conditions precedent to the Effective Date that must be satisfied or waived:

1.            The Restructuring Support Agreement shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith.

2.            The Bankruptcy Court or another court of competent jurisdiction shall have entered the Combined Order in form and substance consistent with the Restructuring Support Agreement, and such order shall be a Final Order (or such requirement shall be waived by the Debtors and the Required Supporting Secured Creditors).

3.            All documents and agreements necessary to implement the Plan (including the Definitive Documents and any documents contained in the Plan Supplement) shall have been documented in compliance with the Restructuring Support Agreement (to the extent applicable), executed, and tendered for delivery. All conditions precedent to the effectiveness of such documents and agreements shall have been satisfied or waived pursuant to the terms thereof (which may occur substantially concurrently with the occurrence of the Effective Date).

4.            All actions, documents, certificates, and agreements necessary to implement the Plan (including the Definitive Documents and any other documents contained in the Plan Supplement) shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable Governmental Units in accordance with applicable laws.

5.           All authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and the transactions contemplated herein shall have been obtained and shall be in full force and effect, and all applicable regulatory or government-imposed waiting periods shall have expired or been terminated.

6.           The Bankruptcy Court shall have entered the Final DIP Order on a final basis.

7.           The final version of the Plan, Plan Supplement, and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements, and exhibits to the Plan, shall be consistent with the Restructuring Support Agreement.

8.           The High Court of Ireland shall have made the Irish Confirmation Order and the Scheme of Arrangement shall have become effective in accordance with its terms (or shall become effective concurrently with effectiveness of the Plan).

9.           The Irish Takeover Panel shall have either: (a) confirmed that an obligation to make a mandatory general offer for the shares of Parent pursuant to Rule 9 of the Irish Takeover Rules will not be triggered by the implementation of the Scheme of Arrangement and the Plan; or (b) otherwise waived the obligation on the part of any Person to make such an offer.

10.          The Debtors shall have paid in full all professional fees and expenses of the Retained Professionals that require the Bankruptcy Court’s approval or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in Professional Fee Escrow Accounts pending the Bankruptcy Court’s approval of such fees and expenses.

11.          To the extent incurred in excess of any retainer received, the reasonable fees and out of pocket expenses of the MDT II professionals (who are Brown Rudnick LLP, Houlihan Lokey Inc., and Cole Schotz) shall have been paid in full.

12.          The Debtors shall have paid the Restructuring Fees and Expenses in full, in Cash, to the extent invoiced at least five (5) Business Days prior to the Effective Date.

13.          The restructuring to be implemented on the Effective Date shall be consistent with the Plan and the Restructuring Support Agreement.

14.         There shall not have been any (a) motion, application, pleading, or proceeding pending before the Bankruptcy Court or any other court (i) challenging the amount, validity, enforceability, extent, perfection, or priority of, or seeking avoidance or subordination of, any Claim against the Debtors held by, or payment made to, any Supporting Funded Debt Creditor (in its capacity as such) or any liens or security interests securing such Claim, or (ii) asserting (or seeking standing to assert) any purported Claims or Causes of Action against any of the Supporting Funded Debt Creditors (in their capacity as such), or (b) order entered by the Bankruptcy Court or any other court granting any relief with respect to any such motion, application, pleading, or proceeding; provided, however, that this condition shall be deemed satisfied if Consummation of the Plan would render the applicable motion, application, pleading, or proceeding moot or if the relief requested thereby otherwise contradicts any provision of the Plan or the Confirmation Order.

15.        There shall not have been instituted or threatened or be pending any material action, proceeding, application, claim, counterclaim or investigation (whether formal or informal) (or there shall not have been any material adverse development to any action, application, claim, counterclaim or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, domestic or foreign, or by any other person, domestic or foreign, in connection with the Restructuring Transactions that, in the reasonable judgment of the Debtors and the Required Supporting Secured Creditors would prohibit, prevent, or restrict consummation of the Restructuring Transactions in a materially adverse manner.

B.	Waiver of Conditions

Subject to section 1127 of the Bankruptcy Code, the conditions to Confirmation and consummation of this Plan set forth in this Article VIII may be waived by the Debtors, with the consent of the Required Supporting Secured Creditors and, solely with respect to the conditions set forth in Articles VIII.A.1, VIII.A.3, VIII.A.4, VIII.A.7, and VIII.A.11 to the extent waiver of such conditions adversely impacts the MDT II, the MDT II, without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate this Plan; provided that the conditions set forth in Article VIII.A.10 may be waived by only the Debtors with the consent of the affected Retained Professionals. The failure of the Debtors or Reorganized Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

C.	Effect of Non-Occurrence of Conditions to the Effective Date

If the Confirmation or the consummation of this Plan does not occur with respect to one or more of the Debtors, then this Plan shall, with respect to such applicable Debtor or Debtors, be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall: (i) constitute a waiver or release of any claims by or Claims against or Interests in the Debtors; (ii) prejudice in any manner the rights of the Debtors, any Holders or any other Person or Entity; (iii) constitute an Allowance of any Claim or Interest; or (iv) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Person or Entity in any respect.

D.	Substantial Consummation

“Substantial consummation” of the Plan, as defined in section 1102(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

Article IX.

DISCHARGE, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests

Pursuant to and to the fullest extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, including the MDT II Reserved Claims, the distributions, rights, and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release, and discharge, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, demands against, Liens on, obligations of, rights against the Debtors, the Debtors, or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (i) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the Holder of such a Claim or Interest has accepted the Plan. The Combined Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to this Plan, the provisions of this Plan shall constitute a good-faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against the Debtors and their Estates and Causes of Action against other Entities.

B.	Releases by the Debtors

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS PLAN OR THE COMBINED ORDER, PURSUANT TO SECTION 1123(B) OF THE BANKRUPTCY CODE, AS OF THE EFFECTIVE DATE, IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, EACH RELEASED PARTY, IN EACH CASE ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS, ASSIGNS, AND REPRESENTATIVES, AND ANY AND ALL OTHER ENTITIES WHO MAY PURPORT TO ASSERT ANY CLAIM OR CAUSE OF ACTION, DIRECTLY OR DERIVATIVELY, BY, THROUGH, FOR, OR BECAUSE OF THE FOREGOING ENTITIES, IS AND IS DEEMED TO BE, FOREVER AND UNCONDITIONALLY RELEASED, ABSOLVED, ACQUITTED, AND DISCHARGED BY EACH DEBTOR, REORGANIZED DEBTOR, AND THEIR ESTATES FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED OR ASSERTABLE ON BEHALF OF THE DEBTORS, THEIR ESTATES, OR THE REORGANIZED DEBTORS THAT SUCH ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN ITS OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM AGAINST, OR INTEREST IN, A DEBTOR OR OTHER ENTITY, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, (I) THE MANAGEMENT, OWNERSHIP, OR OPERATION OF THE DEBTORS OR THE NON-DEBTOR AFFILIATES, (II) THE PURCHASE, SALE, OR RESCISSION OF ANY SECURITY OF THE DEBTORS OR THE NON-DEBTOR AFFILIATES, (III) THE SUBJECT MATTER OF, OR THE TRANSACTIONS, EVENTS, CIRCUMSTANCES, ACTS OR OMISSIONS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE RESTRUCTURING TRANSACTIONS, INCLUDING THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE RESTRUCTURING TRANSACTIONS, (IV) THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR OR NON-DEBTOR AFFILIATE AND ANY OTHER ENTITY, (V) THE DEBTORS’ AND NON-DEBTOR AFFILIATES’ IN- OR OUT-OF-COURT RESTRUCTURING EFFORTS, (VI) INTERCOMPANY TRANSACTIONS, (VII) THE RESTRUCTURING SUPPORT AGREEMENT, THE DEFINITIVE DOCUMENTS, THE FIRST LIEN CREDIT DOCUMENTS, THE SECOND LIEN NOTES DOCUMENTS, THE DIP LOAN DOCUMENTS, THE A/R DOCUMENTS, THE EXIT FINANCING DOCUMENTS (AND ANY FINANCING PERMITTED THEREUNDER), THE CHAPTER 11 CASES, OR ANY RESTRUCTURING TRANSACTION, (VIII) ANY CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE RESTRUCTURING SUPPORT AGREEMENT, THE DEFINITIVE DOCUMENTS, OR THE RESTRUCTURING TRANSACTIONS, INCLUDING THE ISSUANCE OR DISTRIBUTION OF SECURITIES PURSUANT TO THE PLAN, (IX) THE DISTRIBUTION, INCLUDING ANY DISBURSEMENTS MADE BY A DISTRIBUTION AGENT, OF PROPERTY UNDER THE PLAN OR ANY OTHER RELATED AGREEMENT, OR (X) ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE RELATED TO ANY OF THE FOREGOING AND TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE; PROVIDED, THAT THE DEBTORS DO NOT RELEASE CLAIMS OR CAUSES OF ACTION ARISING OUT OF, OR RELATED TO, ANY ACT OR OMISSION OF A RELEASED PARTY THAT IS DETERMINED BY FINAL ORDER OF THE BANKRUPTCY COURT OR ANY OTHER COURT OF COMPETENT JURISDICTION TO HAVE CONSTITUTED ACTUAL FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT (IT BEING AGREED THAT ANY RELEASED PARTIES’ CONSIDERATION, APPROVAL OR RECEIPT OF ANY DIVIDEND OR OTHER DISTRIBUTION DID NOT ARISE FROM OR RELATE TO ACTUAL FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT). NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASES SET FORTH ABOVE DO NOT RELEASE (A) ANY POST EFFECTIVE DATE OBLIGATIONS OF ANY PARTY OR ENTITY UNDER THE PLAN, THE COMBINED ORDER, ANY OTHER DEFINITIVE DOCUMENT, ANY RESTRUCTURING TRANSACTION, ANY DOCUMENT, INSTRUMENT, OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN, OR ANY CLAIM OR OBLIGATION ARISING UNDER THE PLAN OR (B) ANY CAUSES OF ACTION SPECIFICALLY RETAINED BY THE DEBTORS PURSUANT TO THE SCHEDULE OF RETAINED CAUSES OF ACTION.

ENTRY OF THE COMBINED ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASE IS: (I) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE RELEASED PARTIES, INCLUDING THE RELEASED PARTIES’ SUBSTANTIAL CONTRIBUTIONS TO FACILITATING THE RESTRUCTURING TRANSACTIONS AND IMPLEMENTING THE PLAN; (II) A GOOD-FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR RELEASE; (III) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS AND INTERESTS; (IV) FAIR, EQUITABLE, AND REASONABLE; (V) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (VI) A BAR TO ANY OF THE DEBTORS, THE REORGANIZED DEBTORS, OR THE DEBTORS’ ESTATES ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE DEBTOR RELEASE.

FOR THE AVOIDANCE OF DOUBT, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE FOLLOWING SHALL NOT BE INCLUDED IN THE DEBTOR RELEASE: (I) ANY RIGHTS PRESERVED UNDER THE REVISED DEFERRED CASH PAYMENT TERMS, (II) RIGHTS, CLAIMS, AND ENTITLEMENT UNDER THE MDT II CVR AGREEMENT; (III) RIGHTS UNDER THE AMENDED COOPERATION AGREEMENT; (IV) OTHER THAN AS AMENDED BY THE AMENDED COOPERATION AGREEMENT, ANY OF THE MDT II’S RIGHTS TO DISCOVERY AND ENTITLEMENTS TO DISCOVERY FROM THE DEBTORS AND ANY NON-DEBTOR AS SET FORTH IN THE COOPERATION AGREEMENT OR THE 2020-2022 PLAN, AND (V) ANY OF THE MDT II’S RIGHTS, DEFENSES, CLAIMS, AND CAUSES OF ACTION ASSIGNED UNDER THE 2020-2022 PLAN AGAINST PERSONS OTHER THAN MALLINCKRODT, INCLUDING BUT NOT LIMITED TO IN RESPECT OF OTHER OPIOID CLAIMS (AS DEFINED IN THE 2020-2022 PLAN).

C.	Releases by Holders of Claims and Interests

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS PLAN OR THE COMBINED ORDER, AS OF THE EFFECTIVE DATE, IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, EACH RELEASING PARTY, IN EACH CASE ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS, ASSIGNS, AND REPRESENTATIVES, AND ANY AND ALL OTHER ENTITIES WHO MAY PURPORT TO ASSERT ANY CLAIM OR CAUSE OF ACTION, DIRECTLY OR DERIVATIVELY, BY, THROUGH, FOR, OR BECAUSE OF THE FOREGOING ENTITIES, HAS AND IS DEEMED TO HAVE, FOREVER AND UNCONDITIONALLY, RELEASED, ABSOLVED, ACQUITTED, AND DISCHARGED EACH DEBTOR, REORGANIZED DEBTOR, AND RELEASED PARTY FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED OR ASSERTABLE ON BEHALF OF THE DEBTORS, THEIR ESTATES, OR THE REORGANIZED DEBTORS THAT SUCH ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN ITS OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM AGAINST, OR INTEREST IN, A DEBTOR, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, (I) THE MANAGEMENT, OWNERSHIP, OR OPERATION OF THE DEBTORS OR THE NON-DEBTOR AFFILIATES, (II) THE PURCHASE, SALE, OR RESCISSION OF ANY SECURITY OF THE DEBTORS OR THE NON-DEBTOR AFFILIATES, (III) THE SUBJECT MATTER OF, OR THE TRANSACTIONS, EVENTS, CIRCUMSTANCES, ACTS OR OMISSIONS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE RESTRUCTURING TRANSACTIONS, INCLUDING THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE RESTRUCTURING TRANSACTIONS, (IV) THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR OR NON-DEBTOR AFFILIATE AND ANY OTHER ENTITY, (V) THE DEBTORS’ AND NON-DEBTOR AFFILIATES’ IN- OR OUT-OF-COURT RESTRUCTURING EFFORTS, (VI) INTERCOMPANY TRANSACTIONS, (VII) THE RESTRUCTURING SUPPORT AGREEMENT, THE DEFINITIVE DOCUMENTS, THE FIRST LIEN CREDIT DOCUMENTS, THE SECOND LIEN NOTES DOCUMENTS, THE DIP LOAN DOCUMENTS, THE EXIT FINANCING DOCUMENTS (AND ANY FINANCING PERMITTED THEREUNDER), THE A/R DOCUMENTS, THE CHAPTER 11 CASES, OR ANY RESTRUCTURING TRANSACTION, (VIII) ANY CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE RESTRUCTURING SUPPORT AGREEMENT, THE DEFINITIVE DOCUMENTS, OR THE RESTRUCTURING TRANSACTIONS, INCLUDING THE ISSUANCE OR DISTRIBUTION OF SECURITIES PURSUANT TO THE PLAN, (IX) THE DISTRIBUTION, INCLUDING ANY DISBURSEMENTS MADE BY A DISTRIBUTION AGENT, OF PROPERTY UNDER THE PLAN OR ANY OTHER RELATED AGREEMENT, OR (X) ANY OTHER ACT, OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE RELATING TO ANY OF THE FOREGOING AND TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE; PROVIDED, THAT THE RELEASING PARTIES DO NOT RELEASE CLAIMS OR CAUSES OF ACTION ARISING OUT OF, OR RELATED TO, ANY ACT OR OMISSION OF A RELEASED PARTY THAT IS DETERMINED BY FINAL ORDER OF THE BANKRUPTCY COURT OR ANY OTHER COURT OF COMPETENT JURISDICTION TO HAVE CONSTITUTED ACTUAL FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT (IT BEING AGREED THAT ANY RELEASED PARTIES’ CONSIDERATION, APPROVAL OR RECEIPT OF ANY DIVIDEND OR OTHER DISTRIBUTION DID NOT ARISE FROM OR RELATE TO ACTUAL FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT). NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASES SET FORTH ABOVE DO NOT RELEASE (I) ANY POST EFFECTIVE DATE OBLIGATIONS OF ANY PARTY OR ENTITY UNDER THE PLAN, THE COMBINED ORDER, ANY OTHER DEFINITIVE DOCUMENT, ANY RESTRUCTURING TRANSACTION, OR ANY DOCUMENT, INSTRUMENT, OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN, OR ANY CLAIM OR OBLIGATION ARISING UNDER THE PLAN, (II) ANY CAUSES OF ACTION SPECIFICALLY RETAINED BY THE DEBTORS PURSUANT TO THE SCHEDULE OF RETAINED CAUSES OF ACTION, OR (III) ANY CLAIM OR CAUSE OF ACTION OF ANY SUPPORTING PARTY, SOLELY IN ITS CAPACITY AS A HOLDER OF EXISTING EQUITY INTERESTS, AGAINST ANY DIRECTOR OR OFFICER OF MALLINCKRODT PLC TO THE EXTENT (BUT SOLELY TO THE EXTENT) NECESSARY TO PERMIT SUCH SUPPORTING PARTY, SOLELY IN ITS CAPACITY AS A HOLDER OF EXISTING EQUITY INTERESTS, TO (A) OPT INTO (OR NOT OPT OUT OF) ANY SETTLEMENT OF SHAREHOLDER CLASS-ACTION LITIGATION AGAINST SUCH DIRECTOR OR OFFICER, PROVIDED, FOR THE AVOIDANCE OF DOUBT, NO SUPPORTING PARTY SHALL INSTITUTE, PROSECUTE, OR VOLUNTARILY ADVANCE, OR CARRY ON ANY SUCH LITIGATION FOR ITSELF OR ON BEHALF OF ANY CERTIFIED OR PUTATIVE CLASS OR OTHERWISE, OR OBJECT TO ANY SETTLEMENT OF ANY APPLICABLE CLASS ACTION LITIGATION, AND, IF A SUPPORTING PARTY ENGAGES IN SUCH CONDUCT, THE UNDERLYING CLAIM OR CAUSE OF ACTION SHALL BE DEEMED RELEASED, OR (B) IF ANY OTHER HOLDER OF EXISTING EQUITY INTERESTS (AN “OTHER SHAREHOLDER”) RECEIVES A PAYMENT IN EXCESS OF $1,000,000, OR IF ANY OTHER SHAREHOLDERS RECEIVE PAYMENTS AGGREGATING IN EXCESS OF $2,500,000, IN EACH CASE IN SETTLEMENT OF LITIGATION BROUGHT INDIVIDUALLY BY SUCH OTHER SHAREHOLDER(S) IN ITS (OR THEIR) CAPACITY AS A HOLDER (OR HOLDERS) OF EXISTING EQUITY INTERESTS (WHICH LITIGATION WAS NOT INSTITUTED, PROSECUTED, OR VOLUNTARILY ADVANCES, OR CARRIED ON BY OR ON BEHALF OF THE SUPPORTING PARTY), TO PURSUE INDIVIDUAL CLAIMS AGAINST DIRECTORS OR OFFICERS OF MALLINCKRODT PLC, SOLELY IN ITS CAPACITY AS A HOLDER OF EXISTING EQUITY INTERESTS, THAT ARE OF THE SAME TYPE AND BASED ON CIRCUMSTANCES SIMILAR TO THOSE UNDERLYING THE CLAIMS BROUGHT BY SUCH OTHER SHAREHOLDER(S) THAT WERE SO SETTLED.

ENTRY OF THE COMBINED ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE THIRD-PARTY RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND, FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE THIRD-PARTY RELEASE IS: (I) CONSENSUAL; (II) ESSENTIAL TO THE CONFIRMATION OF THE PLAN; (III) GIVEN IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE RELEASED PARTIES, INCLUDING THE RELEASED PARTIES’ SUBSTANTIAL CONTRIBUTIONS TO FACILITATING THE RESTRUCTURING TRANSACTIONS AND IMPLEMENTING THE PLAN; (IV) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE THIRD PARTY RELEASE; (V) IN THE BEST INTERESTS OF THE DEBTORS AND THEIR ESTATES; (VI) FAIR, EQUITABLE, AND REASONABLE; (VII) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (VIII) A BAR TO ANY OF THE RELEASING PARTIES ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE THIRD-PARTY RELEASE.

FOR THE AVOIDANCE OF DOUBT, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE FOLLOWING SHALL NOT BE INCLUDED IN THE THIRD-PARTY RELEASE: (I) ANY RIGHTS PRESERVED UNDER THE REVISED DEFERRED CASH PAYMENT TERMS, (II) RIGHTS, CLAIMS, AND ENTITLEMENT UNDER THE MDT II CVR AGREEMENT; (III) RIGHTS UNDER THE AMENDED COOPERATION AGREEMENT; (IV) OTHER THAN AS AMENDED BY THE AMENDED COOPERATION AGREEMENT, ANY OF THE MDT II’S RIGHTS TO DISCOVERY AND ENTITLEMENTS TO DISCOVERY FROM THE DEBTORS AND ANY NON-DEBTOR AS SET FORTH IN THE COOPERATION AGREEMENT OR THE 2020-2022 PLAN, AND (V) ANY OF THE MDT II’S RIGHTS, DEFENSES, CLAIMS, AND CAUSES OF ACTION ASSIGNED UNDER THE 2020-2022 PLAN AGAINST PERSONS OTHER THAN MALLINCKRODT, INCLUDING BUT NOT LIMITED TO IN RESPECT OF OTHER OPIOID CLAIMS (AS DEFINED IN THE 2020-2022 PLAN).

D.	Exculpation

EFFECTIVE AS OF THE EFFECTIVE DATE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE EXCULPATED PARTIES SHALL NEITHER HAVE NOR INCUR ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY CLAIMS OR CAUSES OF ACTION ARISING PRIOR TO OR ON THE EFFECTIVE DATE FOR ANY ACT TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH, OR RELATED TO, FORMULATING, NEGOTIATING, PREPARING, DISSEMINATING, IMPLEMENTING, ADMINISTERING, CONFIRMING OR EFFECTING THE CONFIRMATION OR CONSUMMATION OF THIS PLAN, INCLUDING ANY DISBURSEMENTS MADE BY A DISTRIBUTION AGENT IN CONNECTION WITH THE PLAN, THE DISCLOSURE STATEMENT, THE DEFINITIVE DOCUMENTS, THE FIRST LIEN CREDIT DOCUMENTS, THE SECOND LIEN NOTES DOCUMENTS, THE DIP LOAN DOCUMENTS, THE A/R DOCUMENTS, THE EXIT FINANCING DOCUMENTS (AND ANY FINANCING PERMITTED THEREUNDER), OR ANY CONTRACT, INSTRUMENT, RELEASE OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THIS PLAN OR ANY OTHER POSTPETITION ACT TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH OR IN CONTEMPLATION OF THE RESTRUCTURING OF THE DEBTORS, THE APPROVAL OF THE DISCLOSURE STATEMENT OR CONFIRMATION OR CONSUMMATION OF THIS PLAN; PROVIDED, THAT THE FOREGOING PROVISIONS OF THIS EXCULPATION SHALL NOT OPERATE TO WAIVE OR RELEASE: (I) ANY CLAIMS OR CAUSES OF ACTION ARISING FROM WILLFUL MISCONDUCT, ACTUAL FRAUD, OR GROSS NEGLIGENCE OF SUCH APPLICABLE EXCULPATED PARTY AS DETERMINED BY FINAL ORDER OF THE BANKRUPTCY COURT OR ANY OTHER COURT OF COMPETENT JURISDICTION; AND/OR (II) THE RIGHTS OF ANY PERSON OR ENTITY TO ENFORCE THIS PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES, AND OTHER AGREEMENTS AND DOCUMENTS DELIVERED UNDER OR IN CONNECTION WITH THIS PLAN OR ASSUMED PURSUANT TO THIS PLAN OR FINAL ORDER OF THE BANKRUPTCY COURT; PROVIDED, FURTHER, THAT EACH EXCULPATED PARTY SHALL BE ENTITLED TO RELY UPON THE ADVICE OF COUNSEL CONCERNING ITS RESPECTIVE DUTIES PURSUANT TO, OR IN CONNECTION WITH, THE ABOVE REFERENCED DOCUMENTS, ACTIONS OR INACTIONS.

THE EXCULPATED PARTIES HAVE, AND UPON CONSUMMATION OF THE PLAN SHALL BE DEEMED TO HAVE, PARTICIPATED IN GOOD FAITH AND IN COMPLIANCE WITH THE APPLICABLE LAWS WITH REGARD TO THE SOLICITATION OF VOTES AND DISTRIBUTION OF CONSIDERATION PURSUANT TO THE PLAN AND, THEREFORE, ARE NOT, AND ON ACCOUNT OF SUCH DISTRIBUTIONS SHALL NOT BE, LIABLE AT ANY TIME FOR THE VIOLATION OF ANY APPLICABLE LAW, RULE, OR REGULATION GOVERNING THE SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN OR SUCH DISTRIBUTIONS MADE PURSUANT TO THE PLAN.

THE FOREGOING EXCULPATION SHALL BE EFFECTIVE AS OF THE EFFECTIVE DATE WITHOUT FURTHER NOTICE TO OR ORDER OF THE BANKRUPTCY COURT, ACT OR ACTION UNDER APPLICABLE LAW, REGULATION, ORDER, OR RULE OR THE VOTE, CONSENT, AUTHORIZATION OR APPROVAL OF ANY PERSON OR ENTITY.

E.	Permanent Injunction

except as otherwise EXPRESSLY provided in this Plan OR THE Combined Order, FROM AND AFTER THE EFFECTIVE DATE, All PERSONS AND Entities ARE, To the fullest extent provided under section 524 and other applicable provisions of the Bankruptcy Code, PERMANENTLY ENJOINED FROM (i) commencing or continuing, in any manner or in any place, any suit, ACTION or other proceeding OF ANY KIND; (ii) enforcing, attaching, collecting, or recovering in any manner OR MEANS any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (Iv) asserting a right of SETOFF OR subrogation of any kind; OR (V) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND, IN EACH CASE ON ACCOUNT OF OR with RESPECT to ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, Cause of action, interest, or remedy released or to be released, exculpated or to be exculpated, settled or to be settled or discharged or to be discharged pursuant to this Plan or the Combined Order against any PERSON OR entity so released, discharged, or exculpated (or the property or estate of any PERSON OR entity so released, discharged, or exculpated). All injunctions or stays provided for in the Chapter 11 Cases under section 105 or section 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

Article X.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Combined Order and the occurrence of the Effective Date, except to the extent set forth herein or under applicable federal law, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

A.           allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

B.            decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Retained Professionals authorized pursuant to the Bankruptcy Code or the Plan;

C.             resolve any matters related to: (i) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Costs arising therefrom, including Cure Costs pursuant to section 365 of the Bankruptcy Code; (ii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (iii) any dispute regarding whether a contract or lease is or was executory or expired;

D.            ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and the Combined Order;

E.            adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

F.            adjudicate, decide, or resolve any and all matters related to Causes of Action;

G.            adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

H.            resolve any cases, controversies, suits, or disputes that may arise in connection with any Claims, including claim objections, allowance, disallowance, estimation, and distribution;

I.             enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan, the Combined Order, and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Combined Order, or the Disclosure Statement, including the Restructuring Support Agreement;

J.             enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

K.            resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the interpretation or enforcement of the Plan, the Combined Order, or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or the Combined Order, or any Entity’s rights arising from or obligations incurred in connection with the Plan or the Combined Order;

L.            issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with enforcement of the Plan or the Combined Order;

M.          resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

N.           resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid;

O.          enter and implement such orders as are necessary or appropriate if the Combined Order is for any reason modified, stayed, reversed, revoked, or vacated;

P.           determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Combined Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Combined Order, or the Disclosure Statement;

Q.           enter an order or final decree concluding or closing the Chapter 11 Cases;

R.            adjudicate any and all disputes arising from or relating to distributions to Holder of Claims in Class 2 or Class 3 under the Plan;

S.           consider any modification of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Combined Order;

T.           determine requests for payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

U.            hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Combined Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

V.            hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

W.          hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including without limitation any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

X.            hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the releases, injunctions, and exculpations provided under Article IX of the Plan;

Y.            resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

Z.           enforce all orders previously entered by the Bankruptcy Court; and

AA.    hear any other matter not inconsistent with the Bankruptcy Code, the Plan, or the Combined Order.

Additionally, the Bankruptcy Court will retain jurisdiction to adjudicate, decide, or resolve issues raised by the Monitor, but such jurisdiction will not be exclusive and the Monitor shall retain the right to seek relief in all other courts.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article X, the provisions of this Article X shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

Notwithstanding anything to the contrary in the Plan, the Bankruptcy Court’s jurisdiction to hear and determine disputes concerning Claims against or Interests in the Debtors that arose prior to the Effective Date, including, without limitation, any Claims based in whole or in part on any conduct of the Debtors occurring on or before the Effective Date, shall be non-exclusive.

Article XI.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF PLAN

A.	Modification of Plan

Subject to the terms of the Restructuring Support Agreement and the limitations contained in the Plan, the Debtors or Reorganized Debtors reserve the right to, in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Restructuring Support Agreement: (i) amend or modify the Plan prior to the entry of the Combined Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; (ii) amend or modify the Plan after the entry of the Combined Order in accordance with section 1127(b) of the Bankruptcy Code and the Restructuring Support Agreement upon order of the Bankruptcy Court; and (iii) remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan upon order of the Bankruptcy Court.

B.	Effect of Confirmation on Modifications

Entry of the Combined Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.	Revocation of Plan; Reservation of Rights if Effective Date Does Not Occur

Subject to the conditions to the Effective Date, the Debtors reserve the right, subject to the terms of the Restructuring Support Agreement, to revoke or withdraw the Plan prior to the entry of the Combined Order and to File subsequent Plans of reorganization. If the Debtors revoke or withdraw the Plan, or if entry of the Combined Order or the Effective Date does not occur, or if the Restructuring Support Agreement terminates in accordance with its terms prior to the Effective Date, then: (i) the Plan shall be null and void in all respects; (ii) any settlement or compromise embodied in the Plan, assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant hereto shall be deemed null and void; and (iii) nothing contained in the Plan shall: (a) constitute a waiver or release of any claims by or against, or any Existing Equity Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission of any sort by the Debtors or any other Entity; provided, that any Restructuring Fees and Expenses that have been paid as of the date of revocation or withdrawal of the Plan shall remain paid and shall not be subject to disgorgement or repayment without further order of the Bankruptcy Court.

Article XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(g), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the documents and instruments contained in the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims and Interests (irrespective of whether Holders of such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases, and notwithstanding whether or not such Person or Entity (i) will receive or retain any property, or interest in property, under this Plan, (ii) has filed a Proof of Claim in the Chapter 11 Cases or (iii) failed to vote to accept or reject this Plan, affirmatively voted to reject this Plan, or is conclusively presumed to reject this Plan. The Combined Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Bankruptcy Rule 3020(e) and 7062.

B.	Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Combined Order.

C.	Payment of Statutory Fees

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code or as agreed to by the United States Trustee and the Reorganized Debtors, shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed or closed, whichever occurs first.

D.	Reservation of Rights

The Plan shall have no force or effect unless and until the Bankruptcy Court enters the Combined Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

E.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries or guardian, if any, of each Entity.

F.	No Successor Liability

Except as otherwise expressly provided in this Plan and the Combined Order, each of the Reorganized Debtors (i) is not, and shall not be deemed to assume, agree to perform, pay or otherwise have any responsibilities for any liabilities or obligations of the Debtors or any other Person relating to or arising out of the operations or the assets of the Debtors on or prior to the Effective Date, (ii) is not, and shall not be, a successor to the Debtors by reason of any theory of law or equity or responsible for the knowledge or conduct of any Debtor prior to the Effective Date, and (iii) shall not have any successor or transferee liability of any kind or character.

G.	Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall also be served on:

Debtors	Counsel to the Debtors
Mallinckrodt plc College Business & Technology Park Cruiserath Road Blanchardstown, Dublin Dublin 15 Attn: Mark Tyndall

Richards, Layton & Finger, P.A.
One Rodney Square
920 N. King Street
Wilmington, Delaware 19801
Attn: Mark Collins, Michael Merchant, Amanda Steele, and Brendan Schlauch

and

Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
Attn: George Davis, Anu Yerramalli, and Adam Ravin

and

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800,
Chicago, Illinois 60611
Attn: Jason Gott

United States Trustee	Counsel to the Ad Hoc First Lien Term Loan Group
Office of the United States Trustee for the District of Delaware 844 King Street, Suite 2207 Wilmington, Delaware 19801 Attn: [ • ]	Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166-0193 Attention: Scott J. Greenberg, Michael J. Cohen, and Joe Zujkowski
Counsel to the Ad Hoc Crossover Group	Counsel to the Ad Hoc 2025 Noteholder Group
Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 Attn: Andrew Rosenberg and Alice Belisle Eaton	Davis Polk & Wardwell LLP 450 Lexington Ave New York, New York 10017 Attn: Darren S. Klein and Aryeh E. Falk
Counsel to the MDT II	Counsel to certain Holders of Claims in the Ad Hoc Crossover Group
Brown Rudnick LLP Seven Times Square New York, New York 10019 Attn: David Molton and Steven Pohl	Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Attn: James L. Bromley, Ari B. Blaut, and Benjamin S. Beller

After the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Combined Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Combined Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Combined Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement

On the Effective Date, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, the Plan Supplement, and any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to Debtors or Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the jurisdiction of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

K.	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. Except as otherwise provided in the Plan, such exhibits and documents included in the Plan Supplement shall initially be Filed with the Bankruptcy Court on or before the Plan Supplement Filing Date. After the exhibits and documents are Filed, copies of such exhibits and documents shall have been available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://cases.ra.kroll.com/Mallinckrodt2023 or the Bankruptcy Court’s website at www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

L.	Nonseverability of Plan Provisions upon Confirmation

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation shall be acceptable to the Debtors and the Required Supporting Secured Creditors. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Combined Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (i) valid and enforceable pursuant to its terms; (ii) integral to the Plan and may not be deleted or modified without the consent of the Debtors; and (iii) nonseverable and mutually dependent.

M.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.	Conflicts

To the extent that any provision of the Disclosure Statement, or any order entered prior to Confirmation (for avoidance of doubt, not including the Combined Order) referenced in the Plan (or any exhibits, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control. To the extent that any provision of the Plan conflicts with or is in any way inconsistent with any provision of the Combined Order, the Combined Order shall govern and control.

O.	2020-2022 Confirmation Order

For the avoidance of doubt, except as expressly set forth herein, the 2020-2022 Confirmation Order shall remain in full force and effect. To the extent that any agreements (including, but not limited to, the Original Deferred Cash Payments Agreement and the Cooperation Agreement) authorized under or incorporated into the 2020-2022 Confirmation Order have been amended or modified in accordance with the terms of such agreements, such amended or modified agreements remain in full force and effect unless the agreements have been terminated or have expired in accordance with the terms of such agreements. Notwithstanding the foregoing, to the extent that the terms of the Combined Order conflict or are in any way inconsistent with any of the terms of the 2020-2022 Confirmation Order or any agreement (as may have been amended or modified from time to time) authorized under the 2020-2022 Confirmation Order, the terms of the Combined Order (including the treatment of Claim and Interests under this Plan) shall govern.

P.	No Strict Construction

This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Supporting First Lien Creditors, the Supporting Second Lien Creditors, and their respective professionals. Each of the foregoing was represented by counsel of its choice who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, this Plan, the Disclosure Statement, the Exhibits and the Plan Schedules, and the agreements and documents ancillary or related thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” or other rule of strict construction shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, the Exhibits or the Plan Schedules, or the documents ancillary and related thereto.

Q.	Section 1125(e) Good Faith Compliance

The Debtors, the Reorganized Debtors, the Supporting First Lien Creditors, the Supporting Second Lien Creditors, and each of their respective current and former officers, directors, members (including ex officio members), managers, employees, partners, advisors, attorneys, professionals, accountants, investment bankers, investment advisors, actuaries, Affiliates, financial advisors, consultants, agents, and other representatives of each of the foregoing Entities (whether current or former, in each case in his, her or its capacity as such), shall be deemed to have acted in “good faith” under section 1125(e) of the Bankruptcy Code.

R.	2002 Notice Parties

After the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed a renewed request after the Confirmation Hearing to receive documents pursuant to Bankruptcy Rule 2002.

Respectfully submitted, as of the date first set forth above,

Mallinckrodt plc (on behalf of itself and all other Debtors)

By:	/s/ Jason Goodson
Name:	Jason Goodson
Title:	Executive Vice President and Chief Strategy and Restructuring Officer

Exhibit 1

New Takeback Debt Term Sheet

Exhibit B

Disclosure Statement

Exhibit C

Final Amendment to Opioid Deferred Cash Payments Agreement

FINAL AMENDMENT TO OPIOID DEFERRED CASH PAYMENTS AGREEMENT

This final AMENDMENT TO THE OPIOID DEFERRED CASH PAYMENTS AGREEMENT, dated as of August 23, 2023 (this “Final Amendment”), is entered into by and among MALLINCKRODT PLC, a public limited company incorporated in Ireland with registered number 522227 (the “Parent”), MALLINCKRODT LLC, a Delaware limited liability company (“MLLC”), SPECGX HOLDINGS LLC, a New York limited company (“SpecGx Holdings”), SPECGX LLC, a Delaware limited liability company (“SpecGx” and, together with the Parent, MLLC and SpecGx Holdings, the “Primary Obligors”), and the Opioid Master Disbursement Trust II (the “Opioid Trust”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement (as defined below). The Primary Obligors and Opioid Trust are sometimes individually referred to herein as “Party” and collectively as the “Parties”.

PRELIMINARY STATEMENTS:

WHEREAS, on October 12, 2020, the Primary Obligors were debtors in chapter 11 cases in the United States Bankruptcy Court for the District of Delaware (the “Delaware Bankruptcy Court”) under the caption In re Mallinckrodt plc, et al., Lead Case No. 20-12522 (JTD) (the “2020-2022 Chapter 11 Cases”).

WHEREAS, pursuant to the Fourth Amended Joint Plan of Reorganization (With Technical Modifications) of Mallinckrodt and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 6510],1 which was filed in final, effective form at Docket No. 7670 (including all appendices, exhibits, schedules and supplements thereto, as the same may be altered, amended or modified from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules (each as defined in the RSA) and the terms thereof, the “2020-2022 Plan”), the Primary Obligors, among others, and representatives for holders of Opioid Claims (as defined in the 2020-2022 Plan) agreed to resolve all asserted Opioid Claims and enter into certain agreements in connection therewith.

WHEREAS, on March 2, 2022, the Delaware Bankruptcy Court entered the Findings of Fact, Conclusions of Law, and Order Confirming Fourth Amended Joint Plan of Reorganization (with Technical Modifications) of Mallinckrodt plc and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 6660] (including all appendices, exhibits, schedules and supplements thereto, as the same may be altered, amended or modified from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules (each as defined in the RSA) and the terms thereof, the “2020-2022 Confirmation Order”) confirming the 2020-2022 Plan, including the global settlement of all Opioid Claims (as defined in the 2020-2022 Plan) against the Primary Obligors, among others, and authorizing the Primary Obligors and the Opioid Trust to enter into their requisite agreements, as applicable.

1 Unless otherwise stated herein, references to “Docket No.” or “Docket Number” are references to the docket of the 2020-2022 Chapter 11 Cases.

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WHEREAS, pursuant to the 2020-2022 Plan and 2020-2022 Confirmation Order, on June 16, 2022, Mallinckrodt and the Opioid Trust entered into that certain Opioid MDT II Cooperation Agreement (the “Cooperation Agreement”) (as so ordered by the Delaware Bankruptcy Court on June 6, 2022 [Docket No. 7586]) in connection with, among others, the sharing and transferring of certain books and records with the Opioid Trust under the 2020-2022 Plan.

WHEREAS, pursuant to the Restructuring (as defined below), the Primary Obligors and certain of their affiliates and the Opioid Trust have agreed to, among other things, amend certain terms of the Cooperation Agreement (the “Cooperation Agreement Amendment”).

WHEREAS, pursuant to the 2020-2022 Plan and 2020-2022 Confirmation Order, on June 16, 2022, each of the Primary Obligors and the Opioid Trust entered into that certain Opioid Deferred Cash Payments Agreement (as amended by the First Amendment (as defined herein), the “Agreement”) (as so ordered by the Delaware Bankruptcy Court on June 7, 2022 [Docket No. 7598]) in connection with, among others, the deferred payment obligations under the 2020-2022 Plan.

WHEREAS, in accordance with Section 2.01 of the Agreement, the Primary Obligors were required make a $200 million payment to the Opioid Trust on June 16, 2023 (the “June 2023 Settlement Payment”).

WHEREAS, on June 15, 2023, the Primary Obligors and the Opioid Trust entered into Amendment No. 1 to the Opioid Deferred Cash Payments Agreement (the “First Amendment”), which extended the due date for the June 2023 Settlement Payment to June 23, 2023 pursuant to Section 9.08(b) of the Agreement.

WHEREAS, (i) on June 22, 2023, pursuant to the First Amendment, the Opioid Trust provided written notice that it was further extending the due date of the June 2023 Settlement Payment from June 23, 2023 to June 30, 2023; (ii) on June 29, 2023, pursuant to the First Amendment, the Opioid Trust provided written notice that it was further extending the due date of the June 2023 Settlement Payment from June 30, 2023 to July 7, 2023; (iii) on July 6, 2023, pursuant to the First Amendment, the Opioid Trust provided written notice that it was further extending the due date of the June 2023 Settlement Payment from July 7, 2023 to July 14, 2023; (iv) on July 14, 2023, pursuant to the First Amendment, the Opioid Trust provided written notice that it was further extending the due date of the June 2023 Settlement Payment from July 14, 2023 to July 21, 2023; (v) on July 16, 2023, pursuant to the First Amendment, the Opioid Trust agreed to extend the due date of the June 2023 Settlement Payment to August 15, 2023; and (vi) on August 15, 2023, pursuant to the First Amendment, the Opioid Trust agreed to extend the due date of the June 2023 Settlement Payment to August 22, 2023.

WHEREAS, the Parties have in good faith and at arm’s length negotiated and agreed to the terms of a restructuring (the “Restructuring”) intended to be consummated through voluntary prepackaged cases under chapter 11 of the Bankruptcy Code (as defined in the RSA) (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on the terms set forth in that certain Restructuring Support Agreement, dated as of August 23, 2023 (the “RSA”).

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WHEREAS, in connection with the Restructuring, the Parties, among others, have in good faith and at arm’s length negotiated and agreed to satisfy in full the Opioid Deferred Cash Payments and any other Opioid Obligations (as defined in the Agreement) as set forth in this Final Amendment.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and subject to the conditions set forth herein, the Parties hereto hereby agree as follows:

Section 1.     Amendments.

(a)            Effective as of the Final Amendment Effective Date and notwithstanding anything to the contrary in the Agreement or any Settlement Document, Section 1.01 of the Agreement is hereby amended to add the following definitions in the appropriate alphabetical order:

““Final Amendment” means that certain Final Amendment to Opioid Deferred Cash Payments Agreement, dated as of August 23, 2023, by and among the Primary Obligors and the Opioid Trust.”

““MDT II CVR Agreement” shall have the meaning ascribed to such term in the RSA.”

““MDT II CVRs” shall have the meaning ascribed to such term in the RSA.”

““Payment Date” is the date when the Debtors pay the lump sum payment in cash to the Opioid Trust (and its successors and assigns, in part or in whole, as applicable) in the amount of $250 million in accordance with the terms of Section 2.01, which, for the avoidance of doubt, shall be at least one (1) Business Day before the commencement of the Chapter 11 Cases (as defined in the Final Amendment).”

““RSA” shall mean that certain Restructuring Support Agreement, dated as of August 23, 2023, by, among others, the Primary Obligors and the Opioid Trust, and any exhibits, schedules, attachments, or appendices thereto (in each case, as such may be amended, modified or supplemented in accordance with its terms).”

(b)            Effective as of the Final Amendment Effective Date and notwithstanding anything to the contrary in the Agreement or any Settlement Document, Section 1.01 of the Agreement is hereby amended such that the definition of “Opioid Deferred Cash Payments” is amended and restated in its entirety as follows:

““Opioid Deferred Cash Payments” shall have the meaning given to such term in the Plan of Reorganization (as in effect on the Effective Date); provided, however, that the dates and amounts of such Opioid Deferred Cash Payments shall be consistent with Section 2.01 of this Agreement (notwithstanding anything to the contrary in the Plan of Reorganization).”

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(c)           Effective as of the Final Amendment Effective Date and notwithstanding anything to the contrary in the Agreement or any Settlement Document, Section 1.01 of the Agreement is hereby amended such that the definition of “Termination Date” is amended and restated in its entirety as follows:

““Termination Date” shall mean, unless otherwise provided for in the Final Amendment, the Payment Date.”

(d)           Effective as of the Final Amendment Effective Date and notwithstanding anything to the contrary in the Agreement or any Settlement Document, Section 2.01 of the Agreement is hereby amended and restated in its entirety as follows:

“Section 2.01 Repayment of Opioid Deferred Cash Payments. In full and final satisfaction of all Opioid Deferred Cash Payments and any other Opioid Obligations (including full and final satisfaction of all non-monetary obligations unless otherwise stated herein or in the RSA) under the Agreement and 2020-2022 Plan, the Primary Obligors shall (i) pay to the Opioid Trust (and its successors and assigns, in part or in whole, as applicable), to the account(s) most recently specified for such purposes in a written notice delivered by the Opioid Trust (or, if applicable, any successor or assignee thereof) to the Primary Obligors, a single lump sum payment in cash in the amount of $250 million at least one (1) business day before the commencement of the Chapter 11 Cases (as defined in this Final Amendment) and (ii) enter into the MDT II CVR Agreement providing for the MDT II CVRs. On the Payment Date and upon execution of the MDT II CVR Agreement, (x) no further Opioid Obligations of any kind shall remain outstanding and (y) all covenants set forth in Article V and Article VI of this Agreement and all Events of Default set forth in Article VII of this Agreement shall be terminated except to the extent necessary to carry out the transactions contemplated by the RSA.”

(e)           Effective as of the Payment Date and notwithstanding anything to the contrary in the Agreement or any Settlement Document, Section 2.05 of the Agreement is hereby amended and restated in its entirety as follows:

“Section 2.05 Claim Amount. Subject to Section 9 of the Final Amendment, the Opioid Trust (together with its successors and assigns, in part or in whole) shall not be entitled to assert the full unpaid amount of the Opioid Deferred Cash Payments (which, upon the Payment Date, but subject, in all respects, to Section 9 of the Final Amendment, is $0) in the Chapter 11 Cases (as defined in the Final Amendment), and any claims by the Opioid Trust against the Primary Obligors shall be subject to the terms of the Final Amendment including, for the avoidance of doubt and without limitation, subject to the terms of Sections 7 and 9 of the Final Amendment.”

(f)            Effective as of the Payment Date and notwithstanding anything to the contrary in the Agreement or any Settlement Document, Section 9.02 of the Agreement is hereby amended by deleting the last sentence thereof.

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(g)           Effective as of the Payment Date and notwithstanding anything to the contrary in the Agreement or any Settlement Document, Section 9.05 of the Agreement is hereby amended by deleting paragraph (e) thereof.

Section 2.     [Reserved].

Section 3.     RSA Agreement.

On or before the Final Amendment Effective Date, the Parties shall execute and deliver (if not previously executed and delivered) the RSA and any applicable ancillary agreements required to be executed in connection with the RSA. The Parties acknowledge and agree, for the avoidance of doubt, that nothing in this Final Amendment alters or diminishes or shall alter or diminish any rights or obligations set forth in the RSA.

Section 4.     Representations and Warranties of the Primary Obligors.

On the date hereof, each Primary Obligor hereby represents and warrants to the Opioid Trust that:

(a)           No Defaults. No Default or Event of Default has occurred and is continuing under the Agreement (as of the date hereof and as amended by the Final Amendment).

(b)           Organization; Powers. Each such Primary Obligor: (1) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (to the extent such status or an analogous concept applies to such an organization or in such jurisdiction); (2) has all requisite organizational power and authority to own its property and assets and to carry on its business as now conducted; (3) is qualified to do business in each jurisdiction where such qualification is required; and (4) has the power and authority to execute, deliver and perform its obligations under this Final Amendment.

(c)           Authorization. The execution, delivery and performance by each such Primary Obligor of this Final Amendment has been duly authorized by all necessary organizational action.

(d)           Enforceability. This Final Amendment has been duly executed and delivered by each Primary Obligor and constitutes a legal, valid and binding obligation of each such Primary Obligor enforceable against each such Primary Obligor in accordance with its terms.

Section 5.     Representations and Warranties of the Opioid Trust.

On the date hereof, the Opioid Trust hereby represents and warrants to the Primary Obligors that:

(a)           No Defaults. No Default or Event of Default has occurred and is continuing under the Agreement (as of the date hereof and as amended by the Final Amendment).

(b)           Organization; Powers. The Opioid Trust: (1) was created pursuant to the 2020-2022 Plan and 2020-2022 Confirmation Order and is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (to the extent such status or an analogous concept applies to such an organization or in such jurisdiction); (2) has all requisite organizational power and authority to manage and disburse its property and assets and to carry on its business as now conducted; and (3) has the power and authority to execute, deliver and perform its obligations under this Final Amendment.

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(c)            Authorization. The execution, delivery and performance by the Opioid Trust of this Final Amendment has been duly authorized by all necessary corporate or other organizational action.

(d)           Enforceability. This Final Amendment has been duly executed and delivered by the Opioid Trust and constitutes a legal, valid and binding obligation of the Opioid Trust enforceable against the Opioid Trust in accordance with its terms.

Section 6.      Conditions to Effectiveness.

(a)           This Final Amendment shall be effective on the date (the “Final Amendment Effective Date”) that each of the following conditions has been satisfied or waived by the applicable Party, in each case as determined by the applicable Party in its sole discretion:

i.            The Parties shall have received counterparts of this Final Amendment duly executed by each of the other Parties;

ii.           The Opioid Trust shall have received (or shall receive substantially concurrently with the occurrence of the Final Amendment Effective Date) its Expense Reimbursement in accordance with Section 8 herein;

iii.          The RSA shall have become effective in accordance with its terms; and

iv.          The Cooperation Agreement Amendment shall have become effective in accordance with its terms.

(b)            Upon the Final Amendment Effective Date, and subject to Section 12 herein, the Agreement shall thereupon be deemed to be amended as set forth herein as fully and with the same effect as if the amendments made hereby were originally set forth in the Agreement, and this Final Amendment and the Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments shall not operate so as to render invalid or improper any action heretofore taken under the Agreement or the Settlement Documents (as defined in the Agreement).

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Section 7.      Release.

(a)            As of the Payment Date, and so long as neither this Final Amendment nor the payment made on the Payment Date is void or voided pursuant to Section 9 hereof, each of the Parties hereby forever relieves, releases, and discharges the other Parties and their present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, guarantees, obligations, promises, acts, agreements, costs and expenses, indemnities, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims (collectively, the “Claims”) existing or arising in connection with the Agreement and the related Settlement Documents, including, for the avoidance of doubt, the parent guaranty under the Agreement, the Subsidiary Guarantee Agreement, and (to the extent constituting a Settlement Document) the 2020-2022 Plan, from the beginning of time through and including the Payment Date (collectively, the “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities, obligations, causes of action, or Claims arising out of or in any manner whatsoever connected with or related to the Agreement and the related Settlement Documents, including, for the avoidance of doubt, the parent guaranty under the Agreement, the Subsidiary Guarantee Agreement, and (to the extent constituting a Settlement Document) the 2020-2022 Plan, the recitals thereto, any instruments or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing, other than as set forth in this Final Amendment; provided, however, that the following shall not be Released Claims (collectively, the “Preserved Claims”): (i) any rights preserved under this Final Amendment, (ii) other than as amended by the Cooperation Agreement Amendment, any of the Opioid Trust’s rights to discovery and entitlements to discovery from the Debtors and any non-Debtor as set forth in the Cooperation Agreement or the 2020-2022 Plan, and (iii) any of the Opioid Trust’s rights, defenses, claims, and causes of action assigned under the 2020-2022 Plan against non-Debtors, including but not limited to in respect of Other Opioid Claims (as defined in the 2020-2022 Plan), with references to “Debtors” in clauses (ii) and (iii) meaning the Debtors under the 2020-2022 Plan.

(b)           Unless otherwise provided for herein, from and after the Termination Date, as amended by the Final Amendment, and so long as this Final Amendment is not void or voided pursuant to Section 9 hereof, the Agreement and the other Settlement Documents, including, for the avoidance of doubt, the parent guaranty and any indemnity under the Agreement, the Subsidiary Guarantee Agreement, and (to the extent constituting a Settlement Document) the 2020-2022 Plan, shall be terminated and have no further force or effect; provided, that, for the avoidance of doubt, this paragraph shall have no effect on the Preserved Claims.

(c)            By entering into this release, the Parties recognize that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of the Parties hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected in connection with the Released Claims. Accordingly, subject to Section 9 herein, if the Parties should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, the Parties shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. The Parties acknowledge that they are not relying upon and have not relied upon any representation or statement made by the other Party with respect to the facts underlying this release or with regard to any of the Parties’ rights or asserted rights.

(d)           So long as this Final Amendment is not void or voided pursuant to Section 9 hereof, this release may be pleaded by the Parties as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. The Parties acknowledge that the release contained herein constitutes a material inducement to each of the Parties to enter into this Final Amendment, and that the Parties would not have done so but for the other Party’s expectation that such release is valid and enforceable in all events.

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(e)            The Parties hereby acknowledge and agree that they have no offsets, defenses, Claims, or counterclaims against the other with respect to the Agreement and the related Settlement Documents, including, for the avoidance of doubt, the parent guaranty under the Agreement and the Subsidiary Guarantee Agreement, or otherwise, and that if either Party now has, or ever did have, any offsets, defenses, Claims, or counterclaims against the other Party, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and the Parties hereby RELEASE each other from any liability thereunder.

(f)            The Parties hereby represent and warrant to each other in connection with this release, and the Parties are relying thereon, as follows:

i.            Except as expressly stated in this Final Amendment, the Parties or their agents, employees or representatives have not made any statement or representation to each other regarding any fact relied upon by the other Party in entering into this Final Amendment;

ii.           The Parties have made such investigation of the facts pertaining to this Final Amendment and all of the matters appertaining thereto, as it deems necessary;

iii.          The terms of this Final Amendment are contractual and not a mere recital;

iv.          This Final Amendment has been carefully read by the Parties, the contents hereof are known and understood by the Parties, and this Final Amendment is signed freely, and without duress, by the Parties; and

v.           The Parties are the sole and lawful owner of all right, title and interest in and to every Released Claim and every other matter which it releases herein, and the Parties have not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any Released Claims or other matters herein released. The Parties shall indemnify each other, defend and hold each other harmless from and against all Claims based upon or arising in connection with prior assignments or purported assignments or transfers of any Released Claims or matters released herein.

(g)           Notwithstanding the above or anything to the contrary herein, the obligations under this Final Amendment and the following sections of the Agreement shall not be released hereunder and any Claims in connection with the below sections shall not be considered Released Claims, and such provisions are hereby incorporated into this Final Amendment; except that all notice obligations in the following sections shall be deemed superseded by the notice provisions in Section 15 of this Final Amendment:

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i.            Section 2.04(e): Taxes - Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

ii.           Section 9.16: Confidentiality. The Opioid Trust (and its successors and assigns, in part or in whole) shall maintain in confidence (and shall use solely for the purposes of determining compliance with the terms of the Settlement Documents or evaluating the financial condition of the Parent and its Subsidiaries) any information relating to the Parent, each Primary Obligor and any of their respective Subsidiaries or their respective businesses furnished to it by or on behalf of the Parent, each Primary Obligor or any of their respective Subsidiaries (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by the Opioid Trust (or such successor or assign, in part or in whole) without utilizing any information received from the Parent or any Subsidiary or violating this Section 9.16 or (c) was available to the Opioid Trust (or such successor or assign, in part or in whole) from a third party having, to the Opioid Trust’s (or such successor’s or assign’s, in part or in whole) knowledge, no obligations of confidentiality to the Parent, any Primary Obligor or any other Subsidiary) and shall not reveal the same except: (A) to the extent necessary to comply with applicable laws or any legal process or the requirements of any Governmental Authority purporting to have jurisdiction over such the Opioid Trust (or such successor or assign, in part or in whole) or its Related Parties, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, (C) to its Beneficiaries and Related Parties, including auditors, accountants, legal counsel and other advisors (so long as each such person shall have agreed to keep the same confidential in accordance with this Section 9.16), (D) in connection with the exercise of any remedies under this Agreement or any other Settlement Document or any suit, action or proceeding relating to this Agreement or any other Settlement Document or the enforcement of rights hereunder or thereunder, (E) to any prospective assignee of any of its rights under this Agreement (so long as such person shall have agreed to keep the same confidential in accordance with this Section 9.16), (F) [reserved,] (G) with the prior written consent of the Parent, and (H) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement (so long as such person shall have agreed to keep the same confidential in accordance with this Section 9.16). For the avoidance of doubt, the confidentiality obligations of the Opioid Trust and its Related Parties and Beneficiaries with respect to any Cooperation Agreement Information shall be governed by the Opioid MDT II Cooperation Agreement and not by this Section 9.16.

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Section 8.      Expense Reimbursement.

On or before the Final Amendment Effective Date, the Primary Obligors shall pay or reimburse all reasonable and documented fees and out-of-pocket expenses of Brown Rudnick LLP and Houlihan Lokey as determined by their respective engagement letters in connection with this Final Amendment and the Cooperation Agreement Amendment (the “Expense Reimbursement”); provided, that the Expense Reimbursement shall be paid only if invoiced to the Primary Obligors at least five (5) Business Days prior to the Final Amendment Effective Date and such invoice shall be sent to the designated email address provided to Brown Rudnick LLP by the Primary Obligors.

Section 9.     Snap-Back.

(a)            If the Primary Obligors’ payment obligation under Section 2.01 of the Agreement, as amended by the Final Amendment, or any payment made thereunder, is avoided, in whole or in part, for any reason before the Plan Effective Date (as defined in the RSA) (including, but not limited to, through any avoidance action under the Bankruptcy Code (as defined in the RSA) in the Chapter 11 Cases) or in any other case, proceeding or action before the Plan Effective Date (as defined in the RSA), then (i) the amendments set forth in Section 1 herein shall be deemed void ab initio, automatically rescinded and otherwise terminated and of no force and effect and (ii) the release set forth in Section 7 herein shall be deemed void ab initio, automatically rescinded and otherwise terminated and of no force and effect, and the Opioid Trust will be permitted to submit a claim or institute an action or proceeding against the Primary Obligors in the Chapter 11 Cases or otherwise in the absence of the Chapter 11 Cases for the claims that would otherwise be covered by the release contained in Section 7 herein (collectively, the “Snap-Back Provision”); provided, that any such claims shall be reduced by the amount of any payments received pursuant to this Final Amendment and not otherwise avoided.

(b)           Notwithstanding anything to the contrary herein, the Snap-Back Provision shall survive the Payment Date; provided, however, the Snap-Back Provision shall be extinguished, null, void, and of no further force or effect upon assumption of this Final Amendment on the Plan Effective Date (as defined in the RSA) in accordance with Section 10 herein.

Section 10.    Additional Obligations.

(a)           Subject to Section 9 herein, the Primary Obligors in their Chapter 11 Cases will (1) assume, and will cause their affiliate Debtors or Reorganized Debtors (each as defined in the RSA), as applicable, to assume, this Final Amendment on the Plan Effective Date (as defined in the RSA) and (2) retain and subsequently release and/or waive any and all Claims and/or estate causes of action, including but not limited all causes of action under Chapter 5 of Title 11 of the U.S. Code and state analogues, that may exist against the Opioid Trust, its officers, advisors, professionals, agents, trustees, and beneficiaries, and will cause their affiliate Reorganized Debtors (as defined in the RSA) to do the same.

10

Section 11.    Opioid Operating Injunction and Monitor Agreement Reaffirmation.

MLLC and SpecGx hereby reaffirm the covenants and agreements contained in the Opioid Operating Injunction to which each is a party and each acknowledge and agree that this Final Amendment shall in no manner impair or otherwise adversely affect the terms of the Opioid Operating Injunction and each confirm that the Opioid Operating Injunction shall continue to be in full force and effect, and the same is ratified and confirmed in all respects. MLLC and SpecGx shall cause their successors, including affiliate Mallinckrodt Enterprises LLC to assume and/or reaffirm the Opioid Operating Injunction under the Plan of Reorganization (as defined in the RSA). The Primary Obligors in their Chapter 11 Cases will assume, and will cause their affiliate Debtors or Reorganized Debtors (each as defined in the RSA), as applicable, to assume, the Monitor Agreement (as defined in the 2020-2022 Plan), which shall remain in full force and effect upon the Plan Effective Date (as defined in the RSA), unless amended or superseded by further order of the Bankruptcy Court, which order may be the Confirmation Order (as defined in the RSA); provided, however, that the Parties shall not move to amend or discharge the Monitor Agreement or Opioid Operating Injunction.

Section 12.    Payment Date Failure to Occur & Voiding of Final Amendment.

Notwithstanding anything else herein, if the Payment Date fails to occur on or prior to September 30, 2023, then this Final Amendment to the Opioid Deferred Cash Payments Agreement is wholly and completely void, all amendments made herein are void and of no effect, and the Agreement shall be reinstated as in effect immediately prior to the Final Amendment Effective Date such that all references to the Agreement in the Agreement or any other Settlement Document shall be a reference to the Agreement immediately prior to the Final Amendment Effective Date.

Section 13.    Counterparts.

This Final Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Any party hereto may execute and deliver a counterpart of this Final Amendment by delivering by facsimile, email or other electronic transmission a signature page of this Final Amendment signed by such party, and any such facsimile, email or other electronic signature shall be treated in all respects as having the same effect as an original signature.

Section 14.    Governing Law and Waiver of Right to Trial by Jury.

This Final Amendment shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. Sections 9.07, 9.11, and 9.15 of the Agreement are incorporated herein by reference mutatis mutandis. Solely for purposes of enforcing this Final Amendment and not for any other purpose, the Parties consent to the jurisdiction of the Bankruptcy Court.

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Section 15.    Headings.

The headings of this Final Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 16.    Notice.

All notices, requests, and demands to or upon the respective Parties hereto shall be given in accordance with the RSA.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties hereto have caused this Final Amendment to be duly executed as of the date first above written.

PRIMARY OBLIGORS:

MALLINCKRODT PLC

By:
Name:
Title:

MALLINCKRODT LLC
SPECGX LLC
SPECGX HOLDINGS LLC

By:
Name:
Title:

OPIOID MASTER DISBURSEMENT TRUST II

By:
Name: Jennifer E. Peacock
Title: Trustee

By:
Name: Michael Atkinson
Title: Trustee

By:
Name: Anne Ferazzi
Title: Trustee

Signature Page to Final Amendment To Opioid Deferred Cash Payments Agreement

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Exhibit D

Final Amendment to the Opioid MDT II Cooperation Agreement

AMENDMENT TO OPIOID MDT II COOPERATION AGREEMENT

This AMENDMENT TO THE OPIOID MDT II COOPERATION AGREEMENT, dated as of [ • ], 2023 (this “Amendment”), is entered into by and among MALLINCKRODT PLC and its undersigned affiliates (each individually a “Mallinckrodt Entity” and collectively “Mallinckrodt”), and the Opioid Master Disbursement Trust II (the “Trust”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the original Cooperation Agreement (as defined below). Mallinckrodt and the Trust are sometimes individually referred to herein as “Party” and collectively as the “Parties”.

PRELIMINARY STATEMENTS:

WHEREAS, on October 12, 2020, Mallinckrodt plc and its undersigned affiliates were debtors in chapter 11 cases in the United States Bankruptcy Court for the District of Delaware (the “Delaware Bankruptcy Court”) under the caption In re Mallinckrodt plc, et al., Lead Case No. 20-12522 (JTD) (the “2020-2022 Chapter 11 Cases”).

WHEREAS, pursuant to the Fourth Amended Joint Plan of Reorganization (With Technical Modifications) of Mallinckrodt and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 6510],1 which was filed in final, effective form at Docket No. 7670 (including all appendices, exhibits, schedules and supplements thereto, as the same may be altered, amended or modified from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules and the terms thereof, the “2020-2022 Plan”), Mallinckrodt and the Trust agreed to cooperate with respect to sharing and transferring certain books and records with the Trust subject to certain protections and limitations.

WHEREAS, on March 2, 2022, the Delaware Bankruptcy Court entered the Findings of Fact, Conclusions of Law, and Order Confirming Fourth Amended Joint Plan of Reorganization (with Technical Modifications) of Mallinckrodt plc and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [Docket No. 6660] (including all appendices, exhibits, schedules and supplements thereto, as the same may be altered, amended or modified from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules and the terms thereof, the “2020-2022 Confirmation Order”) confirming the 2020-2022 Plan, including the global settlement of all Opioid Claims (as defined in the 2020-2022 Plan) against Mallinckrodt and authorizing Mallinckrodt and the Trust to enter into a cooperation agreement providing for a process to share and transfer certain books and records with the Trust subject to certain protections and limitations.

WHEREAS, pursuant to the 2020-2022 Plan and 2020-2022 Confirmation Order, on June 16, 2022, Mallinckrodt and the Trust entered into that certain Opioid MDT II Cooperation Agreement (the “Cooperation Agreement”) (as so ordered by the Delaware Bankruptcy Court on June 6, 2022 [Docket No. 7586]) in connection with, among other things, the sharing and transferring of certain books and records with the Trust under the 2020-2022 Plan.

1 Unless otherwise stated herein, references to “Docket No.” or “Docket Number” are references to the docket of the 2020-2022 Chapter 11 Cases.

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WHEREAS, the Initial Transfer Period under the Cooperation Agreement ended on February 27, 2023.

WHEREAS, pursuant to the 2020-2022 Plan and 2020-2022 Confirmation Order, on June 16, 2022, certain Mallinckrodt Entities and the Trust entered into that certain deferred cash payments agreement (the “Opioid Deferred Cash Payments Agreement”) (as so ordered by the Delaware Bankruptcy Court on June 7, 2022 [Docket No. 7598]) in connection with, among other things, Mallinckrodt’s deferred payment obligations under the 2020-2022 Plan.

WHEREAS, the Parties have in good faith and at arm’s length negotiated and agreed to the terms of a restructuring (the “Restructuring”) intended to be consummated through voluntary prepackaged cases under chapter 11 of the Bankruptcy Code (as defined in the RSA) (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the [ • ] (the “Bankruptcy Court”) on the terms set forth in that certain Restructuring Support Agreement, dated as of [ • ], 2023 (the “RSA”).

WHEREAS, pursuant to the Restructuring, certain Mallinckrodt Entities and the Trust have agreed to, among other things, amend certain terms of the Opioid Deferred Cash Payments Agreement to satisfy Mallinckrodt’s deferred payment obligations under the Opioid Deferred Cash Payments Agreement, 2020-2022 Plan, and 2020-2022 Confirmation Order (the “Deferred Payment Amendment”).

WHEREAS, in connection with the Restructuring, the Parties have in good faith and at arm’s length negotiated and agreed to amend the Cooperation Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and subject to the conditions set forth herein, the Parties hereto hereby agree as follows:

Section 1.            Amendments.

(a)            Effective as of the Amendment Effective Date and notwithstanding anything to the contrary in the Cooperation Agreement, Section 1.1.c. of the Cooperation Agreement is hereby amended solely to revise the definition of “Supplemental Transfer Period” from “nine (9) months following the Initial Transfer Period, subject to extension upon agreement of the Parties” to the following: “. . . twelve (12) months following the Amendment Effective Date . . . .”

(b)            Effective as of the Amendment Effective Date and notwithstanding anything to the contrary in the Cooperation Agreement, Section 1.2 of the Cooperation Agreement is hereby amended and restated in its entirety as follows:

“Section 1.2. The Debtors shall preserve, or cause to be preserved, unless and until they are transferred to the Trust, Documents or information known or reasonably believed, or that upon reasonable inquiry the Debtors should know or reasonably believe to be relevant to Opioid Claims (including Opioid Demands) and/or the Assigned Claims for a period of twelve (12) months following the Amendment Effective Date. Notwithstanding Section 3.4 and subject to the Supplemental Transfer Cap (defined below), any cost or expense solely associated with such preservation shall be at the Debtors’ cost and expense. For the avoidance of doubt, the Debtors shall have no continuing obligations under this Agreement to preserve any Claim Records that have been transferred to the Trust. For the avoidance of doubt, the Debtors have a continuing obligation to preserve Claim Records that were produced to the Trust with redactions, in the event that the Trust or any other party in an action relating to the Assigned Claims will seek to challenge such redactions. In the event that the Trust or any other party in an action relating to the Assigned Claims seek to challenge such redactions and are successful and such Claim Records are later produced without such redactions, the Debtors’ obligation to continue to preserve such Claim Records shall immediately terminate.”

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(c)            Effective as of the Amendment Effective Date and notwithstanding anything to the contrary in the Cooperation Agreement, Section 2.1 of the Cooperation Agreement is hereby amended by adding the following new subsection “f.” immediately following subsection “e.” thereto to read as follows:

“f. The Debtors agree to use their reasonable best efforts to assist the Trust with coordinating and/or setting up non-adversarial meetings and/or interviews with current and former employees (to the extent the Debtors are able to locate applicable former employees) for the sole purpose of assisting the Trust with prosecuting, defending, investigating, or resolving the Assigned Claims (the “Employee Meetings”); provided that (i) all such Employee Meetings shall be conducted on a reasonable basis (reasonable in duration as well as numerosity with respect to any employee), (ii) Debtors shall have their own designated counsel present at any Employee Meetings, (iii) Debtors and their counsel shall be responsible for coordinating and facilitating the Employee Meetings on a timeline that is reasonably acceptable to the Trust and the applicable Debtor employee, and (iv) all Employee Meetings shall otherwise be subject to the terms of this Agreement, as applicable.”

(d)            Effective as of the Amendment Effective Date and notwithstanding anything to the contrary in the Cooperation Agreement, Section 2.1 of the Cooperation Agreement is hereby amended by adding the following new subsection “g.” immediately following subsection “f.” thereto to read as follows:

“g. Upon request by the Trust, the Debtors shall use reasonable best efforts to provide the Trust with a list of employees employed with the Debtors from 1996 through 2018 solely to the extent that the Debtors have access to such information and only for employees who were employed to perform the following functions: (1) risk management employees and supervisors with material knowledge of risk management functions regarding the Assigned Claims; (2) employees responsible for opioid marketing with material knowledge of opioid marketing functions regarding the Assigned Claims; (3) employees with material knowledge of and who also handled legal investigations related to the Debtors’ opioid operations in connection with the Assigned Claims; (4) employees with historic material knowledge of the Debtors’ corporate structure and operations relating to the Assigned Claims; (5) employees identified in connection with the Share Repurchase Claims matter (Opioid Master Disbursement Trust II v. Argos Capital Appreciation Master Fund LP, et al., Adv. Pro. No. 22-50435 (Bankr. D. Del.)); (6) employees identified in connection with the June 2013 spinoff matter (Opioid Master Disbursement Trust II v. Covidien Unlimited Co., et al., Adv. Pro. No. 22-50433 (Bankr. D. Del.); and (7) employees who worked from 2011-2013 (before and during the June 2013 spinoff) with material knowledge related to the Assigned Claims; provided that for any employees on such list no longer under employment by the Debtors, the Debtors agree to provide to the Trust all last known non-privacy law protected contact information (e.g., phone, address, email) only for such former employees specifically requested by the Trust to participate in the Employee Meetings. With respect to subsections (5) and (6) of the preceding sentence, “employees identified” shall mean anyone specifically identified in the pleadings or in discovery as having relevant information (e.g., persons from whom documents and emails were produced and persons identified in documents referenced in the pleadings). The Parties will endeavor to work constructively to develop and provide any such lists so as not to materially detract from or disrupt the Debtors’ commercial operations.

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(e)            Effective as of the Amendment Effective Date and notwithstanding anything to the contrary in the Cooperation Agreement, Section 3.2 of the Cooperation Agreement is hereby amended by adding the following new subsection “f.” immediately following subsection “e.” thereto to read as follows:

“Section 3.2.f. The Debtors hereby agree to withdraw any previously assigned “Confidential” designations from Documents or information with a date that is six (6) years (or longer than 6 years) prior to the Amendment Effective Date or that have otherwise been in existence for six (6) years (or longer than 6 years) prior to the Amendment Effective Date. The terms of this Agreement shall otherwise apply to any such Document or information that has undergone a change in designation under this provision.”

(f)            Effective as of the Amendment Effective Date and notwithstanding anything to the contrary in the Cooperation Agreement, Section 3.4 of the Cooperation Agreement is hereby amended and restated in its entirety as follows:

“Costs. During the Supplemental Transfer Period, the Trust and the Debtors shall bear their own costs associated with any obligations arising out of this Agreement; provided that the Debtors shall under no circumstances be responsible to pay any such costs (including legal fees) relating to any of the Debtors’ obligations under this Agreement during the Supplemental Transfer Period in excess of $2 million (the “Supplemental Transfer Cap”). Following the exhaustion of the Supplemental Transfer Cap, the Trust and/or the Opioid Creditor Trust, as applicable, shall reimburse the Debtors for their documented and reasonable out-of-pocket costs and expenses (including legal fees) incurred in connection with any cooperation obligations under this Agreement. The Parties agree to use good faith efforts to resolve any disputes with respect to the reasonableness of costs (including legal fees) and any unresolved disputes shall be litigated in the Bankruptcy Court for the District of Delaware for as long as the 2020-2022 Chapter 11 Cases are pending and otherwise, in any federal or state court in the Borough of Manhattan, the City of New York and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding, which may be brought on an expedited basis. For costs (including legal costs) incurred by the Company after the exhaustion of the Supplemental Transfer Cap, the Company shall provide the Trust with a summary of the services rendered (with redactions for privilege), a list of timekeepers with hours billed and applicable billing rates on a monthly basis. Notwithstanding anything to the contrary herein, the Debtors shall under no circumstances be responsible to pay the costs of the Trust, the Opioid Creditor Trusts, or their respective professionals (solely in their capacities as professionals for the Trust or Opioid Creditor Trusts, as applicable) for the review or analysis of any Claim Records transferred pursuant to this Agreement. Notwithstanding anything to the contrary herein, the Trust shall be entitled to reimbursement from the applicable Opioid Creditor Trust of all actual, reasonable, and documented fees and expenses incurred in connection with any searches, reviews, and productions of any Documents in connection with any request by such Opioid Creditor Trust for Claim Records. For the avoidance of doubt, nothing in this Section 3.4 shall modify any right or obligation of any Opioid Creditor Trust under this Agreement.”

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Section 2.            Representations and Warranties

On the date hereof, the Parties hereby represent and warrant as follows:

(a)            Organization; Powers. The Parties have the power and authority to execute, deliver and perform their obligations under this Amendment.

(b)           Authorization. The execution, delivery and performance by the Parties of this Amendment has been duly authorized by all necessary corporate or other organizational action.

Section 3.            Conditions to Effectiveness.

(a)            This Amendment shall be effective on the date (the “Amendment Effective Date”) that each of the following conditions have been satisfied or waived by the applicable Party, in each case as determined by the applicable Party in its sole discretion:

i.             The Parties shall have received counterparts of this Amendment duly executed by each of the other Parties.

ii.            The Trust shall have received (or shall receive substantially concurrently with the occurrence of the Amendment Effective Date) its expense reimbursement in accordance with the terms of the Deferred Payment Amendment.

iii.           The Deferred Payment Amendment shall have become effective in accordance with its terms.

iv.           The RSA shall have become effective in accordance with its terms.

(b)           Upon the Amendment Effective Date, the Cooperation Agreement shall thereupon be deemed to be amended as set forth herein as fully and with the same effect as if the amendments made hereby were originally set forth in the Cooperation Agreement, and this Amendment and the Cooperation Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments shall not operate so as to render invalid or improper any action heretofore taken under the Cooperation Agreement.

18

Section 4.            [Reserved].

Section 5.            Assumption Obligation.

Mallinckrodt and/or the Reorganized Debtors (as defined in the RSA) will assume this Amendment in their Chapter 11 Cases on the Plan Effective Date (as defined in the RSA).

Section 6.            Counterparts.

This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Any party hereto may execute and deliver a counterpart of this Amendment by delivering by facsimile, email or other electronic transmission a signature page of this Amendment signed by such party, and any such facsimile, email or other electronic signature shall be treated in all respects as having the same effect as an original signature.

Section 7.            Governing Law and Waiver of Right to Trial by Jury.

This Amendment shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. Solely for purposes of enforcing this Amendment and not for any other purpose, the Parties consent to the jurisdiction of the Bankruptcy Court.

Section 8.            Headings.

The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

Section 9.            Notice.

All notices, requests, and demands to or upon the respective Parties hereto shall be given in accordance with the RSA.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first above written.

MALLINCKRODT ENTITIES:

Mallinckrodt plc, Acthar IP Unlimited Company,
IMC Exploration Company, INO Therapeutics
LLC, Infacare Pharmaceutical Corporation, Ludlow
LLC, MAK LLC, MCCH LLC, MEH, Inc., MHP
Finance LLC, MKG Medical UK Ltd, MNK 2011
LLC, MUSHI UK Holdings Limited, Mallinckrodt
ARD Holdings Inc., Mallinckrodt ARD Holdings
Limited, Mallinckrodt ARD IP Unlimited
Company, Mallinckrodt ARD LLC, Mallinckrodt
Brand Pharmaceuticals LLC, Mallinckrodt
Buckingham Unlimited Company, Mallinckrodt
CB LLC, Mallinckrodt Critical Care Finance LLC,
Mallinckrodt Enterprises UK Limited,
Mallinckrodt Holdings GmbH, Mallinckrodt
Hospital Products IP Unlimited Company,
Mallinckrodt Hospital Products Inc., Mallinckrodt
IP Unlimited Company, Mallinckrodt International
Finance SA, Mallinckrodt International Holdings
S.a.r.l., Mallinckrodt Lux IP S.a.r.l., Mallinckrodt
Manufacturing LLC, Mallinckrodt Pharma IP
Trading Unlimited Company, Mallinckrodt
Pharmaceuticals Ireland Limited, Mallinckrodt
Pharmaceuticals Limited, Mallinckrodt Quincy
S.a.r.l., Mallinckrodt UK Finance LLP,
Mallinckrodt UK Ltd, Mallinckrodt US Holdings
LLC, Mallinckrodt US Pool LLC, Mallinckrodt
Veterinary, Inc., Mallinckrodt Windor S.a.r.l.,
Mallinckrodt Windsor Ireland Finance Unlimited
Company, Ocera Therapeutics, Inc., Petten
Holdings Inc., ST Operations LLC, ST Shared
Services LLC, ST US Holdings LLC, ST US Pool
LLC, Stratatech Corporation, Sucampo Holdings
Inc., Sucampo Pharma Americas LLC, Sucampo
Pharmaceuticals, Inc., Therakos, Inc., Vtesse LLC,

By:
Name:
Title:

20

Mallinckrodt APAP LLC, Mallinckrodt ARD
Finance LLC, Mallinckrodt Enterprises
Holdings, Inc., Mallinckrodt Enterprises LLC,
Mallinckrodt Equinox Finance LLC,
Mallinckrodt LLC, SpecGx Holdings LLC,
SpecGx LLC, WebsterGx Holdco LLC

By:
Name:
Title:

OPIOID MASTER DISBURSEMENT TRUST II

By:
Name: Jennifer E. Peacock
Title: Trustee

By:
Name: Michael Atkinson
Title: Trustee

By:
Name: Anne Ferazzi
Title: Trustee

21

Exhibit E

MDT II CVR Term Sheet

CVR Payment Obligation; Exercise

The CVR (which will be consistent with this term sheet and otherwise be in form and substance reasonably satisfactory to the Company and the Opioid Trust) will entitle the Opioid Trust to receive from the Reorganized Parent, when exercised, an amount in cash equal to (a) the Market Price (as defined below under “Valuation”) of the New Common Equity at the time of exercise multiplied by the number of notional shares represented by the CVR (which will equal 5.0% of the New Common Equity (assuming the CVR was settled in equity) subject to dilution from the MIP), less (b) the exercise price per notional share, which will be based on (x) a total enterprise value of $3.776 billion, less (y) funded debt at emergence including ABL outstanding, plus (z) cash at exit after sweep to ABL and 1L claims.

In the event that the Market Price of the New Common Equity is determined pursuant to clause (y) of the Market Price definition detailed below under “Valuation”, the Opioid Trust will have the right to withdraw its request to exercise the CVRs within 2 business days of receiving a notice from the Reorganized Parent notifying it of the Market Price of the New Common Equity.

The CVR will be exercisable at any time prior to the date that is four years after the Plan Effective Date. On the fourth anniversary of the Plan Effective Date, the CVRs will be exercised automatically without any action by the Opioid Trust, it being understood for the avoidance of doubt that the payment upon such automatic exercise shall be calculated as set forth above and may be zero.

Entity Holding the CVR	In the discretion of the Opioid Trust pursuant to an election made prior to the Effective Date, the CVR may be issued to the MNK Opioid Abatement Fund, LLC.
Equity Settlement Option

The Reorganized Parent may, at its option, issue shares to the Opioid Trust in lieu of making the cash payment due upon exercise, with the number of shares issuable to be determined in a manner substantially consistent with the cashless exercise provisions in Section 6(d) of the warrant issued at emergence in June 2022 (the “2022 Warrant”). In such event, the Opioid Trust shall pay to the Reorganized Parent the nominal value of the issued shares as required by Irish law.

The Reorganized Parent may issue shares in lieu of paying cash only if (i) the resale by the Opioid Trust of such shares would not require registration under the Securities Act of 1933, as amended (“Securities Act”), or such issuance or resale has been registered under the Securities Act (in the case the shares are “restricted securities” and the resale is to be registered, pursuant to the terms of a registration rights agreement reasonably acceptable to Reorganized Parent and MDT II) and (ii) such shares are not otherwise subject to contractual restrictions on transfer.
Transferability	The CVR will be non-transferable.
Information Rights	The Opioid Trust will have information rights substantially similar to holders of the New Takeback Notes and holders of more than 10% or more of the New Common Equity, including customary financial information to be provided on no less than an annual and quarterly basis.
Adjustments; Other	The CVR will include provisions substantially consistent with Section 9(b), Section 10, Section 13, Section 19, Section 21 and Section 25 of the 2022 Warrant; provided, that in the case of a Fundamental Transaction (to be defined based on the definition in the 2022 Warrant, but modified to include transactions in which the counterparty is an affiliate of the Reorganized Parent (with a customary exception from the definition of Fundamental Transaction covering holding company reorganizations, reincorporation in another jurisdiction, conversion into a different form of entity, and other similar types of transactions)), regardless of the nature of the consideration in such Fundamental Transaction, the CVR shall be automatically cancelled upon consummation thereof for no consideration (other than a Black Scholes Value cash payment in the circumstances detailed below) and no new CVR shall be issued. For clarity, the Opioid Trust shall be permitted to exercise the CVR prior to its cancellation.
Black Scholes Protection	The CVR shall receive a Black Scholes Value cash payment in accordance with provisions substantially consistent with Section 10(o) of the 2022 Warrant in the case of a Fundamental Transaction (regardless of the nature of the consideration in such Fundamental Transaction) in which (i) the counterparty is an affiliate of the Reorganized Parent or (ii) no customary, competitive sale process was conducted.
Valuation	“Market Price”, with respect to any date of the exercise of the CVRs (the “Exercise Date”) means:

2

(w) if the shares of the New Common Equity are listed on a Principal Exchange on the trading day immediately preceding such Exercise Date, the daily volume-weighted average price of such stock as reported in composite transactions for United States exchanges and quotation systems on the trading day immediately preceding such Exercise Date, as displayed under the heading “Bloomberg VWAP” on the applicable Bloomberg page (or if Bloomberg is no longer reporting such price information, such other service reporting similar information as shall be selected by the Reorganized Parent) for such shares in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on the day immediately preceding such Exercise Date; or

(x) if the shares of the New Common Equity are not listed on a Principal Exchange on the trading day immediately preceding such Exercise Date, but are listed on any other Exchange, the daily volume-weighted average price of such stock on such Exchange on the day immediately preceding such Exercise Date, as reported by such Exchange, or, if not so reported, a service reporting such information as shall be selected by the Reorganized Parent; or

(y) in the case of shares of the New Common Equity not covered by clauses (w) and (x) above, the Market Price of such New Common Stock shall be determined by the Valuation Bank, using one or more valuation methods that the Valuation Bank in its best professional judgment determines to be most appropriate, assuming such securities are fully distributed and are to be sold in an arm’s length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all factors deemed relevant by the Valuation Bank and without giving effect to any discount for any lack of liquidity attributable to a lack of a public market for such shares or lack of public information about the Reorganized Parent, any block discount or discount attributable to the size of any Person's holdings of such shares, any minority interest or similar factors, provided that if the Reorganized Parent obtained a determination of the Market Price of the New Common Equity by a Valuation Bank within the 180 days preceding such Exercise Date, then the Market Price so then determined shall be the Market Price of the New Common Equity on such Exercise Date;

provided that, (i) the Reorganized Parent shall pay 100% of the fees and expenses charged by the Valuation Bank in connection with the provisions of services under clause (y) above, and (ii) the Reorganized Parent shall obtain a new valuation of the shares of New Common Equity under clause (y) in connection with a Fundamental Transaction, for the purpose of calculating a Black Scholes Value cash payment and in connection with the exercise of the CVRs upon expiration of such CVRs, in each case, regardless of the age of a prior valuation of the shares of New Common Equity under clause (y), unless otherwise agreed by the Reorganized Parent and Opioid Trust.

3

“Principal Exchange” means each of the following Exchanges: The New York Stock Exchange, NYSE American, The NASDAQ Global Market and The NASDAQ Global Select Market (or any of their respective successors).

“Exchange” means the principal U.S. national or regional securities exchange on which the New Common Equity is then listed or, if the New Common Equity is not then listed on a U.S. national or regional securities exchange, the principal other market on which the New Common Equity is then traded.

“Valuation Bank” means an independent, nationally recognized investment bank selected by the Reorganized Parent, with the consent of the Opioid Trust.

4

Exhibit F

DIP Term Sheet

Mallinckrodt plc

$250 Million Superpriority Senior Secured
Debtor-in-Possession Credit Facility Term Sheet

The terms set forth in this Summary of Principal Terms and Conditions (the “DIP Term Sheet”) are being provided on a confidential basis as part of a comprehensive proposal, each element of which is consideration for the other elements and an integral aspect of the proposed DIP Facility (as defined below). Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Restructuring Support Agreement (the “RSA”) to which this DIP Term Sheet is attached as Exhibit F, or the Interim DIP Order attached as Exhibit G.

Summary of Proposed Terms and Conditions

Borrowers:

Mallinckrodt International Finance S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, and Mallinckrodt CB LLC, a Delaware limited liability company (the “Borrowers” and, together with their affiliated debtors and debtors-in-possession, the “Debtors”), each in its capacity as a debtor and debtor-in-possession in a case (together with the cases of its affiliated debtors and debtors-in-possession, the “Chapter 11 Cases”) to be filed under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and jointly administered with the Chapter 11 Cases of the Guarantors.

Guarantors:	The obligations of the Borrowers shall be unconditionally guaranteed, on a joint and several basis, by each other Debtor (each, a “Guarantor” and, collectively, the “Guarantors”). Each entity that guarantees (or is required to guarantee) the Prepetition First Lien Indebtedness shall be a Guarantor and a Debtor, with the exception of Mallinckrodt Petten Holdings B.V., which will not be a Guarantor or a Debtor.

DIP Lenders:

Holders of First Lien Claims who, on or prior to the DIP Joinder Deadline (as defined below), have (i) executed the RSA and (ii) elected to provide DIP Commitments and DIP Loans (the “DIP Lenders”).

“Required DIP Lenders” means one or more DIP Lenders representing more than 50% of the aggregate DIP Loan Exposure (as defined below).

DIP Agent:	Acquiom Agency Services LLC and Seaport Loan Products LLC, in its capacity as administrative agent and collateral agent (together, the “DIP Agent” and, together with the DIP Lenders, the “DIP Secured Parties”)

DIP Facility:	A superpriority senior secured debtor-in-possession “new money” multidraw term loan credit facility in an aggregate principal amount of $250 million (the “DIP Facility”; the DIP Lenders’ commitments thereunder, the “DIP Commitments”; the loans thereunder, the “DIP Loans” and, together with the DIP Commitments, the “DIP Loan Exposure”; the DIP Lenders’ claims thereunder, the “DIP Claims”; and the proceeds received by the Borrowers from the DIP Loans, the “DIP Proceeds”), of which (i) an initial draw amount of $150 million will be drawn in a single drawing upon the entry of the Interim DIP Order (such initial draw, the “Initial Draw”) and (ii) an additional amount of $100 million will be drawn in a single drawing upon entry of the Final DIP Order (such additional draw, the “Final Draw”), in each case, subject to the terms and conditions set forth in this DIP Term Sheet and the DIP Loan Documents.

Documentation:	The DIP Facility will be evidenced by a credit agreement (the “DIP Credit Agreement”) based upon the First Lien Term Loan Credit Agreement, consistent with the terms of this DIP Term Sheet and otherwise in form and substance reasonably satisfactory to the Borrowers and the Required DIP Lenders, with such modifications as are necessary to reflect the nature of the DIP Facility as a debtor-in-possession facility, including appropriate qualifications to reflect the commencement and continuation of the Chapter 11 Cases, the events leading up to the Chapter 11 Cases, the effect of the bankruptcy, the conditions in the industry in which the Borrowers operate as existing on the Closing Date (as defined below) for the DIP Facility and/or the consummation of transactions contemplated by the Debtors’ “first day” pleadings, and to reflect operational matters reasonably acceptable to the Required DIP Lenders and the Debtors and other terms as may be reasonably agreed between the Required DIP Lenders and the Debtors (the foregoing, the “Documentation Principles”), security documents, guarantees and other legal documentation (collectively, together with the DIP Credit Agreement, the “DIP Loan Documents”), which DIP Loan Documents shall be in form and substance consistent with the Documentation Principles, this DIP Term Sheet and otherwise reasonably satisfactory to the Required DIP Lenders and the Debtors. Notwithstanding the foregoing or any “collective action” provision otherwise consistent with the Documentation Principles, each DIP Lender or party entitled to payments under the DIP Loan Documents shall have the right to seek payment of all amounts due to such DIP Lender or other party when and as due; provided that, for the avoidance of doubt, such right to seek payment shall be subject to the terms and conditions of the Restructuring set forth in the RSA and the Plan in all respects.

Backstop Commitments / Allocation

The Backstop Parties shall backstop the DIP Facility, as set forth in Section 4(b) of the RSA.

“Required Backstop Parties” means one or more Backstop Parties representing more than 50% of the aggregate Backstop Commitments (as defined in the RSA).

DIP Commitments / Allocation

Following the execution of the RSA, the opportunity to provide DIP Commitments shall be made available, on terms and pursuant to procedures reasonably satisfactory to the Debtors and the Backstop Parties, to each holder of First Lien Claims, so long as such holder executes a joinder to the RSA and elects to provide DIP Commitments prior to a date to be determined by the Debtors, with the consent of the Backstop Parties (which consent shall not be unreasonably withheld), which date shall be prior to entry of the Final DIP Order (such date, the “DIP Joinder Deadline” and each such holder, an “Additional DIP Lender” and, collectively, the “Additional DIP Lenders”). Following entry of the Final DIP Order, the remaining DIP Commitments (i.e., for the Final Draw) will be allocated among the DIP Lenders such that the aggregate amount of DIP Loans (after giving effect to the Final Draw) is allocated among the DIP Lenders on a pro rata basis relative to the amount of First Lien Claims (including the settled amounts of the 2025 First Lien Notes Makewhole Claims and the 2028 First Lien Notes Makewhole Claims) held by each DIP Lender (the “DIP Allocation”). In connection with the DIP Allocation, the Backstop Commitments and the DIP Commitments of the Backstop Parties shall be reduced by the amount of DIP Commitments allocated to the Additional DIP Lenders, which reduction shall be applied pro rata among the Backstop Parties based on their Backstop Commitments.

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The Debtors, the Backstop Parties and the Additional DIP Lenders shall use commercially reasonable efforts to effect the DIP Allocation prior to the Final Draw and shall cooperate with each other and the DIP Agent with respect to the DIP Allocation.

If the DIP Allocation does not occur prior to the date upon which all conditions precedent to the Final Draw as set forth herein and in the DIP Credit Agreement relating to such borrowing are satisfied and such borrowing is to occur, then the Backstop Parties and the Debtors shall use commercially reasonable efforts to effectuate the DIP Allocation as soon as reasonably possible after such borrowing; provided that the failure of the DIP Allocation to occur prior to the Final Draw shall not affect the availability or amount of the Final Draw.

DIP Conversion:	On the Plan Effective Date, the principal amount of outstanding DIP Loans shall be either (i) repaid in cash or (ii) exchanged for an equivalent principal amount of the New First Priority Takeback Term Loans (or a combination thereof), in each case as set forth in the Plan, which shall be subject to definitive documentation consistent with the RSA and the Plan. Any accrued and unpaid interest on the Plan Effective Date shall be paid in full in cash.

Maturity:	Unless converted to New First Priority Takeback Term Loans or repaid in cash on the Plan Effective Date, in each case as set forth in the Plan, all obligations under the DIP Loan Documents will be due and payable in full in cash on the earliest of: (a) the date that is 12 months after the Petition Date; (b) 50 calendar days after the Petition Date if the Final DIP Order has not been entered by such date; (c) the date of acceleration of such obligations in accordance with the DIP Credit Agreement and the other DIP Loan Documents; (d) the effective date of any plan of reorganization or liquidation in the Chapter 11 Cases; (e) the date on which the sale of all or substantially all of the Debtors’ assets is consummated; (f) the date on which termination of the RSA occurs; (g) the date the Bankruptcy Court converts any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code; (h) the date the Bankruptcy Court dismisses any of the Chapter 11 Cases; (i) the date an order is entered in any Chapter 11 Case appointing a Chapter 11 trustee or examiner with enlarged powers; and (j) other customary circumstances to be mutually agreed.

Amortization:	None.

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Budget:	The “Budget” shall consist of a 13-week operating budget setting forth all forecasted receipts and disbursements on a weekly basis for such 13-week period beginning as of the week of the Petition Date, broken down by week, including the anticipated weekly uses of the DIP Proceeds for such period (and draws under the DIP Facility), which shall include, among other things, available cash, cash flow, trade payables and ordinary course expenses, total expenses and capital expenditures, fees and expenses relating to the DIP Facility, fees and expenses related to the Chapter 11 Cases (including professional fees), and working capital and other general corporate needs (such Budget shall be updated and supplemented in the manner required pursuant to the “Financial Reporting” section below).

Use of Proceeds:	The DIP Loans shall be used solely in accordance with the Budget (subject to permitted variances), which shall be prepared by the Borrowers and shall be in form and substance reasonably acceptable to the Required DIP Lenders, and the terms and conditions of the DIP Credit Agreement, the Interim DIP Order, and the Final DIP Order, including (but subject to the Budget, subject to permitted variances) to (i) provide working capital and for other general corporate purposes of the Debtors, (ii) fund the costs of the administration of the Chapter 11 Cases and claims or amounts approved by the Bankruptcy Court for payment, including without limitation amounts paid pursuant to customary “first day” orders, (iii) fund interest, fees, and other payments contemplated in respect of the DIP Facility and the Adequate Protection Payments (as defined below), and (iv) fund the Exit A/R Facility Cash Sweep, DIP Cash Sweep and Exit Minimum Cash Sweep, in each case to the extent applicable.

Interest:

S + 8.00% (subject to 1.00% SOFR floor)

Any overdue amounts in respect of the DIP Loans and all other DIP Obligations will automatically bear interest at the otherwise prevailing interest rate plus an additional 2.00% per annum (the “Default Rate”).

Payments:

In exchange for the Backstop Commitments, the Backstop Parties shall receive a backstop premium equal to 12.00% of the aggregate DIP Loan Exposure as of the first date on which the Interim DIP Order has been entered and the DIP Credit Agreement has become effective (the “Backstop Premium”), which shall be earned and paid in full in kind in the form of additional DIP Loans ratably based on each of the Backstop Parties’ respective Backstop Commitments upon entry of the Interim DIP Order. For the avoidance of doubt, only the Backstop Parties shall be entitled to receive the Backstop Premium.

Any fronting / seasoning fees incurred by the DIP Lenders will be paid out of the proceeds of the DIP Loans.

Voluntary Prepayments:	Prepayable at any time and from time to time, in whole or in part, without premium or penalty.

Mandatory Prepayments:	The DIP Credit Agreement will contain customary mandatory prepayment events for financings of this type consistent with the Documentation Principles and other events agreed to by the Required DIP Lenders and the Borrowers (“Mandatory Prepayments”), consisting of prepayments from proceeds of (i) insurance and condemnation proceeds, (ii) debt issuances that are not permitted under the DIP Loan Documents, and (iii) the sale or other disposition of assets outside the ordinary course of business, in each case, received by a Borrower or any of the Guarantors and subject to exceptions to be agreed.

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DIP Collateral:

Subject to customary exceptions and to the Carve-Out, the DIP Facility shall be secured by: (a) priming, automatically perfected first priority liens and security interests on all collateral securing the Prepetition First Lien Indebtedness (such collateral, the “Prepetition Collateral”); (b) automatically perfected first priority liens and security interests on all property of the Debtors that is not subject to valid, perfected and non-avoidable liens as of the Petition Date and the proceeds thereof; and (c) automatically perfected junior liens and security interests on all property of the Debtors that is subject to valid, perfected and non-avoidable liens in existence as of the Petition Date, other than liens securing the Prepetition First Lien Indebtedness ((a) through (c) collectively, subject to customary exceptions, the “DIP Collateral”); provided further that no such liens shall be granted on any receivables or related assets transferred to, or constituting collateral of, the postpetition receivables securitization facility (or the equity of the non-Debtor subsidiary of Mallinckrodt plc that is the borrower in respect of such facility).

All DIP Liens authorized and granted pursuant to the DIP Orders shall be deemed valid, binding, enforceable, effective and automatically perfected and non-avoidable as of the Petition Date, and no further filing, notice, or act under applicable law or otherwise will be required to effect such perfection; provided that, without limiting the foregoing, any Debtors organized in a jurisdiction outside of the United States shall be required to enter into local law security documents satisfactory to the Required DIP Lenders. The DIP Lenders, or the DIP Agent, acting upon the instruction of the Required DIP Lenders, shall be permitted, but not required, to make any filings, deliver any notices, make recordations, perform any searches or take any other acts as may be necessary under state law or other applicable law in order to enforce the security, perfection or priority of the DIP Liens and the DIP Loans.

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Adequate Protection:	Pursuant to sections 361, 363(c), 363(e) and 364(d)(1) of the Bankruptcy Code, as protection in respect of the incurrence of the DIP Facility, the imposition of the automatic stay, and the Debtors’ use of collateral securing the Prepetition Collateral, the Debtors and the DIP Lenders agree, subject to Bankruptcy Court approval, to the following forms of adequate protection (the “Adequate Protection”): (a) adequate protection payments (the “Adequate Protection Payments”) paid in cash (i) on each Interest Payment Date (as defined in the First Lien Term Loan Credit Agreement; it being understood that the Borrowers may elect only Interest Periods (as defined in the First Lien Term Loan Agreement) of one month’s duration) and, without duplication of the Plan, on the Plan Effective Date, to the First Lien Loan Administrative Agent for the ratable benefit of the Prepetition First Lien Loan Secured Parties, in an amount equal to the amount comprising interest accrued and unpaid from the prior interest payment date thereon through and including the date of payment (calculated as SOFR Borrowings (as defined in the First Lien Term Loan Credit Agreement) and including default interest), and (ii) (x) on each applicable interest payment date set forth in the applicable First Lien Indenture, (y) on each three (3) month anniversary thereof (which, with respect of the 2028 First Lien Notes, shall include September 15, 2023) and (z) without duplication of the Plan, on the Plan Effective Date, in each case under this clause (ii) in an amount equal to the amount comprising interest accrued and unpaid (but excluding, for the avoidance of doubt, any make-whole, prepayment premium, or similar amount set forth in the applicable First Lien Indenture) from the prior interest payment through each subsequent interest payment date (calculated based on the non-default interest rate); (b) valid, binding, enforceable and perfected replacement liens on and security interests in the DIP Collateral, which liens and security interests shall be junior and subordinate only to the Carve-Out, the DIP Liens, and other permitted liens; (c) superpriority administrative expense claims as provided by section 507(b) of the Bankruptcy Code, which claims shall be junior only to the Carve-Out, the DIP Claim, and superpriority administrative expense claims in connection with the postpetition receivables securitization facility (provided that such administrative expense claims are only granted at the servicer and originators thereunder); (d) without duplication of amounts required to be paid pursuant to the DIP Facility, payment in cash of all reasonable and documented out-of-pocket fees and expenses (to the extent consistent with the terms of the applicable engagement or reimbursement letters, if any) of (i) the Ad Hoc First Lien Term Lender Group (including all reasonable and documented fees and expenses of Gibson Dunn, Evercore, local counsel in Delaware and Ireland, and such other advisors as are necessary and appropriate, subject to the consent of the Company (not to be unreasonably withheld)), (ii) the Ad Hoc Crossover Group (including all reasonable and documented fees and expenses of Paul Weiss, Perella Weinberg, Sullivan & Cromwell, local counsel in Delaware and Ireland, and such other advisors as are necessary and appropriate, subject to the consent of the Company (not to be unreasonably withheld), and (iii) the Ad Hoc 2025 Noteholder Group (including all reasonable and documented fees and expenses of Davis Polk, Morris, Nichols, Arsht & Tunnell LLP, Quinn Emmanuel and Sullivan Hazeltine Allinson LLC), subject to a monthly fee cap for fees and expenses accrued after the Petition Date in the amount of $100,000 until the Plan is confirmed and $75,000 per month for each month thereafter (with any unused amounts per month carrying forward for use in future months), in each case that have accrued as of the Petition Date upon entry of the Interim DIP Order and, thereafter, within ten (10) calendar days of presentment of invoices (subject to review by the Debtors, the U.S. Trustee, and any committee appointed in the Chapter 11 Cases during the review period); and (e) financial and other periodic reporting substantially in compliance with the Prepetition First Lien Documents and as required under the DIP Credit Agreement.

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Carve Out:

“Carve-Out” shall mean the sum of: (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the U.S. Trustee, (ii) all reasonable fees and expenses incurred by a chapter 7 trustee under section 726(b) of the Bankruptcy Code in an amount not to exceed $50,000, (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to sections 327, 328, or 363 of the Bankruptcy Code (collectively, the “Debtor Professionals”) and the official committee of unsecured creditors (if any) pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following the delivery of a Trigger Notice, whether allowed by the Bankruptcy Court prior to or after delivery of a Trigger Notice, (iv) Allowed Professional Fees of Professional Persons incurred after the first business day following the delivery of a Trigger Notice, in an amount not to exceed $15,000,000, to the extent allowed at any time, and (v) any restructuring, sale, completion, success, or other similar fees of any investment banker to the Debtors, to the extent allowed at any time (the amounts set forth in clause (iv) and (v) the “Post-Carve Out Trigger Notice Cap”), in each case subject to the limits imposed by the DIP Orders.

“Trigger Notice” shall mean a written notice delivered by the DIP Agent describing the event of default that is alleged to continue under the DIP Loan Documents, stating that the Post-Carve Out Trigger Notice Cap has been invoked.

Postpetition A/R Facility	The DIP Claims against the servicer and originator entities under the Postpetition A/R Facility shall be pari passu with the superpriority claims against such entities granted in connection with the Postpetition A/R Facility.

DIP Orders:	The Interim DIP Order shall be in the form of Exhibit G and otherwise reasonably acceptable to each of the Debtors and the Backstop Parties. The Final DIP Order shall contain customary modifications to the Interim DIP Order to reflect the final nature of the approval set forth therein and shall otherwise be reasonably acceptable to each of the Debtors and the Required DIP Lenders.

Conditions Precedent to Closing:	The closing date (the “Closing Date”) under the DIP Facility shall be subject only to the conditions set forth on Schedule B attached to this DIP Term Sheet.

Conditions Precedent to Each Draw:	On each date of the Initial Draw or the Final Draw, as applicable, (i) on such date and immediately after giving effect to the Initial Draw or the Final Draw, as applicable, no event of default under the DIP Loan Documents shall have occurred and be continuing, (ii) each of the representations and warranties set forth in the DIP Loan Documents shall be true and correct in all material respects on and as of the date of the Initial Draw or the Final Draw, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects, (iii) the Interim DIP Order (in the case of the Initial Draw) or the Final DIP Order (in the case of the Final Draw) shall have been entered by the Bankruptcy Court and effect and shall not have been vacated, reversed, modified, amended or stayed in any respect without the consent of the Required DIP Lenders, (iv) the RSA shall be in full force and effect and no Funded Debt Creditor Termination Event shall have occurred and be continuing and (v) the DIP Agent shall have received a borrowing notice.

Financial Reporting:	Usual and customary for debtor-in-possession financings of this type and in form and substance acceptable to the Debtors and the Required DIP Lenders, including, but not limited to, (i) updates of the Budget every 4 weeks, (ii) a bi-weekly report comparing the Budget to actual results for each line item in a form to be attached to the DIP Credit Agreement and otherwise reasonably acceptable to the Required DIP Lenders and the Debtors, with management commentary on any individual line item with a positive or negative variance of 10.0% or more as compared to the Budget (unless the dollar amount corresponding to such percentage variance is less than $1,000,000, in which case no management commentary shall be required); and (iii) monthly delivery of operating reports for the Debtors, which shall be satisfied by the filing of monthly operating reports during the pendency of the Chapter 11 Cases in accordance with applicable U.S. Trustee guidelines or as otherwise agreed between the Debtors and the U.S. Trustee; provided that neither the DIP Agent nor any of the DIP Lenders shall oppose or otherwise interfere with any request by the Debtors for any extension of the dates by which such reports are required to be filed to the extent the DIP Agent and the DIP Lenders are provided prior notice (email being sufficient) of such request.

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Minimum Liquidity Covenant:	$100 million minimum consolidated liquidity (for the Debtors and their consolidated subsidiaries) tested monthly (beginning on the date that is one (1) month after the date of the Initial Draw) based on the average of the consolidated liquidity on the last business day of each week during such month (as of 11:59 p.m. (prevailing Eastern Time) on each such day that is included when calculating the monthly average).

Budget Variance Covenant:

As of the end of each Test Period, the sum of the Debtors’ actual operating cash disbursements to third parties during such Test Period shall not exceed 120% of the projected “operating cash disbursements” (which shall, in each case, include capital expenditures, but shall not include professional fees) for such Test Period as set forth in the Budget. Notwithstanding anything to the contrary in this DIP Term Sheet, professional fees shall not be included in any calculations for purposes of testing compliance with the Budget and permitted variances.

“Test Period” shall mean, with respect to actual cash receipts and operating cash disbursements, (x) initially, the four-week period following the Petition Date and (y) thereafter, each rolling four-week period ending two weeks after the previous Test Period.

Rating Covenant:	At the expense of such DIP Lenders as require a rating of the DIP Loans, the Debtors shall exercise commercially reasonable efforts to obtain within 30 days after entry of the Interim DIP Order (or such longer period of time that the Required DIP Lenders may agree in their sole discretion) and maintain (a) public ratings (but not to obtain a specific rating) from either Moody’s or S&P for the DIP Loans and (b) public corporate credit ratings and corporate family ratings (but, in each case, not to obtain a specific rating) from either Moody’s or S&P in respect of Mallinckrodt International Finance S.A.

Other Covenants:	The DIP Loan Documents shall contain reporting requirements and affirmative and negative covenants customarily found in loan documents for similar debtor-in-possession financings and otherwise reasonably agreed by the Borrowers and the Required DIP Lenders; provided that such covenants shall be subject to (i) limited general baskets and (ii) baskets sufficient to permit the Postpetition A/R Facility; provided, further that the DIP Credit Agreement shall include a covenant that if Mallinckrodt Petten Holdings B.V. shall, at any time during the Chapter 11 Cases, directly or indirectly, own material assets or equity of any other person or entity that owns material assets, whether or not such equity be that of a Debtor or Guarantor, then the Debtors shall cause Mallinckrodt Petten Holdings B.V. to promptly become a Guarantor pursuant to the terms of the DIP Credit Agreement. Except as set forth in this DIP Term Sheet, there shall not be any financial covenants.

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Indemnification:	The DIP Loan Documents will contain standard indemnification provisions in favor of the DIP Agent and the DIP Lenders (provided that the DIP Lenders shall not be entitled to reimbursement for more than one primary counsel, local counsel or financial advisor).

Representations & Warranties:	Usual and customary for debtor-in-possession financings, but generally based on those set forth in the First Lien Credit Agreement (but subject to customary modifications required to reflect the DIP Facility and the Chapter 11 Cases).

Milestones:

The DIP Credit Agreement will include the following milestones related to the Chapter 11 Cases (the “Milestones”):

•      no later than 3 business days after the Petition Date, the Bankruptcy Court shall have entered the Interim DIP Order;

•      no later than 50 days after the Petition Date, the Bankruptcy Court shall have entered the Final DIP Order;

•      no later than 50 days after the Petition Date, the Bankruptcy Court shall have entered an order confirming a plan of reorganization that is in form and substance reasonably acceptable to the Required DIP Lenders (the “Acceptable Plan”) and approving the related disclosure statement; provided that the Plan will constitute an Acceptable Plan; and

•      no later than 90 days after the Petition Date, the effective date of the Acceptable Plan shall have occurred.

Events of Default:

Usual and customary for debtor-in-possession financings and other events of default agreed to by the Borrowers and the Required DIP Lenders (“Events of Default”).

The DIP Credit Agreement shall provide for customary remedies for an Event of Default that remains uncured including, but not limited to, the accrual of default interest at the Default Rate (with respect to overdue amounts) and relief from the automatic stay on no less than five (5) business days prior notice to the DIP Agent.

Releases and Stipulations:	Subject to entry of the Interim DIP Order, but subject to a customary “challenge” period, the Debtors will provide in the Interim DIP Order customary stipulations as to the validity, perfection, enforceability, and binding nature of the Prepetition Secured Indebtedness and the security interests in and liens on the Prepetition Collateral and releases for any and all claims, demands, liabilities, responsibilities, disputes, remedies, causes of action, indebtedness, or obligations related to or arising out of the Prepetition Collateral and related documentation.

Waivers:	The Interim DIP Order shall include in respect of the DIP Obligations, the DIP Collateral, and the DIP Secured Parties, and the Final DIP Order shall include, in respect of the Prepetition Secured Indebtedness, the Prepetition Collateral, and the Prepetition Secured Parties, as applicable, (i) a waiver of the “equities of the case” exception to section 552(b) of the Bankruptcy Code, (ii) a waiver of the ability to surcharge the DIP Collateral and Prepetition Collateral, including under section 506(c) of the Bankruptcy Code, and (iii) a waiver of the equitable doctrine of “marshaling” with respect to the DIP Collateral and Prepetition Collateral.

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DIP Fees, Costs, Indemnities:	DIP Orders to provide for customary payments in relation to the DIP Facility, including fees, costs, indemnities, and expenses of the DIP Agent, the Fronting Lender, the DIP Lenders, and their advisors and consultants without any obligation for such parties to seek Bankruptcy Court approval or otherwise comply with any applicable U.S. Trustee Guidelines, but consistent with requests for reimbursement as adequate protection.

Credit Bidding:	The Interim DIP Order, the Final DIP Order, and the DIP Loan Documents shall provide that, in connection with any sale of any of the Debtors’ assets under section 363 of the Bankruptcy Code or under a plan of reorganization, the Required DIP Lenders shall have the right to instruct the DIP Agent to credit bid all or a portion of the amounts outstanding under the DIP Facility (including any accrued interest and fees) in accordance with section 363(k) of the Bankruptcy Code.

Voting / Amendments:	Amendments shall require the consent of the Required DIP Lenders except for amendments customarily requiring approval by all affected DIP Lenders; provided that, for the avoidance of doubt, release of all or substantially all of the Collateral, the Parent from its Guarantee (if any), or all or substantially all of the value of the Guarantees provided by the Borrowers and the Guarantors taken as a whole shall require the prior written consent of each DIP Lender; provided, further that release of Collateral or Guarantees other than as provided in the first proviso of this paragraph shall require the consent of at least two-thirds of the DIP Lenders. With respect to any amendment, restatement, supplement, exchange, modification or waiver, the opportunity to participate on the same terms in such amendment, restatement, supplement, exchange, modification or waiver shall be offered on the same terms to each DIP Lender (regardless of whether such DIP Lender’s consent would otherwise be required to effect such amendment, restatement, supplement, exchange, modification or waiver), including any amendment to effectuate an increase in the facility or additional “debtor-in-possession” financing, and each DIP Lender shall have right to participate in such amendment, restatement, supplement, exchange, modification or waiver on the same terms as each other DIP Lender and shall have the right to receive the same pro rata economics in such transaction and related transaction (including any fee, payment or other consideration including consent or backstop fees) paid to any DIP Lender in any capacity.

Miscellaneous:	The DIP Loan Documents will include (i) standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs and payments free and clear of withholding taxes (subject to customary qualifications)), (ii) waivers of consequential damages and jury trial, and (iii) customary agency, set-off and sharing language agreed upon by the Borrowers and the Required DIP Lenders.

Governing Law:	New York, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York (and, to the extent applicable, the Bankruptcy Code).

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SCHEDULE A

INITIAL BACKSTOP PARTIES

SCHEDULE B

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms used in this Schedule B but not defined herein shall have the meanings set forth in the RSA or the DIP Term Sheet to which this Schedule B is attached.

The Initial Draw shall be subject to the following conditions precedent:

1.	The DIP Agent shall have received from each of the Borrowers and Guarantors (i) a counterpart of the DIP Loan Documents to be executed on the Closing Date to which such Borrower or Guarantor is a party signed on behalf of such party or (ii) written evidence reasonably satisfactory to the DIP Agent (which may include delivery of signed signature page(s) by facsimile or other means of electronic transmission (e.g., “pdf” or DocuSign)) that such party has signed a counterpart thereof, which DIP Loan Documents shall be in form and substance consistent with the DIP Term Sheet and otherwise reasonably satisfactory to the Borrowers and the Required Backstop Parties.

2.	The DIP Agent shall have received a certificate of the Secretary or Assistant Secretary or Director or similar officer or authorised signatory of each of the Borrowers and the Guarantors, dated as of the Closing Date and certifying a copy of resolutions duly passed or adopted by the Board of Directors (or equivalent governing body or committee thereof) of such Borrower or Guarantor (or its members, managing general partner or managing member), and, if applicable, by the shareholders of such Borrower or Guarantor, authorizing the execution, delivery and performance of the DIP Loan Documents dated as of the Closing Date to which such person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date.

3.	As of the Closing Date, each of the representations and warranties set forth in the DIP Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date); provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on and as of the Closing Date.

4.	The absence of any event, circumstance or condition occurring since the date hereof that has had, or would reasonably be expected to have, a material and adverse effect on (a) the business or condition (financial or otherwise), performance, properties, contingent liabilities, material agreements or prospects of the Borrowers and each Subsidiary, taken as a whole , (b) the ability of the Borrowers and the Guarantors, taken as a whole, to perform their payment obligations under the DIP Loan Documents or (c) the rights and remedies of the DIP Agent and the DIP Lenders under the DIP Loan Documents, in each case under clauses (a) and (b), excluding (i) any matters publicly disclosed in writing or disclosed to the DIP Agent and the DIP Lenders in writing prior to the Agreement Effective Date (as defined in the RSA), (ii) any matters disclosed in any first day pleadings or declarations filed in the Chapter 11 Cases, (iii) the filing of the Chapter 11 Cases, (iv) the events and conditions related and/or leading up to the filing of the Chapter 11 Cases and the effects resulting from, or related to, the filing of the Chapter 11 Cases or such events and conditions related and/or leading up thereto, and (v) the continuation and prosecution of the Chapter 11 Cases, including, without limitation, any action required to be taken under the DIP Loan Documents, the DIP Orders or the RSA (any of the foregoing in clauses (a) through (c), subject to the exclusions specified in clauses (i) through (v), being a “Material Adverse Change”).

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5.	All necessary governmental and third party consents and approvals necessary in connection with the DIP Facility and the transactions contemplated thereby shall have been obtained (without the imposition of any materially adverse conditions that are not acceptable to the Required Backstop Parties) and shall remain in effect; and the making of the loans under the DIP Facility shall not violate any material applicable requirement of law and shall not be enjoined temporarily, preliminarily or permanently.

6.	The DIP Agent, the DIP Lenders and the Fronting Lender shall have received all fees payable hereunder or under any DIP Loan Documents on or prior to the Closing Date and, to the extent invoiced at least three (3) business days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including, without limitation, the reasonable and documented fees and out-of-pocket expenses of (a) Gibson, Dunn & Crutcher LLP, as counsel to the Ad Hoc First Lien Term Loan Group, (b) Evercore Group L.L.C., as financial advisor to the Ad Hoc First Lien Term Loan Group, (c) local counsel in Ireland and Luxembourg to the Ad Hoc First Lien Term Loan Group, (d) ArentFox Schiff LLP, as counsel to the DIP Agent and (d) such other advisors as are necessary and appropriate, subject to the consent of the Company (not to be unreasonably withheld)), shall be paid (or will be paid from the proceeds of the DIP Loans), in each case to the extent required to be reimbursed or paid by the Borrowers and Guarantors under the DIP Loan Documents on or prior to the Closing Date.

7.	The RSA shall be in full force and effect and shall not have been amended or modified in a fashion that is materially adverse to the Backstop Parties without the consent of the Required Backstop Parties and no Funded Debt Creditor Termination Event shall have occurred and be continuing.

8.	On the Closing Date, and after giving effect to the Initial Draw, no default or event of default under the DIP Credit Agreement shall have occurred and be continuing.

9.	To the extent requested at least five (5) business days before the Closing Date, the Borrowers shall have provided to the DIP Agent and the Fronting Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act, in each case at least one (1) business day prior to the Closing Date.

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10.	At least three days in advance of the Closing Date, the DIP Agent and the Fronting Lender shall have received a beneficial ownership certificate in relation to any Borrower or Guarantor to the extent such Borrower or Guarantor qualifies as a “legal entity customer”.

11.	The Backstop Parties shall have received the Budget and, except as reasonably acceptable to the Required DIP Lenders, such Budget shall be substantially consistent with the budget attached as Exhibit 1 to the form of Interim DIP Order attached as Exhibit G to the RSA.

12.	The DIP Agent shall have received a customary certificate (satisfactory to the Required DIP Lenders; it being understood, that a certificate substantially consistent with the equivalent certificate delivered in connection a Prepetition First Lien Document shall be considered satisfactory), dated as of the Closing Date and signed by a financial officer of each Borrower, confirming compliance with the conditions precedent set forth in this Schedule B (other than any matters which are to be delivered by, provided by, or subject to the satisfaction of, any party other than the Borrowers and the Guarantors).

13.	(i) The Interim DIP Order, substantially in the form attached as Exhibit G to the RSA and otherwise reasonably acceptable to the Borrowers and the Required DIP Lenders, shall have been entered by the Bankruptcy Court and shall not have been vacated, reversed, modified, amended or stayed in any respect without the consent of the Required Backstop Parties (such consent not to be unreasonably withheld) and (ii) no motion for reconsideration of the Interim DIP Order shall have been timely filed by any Debtor or any subsidiary thereof.

14.	The Chapter 11 Cases shall have been commenced by the Debtors and the same shall each be a debtor and a debtor-in-possession.

15.	The Chapter 11 Cases of the Debtors shall not have been dismissed or converted to cases under Chapter 7.

16.	No trustee under chapter 7 or chapter 11 shall have been appointed in the Chapter 11 Cases.

17.	The DIP Agent shall have received, on behalf of itself and the DIP Lenders, a written opinion of Arthur Cox LLP, as special Irish counsel to certain of the Guarantors, covering capacity and authority (A) dated as of the Closing Date, (B) addressed to the DIP Agent and the DIP Lenders on the Closing Date and (C) in form and substance reasonably satisfactory to the DIP Agent and the Required Backstop Parties covering such matters relating to the DIP Loan Documents as the DIP Agent and the Required Backstop Parties shall reasonably request.

18.

After giving effect to the Interim DIP Order and subject to post-closing covenants and registration requirements, if any, for non-U.S. collateral to be reasonably agreed by the Borrowers and the Required Backstop Parties, (i) the DIP Agent shall have a valid and perfected lien on and security interest in the DIP Collateral in the manner and with the priority set forth in this DIP Term Sheet, (ii) the Loan Parties shall have delivered uniform commercial code financing statements and the applicable Loan Parties shall have executed and delivered the following foreign collateral documents: UK Debenture, UK Fixed Charge Over Shares, UK Fixed Charge Over Limited Liability Partnership Interests, Irish Debenture, Master Share Pledge Agreement (Luxembourg), Master Receivables Pledge Agreement (Luxembourg), and Swiss Quota Pledge Agreement, in each case, in suitable form for filing, if applicable and (iii) the Loan Parties shall have made all filings required to be made on the Closing Date pursuant to the foreign collateral documents specified in the foregoing clause (ii), including the payment of all fees and taxes for such filings required to be paid on the Closing Date.

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Exhibit G

Interim DIP Order

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: MALLINCKRODT PLC, et al., Debtors.[1]	) ) ) ) ) ) ) )	Chapter 11 Case No. 23-_______ (___) (Joint Administration Requested)

INTERIM ORDER UNDER BANKRUPTCY CODE SECTIONS 105, 361, 362, 363, 364, 503, 506, 507 AND 552, AND BANKRUPTCY RULES 2002, 4001, 6003, 6004 AND 9014 (I) AUTHORIZING DEBTORS (A) TO OBTAIN POSTPETITION FINANCING AND (B) TO USE CASH COLLATERAL; (II) GRANTING ADEQUATE PROTECTION TO PREPETITION SECURED PARTIES; (III) MODIFYING AUTOMATIC STAY; AND (IV) GRANTING RELATED RELIEF

Upon the motion (the “Motion”) of the above-referenced debtors, as debtors in possession (collectively, the “Debtors”) in the above-captioned cases (the “Cases”), pursuant to sections 105, 361, 362, 363, 364, 503, 506, 507 and 552 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), Rules 2002, 4001, 6003, 6004 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and [Rules 2002-1(b), 4001-2 and 9013-1(m)]2 of the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware (the “Local Rules”), seeking, among other things:

(a)	authorization for Mallinckrodt International Finance S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, and Mallinckrodt CB LLC, a Delaware limited liability company, as borrowers (collectively, the “DIP Borrowers”), to obtain, and the other Debtors, as guarantors (each, a “Guarantor”, and collectively, the “Guarantors”), to guarantee, on a joint and several basis, the DIP Borrowers’ obligations under, a priming, senior secured, superpriority debtor-in-possession term loan facility in the aggregate principal amount (exclusive of capitalized fees) of $250,000,000 (the “DIP Facility”, and the commitments thereunder, the “DIP Commitments”, and the term loans advanced (or deemed advanced) thereunder, the “DIP Loans”) under that certain Superpriority Senior Secured Debtor-In-Possession Credit Agreement, by and among the DIP Borrowers, the Guarantors, and the DIP Secured Parties (as defined below) (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time pursuant to the terms thereof, the “DIP Credit Agreement”), consisting of a “new money” multiple draw term loan facility in an aggregate principal amount (exclusive of capitalized fees) of $250,000,000, of which (i) an initial draw amount of up to $150,000,000 (the “Initial DIP Loans”) will be made available to be drawn in a single drawing upon entry of this interim order (together with all annexes and exhibits hereto, this “Interim Order”) and satisfaction of the other applicable conditions to any Initial DIP Loans set forth in the DIP Credit Agreement (such initial draw, the “Initial Draw”), and (ii) an additional amount of up to $100,000,000 (the “Delayed Draw DIP Loans” and, together with the Initial DIP Loans, the “New Money DIP Loans”) will be made available to be drawn in a single drawing upon entry of the Final Order (as defined below) and satisfaction of the other applicable conditions to any Delayed Draw DIP Loans set forth in the DIP Credit Agreement (the “Final Draw”), which shall be funded by certain Prepetition Secured Parties or their affiliates or related funds, in their capacities as postpetition financing lenders (collectively, the “DIP Lenders”), pursuant to the terms and conditions set forth in (x) the DIP Credit Agreement, (y) the DIP Term Sheet attached as an exhibit to the RSA (as defined below) (the “DIP Term Sheet”) and (z) all agreements, documents, and instruments delivered or executed in connection with the DIP Credit Agreement, in each case reasonably satisfactory in form and substance to the Debtors, Acquiom Agency Services LLC and Seaport Loan Products LLC, as co-administrative agents for the DIP Lenders (each a “Co-Administrative Agent”, and, together, the “Administrative Agent”), Acquiom Agency Services LLC, as collateral agent for the DIP Lenders (in such capacity, the “Collateral Agent” and, together with the Administrative Agent, the “DIP Agent”, and the DIP Agent, together with the DIP Lenders, the “DIP Secured Parties”), and Required Lenders (as defined in the DIP Credit Agreement) (the “Required DIP Lenders”) (such agreements, documents, and instruments, including, without limitation, the DIP Credit Agreement and the DIP Term Sheet, collectively, the “DIP Documents”);

[1]	A complete list of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ claims and noticing agent at [___]. The Debtors’ mailing address is 675 McDonnell Blvd., Hazelwood, Missouri 63042.

[2]	Form of order generally to be updated to reflect applicable local rules.

(b)	authorization for the Debtors to (i) execute and enter into the DIP Credit Agreement and the other DIP Documents, consistent in all respects with the DIP Term Sheet and (ii) to perform their respective obligations thereunder and to take all such other and further acts as may be necessary, appropriate, or desirable in connection with the DIP Credit Agreement and the other DIP Documents or the DIP Facility;

(c)	grant to the DIP Agent, for the benefit of itself and the other DIP Secured Parties, allowed superpriority administrative expense claims in each of the Cases and any successor cases, including any chapter 7 cases, with respect to the DIP Facility and all obligations and indebtedness owing thereunder and under the DIP Credit Agreement, the other DIP Documents and this Interim Order (collectively, the “DIP Obligations”), subject to the priorities set forth herein;

(d)	grant to the DIP Agent, for the benefit of itself and the other DIP Secured Parties, automatically perfected priming security interests in, and liens on, with respect to the DIP Loans, all of the DIP Collateral (as defined below), including, but not limited to, Cash Collateral (as defined below) and the Prepetition Collateral (as defined below), in each case, to secure the DIP Loans and the other DIP Obligations, subject only to the Carve Out (as defined below) and the terms and priorities set forth herein;

(e)	authorizing the Debtors to incur and pay, on the terms set forth herein and in the DIP Documents, on a final and irrevocable basis, the principal, interest, premiums, fees, expenses, indemnities, and other amounts payable under this Interim Order and the DIP Documents as such amounts become earned, due, and payable;

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(f)	authorization for the Debtors, pursuant to sections 105, 361, 362, 363, 503 and 507 of the Bankruptcy Code to (i) use cash collateral, as such term is defined in section 363(a) of the Bankruptcy Code, and all other Prepetition Collateral (as defined below), solely in accordance with the terms of this Interim Order, and (ii) grant adequate protection to the Prepetition Secured Parties (as defined below) to the extent of any Diminution in Value (as defined below) of their interests in the Prepetition Collateral (including Cash Collateral);

(g)	modification of the automatic stay imposed by section 362 of the Bankruptcy Code to the extent necessary to implement and effectuate the terms and provisions of this Interim Order;

(h)	except to the extent of the Carve Out (as defined below), and subject to entry of the Final Order (as defined below) solely in respect of the Prepetition Collateral, the waiver of all rights to surcharge any Prepetition Collateral or Collateral (as defined below) under section 506(c) of the Bankruptcy Code or any other applicable principle of equity or law;

(i)	subject to entry of the Final Order, to the extent set forth herein, for the “equities of the case” exception under Bankruptcy Code section 552(b) to not apply to any of the Prepetition Secured Parties with respect to the proceeds, products, offspring, or profits of any of the Prepetition Collateral under section 552(b) of the Bankruptcy Code or any other applicable principle of equity or law;

(j)	that this Court hold an interim hearing (the “Interim Hearing”) to consider the relief sought in the Motion and entry of the proposed Interim Order;

(k)	that this Court schedule a final hearing (the “Final Hearing”) to consider entry of a final order granting the relief requested in the Motion on a final basis (the “Final Order”);

(l)	waiver of any applicable stay with respect to the effectiveness and enforceability of this Interim Order (including a waiver pursuant to Bankruptcy Rule 6004(h)); and

(m)	granting related relief;

and the Interim Hearing having been held by the Court on August [ ● ], 2023; and the Final Hearing having been scheduled by the Court for [ ● ], 2023 pursuant to Bankruptcy Rule 4001, notice of the Motion and the relief sought therein having been given by the Debtors as set forth in this Interim Order; and the Court having considered the Declaration of [ ● ], in Support of Chapter 11 Petitions and First Day Motions and the declaration of [ ● ] in support of the Motion, the Approved Budget (as defined below) filed and served by the Debtors, offers of proof, evidence adduced, and the statements of counsel at the Interim Hearing; and the Court having considered the interim relief requested in the Motion, and it appearing to the Court that granting the relief sought in the Motion on the terms and conditions herein contained is necessary and essential to enable the Debtors to preserve the value of the Debtors’ businesses and assets and that such relief is fair and reasonable and that entry of this Interim Order is in the best interest of the Debtors and their respective estates and creditors; and due deliberation and good cause having been shown to grant the relief sought in the Motion;

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IT IS HEREBY FOUND AND DETERMINED THAT:3

A.                Petition Date. On August [ ● ], 2023 (the “Petition Date”), each of the Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Court”).

B.                Debtors in Possession. Each Debtor has continued with the management and operation of its respective businesses and properties as a debtor in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in the Cases.

C.                Jurisdiction and Venue. The Court has jurisdiction over the Motion, these Cases, and the parties and property affected hereby pursuant to 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated February 29, 2012. Venue for these Cases is proper pursuant to 28 U.S.C. §§ 1408 and 1409. This Court may enter a final order consistent with Article III of the United States Constitution.

D.                Committee. As of the date hereof, no official committee of unsecured creditors has been appointed in these Cases pursuant to section 1102 of the Bankruptcy Code (any such committee, the “Committee”).

3            Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Bankruptcy Rule 7052.

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E.                 Debtors’ Stipulations. Subject only to the rights of parties in interest specifically set forth in Paragraph 29 of this Interim Order (and subject to the limitations thereon contained in such paragraph), the Debtors admit, stipulate and agree that (collectively, Paragraphs E.1 through E.9 below are referred to herein as the “Debtors’ Stipulations”):

1.              First Lien Loans.

(a)               Under that certain Credit Agreement, dated as of June 16, 2022, among Mallinckrodt plc (“Parent”), Mallinckrodt International Finance S.A. (in such capacity, the “Lux Borrower”), Mallinckrodt CB LLC (in such capacity, the “Co-Borrower” and, together with the Lux Borrower, the “Borrowers”), the lenders party thereto from time to time (collectively, the “Term Lenders”), Acquiom Agency Services LLC and Seaport Loan Products LLC, as co-administrative agents (together, in such capacities, together with their successors and permitted assigns in such capacities, the “First Lien Loan Administrative Agent”), Deutsche Bank AG New York Branch, as collateral agent (in its capacity as such and including any successors thereto, the “First Lien Loan Collateral Agent” and, together with the First Lien Loan Administrative Agent, the “First Lien Loan Agent”; the First Lien Loan Agent, together with the Term Lenders and each of the other Secured Parties (as defined in the Credit Agreement (as defined below)), the “Prepetition First Lien Loan Secured Parties”) (such credit agreement, as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement” and, together with all other documentation executed in connection therewith, including without limitation, the Security Documents (as defined in the Credit Agreement), the Subsidiary Guarantee Agreement (as defined in the Credit Agreement) executed in connection therewith, and all other Loan Documents (as defined in the Credit Agreement), the “Credit Documents”)), certain of the Prepetition Loan Parties (as defined below) borrowed loans thereunder (the “First Lien Loans”) in an initial aggregate principal amount of $[●]. As used herein, the “Prepetition Loan Parties” shall mean, collectively, Parent, the Borrowers, and the Subsidiary Loan Parties (as defined in the Credit Agreement).

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(b)               As of the Petition Date, the Prepetition Loan Parties were jointly and severally indebted to the Prepetition First Lien Loan Secured Parties pursuant to the Credit Documents, including that certain Subsidiary Guarantee Agreement (as defined in the Credit Agreement), without objection, defense, counterclaim, or offset of any kind, in the aggregate principal amount of not less than $[ ● ] on account of outstanding First Lien Loans under the Credit Agreement, plus accrued and unpaid interest with respect thereto and any additional fees, costs, premiums, expenses (including any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, in each case to the extent reimbursable pursuant to the terms of the Credit Documents and all other Obligations (as defined in the Credit Agreement) owing under or in connection with the Credit Documents (collectively, the “Prepetition First Lien Secured Loan Indebtedness”).

(c)               First Lien Loan Collateral. In connection with the Credit Agreement, certain of the Debtors entered into the Security Documents (as defined in the Credit Agreement). Pursuant to the Security Documents and the other Credit Documents, the Prepetition First Lien Secured Loan Indebtedness is secured by valid, binding, perfected, and enforceable first-priority security interests in and liens (the “Prepetition First Priority Loan Liens”) on all of the Collateral (or any other comparable term describing the assets subject to security interests and liens securing the Prepetition First Lien Secured Loan Indebtedness) (as defined in the Security Documents) (the “Prepetition Collateral”) consisting of substantially all of each Prepetition Loan Party’s assets.

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(d)               Validity, Perfection, and Priority of Prepetition First Priority Loan Liens and Prepetition First Lien Secured Loan Indebtedness. Each of the Debtors acknowledges and agrees that, in each case as of the Petition Date: (i) the Prepetition First Priority Loan Liens encumber all of the Prepetition Collateral, as the same existed on the Petition Date; (ii) the Prepetition First Priority Loan Liens are valid, binding, enforceable, non-avoidable, and properly perfected liens on and security interests in the Prepetition Collateral; (iii) the Prepetition First Priority Loan Liens are subject and subordinate only to valid, perfected and enforceable prepetition liens (if any) which are senior to the Prepetition First Lien Secured Parties’ (as defined below) liens or security interests as of the Petition Date or to valid and unavoidable liens in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code, and that are senior to the Prepetition First Lien Secured Parties’ liens or security interests as of the Petition Date (such liens, the “Permitted Prior Liens”); (iv) the Prepetition First Priority Loan Liens were granted to or for the benefit of the First Lien Loan Collateral Agent and the other Prepetition First Lien Loan Secured Parties for fair consideration and reasonably equivalent value and were granted contemporaneously with, or covenanted to be provided as an inducement for, the making of the loans and/or commitments and other financial accommodations secured thereby; (v) the Prepetition First Lien Secured Loan Indebtedness and the Prepetition First Priority Loan Liens were, as applicable, authorized, approved, issued, and granted to or for the benefit of the First Lien Loan Collateral Agent and the other Prepetition First Lien Loan Secured Parties, pursuant to the Findings of Fact, Conclusions of Law, and Order Confirming Fourth Amended Joint Plan of Reorganization (With Technical Modifications) of Mallinckrodt plc and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, entered by the Court in In re Mallinckrodt plc, 20-12522-JTD (Bankr. D. Del. March 2, 2022) [Docket No. 6660] (as amended, restated, supplemented or otherwise modified, the “Prior Confirmation Order”), (vi) the Prior Confirmation Order provided that (x) the guarantees, mortgages, pledges, liens, and other security interests granted pursuant to or in connection with the incurrence of the New Takeback Term Loans (as defined in the Prior Confirmation Order), including, for the avoidance of doubt, the Prepetition First Priority Loan Liens, as applicable, were automatically perfected thereunder, are deemed not to constitute a fraudulent conveyance or fraudulent transfer, and are not otherwise subject to avoidance, recharacterization, or subordination, and (y) the New Takeback Term Loans Documentation (as defined in the Prior Confirmation Order) shall constitute the legal, valid, and binding obligations of the Debtors (as defined in the Prior Confirmation Order) and shall be enforceable in accordance with their respective terms; (vii) the Prepetition First Lien Secured Loan Indebtedness constitutes legal, valid, binding, and non-avoidable obligations of the Debtors; (viii) no offsets, challenges, objections, defenses, claims, or counterclaims of any kind or nature to any of the Prepetition First Priority Loan Liens or Prepetition First Lien Secured Loan Indebtedness exist, and no portion of the Prepetition First Priority Loan Liens or Prepetition First Lien Secured Loan Indebtedness is subject to any challenge, cause of action, or defense, including impairment, set-off, right of recoupment, avoidance, attachment, disallowance, disgorgement, reduction, recharacterization, recovery, subordination (whether equitable or otherwise), attack, offset, contest, defense, counterclaims, cross-claims, or “claim” (as defined in the Bankruptcy Code), pursuant to the Bankruptcy Code or applicable nonbankruptcy law; (ix) the Debtors and their estates have no claims, objections, challenges, causes of actions, recoupments, counterclaims, cross-claims, setoff rights, and/or choses in action, including “lender liability” causes of action or avoidance claims under chapter 5 of the Bankruptcy Code, whether arising under applicable state law or federal law (including any recharacterization, subordination, avoidance, disgorgement, recovery, or other claims arising under or pursuant to sections 105, 510, or 542 through 553 of the Bankruptcy Code), against the Prepetition First Lien Loan Secured Parties or any of their respective affiliates, agents, representatives, attorneys, advisors, professionals, officers, directors, and employees arising out of, based upon, or related to their loans under the Credit Documents, the Prepetition First Lien Secured Loan Indebtedness, or the Prepetition First Priority Loan Liens and (x) the Prepetition First Lien Secured Loan Indebtedness constitutes an allowed, secured claim within the meaning of section 502 and 506 of the Bankruptcy Code to the extent of the value of the Prepetition Collateral allocable to the Prepetition First Lien Secured Loan Indebtedness.

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2.              2025 First Lien Notes.

(a)               Under that certain Indenture, dated as of April 7, 2020 (the “2025 First Lien Indenture” and, together with the other Note Documents (as defined in the 2025 First Lien Indenture), as amended, restated, supplemented, or otherwise modified from time to time, the “2025 First Lien Notes Documents”), by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers (the “2025 First Lien Notes Issuers”), the guarantors party thereto from time to time, Wilmington Savings Fund Society, FSB, as indenture trustee (including any successors thereto, the “2025 First Lien Indenture Trustee”), and Deutsche Bank AG New York Branch, as collateral agent (including any successors thereto, the “2025 First Lien Notes Collateral Agent”; together with the First Lien Indenture Trustee, the “2025 First Lien Notes Agents”), the 2025 First Lien Notes Issuers issued 10.00% First Lien Senior Secured Notes due 2025 in an initial aggregate principal amount of $495,032,000 (the “2025 First Lien Notes”). As used herein, (a) the “Prepetition 2025 First Lien Notes Secured Parties” shall mean, collectively, the 2025 First Lien Notes Agents and the holders of the 2025 First Lien Notes; and (b) the “Prepetition 2025 First Lien Notes Parties” shall mean, collectively, the 2025 First Lien Notes Issuers, and the guarantors party to the 2025 First Lien Notes Documents from time to time.

(b)               As of the Petition Date, the Prepetition 2025 First Lien Notes Parties were jointly and severally indebted to the Prepetition 2025 First Lien Notes Secured Parties pursuant to the 2025 First Lien Notes Documents, without objection, defense, counterclaim, or offset of any kind, in the aggregate principal amount of not less than $[●] plus accrued and unpaid interest with respect thereto and any additional fees, costs, expenses (including any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, in each case to the extent reimbursable pursuant to the terms of the 2025 First Lien Notes Documents and all other First Priority Notes Obligations (as defined in the 2025 First Lien Indenture) owing under or in connection with the 2025 First Lien Notes Documents (collectively, the “Prepetition 2025 First Lien Notes Indebtedness”); provided that, for purposes of this Interim Order only, the Prepetition 2025 First Lien Notes Indebtedness shall not include any amounts on account of any Applicable Premium (as defined in the 2025 First Lien Indenture) and any other make-whole, prepayment premium, or similar amount set forth in the 2025 First Lien Notes Documents.

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(c)               2025 First Lien Notes Collateral. In connection with the 2025 First Lien Indenture, certain of the Debtors entered into the First Lien Collateral Documents (as defined in the 2025 First Lien Indenture, the “2025 First Lien Collateral Documents”). Pursuant to the 2025 First Lien Collateral Documents and the other 2025 First Lien Notes Documents, the Prepetition 2025 First Lien Notes Indebtedness is secured by valid, binding, perfected, and enforceable first-priority security interests in and liens on the Prepetition Collateral held by the Prepetition 2025 Lien First Notes Parties pursuant to the 2025 First Lien Notes Documents (the “Prepetition 2025 First Lien Notes Liens”).

(d)               Validity, Perfection, and Priority of Prepetition 2025 First Lien Notes Liens and Prepetition 2025 First Lien Notes Indebtedness. Each of the Debtors acknowledges and agrees that, in each case as of the Petition Date: (i) the Prepetition 2025 First Lien Notes Liens encumber all of the Prepetition Collateral held by the Prepetition 2025 First Lien Notes Parties, as the same existed on the Petition Date; (ii) the Prepetition 2025 First Lien Notes Liens are valid, binding, enforceable, non-avoidable, and properly perfected liens on and security interests in the Prepetition Collateral held by the Prepetition 2025 First Lien Notes Parties; (iii) the Prepetition 2025 First Lien Notes Liens are subject and subordinate only to Permitted Prior Liens; (iv) the Prepetition 2025 First Lien Notes Liens were granted to or for the benefit of the 2025 First Lien Notes Agents and the other Prepetition 2025 First Lien Notes Secured Parties for fair consideration and reasonably equivalent value and were granted contemporaneously with, or covenanted to be provided as an inducement for, the making of the loans and/or commitments and other financial accommodations secured thereby; (v) the Prepetition 2025 First Lien Notes Indebtedness constitutes legal, valid, binding, and non-avoidable obligations of the Debtors; (vi) no offsets, challenges, objections, defenses, claims, or counterclaims of any kind or nature to any of the Prepetition 2025 First Lien Notes Liens or Prepetition 2025 First Lien Notes Indebtedness exist, and no portion of the Prepetition 2025 First Lien Notes Liens or Prepetition 2025 First Lien Notes Indebtedness is subject to any challenge, cause of action, or defense including impairment, set-off, right of recoupment, avoidance, attachment, disallowance, disgorgement, reduction, recharacterization, recovery, subordination (whether equitable or otherwise), attack, offset, contest, defense, counterclaims, cross-claims, or “claim” (as defined in the Bankruptcy Code), pursuant to the Bankruptcy Code or applicable nonbankruptcy law; (vii) the Debtors and their estates have no claims, objections, challenges, causes of actions, recoupments, counterclaims, cross-claims, setoff rights, and/or choses in action, including “lender liability” causes of action or avoidance claims under chapter 5 of the Bankruptcy Code, whether arising under applicable state law or federal law (including any recharacterization, subordination, avoidance, disgorgement, recovery, or other claims arising under or pursuant to sections 105, 510, or 542 through 553 of the Bankruptcy Code), against the Prepetition 2025 First Lien Notes Secured Parties or any of their respective affiliates, agents, representatives, attorneys, advisors, professionals, officers, directors, and employees arising out of, based upon, or related to their loans under the 2025 First Lien Notes Documents, the Prepetition 2025 First Lien Notes Indebtedness, or the Prepetition 2025 First Lien Notes Liens; and (viii) the Prepetition 2025 First Lien Notes Indebtedness constitutes an allowed, secured claim within the meaning of section 502 and 506 of the Bankruptcy Code to the extent of the value of the Prepetition Collateral allocable to the Prepetition 2025 First Lien Notes Indebtedness. Notwithstanding anything to the contrary herein, but subject to the Restructuring Support Agreement, dated as of August 23, 2023, by and among the Debtors, the Prepetition Secured Parties (as defined below) party thereto from time to time and the Opioid Master Disbursement Trust II (as amended, restated, supplemented or otherwise modified, the “RSA”), the Debtors and the Prepetition 2025 First Lien Secured Notes Parties reserve all rights with respect to any Applicable Premium (as defined in the 2025 First Lien Indenture) and any other make-whole, prepayment premium, or similar amount set forth in the 2025 First Lien Notes Documents, including for the avoidance of doubt, in the case of the Debtors, to object to and seek to disallow any of the foregoing.

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3.              2028 First Lien Notes.

(a)               Under that certain Indenture, dated as of June 16, 2022 (the “2028 First Lien Indenture” and, together with the other Note Documents (as defined in the 2028 First Lien Indenture), as amended, restated, supplemented, or otherwise modified from time to time, the “2028 First Lien Notes Documents” and, together with the 2025 First Lien Notes Documents, the “First Lien Notes Documents”; the First Lien Notes Documents, together with the Credit Documents, the “Prepetition First Lien Documents”; the 2028 First Lien Indenture, together with the 2025 First Lien Indenture, the “First Lien Indentures”), by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers (the “2028 First Lien Notes Issuers”), the guarantors party thereto from time to time, Wilmington Savings Fund Society, FSB, as indenture trustee (including any successors thereto, the “2028 First Lien Indenture Trustee” and, together with the 2025 First Lien Indenture Trustee, the “First Lien Indenture Trustee”), and Deutsche Bank AG New York Branch, as collateral agent (including any successors thereto, the “2028 First Lien Notes Collateral Agent” and, together with the First Lien Loan Collateral Agent and the 2025 First Lien Notes Collateral Agent, the “First Lien Collateral Agent”; the 2028 First Lien Notes Collateral Agent, together with the 2028 First Lien Indenture Trustee, the “2028 First Lien Notes Agents” and, together with the 2025 First Lien Notes Agents, the “First Lien Notes Agents”; the First Lien Notes Agents, the First Lien Loan Administrative Agent, and the First Lien Loan Collateral Agent, the “Prepetition First Lien Agents”), the 2028 First Lien Notes Issuers issued 11.500% First Lien Senior Secured Notes due 2028 in an initial aggregate principal amount of $650,000,000 (the “2028 First Lien Notes” and, together with the 2025 First Lien Notes, the “First Lien Notes”). As used herein, (a) the “Prepetition 2028 First Lien Notes Secured Parties” shall mean, collectively, the 2028 First Lien Notes Agents and the holders of the 2028 First Lien Notes (together with the Prepetition First Lien Loan Secured Parties and the Prepetition 2025 First Lien Notes Secured Parties, the “Prepetition First Lien Secured Parties”); (b) the “Prepetition 2028 First Lien Notes Parties” shall mean, collectively, the 2028 First Lien Notes Issuers, and the guarantors party to the 2028 First Lien Notes Documents from time to time; and (c) the “Prepetition First Lien Notes Parties” shall mean, collectively, the Prepetition 2025 First Lien Notes Parties and the Prepetition 2028 First Lien Notes Parties.

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(b)               As of the Petition Date, the Prepetition 2028 First Lien Notes Parties were jointly and severally indebted to the Prepetition 2028 First Lien Notes Secured Parties pursuant to the 2028 First Lien Notes Documents, without objection, defense, counterclaim, or offset of any kind, in the aggregate principal amount of not less than $[ ● ] plus accrued and unpaid interest with respect thereto and any additional fees, costs, expenses (including any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, in each case to the extent reimbursable pursuant to the terms of the 2028 First Lien Notes Documents and all other First Priority Notes Obligations (as defined in 2028 First Lien Indenture) owing under or in connection with the 2028 First Lien Notes Documents (collectively, the “Prepetition 2028 First Lien Notes Indebtedness” and, together with the Prepetition First Lien Secured Loan Indebtedness and the Prepetition 2025 First Lien Notes Indebtedness, the “Prepetition First Lien Indebtedness”); provided that, for purposes of this Interim Order only, the Prepetition 2028 First Lien Notes Indebtedness shall not include any amounts on account of any Applicable Premium (as defined in the 2028 First Lien Indenture) and any other make-whole, prepayment premium, or similar amount set forth in the 2028 First Lien Notes Documents.

(c)               2028 First Lien Notes Collateral. In connection with the 2028 First Lien Indenture, certain of the Debtors entered into the First Lien Collateral Documents (as defined in the 2028 First Lien Indenture, the “2028 First Lien Collateral Documents”). Pursuant to the 2028 First Lien Collateral Documents and the other 2028 First Lien Notes Documents, the Prepetition 2028 First Lien Notes Indebtedness is secured by valid, binding, perfected, and enforceable first-priority security interests in and liens on the Prepetition Collateral held by the Prepetition 2028 Lien First Notes Parties pursuant to the 2028 First Lien Notes Documents (the “Prepetition 2028 First Lien Notes Liens” and, together with the Prepetition First Priority Loan Liens and the Prepetition 2025 First Lien Notes Liens, the “Prepetition First Liens”).

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(d)               Validity, Perfection, and Priority of Prepetition 2028 First Lien Notes Liens and Prepetition 2028 First Lien Notes Indebtedness. Each of the Debtors acknowledges and agrees that, in each case as of the Petition Date: (i) the Prepetition 2028 First Lien Notes Liens encumber all of the Prepetition Collateral held by the Prepetition 2028 First Lien Notes Parties, as the same existed on the Petition Date; (ii) the Prepetition 2028 First Lien Notes Liens are valid, binding, enforceable, non-avoidable, and properly perfected liens on and security interests in the Prepetition Collateral held by the 2028 Prepetition First Lien Notes Parties; (iii) the Prepetition 2028 First Lien Notes Liens are subject and subordinate only to Permitted Prior Liens; (iv) the Prepetition 2028 First Lien Notes Liens were granted to or for the benefit of the 2028 First Lien Notes Agents and the other 2028 First Lien Notes Secured Parties for fair consideration and reasonably equivalent value and were granted contemporaneously with, or covenanted to be provided as an inducement for, the making of the loans and/or commitments and other financial accommodations secured thereby; (v) the Prepetition 2028 First Lien Notes Indebtedness and the Prepetition 2028 First Lien Notes Liens were, as applicable, authorized, approved, issued, and granted to or for the benefit of the 2028 First Lien Notes Collateral Agent and the other Prepetition 2028 First Lien Notes Secured Parties, pursuant to the Prior Confirmation Order, (vi) the Prior Confirmation Order provided that (x) the guarantees, mortgages, pledges, liens, and other security interests granted pursuant to or in connection with the issuance of the 2028 First Lien Notes, including, for the avoidance of doubt, the Prepetition 2028 First Lien Notes Liens, as applicable, were automatically perfected thereunder, are deemed not to constitute a fraudulent conveyance or fraudulent transfer, and are not otherwise subject to avoidance, recharacterization, or subordination, and (y) the New Term Loan Documentation (as defined in the Prior Confirmation Order) shall constitute the legal, valid, and binding obligations of the Debtors (as defined in the Prior Confirmation Order) and shall be enforceable in accordance with their respective terms; (vii) the Prepetition 2028 First Lien Notes Indebtedness constitutes legal, valid, binding, and non-avoidable obligations of the Debtors; (viii) no offsets, challenges, objections, defenses, claims, or counterclaims of any kind or nature to any of the Prepetition 2028 First Lien Notes Liens or Prepetition 2028 First Lien Notes Indebtedness exist, and no portion of the Prepetition 2028 First Lien Notes Liens or Prepetition 2028 First Lien Notes Indebtedness is subject to any challenge, cause of action, or defense including impairment, set-off, right of recoupment, avoidance, attachment, disallowance, disgorgement, reduction, recharacterization, recovery, subordination (whether equitable or otherwise), attack, offset, contest, defense, counterclaims, cross-claims, or “claim” (as defined in the Bankruptcy Code), pursuant to the Bankruptcy Code or applicable nonbankruptcy law; (ix) the Debtors and their estates have no claims, objections, challenges, causes of actions, recoupments, counterclaims, cross-claims, setoff rights, and/or choses in action, including “lender liability” causes of action or avoidance claims under chapter 5 of the Bankruptcy Code, whether arising under applicable state law or federal law (including any recharacterization, subordination, avoidance, disgorgement, recovery, or other claims arising under or pursuant to sections 105, 510, or 542 through 553 of the Bankruptcy Code), against the Prepetition 2028 First Lien Notes Secured Parties or any of their respective affiliates, agents, representatives, attorneys, advisors, professionals, officers, directors, and employees arising out of, based upon, or related to their loans under the 2028 First Lien Notes Documents, the Prepetition 2028 First Lien Notes Indebtedness, or the Prepetition 2028 First Lien Notes Liens; and (x) the Prepetition 2028 First Lien Notes Indebtedness constitutes an allowed, secured claim within the meaning of section 502 and 506 of the Bankruptcy Code to the extent of the value of the Prepetition Collateral allocable to the Prepetition 2028 First Lien Notes Indebtedness. Notwithstanding anything to the contrary herein, but subject to the RSA, the Debtors and the Prepetition 2028 First Lien Secured Notes Parties reserve all rights with respect to any Applicable Premium (as defined in the 2028 First Lien Indenture) and any other make-whole, prepayment premium, or similar amount set forth in the 2028 First Lien Notes Documents, including for the avoidance of doubt, in the case of the Debtors, to object to and seek to disallow any of the foregoing.

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4.              2025 Second Lien Notes.

(a)               Under that certain Indenture, dated as of June 16, 2022 (the “2025 Second Lien Indenture” and, together with the other Note Documents (as defined in the 2025 Second Lien Indenture), as amended, restated, supplemented or otherwise modified from time to time, the “2025 Second Lien Notes Documents”), by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers (the “2025 Second Lien Notes Issuers”), the guarantors party thereto from time to time, Wilmington Savings Fund Society, FSB, as indenture trustee (including any successors thereto, the “2025 Second Lien Indenture Trustee”) and as collateral agent (including any successors thereto, the “2025 Second Lien Notes Collateral Agent”; the 2025 Second Lien Notes Collateral Agent, together with the 2025 Second Lien Indenture Trustee, the “2025 Second Lien Notes Agents”), the 2025 Second Lien Notes Issuers issued 10.00% Second Lien Senior Secured Notes due 2025 in an initial aggregate principal amount of $322,868,000 (the “2025 Second Lien Notes”). As used herein, (a) the “Prepetition 2025 Second Lien Notes Secured Parties” shall mean, collectively, the 2025 Second Lien Notes Agents and the holders of the 2025 Second Lien Notes; and (b) the “Prepetition 2025 Second Lien Notes Parties” shall mean, collectively, the 2025 Second Lien Notes Issuers, and the guarantors party to the 2025 Second Lien Notes Documents from time to time.

(b)               As of the Petition Date, the Prepetition 2025 Second Lien Notes Parties were jointly and severally indebted to the Prepetition 2025 Second Lien Notes Secured Parties pursuant to the 2025 Second Lien Notes Documents, without objection, defense, counterclaim, or offset of any kind, in the aggregate principal amount of not less than $[ ● ] plus accrued and unpaid interest with respect thereto and any additional fees, costs, expenses (including any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, in each case to the extent reimbursable pursuant to the terms of the 2025 Second Lien Notes Documents and all other Second Priority Notes Obligations (as defined in the 2025 Second Lien Indenture) owing under or in connection with the 2025 Second Lien Notes Documents (collectively, the “Prepetition 2025 Second Lien Notes Indebtedness”); provided that, for purposes of this Interim Order, the Prepetition 2025 Second Lien Notes Indebtedness shall not include any amounts on account of any make-whole, prepayment premium, or similar amount set forth in the 2025 First Lien Notes Documents.

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(c)               2025 Second Lien Notes Collateral. In connection with the 2025 Second Lien Indenture, certain of the Debtors entered into the Second Lien Collateral Documents (as defined in the 2025 Second Lien Indenture, the “2025 Second Lien Collateral Documents”). Pursuant to the 2025 Second Lien Collateral Documents and the other 2025 Second Lien Notes Documents, the Prepetition 2025 Second Lien Notes Indebtedness is secured by valid, binding, perfected, and enforceable second-priority security interests in and liens on the Prepetition Collateral held by the Prepetition 2025 Second Lien Notes Parties pursuant to the 2025 Second Lien Notes Documents (the “Prepetition 2025 Second Lien Notes Liens”).

(d)               Validity, Perfection, and Priority of Prepetition 2025 Second Lien Notes Liens and Prepetition 2025 Second Lien Notes Indebtedness. Each of the Debtors acknowledges and agrees that, in each case as of the Petition Date: (i) the Prepetition 2025 Second Lien Notes Liens encumber all of the Prepetition Collateral held by the Prepetition 2025 Second Lien Notes Parties, as the same existed on the Petition Date; (ii) the Prepetition 2025 Second Lien Notes Liens are valid, binding, enforceable, non-avoidable, and properly perfected liens on and security interests in the Prepetition Collateral held by the Prepetition 2025 Second Lien Notes Parties; (iii) the 2025 Second Lien Notes are subject and subordinate only to the Permitted Prior Liens and the Prepetition First Liens; (iv) the Prepetition 2025 Second Lien Notes Liens were granted to or for the benefit of the 2025 Second Lien Notes Collateral Agent and the other Prepetition 2025 Second Lien Notes Secured Parties for fair consideration and reasonably equivalent value and were granted contemporaneously with, or covenanted to be provided as an inducement for, the making of the loans and/or commitments and other financial accommodations secured thereby; (v) the Prepetition 2025 Second Lien Notes Indebtedness and the Prepetition 2025 Second Lien Notes Liens were, as applicable, authorized, approved, issued, and granted to or for the benefit of the 2025 Second Lien Notes Collateral Agent and the other Prepetition 2025 Second Lien Notes Secured Parties, pursuant to the Prior Confirmation Order, (vi) the Prior Confirmation Order provided that (x) the guarantees, mortgages, pledges, liens, and other security interests granted pursuant to or in connection with the issuance of the 2025 Second Lien Notes, including, for the avoidance of doubt, the Prepetition 2025 Second Lien Notes Liens, as applicable, were automatically perfected thereunder, are deemed not to constitute a fraudulent conveyance or fraudulent transfer, and are not otherwise subject to avoidance, recharacterization, or subordination, and (y) the New Second Lien Notes Documentation (as defined in the Prior Confirmation Order) shall constitute the legal, valid, and binding obligations of the Debtors (as defined in the Prior Confirmation Order) and shall be enforceable in accordance with their respective terms; (vii) the Prepetition 2025 Second Lien Notes Indebtedness constitutes legal, valid, binding, and non-avoidable obligations of the Debtors; (viii) no offsets, challenges, objections, defenses, claims, or counterclaims of any kind or nature to any of the Prepetition 2025 Second Lien Notes Liens or Prepetition 2025 Second Lien Notes Indebtedness exist, and no portion of the Prepetition 2025 Second Lien Notes Liens or Prepetition 2025 Second Lien Notes Indebtedness is subject to any challenge, cause of action, or defense including impairment, set-off, right of recoupment, avoidance, attachment, disallowance, disgorgement, reduction, recharacterization, recovery, subordination (whether equitable or otherwise), attack, offset, contest, defense, counterclaims, cross-claims, or “claim” (as defined in the Bankruptcy Code), pursuant to the Bankruptcy Code or applicable nonbankruptcy law; and (ix) the Debtors and their estates have no claims, objections, challenges, causes of actions, recoupments, counterclaims, cross-claims, setoff rights, and/or choses in action, including “lender liability” causes of action or avoidance claims under chapter 5 of the Bankruptcy Code, whether arising under applicable state law or federal law (including any recharacterization, subordination, avoidance, disgorgement, recovery, or other claims arising under or pursuant to sections 105, 510, or 542 through 553 of the Bankruptcy Code), against the Prepetition 2025 Second Lien Notes Secured Parties or any of their respective affiliates, agents, representatives, attorneys, advisors, professionals, officers, directors, and employees arising out of, based upon, or related to their loans under the 2025 Second Lien Notes Documents, the Prepetition 2025 Second Lien Notes Indebtedness, or the Prepetition 2025 Second Lien Notes Liens. Notwithstanding anything to the contrary herein, the Debtors and the Prepetition 2025 Second Lien Notes Secured Parties reserve all rights with respect to any make-whole, prepayment premium, or similar amount set forth in the 2025 Second Lien Notes Documents, including, for the avoidance of doubt, in the case of the Debtors, to object to and seek to disallow any of the foregoing.

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5.              2029 Second Lien Notes.

(a)               Under that certain Indenture, dated as of June 16, 2022 (the “2029 Second Lien Indenture” and, together with the other Note Documents (as defined in the 2029 Second Lien Indenture), as amended, restated, supplemented or otherwise modified from time to time, the “2029 Second Lien Notes Documents”; the 2029 Second Lien Notes Documents, together with the 2025 Second Lien Notes Documents, the “Second Lien Notes Documents”; the 2029 Second Lien Indenture, together with the 2025 Second Lien Indenture, the “Second Lien Indentures”), by and among Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC, as issuers (the “2029 Second Lien Notes Issuers”), the guarantors party thereto from time to time, Wilmington Savings Fund Society, FSB, as indenture trustee (including any successors thereto, the “2029 Second Lien Notes Indenture Trustee”) and as collateral agent (including any successors thereto, the “2029 Second Lien Notes Collateral Agent”; the 2029 Second Lien Notes Collateral Agent, together with the 2029 Second Lien Indenture Trustee, the “2029 Second Lien Notes Agents” and, together with the 2025 Second Lien Notes Agents, the “Second Lien Notes Agents”; the 2029 Second Lien Notes Collateral Agent, together with the 2025 Second Lien Notes Collateral Agent, the “Second Lien Notes Collateral Agent”), the 2029 Second Lien Notes Issuers issued 10.00% Second Lien Senior Secured Notes due 2029 in an initial aggregate principal amount of $375,000,000 (the “2029 Second Lien Notes” and, together with the 2025 Second Lien Notes, the “Second Lien Notes”). As used herein, (a) the “Prepetition 2029 Second Lien Notes Secured Parties” shall mean, collectively, the 2029 Second Lien Notes Agents and the holders of the 2029 Second Lien Notes (together with the Prepetition 2025 Second Lien Notes Secured Parties, the “Prepetition Second Lien Notes Secured Parties”; and the Prepetition Second Lien Notes Secured Parties, together with the Prepetition First Lien Secured Parties, the “Prepetition Secured Parties”); (b) the “Prepetition 2029 Second Lien Notes Parties” shall mean, collectively, the 2029 Second Lien Notes Issuers, and the guarantors party to the 2029 Second Lien Notes Documents from time to time; and (c) the “Prepetition Second Lien Notes Parties” shall mean, collectively, the Prepetition 2025 Second Lien Notes Parties and the Prepetition 2029 Second Lien Notes Parties.

(b)               As of the Petition Date, the Prepetition 2029 Second Lien Notes Parties were jointly and severally indebted to the Prepetition 2029 Second Lien Notes Secured Parties pursuant to the 2029 Second Lien Notes Documents, without objection, defense, counterclaim, or offset of any kind, in the aggregate principal amount of not less than $[ ● ] plus accrued and unpaid interest with respect thereto and any additional fees, costs, expenses (including any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, in each case to the extent reimbursable pursuant to the terms of the 2029 Second Lien Notes Documents and all other Second Priority Notes Obligations (as defined in the 2029 Second Lien Indenture) owing under or in connection with the 2029 Second Lien Notes Documents, but excluding amounts on account of any Applicable Premium (as defined in the 2029 Second Lien Indenture) and any other make-whole, prepayment premium, or similar amount set forth in the 2029 Second Lien Notes Documents (collectively, the “Prepetition 2029 Second Lien Notes Indebtedness” and, together with the Prepetition 2025 Second Lien Notes Indebtedness, the “Prepetition Second Lien Notes Indebtedness”; and the Prepetition Second Lien Notes Indebtedness together with the Prepetition First Lien Indebtedness, the “Prepetition Secured Indebtedness”); provided that, for purposes of this Interim Order only, the Prepetition 2029 Second Lien Notes Indebtedness shall not include any amounts on account of any Applicable Premium (as defined in the 2029 Second Lien Indenture) and any other make-whole, prepayment premium, or similar amount set forth in the 2029 Second Lien Notes Documents.

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(c)               2029 Second Lien Notes Collateral. In connection with the 2029 Second Lien Indenture, certain of the Debtors entered into the Second Lien Collateral Documents (as defined in the 2029 Second Lien Indenture, the “2029 Second Lien Collateral Documents”). Pursuant to the 2029 Second Lien Collateral Documents and the other 2029 Second Lien Notes Documents, the Prepetition 2029 Second Lien Notes Indebtedness is secured by valid, binding, perfected, and enforceable second-priority security interests in and liens on the Prepetition Collateral held by the Prepetition 2029 Second Lien Notes Parties pursuant to the 2029 Second Lien Notes Documents (the “Prepetition 2029 Second Lien Notes Liens” and, together with the Prepetition 2025 Second Lien Notes Liens, the “Prepetition Second Lien Notes Liens”; the Prepetition Second Lien Notes Liens, together with the Prepetition First Liens, the “Prepetition Liens”).

(d)               Validity, Perfection, and Priority of Prepetition 2029 Second Lien Notes Liens and Prepetition 2029 Second Lien Notes Indebtedness. Each of the Debtors acknowledges and agrees that, in each case as of the Petition Date: (i) the Prepetition 2029 Second Lien Notes Liens encumber all of the Prepetition Collateral held by the Prepetition 2029 Second Lien Notes Parties, as the same existed on the Petition Date; (ii) the Prepetition 2029 Second Lien Notes Liens are valid, binding, enforceable, non-avoidable, and properly perfected liens on and security interests in the Prepetition Collateral held by the Prepetition 2029 Second Lien Notes Parties; (iii) the 2029 Second Lien Notes are subject and subordinate only to the Permitted Prior Liens and the Prepetition First Liens; (iv) the Prepetition 2029 Second Lien Notes Liens were granted to or for the benefit of the 2029 Second Lien Notes Collateral Agent and the other Prepetition 2029 Second Lien Notes Secured Parties for fair consideration and reasonably equivalent value and were granted contemporaneously with, or covenanted to be provided as an inducement for, the making of the loans and/or commitments and other financial accommodations secured thereby; (v) the Prepetition 2029 Second Lien Notes Indebtedness and the Prepetition 2029 Second Lien Notes Liens were, as applicable, authorized, approved, issued, and granted to or for the benefit of the 2029 Second Lien Notes Collateral Agent and the other Prepetition 2029 Second Lien Notes Secured Parties, pursuant to the Prior Confirmation Order, (vi) the Prior Confirmation Order provided that (x) the guarantees, mortgages, pledges, liens, and other security interests granted pursuant to or in connection with the issuance of the 2029 Second Lien Notes, including, for the avoidance of doubt, the Prepetition 2029 Second Lien Notes Liens, as applicable, were automatically perfected thereunder, are deemed not to constitute a fraudulent conveyance or fraudulent transfer, and are not otherwise subject to avoidance, recharacterization, or subordination, and (y) the Takeback Second Lien Notes Documentation (as defined in the Prior Confirmation Order) shall constitute the legal, valid, and binding obligations of the Debtors (as defined in the Prior Confirmation Order) and shall be enforceable in accordance with their respective terms; (vii) the Prepetition 2029 Second Lien Notes Indebtedness constitutes legal, valid, binding, and non-avoidable obligations of the Debtors; (viii) no offsets, challenges, objections, defenses, claims, or counterclaims of any kind or nature to any of the Prepetition 2029 Second Lien Notes Liens or Prepetition 2029 Second Lien Notes Indebtedness exist, and no portion of the Prepetition 2029 Second Lien Notes Liens or Prepetition 2029 Second Lien Notes Indebtedness is subject to any challenge, cause of action, or defense including impairment, set-off, right of recoupment, avoidance, attachment, disallowance, disgorgement, reduction, recharacterization, recovery, subordination (whether equitable or otherwise), attack, offset, contest, defense, counterclaims, cross-claims, or “claim” (as defined in the Bankruptcy Code), pursuant to the Bankruptcy Code or applicable nonbankruptcy law; and (ix) the Debtors and their estates have no claims, objections, challenges, causes of actions, recoupments, counterclaims, cross-claims, setoff rights, and/or choses in action, including “lender liability” causes of action or avoidance claims under chapter 5 of the Bankruptcy Code, whether arising under applicable state law or federal law (including any recharacterization, subordination, avoidance, disgorgement, recovery, or other claims arising under or pursuant to sections 105, 510, or 542 through 553 of the Bankruptcy Code), against the Prepetition 2029 Second Lien Notes Secured Parties or any of their respective affiliates, agents, representatives, attorneys, advisors, professionals, officers, directors, and employees arising out of, based upon, or related to their loans under the 2029 Second Lien Notes Documents, the Prepetition 2029 Second Lien Notes Indebtedness, or the Prepetition 2029 Second Lien Notes Liens. Notwithstanding anything to the contrary herein, the Debtors and the Prepetition 2029 Second Lien Secured Notes Parties reserve all rights with respect to any Applicable Premium (as defined in the 2029 Second Lien Indenture) and any other make-whole, prepayment premium, or similar amount set forth in the 2029 Second Lien Notes Documents, including, for the avoidance of doubt, in the case of the Debtors, to object to and seek to disallow any of the foregoing.

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6.              Cash Collateral. Substantially all of the Prepetition Loan Parties’ cash, including any amounts generated by the collection of accounts receivable, all cash proceeds of the Prepetition Collateral, and the Prepetition Loan Parties’ banking, checking, or other deposit accounts with financial institutions as of the Petition Date or deposited into the Prepetition Loan Parties’ banking, checking, or other deposit accounts with financial institutions after the Petition Date constitutes cash collateral of the Prepetition First Lien Secured Parties within the meaning of Bankruptcy Code section 363(a) (the “Cash Collateral”).

7.              Bank Accounts. The Debtors acknowledge and agree that, as of the Petition Date, none of the Debtors has either opened or maintains any bank accounts other than the accounts listed in the exhibit attached to any motion seeking authorization for the Debtors to continue to use the Debtors’ existing cash management system.

8.              Intercreditor Agreements. The First Lien Collateral Agent and the Second Lien Collateral Agent are parties to the Second Lien Intercreditor Agreement, dated as of December 6, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “1L-2L Intercreditor Agreement”). The First Lien Collateral Agent and the First Lien Indenture Trustee are parties to the First Lien Intercreditor Agreement, dated as of April 7, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien Intercreditor Agreement”). Pursuant to the terms of the First Lien Intercreditor Agreement, the First Lien Loan Administrative Agent is the Applicable Authorized Representative (as defined in the First Lien Intercreditor Agreement) as of the Petition Date and, with respect to any Shared Collateral (as defined in the First Lien Intercreditor Agreement), the First Lien Collateral Agent shall act only on the instructions of the First Lien Loan Administrative Agent in its capacity as the Applicable Authorized Representative under the First Lien Intercreditor Agreement. Wilmington Savings Fund Society, FSB, in its capacities as indenture trustee under the Second Lien Indentures and Second Lien Collateral Agent, is party to the Second Lien/Second Lien Intercreditor Agreement, dated as of June 16, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Second Lien Intercreditor Agreement” and, together with the 1L-2L Intercreditor Agreement and the First Lien Intercreditor Agreement, the “Intercreditor Agreements”). The Parent, the Lux Borrower, the Co-Borrower, and each other obligor under the Prepetition Secured Indebtedness acknowledged and agreed to the 1L-2L Intercreditor Agreement, the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement. Pursuant to section 510 of the Bankruptcy Code, the Intercreditor Agreements and any other applicable intercreditor or subordination provisions contained in any of the Credit Documents, any of the First Lien Notes Documents, or any of the Second Lien Notes Documents shall (a) remain in full force and effect, (b) continue to govern the relative obligations, priorities, rights and remedies of (i) the Credit Agreement Secured Parties and the Additional Secured Parties (each as defined in the First Lien Intercreditor Agreement) in the case of the First Lien Intercreditor Agreement; provided that nothing in this Interim Order shall be deemed to provide liens to any of the Credit Agreement Secured Parties or the Additional Secured Parties (each as so defined) on any assets of the Debtors except as set forth herein, (ii) the First Lien Claimholders and Second Lien Claimholders (each as defined in the 1L-2L Intercreditor Agreement) in the case of the 1L-2L Intercreditor Agreement and (iii) the 2025 Notes Secured Parties, the 2029 Notes Secured Parties and any Other Second Priority Secured Party (each as defined in the Second Lien Intercreditor Agreement) in the case of the Second Lien Intercreditor Agreement, and (c) not be deemed to be amended, altered or modified by the terms of this Interim Order.

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9.              No Control. As of the Petition Date, none of the Prepetition Secured Parties control the Debtors or their properties or operations, have authority to determine the manner in which any Debtors’ operations are conducted, or are control persons or insiders of the Debtors by virtue of any of the actions taken with respect to, in connection with, related to, or arising from this Interim Order, the DIP Facility, the DIP Documents, the Prepetition First Lien Documents or the Second Lien Notes Documents.

F.             Adequate Protection. The Prepetition Secured Parties are entitled, pursuant to sections 105, 361, 362 and 363(e) of the Bankruptcy Code, as a condition for the use of their Prepetition Collateral, including the Cash Collateral, to adequate protection of their respective interests in the Prepetition Collateral, including the Cash Collateral, to the extent of any postpetition diminution in value of their respective interests in the Prepetition Collateral as of the Petition Date resulting from the Carve Out, the Debtors’ use, sale, or lease of the Prepetition Collateral (including Cash Collateral), the grant of a lien under section 364 of the Bankruptcy Code, and/or the imposition of the automatic stay pursuant to section 362(a) of the Bankruptcy Code (“Diminution in Value”). The foregoing shall not, nor shall any other provision of this Interim Order be construed as, a determination or finding that there has been or will be any Diminution in Value of Prepetition Collateral (including Cash Collateral) and the rights of all parties as to such issues are hereby preserved.

G.             Need to Use Cash Collateral. The Debtors have requested entry of this Interim Order pursuant to Bankruptcy Rule 4001(b)(2) and have an immediate need to obtain postpetition financing pursuant to the DIP Credit Agreement and to obtain use of the Prepetition Collateral, including the Cash Collateral (subject to and in compliance with the Approved Budget (as defined below), subject to Permitted Variances (as defined below)), in order to, among other things, (i) permit the orderly continuation of their businesses, (ii) pay certain Adequate Protection Payments; and (iii) pay the costs of administration of their estates and satisfy other working capital and general corporate purposes of the Debtors. An immediate and critical need exists for the Debtors to obtain the DIP Facility and to use the Cash Collateral, consistent with the Approved Budget (subject to Permitted Variances), for working capital purposes, other general corporate purposes of the Debtors, and the satisfaction of costs and expenses of administering the Cases. The ability of the Debtors to obtain liquidity through obtaining the DIP Facility and the use of the Cash Collateral is vital to the Debtors and their efforts to maximize the value of their estates. Absent entry of this Interim Order, the Debtors’ estates and reorganization efforts will be immediately and irreparably harmed.

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H.            Best Terms. As set forth in the Motion and [________], the Debtors are unable to obtain postpetition financing or other financial accommodations on more favorable terms under the circumstances from sources other than the DIP Lenders pursuant to the terms and provisions of the DIP Credit Agreement and the DIP Documents, and are unable to obtain satisfactory unsecured credit allowable under Bankruptcy Code section 503(b)(1). The Debtors are also unable to obtain secured credit with liens equal or junior to existing liens and, therefore, must grant, for the benefit of the DIP Lenders, priming liens under Bankruptcy Code section 364(d)(1) and a DIP Superpriority Claim (as defined below) on the terms and conditions set forth in this Interim Order and the DIP Credit Agreement.

I.              Sections 506(c) and 552(b). In light of the Prepetition First Lien Secured Parties’ agreement to subordinate their liens and superpriority claims to the DIP Obligations and the Carve Out and to permit the use of their Cash Collateral as set forth herein, subject to and upon entry of the Final Order, the Prepetition First Lien Secured Parties are entitled to the rights and benefits of section 552(b) of the Bankruptcy Code, and a waiver of any “equities of the case” claims under section 552(b) of the Bankruptcy Code, and a waiver of the provisions of section 506(c) of the Bankruptcy Code.

J.              Notice. In accordance with Bankruptcy Rules 2002, 4001(b) and (c), and 9013-1(m), and the Local Rule 4001-2, notice of the Interim Hearing and the emergency relief requested in the Motion has been provided by the Debtors. Under the circumstances, the notice given by the Debtors of the Motion, the relief requested herein, and of the Interim Hearing complies with Bankruptcy Rules 2002, 4001(b) and (c), and 9014 and Local Rule 4001-2.

K.            Consent by Prepetition Secured Parties. To the extent required, the requisite Prepetition Secured Parties have not objected, have consented or are deemed to consent under the applicable Intercreditor Agreement to the Debtors’ obtaining of the DIP Facility, use of Cash Collateral, and the other transactions contemplated hereby in accordance with and subject to the terms and conditions provided for in this Interim Order.

L.             Relief Essential; Best Interest. The Debtors have requested entry of this Interim Order pursuant to Bankruptcy Rule 4001(b)(2) and Local Rule 4001-2. The relief requested in the Motion (and as provided in this Interim Order) is necessary, essential and appropriate for the continued operation of the Debtors’ businesses and the management and preservation of the Debtors’ assets and the property of their estates. It is in the best interest of the Debtors’ estates that the Debtors be allowed to obtain the DIP Facility and to use the Cash Collateral under the terms hereof. The Debtors have demonstrated good and sufficient cause for the relief granted herein.

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M.               Arm’s-Length, Good Faith Negotiations. The terms of the DIP Facility pursuant to this Interim Order were negotiated in good faith and at arm’s-length between the Debtors, the DIP Secured Parties and the Prepetition Secured Parties. The DIP Secured Parties and the Prepetition Secured Parties have acted without negligence or violation of public policy or law in respect of all actions taken by them in connection with or related in any way to negotiating, implementing, documenting, or obtaining requisite approvals of the obtaining of the DIP Facility and the use of Cash Collateral, including in respect of the granting of DIP Liens and the Adequate Protection Liens (as defined below) and all documents related to and all transactions contemplated by the foregoing.

Now, therefore, upon the record of the proceedings heretofore held before this Court with respect to the Motion, the evidence adduced at the Interim Hearing, and the statements of counsel thereat, and based upon the foregoing findings and conclusions,

IT IS HEREBY ORDERED THAT:

1.             Motion Granted. The Motion is granted on an interim basis as set forth herein, and incurrence of the DIP Obligations and the use of Prepetition Collateral (including, without limitation, Cash Collateral) on an interim basis is authorized, subject to the terms of this Interim Order.

2.             Objections Overruled. Any objections to the Motion with respect to the entry of this Interim Order that have not been withdrawn, waived or settled and all reservations of rights included therein, are hereby denied and overruled with prejudice.

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3.              Authorization of the DIP Facility and the DIP Documents.

(a)               The Debtors are hereby expressly authorized and directed to execute, enter into and perform under the DIP Credit Agreement and the other DIP Documents, which are each hereby approved.

(b)               Upon entry of this Interim Order, the Debtors are immediately authorized, without any further action by the Debtors or any other party, subject to the terms and conditions of this Interim Order, the DIP Credit Agreement, and the other DIP Documents, to borrow an initial aggregate principal amount of up to $150,000,000 of DIP Loans (with any backstop commitment fee paid in kind being incremental thereto) pursuant to the Initial Draw pursuant to the terms and provisions of the DIP Credit Agreement, the other DIP Documents, and this Interim Order, and to incur and pay the principal, interest, premium, fees (including the DIP Fees (as defined below)), indemnities, expenses and other amounts provided for in the DIP Credit Agreement, the other DIP Documents, and this Interim Order, pursuant to the terms and provisions thereof, subject to any limitations on availability or borrowing under the DIP Credit Agreement, the other DIP Documents, and this Interim Order, which borrowings shall be used for all purposes as permitted under the DIP Credit Agreement, the other DIP Documents, and this Interim Order (including pursuant to the Approved Budget (as defined below), subject to Permitted Variances (as described below)).

(c)               In furtherance of the foregoing, and without further approval of this Court, the Debtors are authorized, and the automatic stay imposed by section 362 of the Bankruptcy Code is hereby lifted solely to the extent required to allow the Debtors, to perform all acts and to make, execute, and deliver all instruments, certificates, agreements, and documents (including, without limitation, the execution or recordation of pledge and security agreements, financing statements, and other similar documents) that may be reasonably required, appropriate or desirable for the Debtors’ performance of their obligations under or related to the DIP Facility, including, without limitation:

(i)               the execution and delivery of, and performance under, each of the DIP Credit Agreement and the other DIP Documents and any collateral documents contemplated thereby;

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(ii)                the non-refundable and irrevocable payment to the DIP Agent and the DIP Lenders, as the case may be, of all premiums, fees and expenses (which premiums, fees and expenses, in each case, were and were deemed to have been approved upon entry of this Interim Order, whether or not the fees and expenses arose before or after the Petition Date, shall not be subject to any contest, attack, rejection, recoupment, reduction, defense, counterclaim, offset, subordination, recharacterization, avoidance, or other claim, cause of action, or other challenge of any nature under the Bankruptcy Code, applicable non-bankruptcy law, or otherwise), and any amounts due (or that may become due) in respect of the indemnification and expense reimbursement obligations, in each case referred to in the DIP Credit Agreement and the other DIP Documents, with respect to those indemnified and/or reimbursable parties specifically set forth therein, including, without limitation, reimbursement of the reasonable and documented fees and out-of-pocket expenses incurred (to the extent consistent with the applicable engagement or reimbursement letters entered into with the Debtors) by (i) ArentFox Schiff, LLP (as counsel to the DIP Agent) (“AFS”), (ii) Gibson, Dunn & Crutcher LLP (as counsel to the Ad Hoc First Lien Term Loan Group (as defined in the RSA)) (“Gibson”), Evercore Group L.L.C. (as financial advisor to the Ad Hoc First Lien Term Loan Group) (“Evercore”), McCann Fitzgerald LLP (as Irish counsel to the Ad Hoc First Lien Term Loan Group) (“McCann”) and Troutman Sanders LLP (as local bankruptcy counsel to the Ad Hoc First Lien Term Loan Group) (“Troutman”), (iii) Paul, Weiss, Rifkind, Wharton & Garrison LLP (as counsel to the Ad Hoc Crossover Group (as defined in the RSA)) (“Paul Weiss”), Sullivan & Cromwell LLP (as counsel to certain members of the Ad Hoc Crossover Group) (“S&C”), Perella Weinberg Partners LP (as financial advisor to the Ad Hoc Crossover Group) (“PWP”), Matheson LLP (as Irish counsel to the Ad Hoc Crossover Group) (“Matheson”) and Landis Rath & Cobb LLP (as local bankruptcy counsel to the Ad Hoc Crossover Group) (“Landis”), (iv) Davis Polk & Wardwell LLP (as counsel to the Ad Hoc 2025 Noteholder Group (as defined in the RSA)) (“DPW”), Morris, Nichols, Arsht & Tunnell LLP (as Delaware counsel to the Ad Hoc 2025 Noteholder Group) (“MNAT”), Quinn Emmanuel Urquhart & Sullivan, LLP (as counsel, to the appellants in those certain pending appeals related to the 2025 First Lien Notes before the United States District Court for the District of Delaware related to the Debtors) (“Quinn”) and Sullivan Hazeltine Allinson LLC (as Delaware counsel, to the appellants in those certain pending appeals related to the 2025 First Lien Notes before the United States District Court for the District of Delaware related to the Debtors) (“SHA”) (subject in the case of clause (iv) to a monthly fee cap for fees and expenses accrued after the Petition Date in the amount of $100,000 until the Plan (as defined in the RSA) is confirmed and $75,000 per month for each month thereafter (with any unused amounts per month carrying forward for use in future months) (the “2025 Fee Cap”)) (collectively, the “DIP/First Lien Advisors”);

(iii)            the granting of all liens and claims with respect to, and the making of any payments in respect of, the Adequate Protection Obligations (as defined below) to the extent provided for in this Interim Order; and

(iv)           the performance of all other acts necessary, appropriate, or desirable under, or in connection with, the DIP Credit Agreement and the other DIP Documents.

4.             DIP Obligations. Upon execution and delivery of the DIP Documents, the DIP Documents shall constitute legal, valid, binding, and non-avoidable obligations of the Debtors party thereto, enforceable in accordance with the terms of this Interim Order, the DIP Credit Agreement, and the other DIP Documents, against the Debtors party thereto and their estates and any successors thereto, including any trustee appointed in the Cases, or in any case under chapter 7 of the Bankruptcy Code upon the conversion of any of the Cases, or in any other proceedings superseding or related to any of the foregoing. Except as permitted by this Interim Order, no obligation, payment, transfer, or grant of security hereunder or under the DIP Credit Agreement or the other DIP Documents to the DIP Agent and/or the DIP Lenders shall be stayed, restrained, voidable, avoidable, or recoverable, under the Bankruptcy Code or under applicable law (including, without limitation, under Bankruptcy Code sections 502(d), 544, and 547 to 550, or under any applicable state Uniform Voidable Transactions Act, Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, or similar statute or common law), or subject to any defense, avoidance, reduction, setoff, recoupment, offset, recharacterization, subordination (whether equitable, contractual, or otherwise), disallowance, impairment, claim, counterclaim, cross-claim, or challenge, whether under the Bankruptcy Code or any other applicable law or regulation by any person or entity for any reason.

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5.              DIP Liens. Subject and subordinate to the Carve Out and to the provisions set forth in this Paragraph 5, effective immediately upon entry of this Interim Order and perfected automatically hereunder and without the necessity of the execution by the Debtors (or recordation or other filing) of security agreements, control agreements, pledge agreements, financing statements, mortgages or other similar documents, or by possession or control, the DIP Obligations shall be secured by valid, binding, continuing, enforceable, fully-perfected, non-avoidable, automatically and properly perfected liens on, and security interests in (such liens and security interests, the “DIP Liens”) all (i) the Prepetition Collateral and (ii) all of the DIP Borrowers’ and the Guarantors’ other now-owned and hereafter-acquired real and personal property, assets and rights of any kind or nature, wherever located, whether encumbered or unencumbered, including, without limitation, all prepetition property and postpetition property of the DIP Borrowers and Guarantors’ estates, and the proceeds, products, rents and profits thereof, whether arising from section 552(b) of the Bankruptcy Code or otherwise, including, without limitation, all equipment, goods, accounts, cash, payment intangibles, bank accounts and other deposit or securities accounts of the DIP Borrowers and the Guarantors (including any accounts opened prior to, on, or after the Petition Date), insurance, equity interests, intercompany claims, accounts receivable, other rights to payment, general intangibles, contracts, securities, chattel paper, interest rate hedging agreements, owned real estate, real property leaseholds, fixtures, patents, copyrights, trademarks, trade names, rights under license agreements and other intellectual property, claims and causes of action (including claims and causes of action arising under any section of chapter 5 of the Bankruptcy Code), and any and all proceeds, products, rents, and profits of the foregoing (all property identified in this Paragraph 5, subject to the following proviso, being collectively referred to as the “DIP Collateral”); provided that, for the avoidance of doubt and notwithstanding anything to the contrary herein, the DIP Collateral shall exclude (i) all Excluded Property (as defined in the DIP Credit Agreement), including, without limitation, Permitted Receivables Facility Assets, Permitted Receivables Related Assets and Equity Interests in any Receivables Entity, in each case to the extent subject to liens securing a Qualified Receivables Facility (each as defined in the DIP Credit Agreement) (“A/R Facility Collateral”) and (ii) any of the foregoing to the extent a lien cannot attach to such property, assets or rights pursuant to applicable law, the liens granted pursuant to this Interim Order shall, subject to entry of a Final Order, attach to the Debtors’ economic rights, including, without limitation, any and all proceeds of the foregoing. The DIP Agent shall have a security interest in any residual cash balance remaining in the Carve Out Reserves (as defined below) after all obligations benefitting from the Carve Out have been indefeasibly paid in full in cash pursuant to a final non-appealable order of this Court (or such other Court of competent jurisdiction), which residual balance shall be paid to the DIP Agent for application in accordance with the DIP Credit Agreement (such security interest on residual cash balances remaining in the Carve Out Reserves, the “Carve Out Security Interest”). Notwithstanding the foregoing, and for the avoidance of doubt, nothing in this Interim Order shall be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors, and the Carve Out shall be senior to the DIP Liens, the Prepetition Liens, the Adequate Protection Liens and any and all other forms of adequate protection, liens, or claims securing the DIP Obligations or the Prepetition Secured Indebtedness whatsoever. The DIP Liens will otherwise have the following priorities:

(a)              Pursuant to Bankruptcy Code section 364(c)(2), subject and subordinate to the Carve Out, a valid, binding, continuing, enforceable, non-avoidable, automatically fully-perfected, first-priority senior security interest in and lien upon all of the DIP Collateral, whether existing on the Petition Date or thereafter created, acquired or arising, and wherever located, that, on or as of the Petition Date, is not subject to Prepetition Liens or any other valid, perfected, and non-avoidable liens (or perfected after the Petition Date to the extent permitted by Bankruptcy Code section 546(b)) (the “Previously Unencumbered Property”) subject and subordinate only to the Carve Out, and as to the Carve Out Reserves and funds therein, to the extent of any Carve Out Security Interest; and

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(b)               Pursuant to Bankruptcy Code section 364(d)(1), a valid, binding, continuing, enforceable, non-avoidable, automatically fully perfected, first-priority senior priming security interest and lien (the “Priming Liens”) on all DIP Collateral, whether in existence on the Petition Date or thereafter created, acquired, or arising, and wherever located, to the extent that such DIP Collateral is subject to any of the Prepetition Liens or any other valid, perfected, and non-avoidable liens (or perfected after the Petition Date to the extent permitted by Bankruptcy Code section 546(b)), subject and subordinate only to the Carve Out and to Permitted Prior Liens and as to the Carve Out Reserves, and funds therein, to the extent of any Carve Out Security Interest. The Priming Liens shall prime in all respects the liens and security interests of the Prepetition Secured Parties (including, without limitation, the Prepetition Liens and the Adequate Protection Liens) (the “Primed Liens”). Notwithstanding anything herein to the contrary, the Priming Liens (x) shall be subject and immediately junior to the Permitted Prior Liens and will have no recourse to the Carve Out Reserves, or the funds therein (other than to the extent of the Carve Out Security Interest on the terms therein and in all cases, for the avoidance of doubt, subject and subordinate to the Carve Out) in all respects and (y) shall be senior in all respects to the Primed Liens.

(c)               The DIP Liens shall be entitled to the full protection of Bankruptcy Code section 364(e) if this Interim Order or any provision hereof is vacated, reversed, or modified on appeal.

6.              DIP Superpriority Claims. Pursuant to Bankruptcy Code section 364(c)(1), all of the DIP Obligations shall constitute allowed superpriority administrative expense claims against the DIP Borrowers and the Guarantors on a joint and several basis (without the need to file any proof of claim) with priority over any and all claims against the DIP Borrowers and the Guarantors, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in Bankruptcy Code sections 503(b) and 507(b) and any and all administrative expenses or other claims arising under Bankruptcy Code sections 105, 326, 327, 328, 330, 331, 362, 364, 365, 503(b), 506(c) (subject to entry of the Final Order to the extent set forth therein), 507(a), 507(b), 726, 1113, or 1114 (including the Adequate Protection Superpriority Claims (as defined below)), whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy, or attachment, which allowed claims (the “DIP Superpriority Claims”) shall, for purposes of Bankruptcy Code section 1129(a)(9)(A), be considered administrative expenses allowed under Bankruptcy Code section 503(b), and which DIP Superpriority Claims shall be payable from, and have recourse to, all prepetition and postpetition property of the DIP Borrowers and the Guarantors and all proceeds thereof in accordance with the DIP Credit Agreement, the other DIP Documents, and this Interim Order, subject only to payment in full of the superpriority administrative expense claims granted by certain Debtors to the creditors in respect of the Postpetition A/R Facility (as defined in the DIP Credit Agreement), which superpriority claims shall be pari passu with the DIP Superpriority Claims against the servicer and originator entities under the Postpetition A/R Facility (the “Superpriority A/R Claims”), and payment in full of the Carve Out, which is senior in priority to the DIP Superpriority Claims, and provided that the DIP Superpriority Claims will have no recourse to the Carve Out Reserves, or the funds therein, except to the extent of any Carve Out Security Interest on the terms set forth herein after payment in full of the Carve Out. The DIP Superpriority Claims shall be entitled to the full protection of Bankruptcy Code section 364(e) if this Interim Order or any provision hereof is vacated, reversed, or modified on appeal. Notwithstanding the grant of the DIP Superpriority Claims or anything else to the contrary set forth herein or otherwise, each DIP Lender shall be deemed to have consented to the treatment set forth in the Plan (as defined in the RSA).

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7.              Authorization to Use Cash Collateral; Budget.

(a)               Authorization. Subject to the terms and conditions of this Interim Order, the Court hereby authorizes the Debtors’ use of the proceeds of the DIP Facility and Cash Collateral during the period beginning with the Petition Date and ending on the Termination Date (as defined below), in each case, solely and exclusively in a manner consistent with this Interim Order and the Approved Budget (subject to Permitted Variances), and for no other purposes; provided, however, that the foregoing authorization to use Cash Collateral is not intended to permit the Debtors to use the approximately $8.4 million of cash posted in connection with certain insurance programs, and described in the Debtors’ motion seeking authority to maintain and continue insurance programs, except as currently used.

(b)               Approved Budget; Budget Period. As used in this Interim Order: (i) “Approved Budget” means the last budget delivered to and agreed with the DIP Agent acting at the direction of the Required DIP Lenders prior to the Petition Date, including for the thirteen-week period reflected on the budget attached as Exhibit 1 hereto, as such Approved Budget may be modified from time to time by the Debtors subject to not receiving notice of an objection from the DIP Agent acting at the direction of the Required DIP Lenders in their reasonable discretion as set forth in Paragraph 7(e) of this Interim Order; and (ii) “Budget Period” means the rolling four-week (4-week) period set forth in the Approved Budget in effect at such time.

(c)               Budget Testing. The Debtors may use proceeds of the DIP Facility and Cash Collateral strictly in accordance with the Approved Budget, subject to Permitted Variances. Permitted Variances shall be tested on a rolling four (4) week basis beginning with the period ending on the fourth (4th) Friday following the Petition Date and on every second Friday thereafter (each such date, a “Testing Date”). On or before 5:00 p.m. (prevailing Eastern time) on the fourth (4th) business day following each Testing Date, the Debtors shall prepare and deliver to the DIP Agent and AFS, as counsel to the DIP Agent, in the form attached hereto as Exhibit 2 or otherwise reasonably satisfactory to the DIP Agent, a variance report (the “Variance Report”) setting forth: (i) the Debtors’ actual disbursements, excluding Restructuring Professional Fees (as defined below) (the “Actual Disbursements”) on a line-by-line and aggregate basis during the four-week period ending on the applicable Testing Date; (ii) the Debtors’ actual cash receipts (the “Actual Cash Receipts”) on a line-by-line and aggregate basis during the four-week period ending on the applicable Testing Date; (iii) the Debtors’ net cash flow during the four-week period ending on the applicable Testing Date, calculated by subtracting Actual Disbursements from Actual Cash Receipts (the “Actual Net Cash Flows”); (iv) Restructuring Professional Fees during the four-week period ending on the applicable Testing Date; (v) a comparison (whether positive or negative, in dollars and expressed as a percentage) of the aggregate and line-item Actual Cash Receipts and Actual Disbursements, and aggregate Actual Net Cash Flows and Restructuring Professional Fees, for the four-week period ending on the applicable Testing Date to the amounts set forth in the Approved Budget for such four-week period; and (vii) management commentary on any individual line item with positive or negative variance of 10.0% or more compared to the Approved Budget for such four-week period (unless the dollar amount corresponding to such variance is less than $1,000,000, in which case no such commentary shall be required).

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(d)               Permitted Variances. The Debtors shall not permit (i) aggregate Actual Disbursements to be more than 120% of the projected disbursements set forth in the Approved Budget, in each case, for the relevant four-week budgeted period (such deviations from the applicable projected amount set forth in the Approved Budget satisfying the “Permitted Variances”); provided that, for the avoidance of doubt, the cash disbursements considered for determining compliance with this covenant shall exclude the Debtors’ disbursements in respect of restructuring professional fees (including, without limitation, amounts paid to Committee professionals, payments made to the Prepetition Secured Parties on account of professional fees, and professional fee payments to other creditors or creditor groups (such excluded cash disbursements, the “Restructuring Professional Fees”)) and (ii) Liquidity to be less than $100,000,000 as of the date that is one month and one day after the date of the Initial Draw or any subsequent monthly anniversary of such date; provided that “Liquidity” shall mean, as of any date of determination, the average value the sum of (A) the Debtors’ and their consolidated subsidiaries’ unrestricted cash and cash equivalents and (B) undrawn committed availability under a Qualified Receivables Facility or other committed indebtedness of the Debtors or any of their consolidated subsidiaries as of 11:59 p.m. prevailing Eastern time on the last business day of each week during the month immediately preceding such date of determination (the “Minimum Liquidity Covenant”).

(e)               Proposed Budget Updates. On or before the second (2nd) day before the end of each Budget Period, the Debtors shall deliver to the Notice Parties a rolling 13-week cash flow forecast of the Debtors substantially in the format of the initial Approved Budget (each, a “Proposed Budget”), which Proposed Budget (including any subsequent revisions to any such Proposed Budget) shall become the Approved Budget effective unless the DIP Agent (as directed by the Required DIP Lenders in their reasonable discretion) notifies the Debtors of any reasonable objection to the Proposed Budget within four (4) business days after receipt of the Proposed Budget (the “Approval Deadline”). For the avoidance of doubt, the Debtors’ use of proceeds of the DIP Facility and Cash Collateral shall be governed by the then-existing Approved Budget (x) at all times prior to the earlier of (i) the approval of the DIP Agent (as directed by the Required DIP Lenders in their reasonable discretion) of the Proposed Budget and (ii) the Approval Deadline; and (y) during the pendency of any unresolved reasonable objection by the DIP Agent (as directed by the Required DIP Lenders in their reasonable discretion) to the Proposed Budget.

8.              Access to Records. The Debtors shall provide the DIP/First Lien Advisors with all reporting and other information required to be provided to the DIP Agent under the DIP Documents to the extent such information is provided to the DIP Agent. In addition to, and without limiting, whatever rights to access the DIP Secured Parties have under the DIP Documents, upon reasonable notice to counsel to the Debtors (email being sufficient), at reasonable times during normal business hours and upon reasonable notice, the Debtors shall, to the extent reasonably practicable, permit the representatives, advisors, agents, and employees of the DIP Agents and the Required DIP Lenders to, on a confidential basis, (a) have reasonable access to (i) inspect the DIP Collateral, and (ii) reasonably requested information regarding the Debtors’ operations, business affairs and financial condition and the Debtors’ books and records, excluding, in each case, any information subject to attorney-client or similar privilege, or where such disclosure would not be permitted by any applicable requirements of law or any binding agreement that would violate confidentiality or other obligations, and (b) discuss the Debtors’ affairs, financings, and conditions with the Debtors’ attorneys and financial advisors.

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9.              Adequate Protection for the Prepetition First Lien Secured Parties.

(a)               Subject only to the Carve Out, the DIP Liens, the DIP Superpriority Claims, the Superpriority A/R Claims and the terms of this Interim Order, pursuant to sections 361, 362, 363(e) and 364 of the Bankruptcy Code, and in consideration of the stipulations and consents set forth herein, as adequate protection of the interests of the Prepetition First Lien Secured Parties in the Prepetition Collateral (including Cash Collateral), in each case, solely for and equal in amount to the Diminution in Value, the Prepetition First Lien Secured Parties are hereby granted the following:

(b)               First Lien Adequate Protection Liens. Pursuant to Bankruptcy Code sections 361(2) and 363(c)(2), solely to the extent of any Diminution in Value of the Prepetition First Lien Secured Parties’ interests in the Prepetition Collateral and subject in all cases to the Carve Out and the DIP Liens, effective as of the Petition Date and in each case perfected without the necessity of the execution by the Debtors (or recordation or other filing) of security agreements, control agreements, pledge agreements, financing statements, mortgages or other similar documents, or by possession or control, the Debtors are authorized to grant, and hereby deemed to have granted, to the First Lien Collateral Agent, for the benefit of itself and the other Prepetition First Lien Secured Parties, valid, binding, continuing, enforceable, fully-perfected, nonavoidable, senior additional and replacement security interests in and liens on (all such liens and security interests, the “First Lien Adequate Protection Liens”) (i) the Prepetition Collateral and (ii) the DIP Collateral, in each case subject only to the Permitted Prior Liens, the Carve Out and the DIP Liens, in which case the First Lien Adequate Protection Liens shall be junior in priority, first, to the Permitted Prior Liens; second, to the Carve Out; and third, to the DIP Liens.

(c)               First Lien Adequate Protection Superpriority Claims. As further adequate protection, and to the extent provided by sections 503(b) and 507(b) of the Bankruptcy Code, the Debtors are authorized to grant, and hereby deemed to have granted effective as of the Petition Date, to the First Lien Loan Administrative Agent, for the benefit of itself and the other Prepetition First Lien Loan Secured Parties, to the 2025 First Lien Notes Collateral Agent, for the benefit of itself and the other Prepetition 2025 First Lien Notes Secured Parties and to the 2028 First Lien Indenture Trustee, for the benefit of itself and the other Prepetition 2028 First Lien Notes Secured Parties, allowed superpriority administrative expense claims in each of the Cases ahead of and senior to any and all other administrative expense claims in such Cases to the extent of, and in an aggregate amount equal to, any Diminution in Value (the “First Lien Adequate Protection Superpriority Claims”), but junior to the Carve Out, Superpriority A/R Claims and the DIP Superpriority Claims. Subject to the Carve Out, Superpriority A/R Claims and the DIP Superpriority Claims, the First Lien Adequate Protection Superpriority Claims will not be junior to any claims and shall have priority over all administrative expense claims and other claims against each of the Debtors, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expense claims of the kinds specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c) (subject to entry of the Final Order), 507(a), 507(b), 546(c), 726, 1113 and 1114 of the Bankruptcy Code.

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(d)               First Lien Adequate Protection Payments. As further adequate protection, the Debtors are authorized and directed to pay to the First Lien Loan Administrative Agent, for the ratable benefit of the Prepetition First Lien Loan Secured Parties, to the 2025 First Lien Notes Collateral Agent, for the ratable benefit of the Prepetition 2025 First Lien Notes Secured Parties and to the 2028 First Lien Indenture Trustee, for the ratable benefit of the Prepetition 2028 First Lien Notes Secured Parties, adequate protection payments in cash as follows: adequate protection payments shall be paid (A) on each Interest Payment Date (as defined in the Credit Agreement; it being understood that the Borrowers may elect only Interest Periods (as defined in the Credit Agreement) of one month’s duration) occurring after the Petition Date and, without duplication of the Plan (as defined in the RSA), on the Plan Effective Date (as defined in the RSA), in an amount equal to all accrued and unpaid interest payable to the First Lien Loan Administrative Agent for the ratable benefit of the Prepetition First Lien Loan Secured Parties calculated based on the Adjusted Term SOFR (as defined under the Credit Agreement) plus the Applicable Margin (as defined under the Credit Agreement) plus default interest on overdue amounts of 2.00% per annum, and (B) on each Interest Payment Date (as defined in the applicable First Lien Indenture) and three-month anniversary of an Interest Payment Date (as defined in the applicable First Lien Indenture) occurring after the Petition Date (or, if such date is not a business day, the immediately succeeding business day) (which, with respect to the 2028 First Lien Notes, shall include September 15, 2023) and, without duplication of the Plan (as defined in the RSA), on the Plan Effective Date (as defined in the RSA), in an amount equal to all accrued and unpaid interest payable to, as applicable, (x) the 2025 First Lien Indenture Trustee for the ratable benefit of the Prepetition 2025 First Lien Notes Secured Parties calculated based on the non-default interest rate under the 2025 First Lien Indenture (but excluding, for the avoidance of doubt, any make-whole, prepayment premium, or similar amount set forth in the First Lien Indentures), or (y) the 2028 First Lien Indenture Trustee for the ratable benefit of the Prepetition 2028 First Lien Notes Secured Parties calculated based on the non-default interest rate under the 2028 First Lien Indenture (but excluding, for the avoidance of doubt, any make-whole, prepayment premium, or similar amount set forth in the First Lien Indentures) (all payments referenced in this sentence, collectively, the “First Lien Adequate Protection Payments”); provided that, notwithstanding the foregoing, but subject in all respects to the Debtors’ stipulations contained in Paragraph E hereof and to the RSA, the respective rights of the Debtors, the First Lien Loan Administrative Agent, each of the Prepetition First Lien Loan Secured Parties, the 2025 First Lien Indenture Trustee, each of the Prepetition 2025 First Lien Notes Secured Parties, the 2028 First Lien Indenture Trustee, each of the Prepetition 2028 First Lien Notes Secured Parties, and any other parties in interest with respect to the rate of interest, if any, required to be paid to the First Lien Loan Administrative Agent and Prepetition First Lien Loan Secured Parties, the 2025 First Lien Indenture Trustee and each of the Prepetition 2025 First Lien Notes Secured Parties, and the 2028 First Lien Indenture Trustee and each of the Prepetition 2028 First Lien Notes Secured Parties, during the pendency of these Chapter 11 Cases or to the allowance of any claims or other obligations (including, without limitation, in respect of the amount of contractual or default interest, any make-whole, prepayment premium, or similar amount set forth in the Credit Agreement or the First Lien Indentures, or any other amounts) under, arising or related to the Credit Agreement or the First Lien Indentures shall be reserved and preserved in all respects. For purposes of the First Lien Adequate Protection Payments payable to the 2025 First Lien Indenture Trustee for the ratable benefit of the Prepetition 2025 First Lien Notes Secured Parties or the 2028 First Lien Indenture Trustee for the ratable benefit of the Prepetition 2028 First Lien Notes Secured Parties, as applicable, on each three-month anniversary of an Interest Payment Date (or, if such date is not a business day, the immediately succeeding business day), the applicable Record Date (as defined in the applicable First Lien Indenture) shall be the date that is two weeks immediately preceding such payment date (whether or not such date is a business day). For the avoidance of doubt, notwithstanding anything to the contrary in the applicable First Lien Indenture or otherwise, the Record Dates immediately prior to an Interest Payment Date shall apply only to the interest payable on such date (after giving effect to previous First Lien Adequate Protection Payments). For the avoidance of doubt, subject to the RSA, the payment of adequate protection payments pursuant to this paragraph shall be without prejudice to (x) the rights of any of the Prepetition First Lien Secured Parties to assert claims for payment of additional interest at any other rates in accordance with the Credit Agreement or the First Lien Indentures, as applicable and the rights of the Debtors or any other party in interest to object to or otherwise contest such claims, (y) the rights of any of the Prepetition First Lien Secured Parties to assert claims for payment of make-whole, prepayment premium, or similar amount set forth in the Credit Agreement or the First Lien Indentures, as applicable, and the rights of the Debtors or any other party in interest to object to or otherwise contest such claims, and (z) whether any such payments should be recharacterized or reallocated pursuant to the Bankruptcy Code as payments of principal, interest or otherwise. All First Lien Adequate Protection Payments made to or for the benefit of the Prepetition First Lien Secured Parties shall be subject in all respects to the terms of the First Lien Intercreditor Agreement, including any provisions governing the sharing or allocation thereof. For the avoidance of doubt, any calculations of interest payable pursuant to this section shall be in accordance with Section 2.11(e) of the Credit Agreement (with respect to the First Lien Loans) or computed on the basis of a 360-day year of twelve 30-day months (with respect to the First Lien Notes). The Adjusted Term SOFR shall continue to be determined by election of the Debtors in accordance with Section 2.05 of the Credit Agreement; provided that (x) the Debtors may not elect an Interest Period (as defined under the Credit Agreement) of duration other than one month and (y) notwithstanding anything to the contrary set forth in the Credit Agreement, if no such election is made, the Debtors shall be deemed to have elected to continue the applicable borrowing as a SOFR Borrowing with a one month Interest Period. For the avoidance of doubt, the timing or manner of payment of any Adequate Protection Payment by the Debtors pursuant to the first sentence of this Paragraph 9(d) shall not limit, restrict or otherwise impair in any way the rights of the Prepetition Loan Parties or other Debtors with respect to any proposed reinstatement of any Prepetition Secured Indebtedness under section 1124 of the Bankruptcy Code.

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(e)               Right to Seek Additional Adequate Protection. This Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the rights of any of the Prepetition First Lien Secured Parties to request further or alternative forms of adequate protection at any time or the rights of the Debtors or any other party to contest such request.

(f)                Other Covenants. The Debtors shall maintain their cash management arrangements in a manner consistent with this Court’s order(s) granting the Debtors’ cash management motion.

(g)               Fees and Expenses. As additional adequate protection, the Debtors shall, and are directed to, pay in full in cash and in immediately available funds: (i) subject to Paragraph 37, within ten (10) days after the Debtors’ receipt of invoices therefor, the reasonable and documented professional fees, expenses and disbursements (including, but not limited to, the expenses and disbursements of counsel and other third-party consultants, including financial advisors), to the extent consistent with the applicable engagement or reimbursement letters entered into with the Debtors, arising prior to the Petition Date through and including the date of entry of this Interim Order, incurred by (A) the First Lien Loan Administrative Agent (provided that such fees, expenses and disbursements shall be limited to the fees, expenses and disbursements of primary counsel to the First Lien Loan Administrative Agent (the “First Lien Agent Counsel”)), (B) the Ad Hoc First Lien Term Loan Group (provided that such fees, expenses and disbursements shall be limited to the fees, expenses and disbursements of Gibson, Evercore, McCann, Troutman, and such other advisors as may be retained or otherwise engaged by or on behalf of the Ad Hoc First Lien Term Loan Group, to the extent necessary or appropriate, with the prior written consent of the Debtors (not to be unreasonably withheld) (collectively, the “Term Lender Group Advisors”)), (C) the First Lien Notes Agents (provided that such fees, expenses and disbursements shall be limited to the fees, expenses and disbursements of primary counsel to the First Lien Notes Agents (the “First Lien Notes Agents Counsel”)), (D) the Ad Hoc Crossover Group (provided that such fees, expenses and disbursements shall be limited to the fees, expenses and disbursements of Paul Weiss, S&C, PWP, Matheson, Landis and such other advisors as may be retained or otherwise engaged by or on behalf of the Ad Hoc Crossover Group, to the extent necessary or appropriate, with the prior written consent of the Debtors (not to be unreasonably withheld) (collectively, the “Crossover Group Advisors”)) and (E) the Ad Hoc 2025 Noteholder Group (provided that such fees, expenses and disbursements shall be limited to the fees, expenses, and disbursements of DPW, MNAT and such other advisors as may be retained or otherwise engaged by or on behalf of the Ad Hoc 2025 Noteholder Group, to the extent necessary or appropriate, with the prior written consent of the Debtors (not to be unreasonably withheld), and Quinn, as counsel, and SHA, as Delaware counsel, to the appellants in those certain pending appeals related to the 2025 First Lien Notes before the United States District Court for the District of Delaware related to the Debtors (collectively, the “2025 Noteholder Group Advisors”), subject to the 2025 Fee Cap); and (ii) subject to Paragraph 37, on a monthly basis, within ten (10) days of the Debtors’ receipt of invoices therefor, the reasonable and documented professional fees, expenses and disbursements, to the extent consistent with the applicable engagement or reimbursement letters entered into with the Debtors, incurred by the First Lien Agent Counsel, the Term Lender Group Advisors, the First Lien Notes Agents Counsel, the Crossover Group Advisors and the 2025 Noteholder Group Advisors (subject to the 2025 Fee Cap) arising subsequent to the date of entry of this Interim Order through the date on which the Debtors’ authority to use Cash Collateral terminates in accordance with this Interim Order. None of the foregoing reasonable and documented fees, expenses and disbursements shall be subject to separate approval by this Court or require compliance with the U.S. Trustee Guidelines, and no recipient of any such payment shall be required to file any interim or final fee application with respect thereto or otherwise seek the Court’s approval of any such payments. Any payments made pursuant to this Paragraph 9(g) shall be without prejudice to whether any such payments should be recharacterized or reallocated pursuant to section 506(b) of the Bankruptcy Code as payments of principal, interest or otherwise.

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(h)               Miscellaneous. Except for (i) the Carve Out, (ii) the DIP Liens and the DIP Obligations and (iii) the Superpriority A/R Claims and as otherwise provided in this Paragraph 9, the First Lien Adequate Protection Liens and First Lien Adequate Protection Superpriority Claims granted to the Prepetition First Lien Secured Parties pursuant to Paragraph 9 of this Interim Order shall not be subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under section 551 of the Bankruptcy Code and shall not be subordinated to or made pari passu with any lien, security interest or administrative claim under section 364 of the Bankruptcy Code or otherwise.

10.            Adequate Protection for the Prepetition Second Lien Notes Secured Parties.

(a)               Subject only to the Carve Out, the DIP Liens, the DIP Superpriority Claims, the Superpriority A/R Claims, the First Lien Adequate Protection Liens, the Prepetition First Liens and the First Lien Adequate Protection Superpriority Claims and the terms of this Interim Order, pursuant to sections 361, 362, 363(e) and 364 of the Bankruptcy Code, and in consideration of the stipulations and consents set forth herein, as adequate protection of the interests of the Prepetition Second Lien Notes Secured Parties in the Prepetition Collateral (including Cash Collateral), in each case, solely for and equal in amount to the Diminution in Value, the applicable Prepetition Second Lien Notes Secured Parties are hereby granted the following:

(b)               Second Lien Adequate Protection Liens. Pursuant to Bankruptcy Code sections 361(2) and 363(c)(2), solely to the extent of any Diminution in Value of the Prepetition Second Lien Notes Secured Parties’ interests in the Prepetition Collateral and subject in all cases to the Carve Out, the Permitted Prior Liens, the DIP Liens, the First Lien Adequate Protection Liens and the Prepetition First Liens, effective as of the Petition Date and in each case perfected without the necessity of the execution by the Debtors (or recordation or other filing) of security agreements, control agreements, pledge agreements, financing statements, mortgages or other similar documents, or by possession or control, the Debtors are authorized to grant, and hereby deemed to have granted, to the Second Lien Notes Collateral Agent, for the benefit of itself and the other Prepetition Second Lien Notes Secured Parties, valid, binding, continuing, enforceable, fully-perfected, nonavoidable, senior (except as otherwise provided in this Paragraph 10(b)), additional and replacement security interests in and liens on (all such liens and security interests, the “Second Lien Adequate Protection Liens” and, together with the First Lien Adequate Protection Liens, the “Adequate Protection Liens”) (i) the Prepetition Collateral and (ii) the DIP Collateral, which Second Lien Adequate Protection Liens shall be junior only to the Permitted Prior Liens, the Carve Out, the DIP Liens, the First Lien Adequate Protection Liens and the Prepetition First Liens, in which case the Second Lien Adequate Protection Liens shall be junior in priority, first, to the Permitted Prior Liens; second, to the Carve Out; third, to the DIP Liens; fourth, to the First Lien Adequate Protection Liens; and, fifth, to the Prepetition First Liens.

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(c)               Second Lien Adequate Protection Superpriority Claims. As further adequate protection, and to the extent provided by sections 503(b) and 507(b) of the Bankruptcy Code, the Debtors are authorized to grant, and hereby deemed to have granted, effective as of the Petition Date, to the 2025 Second Lien Notes Collateral Agent, for the benefit of itself and the other Prepetition 2025 Second Lien Notes Secured Parties and to the 2029 Second Lien Notes Collateral Agent, for the benefit of itself and the other Prepetition 2029 Second Lien Notes Secured Parties, allowed superpriority administrative expense claims in each of the Cases ahead of and senior to any and all other administrative expense claims in such Cases to the extent of, and in an aggregate amount equal to, any Diminution in Value (the “Second Lien Adequate Protection Superpriority Claims” and together with the First Lien Adequate Protection Superpriority Claims, the “Adequate Protection Superpriority Claims”), but junior to the Carve Out, the Superpriority A/R Claims, the DIP Superpriority Claims and the First Lien Adequate Protection Superpriority Claims. Subject to the Carve Out, the Superpriority A/R Claims, the DIP Superpriority Claims and the First Lien Adequate Protection Superpriority Claims, the Second Lien Adequate Protection Superpriority Claims will not be junior to any claims and shall have priority over all administrative expense claims and other claims against each of the Debtors, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expense claims of the kinds specified in or ordered pursuant to sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c) (subject to entry of the Final Order), 507(a), 507(b), 546(c), 726, 1113 and 1114 of the Bankruptcy Code. The Second Lien Adequate Protection Superpriority Claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims.

(d)               Right to Seek Additional Adequate Protection. This Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the rights of any of the Prepetition Second Lien Notes Secured Parties to request further or alternative forms of adequate protection at any time or the rights of the Debtors or any other party to contest such request.

(e)               Miscellaneous. Except for (i) the Carve Out, (ii) the DIP Liens and the DIP Obligations, (iii) the Superpriority A/R Claims, the First Lien Adequate Protection Liens, the Prepetition First Liens and the First Lien Adequate Protection Superpriority Claims, and (iv) as otherwise provided in this Paragraph 10, the Second Lien Adequate Protection Liens and Second Lien Adequate Protection Superpriority Claims granted to the Prepetition Second Lien Notes Secured Parties pursuant to Paragraph 10 of this Interim Order shall not be subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under section 551 of the Bankruptcy Code and shall not be subordinated to or made pari passu with any lien, security interest or administrative claim under section 364 of the Bankruptcy Code or otherwise.

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11.           Perfection of DIP Liens and Adequate Protection Liens.

(a)               The DIP Collateral Agent, the First Lien Collateral Agent and the Second Lien Collateral Agent are hereby authorized, but not required, to file or record (and to execute in the name of the Debtors, as their true and lawful attorneys, with full power of substitution, to the maximum extent permitted by law) security agreements, pledge agreements, financing statements, intellectual property filings, deeds of trust, mortgages, depository account control agreements, notices of lien, or similar instruments in any jurisdiction in order to validate and perfect the DIP Liens and the Adequate Protection Liens. Whether or not the DIP Collateral Agent, the First Lien Collateral Agent or the Second Lien Collateral Agent shall, in their discretion or at the direction of the Required DIP Lenders or requisite Prepetition Secured Parties, choose to file such security agreements, pledge agreements, financing statements, intellectual property filings, deeds of trust, mortgages, depository account control agreements, notices of lien, or similar instruments or documents, such DIP Liens and Adequate Protection Liens shall be deemed valid, automatically perfected, allowed, enforceable, non-avoidable and effective by operation of law, and not subject to challenge, dispute, or subordination (subject to the priorities set forth in this Interim Order), at the time and on the date of this Interim Order, in any jurisdiction (domestic and foreign), without the need of any further action of any kind. This Interim Order shall be sufficient and conclusive evidence of the validity, perfection, and priority of the DIP Liens and the Adequate Protection Liens without the necessity of filing or recording any security agreements, pledge agreements, financing statement, intellectual property filing, deed of trust, mortgage, depository account control agreement, notice of lien, or other instrument or document which my otherwise be required under the law of any jurisdiction or the taking of any other action to create, attach, validate or perfect the DIP Liens and the Adequate Protection Liens or to entitle the DIP Liens and the Adequate Protection Liens to the priorities granted herein. Upon the request of the DIP Agent, the First Lien Collateral Agent or the Second Lien Collateral Agent, as applicable, each of the DIP Secured Parties, the Prepetition Secured Parties and the Debtors, without any further consent of any party, is authorized to take, execute, deliver, and file such instruments to enable the DIP Agent, the First Lien Collateral Agent or the Second Lien Collateral Agent, as applicable, to further validate, perfect, preserve, and enforce the DIP Liens and the applicable Adequate Protection Liens, respectively. All such documents will be deemed to have been recorded and filed as of the Petition Date.

(b)               A copy of this Interim Order may, in the discretion of the DIP Agent, the First Lien Collateral Agent or the Second Lien Collateral Agent or at the direction of the Required DIP Lenders or the requisite Prepetition Secured Parties, as applicable, be filed with or recorded in filing or recording offices in addition to, or in lieu of, such security agreements, pledge agreements, financing statements, intellectual property filings, mortgages, depository account control agreement, deeds of trust, notices of lien, or similar instruments, and all filing offices in all jurisdictions (domestic and foreign) are hereby authorized to accept such certified copy of this Interim Order for filing and recording.

12.           Carve Out.

(a)               Priority of Carve Out. Each of the DIP Liens, the Prepetition Liens, the Adequate Protection Liens, the DIP Superpriority Claims and the Adequate Protection Superpriority Claims shall be subject and subordinate to payment of the Carve Out (as defined below).

(b)               Definition of Carve Out.  As used in this Interim Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee (the “U.S. Trustee”) under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $50,000 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and the Committee pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the DIP Agent (at the direction of the Required DIP Lenders) of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice (the amounts set forth in clauses (i) through (iii), the “Pre Carve Out Trigger Notice Cap”); (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed $15,000,000 incurred after the first business day following delivery by the DIP Agent of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise; and (v) all amounts required to be paid to Guggenheim Securities, LLC on account of any fees earned in connection with any Transaction under and as defined in that certain amended and restated engagement letter between, inter alia, Guggenheim Securities, LLC and the Debtors, dated as of May 1, 2023, incurred at any time (whether before or after delivery of a Carve-Out Trigger Notice) and payable under sections 328, 330, and/or 331 of the Bankruptcy Code, to the extent allowed by order of this Court at any time (the amounts set forth in clause (iv) above and this clause (v) being the “Post-Carve Out Trigger Notice Cap”); provided that no fees or expenses of any Professional Persons may be included in the calculation of both the Post-Carve Out Trigger Notice Cap and the Pre-Carve Out Trigger Notice Cap.  For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Agent (as directed by Required DIP Lenders in their sole discretion) to the Debtors, their lead restructuring counsel (Latham & Watkins LLP), the U.S. Trustee, and counsel to any Committee (if appointed), which notice may be delivered following the occurrence and during the continuation of an Event of Default (as defined below) and acceleration of the DIP Obligations under the DIP Facility, stating that the Post-Carve Out Trigger Notice Cap has been invoked.

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(c)               Carve Out Reserve. On the day on which a Carve Out Trigger Notice is given by the DIP Agent to the Debtors with a copy to the U.S. Trustee and a copy to counsel to the Committee (the “Termination Declaration Date”), the Carve Out Trigger Notice shall constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund, and, notwithstanding the occurrence and continuation of an Event of Default, a draw request and notice of borrowing by the Debtors for DIP Loans to fund, a reserve in an amount equal to the then unpaid amounts of the Allowed Professional Fees plus reasonably estimated fees not yet allowed for the period through and including the Termination Declaration Date.  The Debtors shall deposit and hold such amounts in a segregated account at the DIP Agent in trust to pay such then unpaid Allowed Professional Fees plus reasonably estimated fees not yet allowed for the period through and including the Termination Declaration Date (the “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims.  On the Termination Declaration Date, the Carve Out Trigger Notice shall also constitute a demand to the Debtors to utilize all remaining cash on hand as of such date and any available cash thereafter held by any Debtor, after funding the Pre-Carve Out Trigger Notice Reserve, to fund, and, notwithstanding the occurrence and continuation of an Event of Default, a draw request and notice of borrowing by the Debtors for DIP Loans to fund, a reserve in an amount equal to the Post-Carve Out Trigger Notice Cap. On the first business day after delivery of a Carve Out Trigger Notice, notwithstanding anything in the DIP Documents to the contrary, including with respect to the existence of a Default or Event of Default (each as defined in the DIP Credit Agreement), the failure of the Debtors to satisfy any or all of the conditions precedent for the borrowing of DIP Loans under the DIP Credit Agreement, any termination of the commitments under the DIP Facility following an Event of Default, or the occurrence of the Scheduled Maturity Date(as defined in the DIP Credit Agreement), each DIP Lender with an outstanding commitment under the DIP Facility shall make available to the DIP Agent such DIP Lender’s pro rata share with respect to such borrowing in accordance with the terms of the DIP Term Facility. In no event shall the provision of this paragraph result in an increase to any commitments of any DIP Lender under the DIP Facility. The Debtors shall deposit and hold such amounts in a segregated account in trust to pay such Allowed Professional Fees benefiting from the Post-Carve Out Trigger Notice Cap (the “Post-Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims. All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of “Carve Out” set forth above (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay to the DIP Agent for the benefit of the DIP Lenders, unless the DIP Obligations have been indefeasibly paid in full, in cash, and all DIP Commitments have been terminated, in which case any such excess shall be paid to the Prepetition First Lien Secured Parties in accordance with their rights and priorities as of the Petition Date and subject to the Intercreditor Agreements. All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in the Post-Carve Out Trigger Notice Cap and then, to the extent the Post-Carve Out Trigger Notice Reserve has not been reduced to zero, first to pay any Pre-Carve Out Amounts until indefeasibly paid in full, and then to the DIP Agent for the benefit of the DIP Lenders, unless the DIP Obligations have been indefeasibly paid in full, in cash, and all DIP Commitments have been terminated, in which case any such remaining excess shall be paid to the Prepetition First Lien Secured Parties in accordance with their rights and priorities as of the Petition Date and subject to the Intercreditor Agreements. Notwithstanding anything to the contrary in the DIP Documents or this Interim Order, (i) if the Post-Carve Out Trigger Notice Reserve is not funded in full in the amount set forth in this Paragraph 12, then, any excess funds in Pre-Carve Out Trigger Notice Reserve following the payment of the Pre-Carve Out Amounts shall be used to fund the Post-Carve Out Trigger Notice Reserve, up to the applicable amount set forth in this Paragraph 12, prior to making any payments to the DIP Agent or the Prepetition First Lien Secured Parties, as applicable, following delivery of a Carve Out Trigger Notice, (ii) if, following delivery of a Carve Out Trigger Notice and any reallocation of amounts in the Carve Out Reserves pursuant to the immediately preceding clause (i), either of the Carve Out Reserves is funded in an amount that does not cover actually incurred Allowed Professional Fees up to the Pre-Carve Out Trigger Notice Cap and the Post-Carve Out Trigger Notice Cap, as applicable, then such Carve Out Reserves will be funded in an amount that will be equal to the value of actually incurred Allowed Professional Fees up to the Pre-Carve Out Trigger Notice Cap and the Post-Carve Out Trigger Notice Cap, as applicable, as soon as practicable but no later than two (2) business days following discovery of such shortfall by the Debtors; and (iii) following delivery of a Carve Out Trigger Notice, none of the DIP Secured Parties or the Prepetition Secured Parties shall sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the DIP Agent for application in accordance with the terms hereof and the DIP Documents and this Interim Order.  Further, notwithstanding anything to the contrary in this Interim Order, (A) disbursements by the Debtors from the Carve Out Reserves shall not increase or reduce the DIP Obligations or the Prepetition Secured Indebtedness, (B) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out, and (C) in no way shall the Approved Budget, Proposed Budget, Carve Out, the Pre-Carve Out Trigger Notice Cap, Post-Carve Out Trigger Notice Cap, Carve Out Reserves, or any of the foregoing be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors.  For the avoidance of doubt, the Carve Out shall be senior to all liens and claims securing the DIP Obligations and the Prepetition Secured Indebtedness, the DIP Liens, the Adequate Protection Liens, the DIP Superpriority Claims, the Adequate Protection Superiority Claims, any claims arising under section 507(b) of the Bankruptcy Code, and any and all other forms of adequate protection, liens, or claims relating to the DIP Obligations or the Prepetition Secured Indebtedness.

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(d)               Payment of Allowed Professional Fees Prior to the Termination Declaration Date.  Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce or be deemed to reduce the Carve Out.

(e)               No Direct Obligation To Pay Allowed Professional Fees.  The DIP Agent, Prepetition First Lien Agents, the Second Lien Notes Agents, and the other DIP Secured Parties and Prepetition Secured Parties reserve the right to object to the allowance of any fees and expenses, whether or not such fees and expenses were incurred in accordance with the Approved Budget. Except for funding the Carve Out Reserves as provided herein, none of the DIP Secured Parties or the Prepetition Secured Parties shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person or any fees or expenses of the U.S. Trustee or Clerk of the Court incurred in connection with the Cases or any successor cases under any chapter of the Bankruptcy Code.  Nothing in this Interim Order or otherwise shall be construed to obligate the DIP Secured Parties or the Prepetition Secured Parties, in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

(f)                Payment of Carve Out On or After the Termination Declaration Date.  Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar-for-dollar basis. Any funding or payment of the Carve Out from cash on hand or other available cash shall not reduce the DIP Obligations or Prepetition Secured Indebtedness, and shall be otherwise entitled to the protections granted under this Interim Order, the DIP Documents, the Bankruptcy Code, and applicable law.

13.           DIP Termination Date. On the DIP Termination Date (as defined below), consistent with Section [●] of the DIP Credit Agreement, (a) all DIP Obligations shall be immediately due and payable and all DIP Commitments will terminate; (b) all authority to use Cash Collateral shall cease; provided, however, that during the Remedies Notice Period (as defined below), the Debtors may use Cash Collateral solely to fund the Carve Out and pay payroll and other expenses critical to the administration of the Debtors’ estates strictly in accordance with the Approved Budget, subject to Permitted Variances; and (c) the DIP Secured Parties shall be otherwise entitled to exercise rights and remedies under the DIP Documents in accordance with this Interim Order.

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14.           Events of Default. The occurrence of any of the following events, unless waived by the Required DIP Lenders in accordance with the terms of the DIP Documents, shall constitute an event of default (collectively, the “Events of Default”): (a) the failure of the Debtors to comply with any of the Required Milestones (as defined below); or (b) the occurrence of an “Event of Default” under the DIP Credit Agreement.

15.           Milestones. The Debtors shall comply with those certain case milestones set forth in the DIP Credit Agreement (collectively, the “Required Milestones”). The failure to comply with any Required Milestone shall constitute an “Event of Default” in accordance with the terms of the DIP Credit Agreement.

16.           Rights and Remedies Upon Event of Default.

(a)               Immediately upon the occurrence and during the continuation of an Event of Default and the delivery of the Carve Out Trigger Notice, notwithstanding the provisions of section 362 of the Bankruptcy Code, without any application, motion, or notice to, hearing before, or order from the Court, but subject to the terms of this Interim Order, including, without limitation, the Remedies Notice Period (defined below), (x) the DIP Agent (at the direction of the Required DIP Lenders) may declare (any such declaration shall be referred to herein as a “Termination Declaration”) (i) all DIP Obligations owing under the DIP Documents to be immediately due and payable, (ii) the termination, reduction or restriction of any further commitment to extend credit to the Debtors to the extent any such commitment remains under the DIP Facility, (iii) termination of the DIP Facility and the DIP Documents as to any future liability or obligation of the DIP Agent and the DIP Lenders, but without affecting any of the DIP Liens or the DIP Obligations, and (iv) the application of the Carve Out through the delivery of the Carve Out Trigger Notice to the DIP Borrower and (y) the DIP Agent (at the direction of the Required DIP Lenders) may declare a termination, reduction or restriction on the ability of the Debtors to use Cash Collateral (the date on which a Termination Declaration is delivered, the “DIP Termination Date”). The Termination Declaration shall not be effective until notice has been provided by electronic mail (or other electronic means) to counsel to the Debtors, counsel to a Committee (if appointed), and the U.S. Trustee. The automatic stay in the Cases otherwise applicable to the DIP Agent, the DIP Lenders, and the Prepetition First Lien Secured Parties is hereby modified so that five (5) business days after the DIP Termination Date (as such period may be extended pursuant to the Paragraph 16(b) hereof, the “Remedies Notice Period”): (x) the DIP Agent (at the direction of the Required DIP Lenders) shall be entitled to exercise its rights and remedies in accordance with the DIP Documents and this Interim Order to satisfy the DIP Obligations, DIP Superpriority Claims, and DIP Liens, subject to the Carve Out and the Superpriority A/R Claims; and (y) subject to the foregoing clause (x), the applicable Prepetition First Lien Secured Parties shall be entitled to exercise their respective rights and remedies to the extent available in accordance with the applicable Prepetition First Lien Loan Documents and this Interim Order with respect to the Debtors’ use of Cash Collateral; provided that, no rights and remedies may be exercised pursuant to the foregoing clause (x) or (y) if the Debtors, the Committee (if appointed), and/or any party in interest has sought a Remedies Determination (as defined below) within the Remedies Notice Period and the Court has not yet issued a ruling in respect thereof.

(b)               During the Remedies Notice Period, the Debtors, the Committee (if appointed), and/or any party in interest shall be entitled to seek an emergency hearing with the Court for the purpose of contesting whether an Event of Default has occurred or is continuing, seeking a contested use of Cash Collateral or seeking other applicable relief (the “Remedies Determination”); provided that if a hearing to consider the foregoing is requested to be heard before the end of the Remedies Notice Period but is scheduled for a later date by the Court, the Remedies Notice Period shall be automatically extended to the date of such hearing. Unless the Court has determined that an Event of Default has not occurred and/or is not continuing or the Court orders otherwise, the automatic stay, as to all of the DIP Agent, DIP Lenders, and Prepetition First Lien Secured Parties (solely with respect to the use of Cash Collateral to the extent permitted hereunder) shall automatically be terminated at the end of the Remedies Notice Period (as it may be extended in accordance with this paragraph) without further notice or order. Upon expiration of the Remedies Notice Period (as it may be extended in accordance with this paragraph), the DIP Agent (at the direction of the Required DIP Lenders) and the Prepetition First Lien Secured Parties shall be permitted, subject to the Intercreditor Agreements, to exercise all remedies set forth herein, and in the DIP Documents, and as otherwise available at law without further order of or application or motion to this Court consistent with this Interim Order; provided that the Prepetition First Lien Secured Parties shall be permitted to exercise remedies to the extent available solely with respect to the Debtors’ use of Cash Collateral.

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(c)               Nothing herein shall alter the burden of proof set forth in the applicable provisions of the Bankruptcy Code at any hearing on any request by the Debtors or other party in interest to re-impose or continue the automatic stay under Bankruptcy Code section 362(a), use Cash Collateral, or to obtain any other injunctive relief. Any delay or failure of the DIP Agent or the First Lien Loan Agent to exercise rights under the DIP Documents, the Credit Documents, the Intercreditor Agreements, or this Interim Order shall not constitute a waiver of their respective rights hereunder, thereunder or otherwise. The occurrence of the DIP Termination Date shall not affect the validity, priority, or enforceability of any and all rights, remedies, benefits, and protections provided to any of the DIP Secured Parties or the Prepetition Secured Parties under this Interim Order, which rights, remedies, benefits, and protections shall survive the DIP Termination Date or the delivery of a Termination Declaration.

(d)               Upon the termination of the DIP Facility in accordance with the terms of this Interim Order, all DIP obligations shall be indefeasibly paid in cash.

17.           Payments Free and Clear. Subject to the Carve-Out and Paragraphs 3(c), 9(d), 9(g) and 37 of this Interim Order, any and all payments or proceeds remitted to the DIP Agent for the benefit of the DIP Secured Parties, the First Lien Loan Agent for the benefit of the Prepetition First Lien Loan Secured Parties, the 2025 First Lien Notes Agents for the benefit of the Prepetition 2025 First Lien Notes Secured Parties, the 2028 First Lien Notes Agents for the benefit of the Prepetition 2028 First Lien Notes Secured Parties, the 2025 Second Lien Notes Agents for the benefit of the Prepetition 2025 Second Lien Notes Secured Parties, or the 2029 Second Lien Notes Agents for the benefit of the Prepetition 2029 Second Lien Notes Secured Parties pursuant to the provisions of this Interim Order or any subsequent order of this Court shall be irrevocable, received free and clear of any claim, charge, assessment or other liability, including without limitation, subject to entry of the Final Order, any such claim or charge arising out of or based on, directly or indirectly, Bankruptcy Code section 506(c) (whether asserted or assessed by, through or on behalf of the Debtor) or 552(b).

18.           Limitation on Charging Expenses Against Collateral. Upon entry of this Interim Order, all rights to surcharge the interests of the DIP Secured Parties in any DIP Collateral under section 506(c) of the Bankruptcy Code or any other applicable principle or equity or law shall be and are hereby finally and irrevocably waived, and such waiver shall be binding upon the Debtors and all parties in interest in the Cases. Subject to entry of the Final Order, all rights to surcharge the interests of the Prepetition Secured Parties in any Prepetition Collateral or any DIP Collateral under section 506(c) of the Bankruptcy Code or any other applicable principle or equity or law shall be and are hereby finally and irrevocably waived, and such waiver shall be binding upon the Debtors and all parties in interest in the Cases.

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19.           Section 507(b) Reservation. Nothing herein shall impair or modify the application of section 507(b) of the Bankruptcy Code in the event that the adequate protection provided to the Prepetition First Lien Agents, the Second Lien Notes Agents or the other Prepetition Secured Parties hereunder is insufficient to compensate for any Diminution in Value of their respective interests in the Prepetition Collateral (including Cash Collateral) during the Cases or any successor cases, including, but not limited to, any case under chapter 7 of the Bankruptcy Code upon the conversion of any of the Cases, or in any other proceedings superseding or related to any of the Cases.

20.           Insurance. Until the DIP Obligations have been indefeasibly paid in full, at all times the Debtors shall maintain casualty and loss insurance coverage for the Prepetition Collateral and the DIP Collateral on substantially the same basis as maintained prior to the Petition Date. Upon entry of this Interim Order, the DIP Agent is, and will be deemed to be, without any further action or notice, named as additional insureds and lender’s loss payees on each insurance policy maintained by the Debtors which in any way relates to the DIP Collateral.

21.           No Waiver for Failure to Seek Relief. The failure or delay of the DIP Agent or the Required DIP Lenders to exercise rights and remedies under this Interim Order, the DIP Documents, or applicable law, as the case may be, shall not constitute a waiver of their respective rights hereunder, thereunder, or otherwise.

22.           Reservation of Rights of the DIP Secured Parties and Prepetition Secured Parties. This Interim Order and the transactions contemplated hereby shall be without prejudice to (a) the rights of any of DIP Secured Parties or the Prepetition Secured Parties, as applicable, to seek additional or different adequate protection, move to vacate the automatic stay, move for the appointment of a trustee or examiner, move to dismiss or convert the Cases, or to take any other action in the Cases and to appear and be heard in any matter raised in the Cases, or any party in interest from contesting any of the foregoing, and (b) any and all rights, remedies, claims and causes of action which the DIP Secured Parties or the Prepetition Secured Parties may have against any non-Debtor party liable for the DIP Obligations or the Prepetition Secured Indebtedness. For all adequate protection purposes throughout the Cases, each of the Prepetition Secured Parties shall be deemed to have requested relief from the automatic stay and adequate protection for any Diminution in Value from and after the Petition Date. For the avoidance of doubt, such request will survive termination of this Interim Order.

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23.           Modification of Automatic Stay. The Debtors are authorized and directed to perform all acts and to make, execute and deliver any and all instruments as may be reasonably necessary to implement the terms and conditions of this Interim Order and the transactions contemplated hereby. The stay of section 362 of the Bankruptcy Code is hereby modified to permit the parties to accomplish the transactions contemplated by this Interim Order.

24.           Survival of DIP Documents and Interim Order. The provisions of the DIP Documents and this Interim Order shall be binding upon any trustee appointed during the Cases or upon a conversion to cases under chapter 7 of the Bankruptcy Code, and any actions taken pursuant hereto shall survive entry of any order which may be entered converting the Cases to chapter 7 cases, dismissing the Cases under section 1112 of the Bankruptcy Code or otherwise. The terms and provisions of and the priorities in payments, liens, and security interests granted pursuant to, the DIP Documents and this Interim Order, shall continue notwithstanding any conversion of any of the Cases to a case under chapter 7 of the Bankruptcy Code, or the dismissal of any of the Cases. Subject to the limitations expressly set forth in this Interim Order, the Adequate Protection Payments made pursuant to this Interim Order shall not be subject to counterclaim, setoff, subordination, recharacterization, defense or avoidance in any of the Cases or any subsequent chapter 7 cases (other than a defense that the payment has actually been made).

25.           No Third-Party Rights. Except as explicitly provided for herein, this Interim Order does not create any rights for the benefit of any third party, creditor, equity holder, or any direct, indirect, or incidental beneficiary.

26.           Release. Subject to the rights and limitations set forth in Paragraph 29 of this Interim Order, and effective upon entry of this Interim Order, each of the Debtors and the Debtors’ estates, on its own behalf and on behalf of each of their predecessors, their successors, and assigns, shall, to the maximum extent permitted by applicable law, unconditionally, irrevocably, and fully forever release, remise, acquit, relinquish, irrevocably waive, and discharge each of the DIP Secured Parties and the Prepetition Secured Parties (each in their respective roles as such), and each of their respective affiliates, former, current, or future officers, employees, directors, agents, representatives, owners, members, partners, financial and other advisors and consultants, legal advisors, shareholders, managers, consultants, accountants, attorneys, affiliates and assigns, and predecessors and successors in interest, each in their capacity as such, of and from any and all claims, demands, liabilities, responsibilities, disputes, remedies, causes of action, indebtedness and obligations, rights, assertions, allegations, actions, suits, controversies, proceedings, losses, damages, injuries, attorneys’ fees, costs, expenses, or judgments of every type, whether known, unknown, asserted, unasserted, suspected, unsuspected, accrued, unaccrued, fixed, contingent, pending, or threatened, including, without limitation, all legal and equitable theories of recovery, arising under common law, statute, or regulation or by contract, of every nature and description that exist on the date hereof with respect to or relating to the DIP Loans, the First Lien Loans, the First Lien Notes, the Second Lien Notes, the DIP Liens, the Prepetition Liens, the DIP Obligations, the Prepetition Secured Indebtedness, the DIP Documents, the Credit Documents, the First Lien Notes Documents, the Second Lien Notes Documents, or the Intercreditor Agreements, or this Interim Order, as applicable, and/or the transactions contemplated hereunder or thereunder including, without limitation, (i) any so-called “lender liability” or equitable subordination claims or defenses, (ii) any and all claims and causes of action arising under the Bankruptcy Code, and (iii) any and all claims and causes of action regarding the validity, priority, extent, enforceability, perfection, or avoidability of the liens or claims of the DIP Secured Parties or the Prepetition Secured Parties; provided that nothing herein shall relieve the Released Parties from fulfilling their obligations under the DIP Documents, the Credit Documents, the First Lien Notes Documents, the Second Lien Notes Documents, the Intercreditor Agreements or this Interim Order.

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27.           Binding Effect. The DIP Documents, and the provisions of this Interim Order, including all findings herein, shall be binding upon all parties in interest in the Cases, including, without limitation, the DIP Secured Parties, the Prepetition Secured Parties, any Committee (if appointed), and the Debtors and their respective successors and assigns (including any chapter 7 or chapter 11 trustee hereinafter appointed or elected for the estate of any of the Debtors, an examiner appointed pursuant to Bankruptcy Code section 1104, or any other fiduciary appointed as a legal representative of any of the Debtors or with respect to the property of the estate of any of the Debtors), and shall inure to the benefit of the DIP Secured Parties and the Prepetition Secured Parties; provided neither the DIP Secured Parties nor the Prepetition Secured Parties shall have any obligation to permit the use of DIP Collateral or Prepetition Collateral (including Cash Collateral) by, or to extend any financing to, any chapter 7 trustee, chapter 11 trustee or similar responsible person appointed for the estates of the Debtors.

28.           Reversal, Stay, Modification or Vacatur. In the event the provisions of this Interim Order are reversed, stayed, modified or vacated by court order following notice and any further hearing, such reversals, modifications, stays or vacatur shall not affect the rights and priorities of the DIP Secured Parties and the Prepetition Secured Parties granted pursuant to this Interim Order. Notwithstanding any such reversal, stay, modification or vacatur by court order, any indebtedness, obligation or liability incurred by the Debtors pursuant to this Interim Order arising prior to the DIP Agent’s, the First Lien Loan Administrative Agent’s, the applicable First Lien Notes Agent’s, or the applicable Second Lien Notes Agent’s receipt of notice of the effective date of such reversal, stay, modification or vacatur shall be governed in all respects by the original provisions of this Interim Order, and the DIP Secured Parties and the Prepetition Secured Parties shall continue to be entitled to all of the rights, remedies, privileges and benefits, including any payments authorized herein and the security interests and liens granted herein, with respect to all such indebtedness, obligation or liability, and the validity of any payments made or obligations owed or credit extended or lien or security interest granted pursuant to this Interim Order is and shall remain subject to the protection afforded under the Bankruptcy Code.

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29.           Reservation of Certain Third-Party Rights and Bar of Challenge and Claims.

(a)               Subject to the Challenge Period (as defined below), the stipulations, admissions, waivers, and releases contained in this Interim Order, including the Debtors’ Stipulations, shall be binding upon the Debtors, their estates, and any of their respective successors, including, without limitation, any chapter 7 or chapter 11 trustee, responsible person, examiner with expanded powers, or other estate representative, in all circumstances and for all purposes, and the Debtors are deemed to have irrevocably waived and relinquished all Challenges (as defined below) as of the Petition Date. The stipulations, admissions, waivers and releases contained in this Interim Order, including the Debtors’ Stipulations, shall be binding upon all other parties in interest, including any Committee and any other person acting on behalf of the Debtors’ estates, unless and solely to the extent that a party in interest files a motion seeking standing to file an adversary proceeding or contested matter under the Bankruptcy Rules (and specifying the basis for the Challenge (as defined below) asserted therein) before the earlier of (i) seventy-five (75) days from the entry of this Interim Order and (ii) the date of entry of an order confirming a plan of reorganization or liquidation, subject to further extension by written agreement of the Debtors and the applicable Prepetition First Lien Agents (at the direction of the requisite Prepetition First Lien Secured Parties, as applicable) or Second Lien Notes Agents (at the direction of the requisite Prepetition Second Lien Notes Parties, as applicable) (the “Challenge Period” and, the date of expiration of the Challenge Period, the “Challenge Period Termination Date”); provided, however, that if, prior to the end of the Challenge Period, (x) the Cases are converted to Cases under chapter 7 of the Bankruptcy Code, or (y) a chapter 11 trustee is appointed, then, in each such case, the Challenge Period shall be extended by the later of (I) the time remaining under the Challenge Period plus ten (10) days or (II) such other time as ordered by the Court solely with respect to any such trustee appointed; (ii) seeking to avoid, object to, or otherwise challenge the findings or Debtors’ Stipulations regarding (A) the validity, enforceability, extent, priority, or perfection of any of the Prepetition Liens or the mortgages, security interests, and liens of any of the Prepetition Secured Parties securing any Prepetition Secured Indebtedness, and the characterization of any of the Prepetition Collateral or (B) the validity, enforceability, allowability, priority, secured status, or amount of the Prepetition Secured Indebtedness (any such claim, a “Challenge”); and (iii) the Court enters a final order in favor of the plaintiff sustaining any such Challenge in any such timely filed adversary proceeding or contested matter, which is no longer subject to appeal.

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(b)               To the extent the stipulations, admissions, waivers and releases contained in this Interim Order, including the Debtors’ Stipulations, are (x) not subject to a Challenge timely and properly commenced prior to the expiration of the Challenge Period Termination Date or (y) subject to a Challenge timely and properly commenced prior to the expiration of the Challenge Period Termination Date, to the extent any such Challenge does not result in a final and nonappealable judgment or order of the Court that is inconsistent with the stipulations, admissions, waivers and releases contained in this Interim Order, including the Debtors’ Stipulations, then, without further notice, motion, or application to, or order of, or hearing before, this Court and without the need or requirement to file any proof of claim: (i) any and all such Challenges by any party (including the Committee, any chapter 11 trustee, and/or any examiner or other estate representative appointed or elected in these Cases, and any chapter 7 trustee and/or examiner or other estate representative appointed or elected in any successor case) shall be deemed to be forever, waived, released, and barred; (ii) the Prepetition Secured Indebtedness shall constitute allowed claims, not subject to counterclaim, setoff, recoupment, reduction, subordination, recharacterization, defense, or avoidance for all purposes in the Debtors’ Cases and any successor cases; (iii) the Prepetition Liens shall be deemed to have been, as of the Petition Date, legal, valid, binding, and perfected secured claims, not subject to recharacterization, subordination, or avoidance; and (iv) all of the Debtors’ stipulations, admissions, waivers and releases contained in this Interim Order, including the Debtors’ Stipulations, and all other waivers, releases, affirmations, and other stipulations as to the priority, extent, and validity as to the Prepetition Secured Parties’ claims, liens, and interests contained in this Interim Order (including the Prepetition Liens) shall be in full force and effect and forever binding upon the Debtors, the Debtors’ estates, and all creditors, interest holders, and other parties in interest in these Cases and any successor cases.

(c)               If a Challenge is timely and properly filed under the Bankruptcy Rules and remains pending and the Cases are converted to chapter 7, the chapter 7 trustee may continue to prosecute such Challenge on behalf of the Debtors’ estates. Furthermore, if any such Challenge is timely and properly filed under the Bankruptcy Rules, the stipulations, admissions, waivers and releases contained in this Interim Order, including the Debtors’ Stipulations, shall nonetheless remain binding and preclusive on any Committee and any other person or entity except to the extent that such stipulations and admissions were expressly challenged in such timely and properly filed Challenge prior to the Challenge Period Termination Date and determined by final order of the Court to be disallowed. Nothing in this Interim Order vests or confers on any person (as defined in the Bankruptcy Code), including, without limitation, any Committee appointed in the Cases, standing or authority to pursue any cause of action belonging to the Debtors or their estates, including, without limitation, any challenges (including a Challenge) with respect to the Credit Documents, the First Lien Notes Documents, the Second Lien Notes Documents, the Prepetition Liens, and the Prepetition Secured Indebtedness, and a separate order of the Court conferring such standing on any Committee or other party-in-interest shall be a prerequisite for the prosecution of a Challenge by such Committee or such other party-in-interest. For the avoidance of doubt, to the extent any Challenge is timely and properly commenced, the Prepetition First Lien Secured Parties shall be entitled to reimbursement or payment of the related reasonable and documented costs and expenses, including, but not limited to, reasonable and documented attorneys’ fees, incurred in defending themselves in any such proceeding in accordance with and subject to Paragraph 9(g) of this Interim Order.

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30.           Limitation on Use of DIP Proceeds, DIP Collateral and Cash Collateral. Notwithstanding anything to the contrary set forth in this Interim Order, but subject to the proviso below in this Paragraph 30, none of the DIP Proceeds, the DIP Collateral, the Prepetition Collateral, including Cash Collateral, or the Carve Out or proceeds of the foregoing may be used for the payment of professional fees, disbursements, costs, or expenses incurred by any person: (a) to investigate (including by way of examinations or discovery proceedings), initiate, assert, prosecute, join, commence, support, or finance the initiation or prosecution of any claim, counterclaim, action, suit, arbitration, proceeding, application, motion, objection, defense, adversary proceeding, or other litigation of any type (i) against any of the DIP Secured Parties or the Prepetition Secured Parties (in their capacities as such), and each of their respective affiliates, officers, directors, employees, agents, representatives, attorneys, consultants, financial advisors, affiliates, assigns, or successors, with respect to any transaction, occurrence, omission, action, or other matter (including formal discovery proceedings in anticipation thereof), including, without limitation, any so-called “lender liability” claims and causes of action, or seeking relief that would impair the rights and remedies of the DIP Secured Parties under the DIP Documents or this Interim Order or the Prepetition Secured Parties under the Credit Documents, the First Lien Notes Documents, or the Second Lien Notes Documents (as applicable) or this Interim Order, including, without limitation, for the payment of any services rendered by the professionals retained by the Debtors or any Committee appointed (if any) in these Cases in connection with the assertion of or joinder in any claim, counterclaim, action, suit, arbitration, proceeding, application, motion, objection, defense, adversary proceeding, or other contested matter, the purpose of which is to seek, or the result of which would be to obtain, any order, judgment, determination, declaration, or similar relief that would impair the ability of any of the DIP Secured Parties to recover on the DIP Collateral or the Prepetition Secured Parties to recover on the Prepetition Collateral or seeking affirmative relief against any of the DIP Secured Parties related to the DIP Obligations or the Prepetition Secured Parties related to the Prepetition Secured Indebtedness; (ii) invalidating, setting aside, avoiding, or subordinating, in whole or in part, the DIP Obligations or the Prepetition Secured Indebtedness, or the DIP Secured Parties’ and the Prepetition Secured Parties’ respective DIP Liens, Prepetition Liens or security interests in the DIP Collateral or Prepetition Collateral, as applicable; or (iii) for monetary, injunctive, or other affirmative relief against any of the DIP Secured Parties, the Prepetition Secured Parties, or the DIP Secured Parties’ and the Prepetition Secured Parties’ respective liens on or security interests in the DIP Collateral or the Prepetition Collateral that would impair the ability of any of the DIP Secured Parties or the Prepetition Secured Parties to assert or enforce any lien, claim, right, or security interest or to realize or recover on the DIP Obligations or the Prepetition Secured Indebtedness, to the extent applicable; (b) for objecting to or challenging in any way the legality, validity, priority, perfection, or enforceability of the claims, liens, or interests (including the DIP Liens and the Prepetition Liens) held by or on behalf of each of the DIP Secured Parties and the Prepetition Secured Parties related to the DIP Obligations or the Prepetition Secured Indebtedness, to the extent applicable; (c) for asserting, commencing, or prosecuting any claims or causes of action whatsoever (including, without limitation, any Avoidance Actions) related to the DIP Obligations, the DIP Liens, the Prepetition Secured Indebtedness or the Prepetition Liens; or (d) for prosecuting an objection to, contesting in any manner, or raising any defenses to, the validity, extent, amount, perfection, priority, or enforceability of any of DIP Liens or the Prepetition Liens or any other rights or interests of any of the DIP Secured Parties or the Prepetition Secured Parties related to the DIP Obligations, the DIP Liens, the Prepetition Secured Indebtedness or the Prepetition Liens, to the extent applicable; provided, that notwithstanding the foregoing, an aggregate of $100,000 of the DIP Proceeds, the DIP Collateral, or the Prepetition Collateral, including Cash Collateral, may be used for the payment of professional fees, disbursements, costs, or expenses incurred by any Committee to investigate potential Challenges.

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31.           Conditions Precedent. Except to the extent expressly set forth in this Interim Order, no DIP Lender shall have any obligation to make any DIP Loan under the respective DIP Documents unless all of the conditions precedent to the making of such extensions of credit under the applicable DIP Documents have been satisfied in full or waived in accordance with such DIP Documents.

32.           Enforceability; Waiver of Any Applicable Stay; Bankruptcy Rules. This Interim Order shall constitute findings of fact and conclusions of law and shall take effect and be fully enforceable nunc pro tunc to the Petition Date immediately upon entry hereof. Notwithstanding Bankruptcy Rule 6004(h), 6006(d), 7062 or 9014 or any other Bankruptcy Rule, or Rule 62(a) of the Federal Rules of Civil Procedure, this Interim Order shall be immediately effective and enforceable upon its entry and there shall be no stay of execution or effectiveness of this Interim Order. The requirements of Bankruptcy Rules 4001, 6003, and 6004, in each case to the extent applicable, are satisfied by the contents of the Motion.

33.           Proofs of Claim. Notwithstanding anything to the contrary contained in any prior or subsequent order of the Court, including, without limitation, any order establishing a deadline for the filing of proofs of claim or requests for payment of administrative expenses under section 503(b) of the Bankruptcy Code, none of the DIP Agent, any DIP Secured Party, the First Lien Loan Administrative Agent, First Lien Notes Agents, the Second Lien Notes Agents or any Prepetition Secured Party shall be required to file any proof of claim or request for payment of administrative expenses with respect to any of the DIP Obligations, the Prepetition Secured Indebtedness or any claims (including, without limitation, Adequate Protection Superpriority Claims) arising under this Interim Order, and the Debtors’ Stipulations shall be deemed to constitute timely filed proofs of claim against each of the applicable Debtors in the Cases. Each of (i) the DIP Agent on behalf of the DIP Secured Parties, (ii) the First Lien Loan Administrative Agent on behalf of the Prepetition First Lien Loan Secured Parties, (iii) the 2025 First Lien Indenture Trustee on behalf of the Prepetition 2025 First Lien Notes Secured Parties, (iv) the 2028 First Lien Indenture Trustee on behalf of the Prepetition 2028 First Lien Notes Secured Parties, (v) the 2025 Second Lien Indenture Trustee on behalf of the Prepetition 2025 Second Lien Notes Secured Parties and (vi) the 2029 Second Lien Indenture Trustee on behalf of the Prepetition 2029 Second Lien Notes Secured Parties, may (but is not required) in its discretion to file (and amend and/or supplement) a proof of claim and/or aggregate proofs of claim in each of the Cases or any successor cases for any claim allowed herein, and any such proof of claim may (but is not required to) be filed as one consolidated proof of claim against all of the Debtors, rather than as separate proofs of claim against each Debtor. The failure of the DIP Agent, any DIP Secured Party, the First Lien Loan Administrative Agent, First Lien Notes Agents, the Second Lien Notes Agents, or any Prepetition Secured Party to file any such proof of claim or request for payment of administrative expenses shall not affect the validity, priority, or enforceability of any of the DIP Documents, the Credit Documents, First Lien Notes Documents, the Second Lien Notes Documents, or of any indebtedness, liabilities, or obligations arising at any time thereunder or prejudice or otherwise adversely affect the DIP Agent’s, any DIP Secured Party’s, the First Lien Loan Agent’s, First Lien Notes Agents’, Second Lien Collateral Agent’s, or any Prepetition Secured Party’s respective rights, remedies, powers, or privileges under any of the DIP Documents, the Credit Documents, First Lien Notes Documents, the Second Lien Notes Documents, this Interim Order, or applicable law (as applicable). The provisions set forth in this paragraph are intended solely for the purpose of administrative convenience and shall not affect the substantive rights of any party-in-interest or their respective successors-in-interest.

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34.           Intercreditor Agreements. Pursuant to section 510 of the Bankruptcy Code, the Intercreditor Agreements and any other applicable intercreditor agreement, or subordination provision contained in any of the DIP Documents, the Credit Documents, the First Lien Notes Documents, and the Second Lien Notes Documents shall (a) remain in full force and effect, (b) continue to govern the relative and respective obligations, priorities, rights and remedies of (i) the Credit Agreement Secured Parties and the Additional Secured Parties (each as defined in the First Lien Intercreditor Agreement) in the case of the First Lien Intercreditor Agreement; provided that nothing in this Interim Order shall be deemed to grant liens or security interests to any of the Credit Agreement Secured Parties or the Additional Secured Parties (as so defined) on or in any assets of the Debtors except as set forth herein, (ii) the First Lien Claimholders and the Second Lien Claimholders (each as defined in the 1L-2L Intercreditor Agreement) in the case of the 1L-2L Intercreditor Agreement; provided that nothing in this Interim Order shall be deemed to grant liens or security interests to any of the First Lien Claimholders or the Second Lien Claimholders (as so defined) on or in any assets of the Debtors except as set forth herein, and (iii) the Second Priority Secured Parties (as defined in the Second Lien Intercreditor Agreement) in the case of the Second Lien Intercreditor Agreement; provided that nothing in this Interim Order shall be deemed to grant liens or security interests to any of the Second Priority Secured Parties (as so defined) on or in any assets of the Debtors except as set forth herein, and (c) not be deemed to be amended, altered or modified by the terms of this Interim Order unless expressly set forth herein or therein.

35.           Section 552(b) of the Bankruptcy Code. The DIP Secured Parties and the Prepetition Secured Parties shall each be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and, subject to the entry of the Final Order, the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the DIP Secured Parties or the Prepetition Secured Parties with respect to proceeds, products, offspring or profits of any of the DIP Collateral or the Prepetition Collateral.

36.           No Marshaling. Subject to entry of the Final Order, the DIP Secured Parties and the Prepetition Secured Parties shall not be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the DIP Collateral or the Prepetition Collateral.

37.           Expense Invoices; Disputes; Indemnification

(a)               Any of the Debtors’ obligations to pay, in accordance with this Interim Order, the principal, interest, fees, payments, expenses, or any other amounts described in the DIP Documents, the Prepetition Documents or this Interim Order, as such amounts become due, shall not require the DIP Loan Parties, the Prepetition Loan Parties, the Prepetition First Lien Notes Parties or any other party to obtain further Court approval. For the avoidance of doubt, such payments include, without limitation, reimbursement of the fees and expenses incurred by the DIP/First Lien Advisors, the First Lien Agent Counsel, the Term Lender Group Advisors, the First Lien Notes Agents Counsel, the Crossover Group Advisors and the 2025 Noteholder Group Advisors, in each case to the extent set forth in Paragraphs 3(c) and 9(g) of this Interim Order, whether or not such fees arose before or after the Petition Date, all to the extent provided in this Interim Order.

(b)               The DIP Loan Parties, Prepetition Loan Parties and Prepetition First Lien Notes Parties, as applicable, shall be jointly and severally obligated to pay all reasonable and documented fees and expenses described above, which obligations shall constitute DIP Obligations or Prepetition Secured Indebtedness, as applicable. The Debtors shall pay the reasonable and documented professional fees, expenses, and disbursements of professionals to the extent provided for in in Paragraphs 3(c) and 9(g) of this Interim Order without the necessity of filing formal fee applications or complying with the U.S. Trustee Guidelines, including such amounts arising before the Petition Date; provided, that copies of invoices for such professional fees, expenses and disbursements (the “Invoiced Fees”) shall be served by email on the Debtors, the U.S. Trustee, and counsel to any Committee (collectively, the “Fee Notice Parties”), who shall have ten (10) business days (the “Review Period”) to review and assert any objections thereto. Invoiced Fees shall be in the form of an invoice summary for professional fees and categorized expenses incurred during the pendency of the Cases, and such invoice summary shall not be required to contain time entries, but shall include a list of professionals providing services, with rates and hours worked, and a general, brief description of the nature of the matters for which services were performed, and which may be redacted or modified to the extent necessary to delete any information subject to the attorney-client privilege, any work product doctrine, privilege or protection, common interest doctrine privilege or protection, any other evidentiary privilege or protection recognized under applicable law, or any other confidential information (such information, collectively, “Confidential Information”), and the provision of such invoices shall not constitute any waiver of the attorney-client privilege, work product doctrine, privilege or protection, common interest doctrine privilege or protection, or any other evidentiary privilege or protection recognized under applicable law; provided, however, that the U.S. Trustee reserves the right to seek copies of invoices containing detailed time entries of any such professional (which detailed invoices may be redacted to the extent necessary to protect Confidential Information). The Debtors, any Committee, or the U.S. Trustee may dispute the payment of any portion of the Invoiced Fees (the “Disputed Invoiced Fees”) if, within the Review Period, a Debtor, any Committee that may be appointed in these Cases, or the U.S. Trustee notifies the submitting party in writing setting forth the specific objections to the Disputed Invoiced Fees (to be followed by the filing with the Court, if necessary, of a motion or other pleading, with at least ten (10) days’ prior written notice to the submitting party of any hearing on such motion or other pleading). For avoidance of doubt, the Debtors shall promptly pay in full all Invoiced Fees other than the Disputed Invoiced Fees.

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(c)               In addition, the Debtors will indemnify the DIP Lenders, the DIP Agent, and their respective affiliates, successors, and assigns and the officers, directors, employees, agents, attorneys, advisors, controlling persons, and members of each of the foregoing (each an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including but not limited to reasonable and documented legal fees and expenses), and liabilities arising out of or relating to the transactions contemplated hereby and any actual or proposed use of the proceeds of any loans made under the DIP Facility and any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or by any of the Debtors or any of their subsidiaries or affiliates; provided that no such person will be indemnified for costs, expenses, or liabilities (x) to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred primarily by reason of the gross negligence, fraud or willful misconduct of such Indemnified Person (or their related persons), (y) that arose from a material breach in bad faith of such Indemnified Person’s (or their related persons’) obligations under any DIP Document (as determined by a court of competent jurisdiction in a final, non-appealable judgment) or (z) arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Debtors and is brought by any Indemnified Person against another Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against the DIP Agent, in its capacity as such). No Indemnified Person shall have any liability (whether direct or indirect, in contract, tort, or otherwise) to the Debtors or any shareholders or creditors of the Debtors for or in connection with the transactions contemplated hereby, except to the extent such liability is found in a final non-appealable judgment by a court of competent jurisdiction (x) to have resulted primarily from such Indemnified Person’s (or their related persons’) gross negligence, fraud, or willful misconduct or breach of their obligations under the DIP Facility or (y) that arose from a material breach in bad faith of such Indemnified Person’s (or their related persons’) obligations under any DIP Document, and in no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential, or punitive damages.

38.           Credit Bidding. Subject to the terms of the RSA and the Intercreditor Agreements, (b) entry of the Final Order and (c) the rights of the Committee (if any) under Paragraph 29 hereof, (x) the DIP Agent (at the direction of the Required DIP Lenders) and (y) the First Lien Collateral Agent as instructed by the First Lien Administrative Agent as Applicable Authorized Representative (as defined in the First Lien Intercreditor Agreement) (at the direction of the Required Lenders (as defined in the Credit Agreement)), in each case, shall have the right to credit bid (either directly or through one or more acquisition vehicles), up to the full amount of the underlying lenders’ respective claims, including, for the avoidance of doubt, Adequate Protection Superpriority Claims, if any, in any sale of all or any portion of the Prepetition Collateral or the DIP Collateral including, without limitation, sales occurring pursuant to section 363 of the Bankruptcy Code or included as part of any chapter 11 plan subject to confirmation under Bankruptcy Code section 1129(b)(2)(A)(ii)-(iii).

39.           Preservation of Rights Granted Under this Interim Order.

(a)               Unless and until all DIP Obligations are indefeasibly paid in full, in cash, and all DIP Commitments are terminated, the Prepetition Secured Parties, in such capacities, shall: (i) have no right to and shall take no action to foreclose upon, or recover in connection with, the liens granted thereto pursuant to the Prepetition First Lien Documents, the Second Lien Notes Documents or this Interim Order, or otherwise seek to exercise or enforce any rights or remedies against such DIP Collateral; and (ii) not file any further financing statements, trademark filings, copyright filings, mortgages, notices of lien or similar instruments, or otherwise take any action to perfect their security interests in the DIP Collateral, except as set forth in Paragraph 11 herein.

(b)               In the event this Interim Order or any provision hereof is vacated, reversed, or modified on appeal or otherwise, any liens or claims granted to the DIP Secured Parties or the Prepetition Secured Parties hereunder arising prior to the effective date of any such vacatur, reversal, or modification of this Interim Order shall be governed in all respects by the original provisions of this Interim Order, including entitlement to all rights, remedies, privileges, and benefits granted herein, and the Prepetition Secured Parties shall be entitled to all the rights, remedies, privileges, and benefits afforded in section 364(e) of the Bankruptcy Code.

(c)               Notwithstanding any order dismissing any of the Cases entered at any time, (x) the DIP Liens, the DIP Superpriority Claims, the Adequate Protection Liens, the Adequate Protection Superpriority Claims, and the other administrative claims granted pursuant to this Interim Order shall continue in full force and effect and shall maintain their priorities as provided in this Interim Order until all DIP Obligations and Adequate Protection Payments are paid in full, in cash (or, with respect to the DIP Obligations, otherwise satisfied in a manner agreed to by the Required DIP Lenders) and such DIP Liens, DIP Superpriority Claims, Adequate Protection Liens, Adequate Protection Superpriority Claims, and the other administrative claims granted pursuant to this Interim Order, shall, notwithstanding such dismissal, remain binding on all parties in interest; and (y) to the fullest extent permitted by law the Court shall retain jurisdiction, notwithstanding such dismissal, for the purposes of enforcing the claims, liens, and security interests referred to in clause (x) above.

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(d)               Except as expressly provided in this Interim Order or in the RSA, the DIP Documents, the DIP Liens, the DIP Superpriority Claims, the Adequate Protection Liens, the Adequate Protection Superpriority Claims, and all other rights and remedies of the DIP Agent, the DIP Lenders, and the Prepetition First Lien Secured Parties granted by the provisions of this Interim Order and the DIP Documents shall survive, and shall not be modified, impaired, or discharged by the entry of an order converting any of the Cases to a case under chapter 7, dismissing any of the Cases or terminating the joint administration of these Cases, approval or consummation of any sale, or otherwise. The terms and provisions of this Interim Order and the DIP Documents shall continue in these Cases, in any successor cases if these Cases cease to be jointly administered, or in any superseding chapter 7 cases under the Bankruptcy Code. The DIP Liens, the DIP Superpriority Claims, the Adequate Protection Liens, the Adequate Protection Superpriority Claims, and all other rights and remedies of the DIP Secured Parties and the Prepetition First Lien Secured Parties granted by the provisions of this Interim Order shall continue in full force and effect until the DIP Obligations and the Adequate Protection Payments are paid in full, in cash (or, with respect to the DIP Obligations, otherwise satisfied in a manner agreed to by the Required DIP Lenders).

(e)               Other than as set forth in this Interim Order or as required by applicable law, neither the DIP Liens nor the Adequate Protection Liens shall be made subject to or pari passu with any lien or security interest granted in any of the Cases or arising after the Petition Date, and neither the DIP Liens nor the Adequate Protection Liens shall be subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under Bankruptcy Code section 551.

40.           Limitation of Liability. Subject to entry of a Final Order, in determining to make any loan under the DIP Documents, permitting the use of Cash Collateral, or in exercising any rights or remedies (excluding any actions taken after an exercise of remedies) as and when permitted pursuant to this Interim Order or the DIP Documents, the DIP Secured Parties and the Prepetition Secured Parties shall not, solely by reason thereof, be deemed in control of the operations of the Debtors or to be acting as a “responsible person” or “owner or operator” with respect to the operation or management of the Debtors (as such terms, or any similar terms, are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, 29 U.S.C. §§ 9601 et seq. as amended, or any similar federal or state statute). Furthermore, nothing in this Interim Order or in the DIP Documents shall in any way be construed or interpreted to impose or allow the imposition upon the DIP Agent, the DIP Lenders, or any Prepetition Secured Parties of any liability for any claims arising from the prepetition or post-petition activities of any of the Debtors.

41.           Application of Proceeds of DIP Collateral. Subject to entry of a Final Order, the DIP Obligations, at the option of the Required DIP Lenders, to be exercised in their sole and absolute discretion, shall be repaid (a) first, from the DIP Collateral comprising Previously Unencumbered Property and (b) second, from all other DIP Collateral.

42.           Wholesaler Reservation of Rights. Notwithstanding any contrary provision of this Order, the Debtors’ wholesalers retain all of (a) their rights, if any, under section 9-404 of the Uniform Commercial Code; and (b) their contractual defenses, if any, and the rights and defenses retained in each of clauses (a) and (b) are solely with respect to and in accordance with their respective agreements with the Debtors.

43.           Headings. The headings in this Interim Order are for purposes of reference only and shall not limit or otherwise affect the meaning of this Interim Order.

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44.           Retention of Jurisdiction. The Court has and will retain exclusive jurisdiction to resolve any and all disputes arising under or related to the DIP Obligations, the DIP Documents and this Interim Order, and to enforce all of the conditions of the DIP Documents and this Interim Order.

45.           Controlling Effect of Interim Order. To the extent any provision of this Interim Order conflicts or is inconsistent with any provision of the Motion, any other order of this Court or any of the DIP Documents, the Credit Documents, the First Lien Notes Documents, and the Second Lien Notes Documents, the provisions of this Interim Order shall control to the extent of such conflict.

46.           Final Hearing. A final hearing on the relief requested in the Motion shall be held on [ ● ], 2023, at [ ● ] (prevailing Eastern time). Any party in interest objecting to the relief sought at the Final Hearing shall file written objections no later than [ ● ], 2023 at [ ● ] (prevailing Eastern time).

[Remainder of Page Intentionally Left Blank]

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Exhibit 1

Approved Budget

CONFIDENTIAL DRAFT – SUBJECT TO MATERIAL CHANGE

Project Minnka

Preliminary Weekly DIP Budget

To be updated

August 21, 2023

Confidential – Material Non-Public Information

Mallinckrodt Pharmaceuticals

Confidential – Material Non-Public Information HIGHLY CONFIDENTIAL – SUBJECT TO CONFIDENTIALITY AGREEMENT AND PROTECTIVE ORDER CONFIDENTIAL SETTLEMENT COMMUNICATIONS SUBJECT TO FRE408 – FOIA CONFIDENTIAL DRAFT – SUBJECT TO MATERIAL CHANGE August 21, 2023 Project Minnka Preliminary Weekly DIP Budget To be updated

Confidential – Material Non-Public Information HIGHLY CONFIDENTIAL – SUBJECT TO CONFIDENTIALITY AGREEMENT AND PROTECTIVE ORDER CONFIDENTIAL SETTLEMENT COMMUNICATIONS SUBJECT TO FRE408 – FOIA CONFIDENTIAL DRAFT – SUBJECT TO MATERIAL CHANGE Disclaimer The presentation (the “Presentation”) was prepared by management of Mallinckrodt plc (the “Company”) with the input of its legal and financial advisors. This presentation is confidential and is subject to the confidentiality agreements entered into and by the recipient of this presentation (the “Recipient”) and the Company and may not be shared with any third party without the written consent of the Company. These observations and analyses are meant to be considered in conjunction with an oral presentation and this presentation should not be viewed or relied upon independently. Both components are considered to be an integral and necessary part of understanding this presentation. This Presentation is solely for informational purposes. Nothing contained in this Presentation shall be construed as an admission by the Company in any regard. This presentation may be based, in whole or in part, on projections or forecasts of future events. A forecast, by its nature, is speculative and includes estimates and assumptions which may prove to be wrong. Actual results may, and frequently do, differ from those projected or forecast. Recipients should be aware that future events and circumstances are difficult to predict, and that actual results will fluctuate with the changes in various factors affecting the business. Any forward-looking statements and projections contained herein reflect various estimates and assumptions by the Company concerning anticipated results, believed by the Company to be reasonable at the time made. Whether or not any such forward looking statements or projections are in fact achieved is subject to significant risks, uncertainties and other factors, some of which are not within the control of the Company and the Company may not be able to predict the occurrence or impact thereof. Accordingly, actual results may vary from the projected results and such variations may be material. Statements contained herein describing documents and agreements are summaries only and such summaries are qualified in their entirety by reference to such documents and agreements. The information in the presentation reflects conditions and the views of the Company as of this date. Any views or terms contained herein are preliminary, and are based on financial, economic, market and other conditions prevailing as of the date of this document and are subject to change. In preparing the presentation, the Company has relied upon and assumed, without further independent verification, the accuracy and completeness of all information and has not audited or verified the data provided or any other data reviewed in connection with the preparation of the presentation. The presentation was prepared by the Company for a specific purpose and is not intended to be relied upon by any other party or for any other purpose. Nothing contained herein is, or shall be relied upon as, a promise or representation as to the past or future. Neither the Company nor any of its affiliates, officers, advisors, representatives or any other person makes any representation or warranty, express or implied, in relation to the accuracy, reasonableness, reliability or completeness of the information contained in this document or any other written or oral information provided in connection herewith, or any data it generates. Accordingly, the Company and its affiliates, officers, advisers, representatives or any other person expressly disclaim any and all liability (whether direct, indirect, or consequential loss or damages, in contract, tort or otherwise) in relation, in whole or in part, to this presentation or any such information or errors therein or omissions therefrom. The Company undertakes no obligations or responsibility to update any of the information contained in this document, including in the event that information contained herein becomes inaccurate or to reflect events, circumstances, or changes that occur after the date that this presentation was prepared. Past performance does not guarantee or predict future performance. Recipients of this presentation do not acquire any rights as a result of receiving this presentation. This presentation has been prepared solely for informational purposes only and should not be construed as legal, tax, accounting or investment advice or a recommendation. All Recipients of this presentation should consult their own counsel and tax and financial advisors as to legal and related matters concerning the matters described herein, and, by accepting this presentation, the Recipient confirms that it is not relying upon the information contained herein to make any decision. This presentation does not purport to be all-inclusive or to contain all of the information that the Recipient may require. This presentation does not constitute investment advice or an offer or solicitation for the purchase or sale of any financial instrument or an offer to sell securities or as investment advice of any kind. Neither the presentation nor any of its contents may be copied, reproduced, disseminated, quoted or referred to in any presentation, agreement or document with or without attribution to the Company, at any time or in any manner without the express, prior written consent of the Company. This document contains highly confidential information and is solely for informational purposes. The Recipient acknowledges that the Company considers this presentation and all information contained herein to include confidential, sensitive and proprietary information. The Recipient agrees that it shall use reasonable precautions in accordance with its established procedures to keep this presentation and all information contained herein confidential. The Recipient may not communicate, reproduce or disclose this presentation or the oral presentation to any other person without written consent. If you are not the intended recipient of this document, please delete and destroy all copies immediately.

Confidential – Material Non-Public Information HIGHLY CONFIDENTIAL – SUBJECT TO CONFIDENTIALITY AGREEMENT AND PROTECTIVE ORDER CONFIDENTIAL SETTLEMENT COMMUNICATIONS SUBJECT TO FRE408 – FOIA CONFIDENTIAL DRAFT – SUBJECT TO MATERIAL CHANGE Weekly Cash Forecast through week-ending November 24, 2023 3 Note: Forecast does not take into account emergence activities and assumes the Company is in Chapter 11 for the entire forecast period (USD 000s) Week # Week 1 Week 2 Week 3 Week 4 Week 5 Week 6 Week 7 Week 8 Week 9 Week 10 Week 11 Week 12 Week 13 Total Week Ending 1-Sep 8-Sep 15-Sep 22-Sep 29-Sep 6-Oct 13-Oct 20-Oct 27-Oct 3-Nov 10-Nov 17-Nov 24-Nov Status Forecast Forecast Forecast Forecast Forecast Forecast Forecast Forecast Forecast Forecast Forecast Forecast Forecast Forecast Operating Receipts Specialty Brands Receipts $ 28,603 $ 21,469 $ 34,494 $ 23,522 $ 20,280 $ 26,425 $ 25,502 $ 27,880 $ 23,217 $ 23,310 $ 22,072 $ 22,684 $ 27,698 $ 327,157 Specialty Generics Receipts 8,254 7,191 25,954 13,210 6,656 10,193 13,330 16,439 12,411 13,637 12,471 11,783 20,217 171,745 Total Operating Receipts 36,857 28,660 60,448 36,732 26,936 36,619 38,832 44,319 35,628 36,947 34,542 34,467 47,915 498,902 Operating Disbursements Payroll & Payroll Related (7,691) (11,492) (1,830) (11,392) (3,066) (11,490) (1,824) (11,249) (3,210) (11,490) (1,824) (11,090) (3,369) (91,014) Materials & Freight (6,619) (6,662) (8,649) (8,910) (9,440) (8,998) (7,078) (8,480) (7,063) (10,108) (10,784) (9,296) (8,476) (110,564) R&D, Marketing, Royalties & Rebates (4,421) (8,076) (1,524) (25,488) (32,929) (3,127) (2,806) (25,704) (24,904) (4,535) (2,129) (7,585) (6,755) (149,983) Rent, Utilities & Insurance (1,244) (490) (600) (593) (2,945) (1,366) (592) (592) (1,017) (1,362) (585) (585) (583) (12,555) Taxes (384) (150) (36) (50) (50) (1,011) (54) (54) (504) (86) (350) (50) (50) (2,828) Intercompany Disbursements - - (4,000) - - - - (4,000) - - - - (4,000) (12,000) Other Operating Disbursements (3,864) (4,951) (3,959) (4,008) (4,657) (4,396) (4,716) (4,954) (4,241) (6,083) (6,239) (5,711) (5,847) (63,626) Total Operating Disbursements (24,224) (31,820) (20,598) (50,441) (53,088) (30,388) (17,069) (55,032) (40,938) (33,665) (21,911) (34,317) (29,080) (442,570) Net Cash Flow From Operations 12,633 (3,160) 39,850 (13,708) (26,152) 6,230 21,763 (10,713) (5,311) 3,282 12,631 150 18,836 56,332 Non-Operating Capital Expenditures (356) (734) (921) (868) (835) (1,224) (1,200) (1,970) (3,334) (3,592) (3,592) (4,004) (1,585) (24,216) Debt Service - - (18,688) (17,201) - - (24,752) - (19,292) - - - (19,129) (99,062) DIP Interest (133) - - - - (2,192) - - - (3,232) - - - (5,557) Total Non-Operating (490) (734) (19,608) (18,069) (835) (3,416) (25,952) (1,970) (22,627) (6,824) (3,592) (4,004) (20,714) (128,835) Restructuring Costs Restructuring Professionals - (3,225) - - - (2,725) - - (2,960) (2,225) (1,000) - (8,000) (20,135) U.S. Trustee Fees - - - - - - - - - - (1,041) - - (1,041) Utility Deposits - - (778) - - - - - - - - - - (778) Total Restructuring Costs - (3,225) (778) - - (2,725) - - (2,960) (2,225) (2,041) - (8,000) (21,954) Net Cash Flow 12,143 (7,119) 19,463 (31,778) (26,987) 89 (4,189) (12,683) (30,897) (5,767) 6,998 (3,854) (9,879) (94,457) Beginning Debtor Cash $ 74,935 $ 237,079 $ 229,960 $ 249,423 $ 217,646 $ 290,659 $ 290,748 $ 286,559 $ 273,876 $ 242,979 $ 237,212 $ 244,211 $ 240,357 $ 74,935 Net Cash Flows 12,143 (7,119) 19,463 (31,778) (26,987) 89 (4,189) (12,683) (30,897) (5,767) 6,998 (3,854) (9,879) (94,457) AR Facility Borrowing - - - - - - - - - - - - - - DIP Borrowing 150,000 - - - 100,000 - - - - - - - - 250,000 Ending Debtor Cash 237,079 229,960 249,423 217,646 290,659 290,748 286,559 273,876 242,979 237,212 244,211 240,357 230,478 230,478 (+) Non-Debtor Cash 71,366 71,477 71,588 71,699 71,810 71,921 72,032 72,143 72,366 72,366 72,477 72,588 72,699 72,699 Consolidated Ending Cash 308,444 301,437 321,011 289,345 362,469 362,669 358,592 346,020 315,345 309,578 316,687 312,945 303,177 303,177 (+) Availability on AR Facility 70,000 70,000 70,000 70,000 70,000 70,000 70,000 70,000 70,000 70,000 70,000 70,000 70,000 70,000 (+) Availability on DIP Facility 100,000 100,000 100,000 100,000 - - - - - - - - - - Total Liquidity $ 478,444 $ 471,437 $ 491,011 $ 459,345 $ 432,469 $ 432,669 $ 428,592 $ 416,020 $ 385,345 $ 379,578 $ 386,687 $ 382,945 $ 373,177 $ 373,177

Exhibit 2

Form of Variance Report

Exhibit H

New Takeback Term Loan Facility Term Sheet

Mallinckrodt plc

New Takeback Debt Term Sheet1

Summary of Settled Terms and Conditions
Takeback Debt:

Term loans (“Term Loans”) under a new senior secured first lien term loan facility (“Term Loan Facility”) and senior secured first lien notes (“Notes”) in an aggregate principal amount of $1.65 billion (collectively, the “Takeback Debt”).

Any Takeback Debt issued in satisfaction of DIP Claims will be first-out term loans (the “First Out Takeback Debt”), and any Takeback Debt issued to satisfy First Lien Claims will be second-out (the “Second Out Takeback Debt”).

Borrowers/Issuers:	Mallinckrodt International Finance S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, and Mallinckrodt CB LLC, a Delaware limited liability company.
Guarantors:	The obligations of the Borrowers shall be unconditionally guaranteed, on a joint and several basis, by each of the obligors on the First Lien Indebtedness (subject to limited exceptions to be agreed, including exclusion of Mallinckrodt Petten Holdings B.V.).
Takeback Debt Election:

Each holder of any First Lien Claims may elect to receive Takeback Debt in the form of Term Loans or Notes, regardless of whether such holder’s First Lien Claims were on account of First Lien Notes or First Lien Term Loans; provided that any holder of First Lien Claims that elects to receive Takeback Debt in the form of Notes must certify to the reasonable satisfaction of the Debtors that it is: (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)); (ii) an institutional “accredited investor” (as described in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act); or (iii) a person other than a “U.S. person” (as defined in Rule 902(k) of Regulation S under the Securities Act), is acquiring the Notes in an offshore transaction in compliance with Rule 904 of Regulation S under the Securities Act and not participating on behalf of or on account of a U.S. person.

Unless a holder of First Lien Claims affirmatively elects otherwise, each holder of First Lien Term Loans will receive Takeback Debt in the form of Term Loans on account of such First Lien Term Loans, and each holder of First Lien Notes will receive Takeback Debt in the form of Notes on account of such First Lien Notes.

1 Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Restructuring Support Agreement (the “RSA”) to which this New Takeback Loan Facility Term Sheet is attached as Exhibit H or the Prepackaged Joint Plan of Reorganization of Mallinckrodt plc and Its Debtor Affiliates under Chapter 11 of the Bankruptcy Code (the “Plan”), as applicable.

Security:

Subject to customary exceptions, the Takeback Debt shall be secured by first priority liens and security interests on all collateral securing the First Lien Indebtedness and any currently unencumbered property of any borrower or guarantor, subject to further diligence; provided that no such liens shall be granted on any receivables or related assets transferred to, or constituting collateral of, the Exit A/R Facility (or the equity of the non-Debtor subsidiary of Mallinckrodt plc that is the borrower in respect of such facility).

All Takeback Debt (including, for the avoidance of doubt, Terms Loans and Notes, and First Out Takeback Debt and Second Out Takeback Debt) shall be secured by the same collateral and shall share liens on such collateral.

Maturity:	All Takeback Debt obligations shall be due and payable in cash on the date that is 5 years following the Plan Effective Date (“Inside Maturity”).
Interest:	First-out Term Loans: SOFR + 750 bps (subject to 4.50% SOFR floor) Second-out Term Loans: SOFR + 950 bps (subject to 4.50% SOFR floor) Second-out Notes: 14.75%
Amortization:	Term loans: 1.0% per annum payable quarterly. Notes: None.
Call Protection:	Make-whole (discounted at T + 50 bps) for first 24 months; thereafter callable at any time and from time to time, in whole or in part, at par without premium or penalty.
Covenants:

Takeback Debt to include covenants customary for facilities of this size and type, in light of prevailing market conditions, subject to reasonable consent of Company, Ad Hoc First Lien Term Loan Group and Ad Hoc Crossholder Group.

The Takeback Debt shall not be subject to any financial covenants.

Ratings:	Takeback Debt to be rated by two of the following: S&P, Moody’s or Fitch.
Prepayment:

Takeback Debt to include mandatory repayment/repurchase obligation with the net proceeds of asset sales (subject to customary exceptions) at repayment/repurchase price that includes applicable make-whole premium.

Takeback Debt to be subject to a mandatory repayment/repurchase obligation with 50% of excess cash flow at repayment/repurchase price equal to par.

Holders of Takeback Debt may decline the above-described mandatory repayment/repurchase payments. With respect to any Notes, applicable mechanics shall be structured so as to permit compliance with all applicable securities laws.

DTC Eligibility:	The Notes shall be made eligible to be held through DTC.

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Intercreditor:

All First Out Takeback Debt shall have priority of payment over all Second Out Takeback Debt, whether in the form of Term Loans or Notes.

All voting or control rights of holders of Takeback Debt as such shall be shared pro rata among all holders of Takeback Debt, whether such Takeback Debt is First Out Takeback Debt or Second Out Takeback Debt or is in the form of Term Loans or Notes.

All Second Out Takeback Debt, whether in the form of Term Loans or Notes, shall be pari passu.

Amendments	To be customary for transactions of this type and mutually agreed by the Borrowers and Holders of Takeback Debt, including customary anti-Serta language.
Syndicated Exit Financing Consent Rights:

The terms of any Syndicated Exit Financing shall be acceptable to each of the Debtors, the Required Supporting First Lien Term Loan Group Creditors and the Required Supporting Crossover Group Creditors.

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Exhibit I

Scheme of Arrangement

DRAFT FOR INFORMATION PURPOSES ONLY IT IS INTENDED THAT THIS DRAFT WILL BE APPENDED TO ANY PETITION THAT MAY BE PRESENTED BY THE BOARD OF DIRECTORS OF THE COMPANY BEFORE THE HIGH COURT IN DUE COURSE.

THE HIGH COURT

Record No: 2023 / [●] COS

IN THE MATTER OF MALLINCKRODT PUBLIC LIMITED COMPANY

AND

IN THE MATTER OF THE COMPANIES ACTS 2014 TO 2020

PROPOSALS FOR A COMPROMISE AND SCHEME OF ARRANGEMENT

BETWEEN

MALLINCKRODT PUBLIC LIMITED COMPANY

AND

ITS MEMBERS AND CREDITORS

DATED [●] 2023

[ ● ]

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2
2.	THE COMPANY AND ITS BUSINESS	5
3.	BACKGROUND AND CHAPTER 11 CASES	6
4.	INDEPENDENT EXPERT’S REPORT	6
5.	THE PROPOSALS	6
6.	TREATMENT OF MEMBERS	9
7.	TREATMENT OF CREDITORS	10
8.	DETERMINING THE CLAIMS OF CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS	14
9.	WAIVING OF RIGHTS	14
10.	IMPLEMENTATION OF THIS SCHEME	15
11.	GENERAL DATA PROTECTION REGULATION	15
12.	MISCELLANEOUS PROVISIONS	16

APPENDIX 1
Particulars of the Company		19

APPENDIX 2
Group Structure Chart		20

APPENDIX 3
Statement of assets and liabilities of the Company		21

APPENDIX 4
Estimated Financial Outcome on Winding Up of the Company		22

APPENDIX 5
The Creditors		23

APPENDIX 6
The Plan		24

1.	DEFINITIONS AND INTERPRETATION

1.1	In these Proposals for a Compromise and Scheme of Arrangement (these “Proposals”), unless otherwise defined or unless the context otherwise requires, defined terms have the meaning given to them in the Plan, and the following terms have the following meanings:

“2022 Scheme” means in relation to the 2020 - 2022 Chapter 11 Cases, the amended scheme of arrangement between the Company, the Members and the Creditors (incorporating the 2020 - 2022 Plan) confirmed by the Irish Court on 27 April 2022 and effective 16 June 2022;

“Act” means the Companies Act 2014;

“Chapter 11 Cases” means the proceedings voluntarily initiated by the Company and certain of its subsidiaries pursuant to Chapter 11 of the Bankruptcy Code and jointly administered in the US Bankruptcy Court;

“Claim” includes:

(a)	any “claim”, defined in section 101(5) of the Bankruptcy Code as:

(i)	a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or

(ii)	a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured; and / or

(b)	any claim, counterclaim, right (including right of subrogation), remedy, indebtedness, right of action, cause of action, indemnity, contribution, right of set-off, demand for damages and other sums (in each case of whatever kind or nature, whether in law, equity, regulation, statute, contract or otherwise, whether known or unknown, whether suspected or unsuspected, whether direct or indirect, whether present, future or otherwise, whether actual, prospective, contingent, potential, alleged or other and however and whether held for himself or as agent or trustee for any other person and whenever arising and in whatever jurisdiction), and all rights, title and interests in each of the foregoing, including for or by reason of or arising in connection with any undertaking, obligation, liability, occurrence, act, omission, circumstance, event, transaction, payment (in cash or in kind), matter or thing, whether actual or contingent and whether or not attributable to one cause or event, and “Claims” shall be construed accordingly;

“Company” means Mallinckrodt plc;

“Correspondence” means the correspondence issued to the Impaired Creditors notifying them of the meetings to be held in accordance with section 540 of the Act and setting out the amount of each such individual Creditor’s debt as set out in the Company’s books and records as at the Petition Date;

“Creditors” means all creditors of the Company, known or unknown, whether or not the liabilities have been acknowledged or recognised, qualified or unqualified, actual or contingent, ascertained or unascertained, including the classes of creditors listed in Appendix 5 hereof;

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“Directors” means the directors of the Company from time to time;

“Effective Date” means the time and date when all conditions precedent specified in Article VIII of the Plan (other than the condition in Article VIII.A.8 of the Plan relating to the effectiveness of this Scheme) have been satisfied or waived in accordance with the terms of the Plan;

“Examiner” means [ ● ];

“Existing Shares” means the entire issued share capital of the Company immediately prior to the Effective Date;

“Impaired Creditors” means, together:

(a)	all First Lien Claims;

(b)	all Second Lien Notes Claims;

(c)	all Intercompany Claims;

(d)	all Subordinated Claims; and

(e)	all Unexercised Equity Interest Claims;

“Independent Expert” means [ ● ];

“Independent Expert’s Report” means the report in respect of the Company prepared by the Independent Expert dated [●] 2023 pursuant to Section 511 of the Act;

“Irish Court” means the High Court of Ireland, or where any decision of the High Court of Ireland is appealed, the Court of Appeal of Ireland and / or Supreme Court of Ireland, as appropriate;

“Irish Examinership Proceedings” means the examinership process under the Act with respect to the Company;

“Mallinckrodt Group” means the global enterprise and group of companies of which the Company is the ultimate parent company;

“Members” means the holders of the Existing Shares immediately prior to the Effective Date;

“Plan” means the joint plan of reorganization under Chapter 11 of the Bankruptcy Code as confirmed by the US Bankruptcy Court in the form attached hereto at Appendix 6 (which for the avoidance of doubt incorporates the Plan Supplement), as it may be altered, amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, or the terms thereof, as the case may be;

“Petition” means the petition presented by the Directors to the Irish Court for the appointment of an examiner pursuant to section 510(1)(b) of the Act;

“Petition Date” means [ ● ] 2023, being the date of the presentation of the Petition in the Central Office of the Irish Court;

“Pre-Existing Company Capital” means the entirety of the company capital, within the meaning of Section 64(1) of Part 3 of the Act, existing immediately prior to the Effective Date;

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“Preferential Claims” means all Claims owing by the Company as at the Petition Date, which would, in the event of a winding up of the Company under the Act, be preferential debts within the scope of Section 621 of the Act;

“Protection Period” means the period during which the Company is under the protection of the Irish Court in accordance with the Act;

“Relevant Administrative Claims” means, together:

(a)	all Administrative Claims;

(b)	all Professional Fees;

(c)	all Priority Tax Claims;

(d)	all Other Priority Claims; and

(e)	all Other Secured Claims,

(if any) that are due and / or owing by the Company as at the Petition Date;

“Revenue” means the Revenue Commissioners of Ireland;

“Scheme” means the scheme of arrangement between the Company, the Members and the Creditors as set out in these Proposals;

“Unexercised Equity Interest Claims” means any and all unexercised options, performance, share and / or stock units, restricted stock and / or share awards, warrants, calls, rights, puts, awards, commitments, or any other agreements, arrangements, or commitments of any character, kind, or nature to acquire, exchange for, or convert into issued share capital of the Company, and all Claims in respect of any of the foregoing, as in existence immediately prior to the Effective Date; and

“US Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

1.2	In these Proposals, unless the context otherwise requires:

(a)	references to Parts, sections, clauses and sub-clauses are references to the Parts, clauses and sub-clauses respectively of these Proposals;

(b)	references to a “person” include an individual, firm, partnership, company, corporation, unincorporated body of persons or any state or state agency;

(c)	references to a statute or a statutory provision or to a statutory instrument or provision of a statutory instrument include the same as subsequently modified, amended or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made hereunder or deriving validity therefrom;

(d)	the singular includes the plural and vice versa and words importing one gender shall include all genders;

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(e)	headings to Parts, clauses, sub-clauses and Appendices are for ease of reference only and shall not affect the interpretation of these Proposals;

(f)	words such as hereunder, hereto, hereof and herein and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of these Proposals and not to any particular paragraph hereof;

(g)	in construing these Proposals, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things, and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words, and any references to the word “include” or “including” is to be construed without limitation;

(h)	any reference to “these Proposals” or any other document, or to any specified provision of these Proposals or any other document, is to these Proposals, that document or that provision as in force for the time being and as amended from time to time in accordance with the terms of these Proposals or that document;

(i)	any reference to a person includes his successors, personal representatives and permitted assigns;

(j)	“euro” or “€” means the lawful currency for the time being of Ireland and “US$” or “$” means US dollars, the lawful currency of the US; and

(k)	the phrase “impaired” or “not impaired”, when used to describe the effect of these Proposals on a Claim or a Class of Claims shall be construed in accordance with the provisions of Section 539(5) of the Act.

2.	THE COMPANY AND ITS BUSINESS

2.1	The Company was incorporated in Ireland on 9 January 2013 with registered number 522227. The registered office of the Company is located at College Business and Technology Park, Cruiserath, Blanchardstown, Dublin 15.

2.2	The Company is a publicly owned pharmaceutical company. It is the ultimate parent company of the Mallinckrodt Group, a global leader in the development, manufacture, marketing and distribution of speciality pharmaceutical products and therapies.

2.3	The authorised share capital of the Company comprises:

(a)	500,000,000 ordinary shares of U.S.$0.01 each (the "Ordinary Shares"), of which [●] have been issued on or prior to the Petition Date; and

(b)	500,000,000 preferred shares of U.S.$0.01 each [(none of which have been issued to date)]; and

(c)	40,000 ordinary “A” shares of EUR1.00 each [(none of which have been issued to date)].

2.4	The issued share capital of the Company as at the Petition Date was [U.S.$ ●], comprised entirely of [Ordinary Shares of U.S.$0.01 each].

2.5	Further particulars of the Company are set out in Appendix 1. A group structure chart for the Mallinckrodt Group is set out in Appendix 2.

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3.	BACKGROUND AND CHAPTER 11 CASES

3.1	On [●] 2023 (the “Chapter 11 Filing Date”), the Company and certain of its subsidiaries voluntarily initiated the Chapter 11 Cases in the US Bankruptcy Court.

3.2	On [●] 2023, the US Bankruptcy Court entered the Confirmation Order confirming and approving the Plan.

3.3	On [●] 2023, the Directors presented the Petition to the Irish Court. By order of the Irish Court dated [●] 2023, the Examiner was appointed examiner of the Company on an interim basis. By further order of the Irish Court dated [●] 2023, the Examiner’s appointment as examiner of the Company was confirmed.

3.4	Save for as exclusively set out in these Proposals and the Plan, nothing shall impact the rights and obligations of the Company, its creditors or members pursuant to the 2022 Scheme and 2020 - 2022 Plan.

4.	INDEPENDENT EXPERT’S REPORT

4.1	The Independent Expert’s Report, which accompanied the Petition, expressed the opinion that the Company and its undertaking had a reasonable prospect of survival as a going concern, provided the requisite class of Creditors accepted, and the Irish Court approved, these Proposals.

4.2	The Independent Expert’s Report also expressed the view that the attempt to continue the whole or any part of the undertaking of the Company meets the best-interests-of-creditors test and would be likely to be more advantageous to the Members as a whole rather than a winding up of the Company.

4.3	The Examiner has formulated these Proposals in accordance with section 534 of the Act and nothing has arisen since the appointment of the Examiner to cause the Examiner to disagree with the opinion of the Independent Expert set out above.

5.	THE PROPOSALS

5.1	Proposals accompanied the Petition

(a)	A draft form of these Proposals accompanied the Petition.

(b)	These Proposals largely mirror the Plan insofar as it relates and applies to the Company.

5.2	Members

(a)	There is one class of Members.

(b)	For the purposes of these Proposals, pursuant to the Act the interests of the Members are impaired if:

(i)	the nominal value of their shareholding in the Company is reduced;

(ii)	where they are entitled to a fixed dividend in respect of their shareholding in the Company, the amount of that dividend is reduced;

(iii)	they are deprived of all or any part of the rights accruing to them by virtue of their shareholding in the Company;

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(iv)	their percentage interest in the total issued share capital of the Company is reduced; or

(v)	the Members are deprived of their shareholding in the Company.

(c)	The interests of the Members are being impaired pursuant to the terms of these Proposals, as is more particularly described in Clause 6 below.

5.3	Creditors

(a)	There are ten (10) classes of Creditors’ Claims, which are more particularly described and specified at Clause 7.6 below.

(b)	For the purpose of these Proposals, a Creditor’s Claim against the Company is impaired if it receives less in payment of its Claim than the full amount due in respect of its Claim at the Petition Date, within the meaning of Section 539(5) of the Act.

(c)	The interests of Creditors that are Holders of the following classes of Claims are being impaired pursuant to the terms of these Proposals:

(i)	First Lien Claims;

(ii)	Second Lien Notes Claims;

(iii)	Intercompany Claims;

(iv)	Subordinated Claims; and

(v)	Unexercised Equity Interest Claims.

(d)	In accordance with his duty under section 534(2)(aa) of the Act, the Examiner confirms that the Impaired Creditors pursuant to the terms of these Proposals were given notice of and invited to attend a meeting to consider these Proposals under section 540 of the Act.

5.4	Equal Treatment

This Scheme provides equal treatment for:

(a)	each Claim or interest of each Member; and

(b)	each Claim or interest of each Creditor of a particular class,

unless the Holder of a particular Claim or interest has agreed to a less favourable treatment.

5.5	Effective Date

This Scheme will take effect and become binding on the Creditors, the Members and the Company on the Effective Date and the Plan and the Scheme shall take effect simultaneously on the Effective Date.

5.6	Memorandum and Articles of Association of the Company

The Examiner has specified in Clause 12.7 that he does not consider it necessary for the existing memorandum and articles of association of the Company to be amended in order to facilitate the survival of the Company, and the whole or any part of its undertaking, as a going concern and / or in order to give effect to this Scheme and the Plan.

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5.7	Financial position of the Company and estimated outcome on a winding up

(a)	A statement of assets and liabilities (including contingent and prospective liabilities) of the Company as at the Petition Date is attached at Appendix 3.

(b)	The estimated financial outcome of a winding-up of the Company for the Members and the Creditors is attached at Appendix 4.

5.8	Reduction in the Pre-Existing Company Capital

The Examiner has specified in Clause 12.8 that he considers it necessary for the Pre-Existing Company Capital to be reduced to zero in order to facilitate the survival of the Company, and the whole or any part of its undertaking, as a going concern and / or in order to give effect to this Scheme and the Plan.

5.9	Compliance with section 539(da) of the Act

The terms of the Proposals as required by section 539(da) of the Act are as follows:

(a)	Proposed restructuring measures

The proposed restructuring measures are set out in clause 6 to clause 10 of these Proposals.

(b)	Proposed duration of the restructuring measures

The proposed duration of the restructuring measures shall be on and from the Effective Date when this Scheme will be implemented in accordance with the Milestones set out in the Plan.

(c)	Arrangements for informing and consulting employees and/or employee representatives

The Company does not have any direct employees or employee representatives to inform or consult about these Proposals. However, the Mallinckrodt Group employs c. 2,700 people worldwide, the details of which are set out in full in the Petition.

(d)	Overall consequences as regards employment such as dismissals, short-working time arrangements or similar

The Examiner is satisfied that there are no anticipated adverse consequences arising from the Proposals with regard to employment in respect of the Company (in circumstances where it does not have any direct employees) or the Mallinckrodt Group should the Proposals be implemented in their current form.

(e)	Any new financing anticipated as part of the restructuring measures and the reason why new financing is necessary to implement the Scheme

As outlined in the Independent Expert’s Report, on [●] 2023 the US Bankruptcy Court made an interim order approving the entry into the DIP Credit Agreement and the availing of the DIP Facility and the initial drawdown of $150,000,000 occurred shortly thereafter. The Examiner is satisfied that, in accordance with the terms of the Plan, this new financing is necessary to implement the Plan and to fund the working capital needs and reorganisation efforts of the Mallinckrodt Group.

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5.10	Compliance with section 539(ea) of the Act

The Examiner is satisfied that if implemented these Proposals provide a reasonable prospect of survival of the Company as a going concern. The necessary pre-conditions for the success of these Proposals include:

(a)	satisfaction of the Conditions Precedent under the Plan and confirmation of the Plan by the US Bankruptcy Court;

(b)	[ ● ];

(c)	the acceptance of these Proposals by the requisite majority in value of the impaired Creditors; and

(d)	the approval of these Proposals by the Irish Court.

5.11	MDT II Provisions

(a)	On [22] August 2023, following arms-length negotiations, the Company entered into the MDT II CVR Agreement and the Revised Deferred Cash Payments Agreement pursuant to which the MDT II received the MDT II CVRs and the MDT II Settlement Payment. For the avoidance of doubt, the Company shall continue to comply with the MDT II CVR Agreement and the Revised Deferred Cash Payments Agreement and nothing in this Scheme shall contradict the terms of the Plan with respect to such agreements.

(b)	In accordance with the 2020-2022 Confirmation Order, the Company shall continue to comply with the Voluntary Operating Injunction and the Monitor shall remain in place, provided that the Company shall have no liabilities of any kind to the MDT II, any of the Opioid Creditor Trusts (as defined in the 2020-2022 Plan), or any beneficiaries of any of the foregoing before, on, or after the Effective Date except as expressly agreed in the MDT II Documents and provided for in Article IV.R of the Plan.

(c)	Additionally, the Company shall continue to comply with any non-monetary obligations under the MDT II Agreement and Amended Cooperation Agreement during the pendency of the Chapter 11 Cases and the Amended Opioid Cooperation Agreement and the Revised Deferred Cash Payments Agreement shall be assumed or deemed to be assumed by the Company on the Effective Date in accordance with Article IV.R of the Plan.

5.12	General

(a)	[The Irish Court has not directed that any specific provisions be included in this Scheme.]

(b)	The Examiner has included in this Scheme all such other matters as he deems appropriate.

6.	TREATMENT OF MEMBERS

6.1	The rights of the Members are impaired by this Scheme.

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6.2	The Members shall receive no distribution on account of the Existing Shares under this Scheme or under the Plan. On the Effective Date, the Existing Shares and all and any rights attaching or relating thereto will be cancelled.

6.3	The Examiner shall be entitled, as of the Effective Date, to execute on behalf of the Company and / or the board of Directors all documentation necessary in connection with the cancellation of the Existing Shares in accordance with Clause 6.2.

7.	TREATMENT OF CREDITORS

7.1	The interests or Claims of at least one class of Creditors is being impaired pursuant to the terms of this Scheme, as explained in detail at Clauses 7.7 to 7.16 below.

7.2	Appendix 5 contains details, provided by the Company to the Examiner, of the names of Creditors as at the Petition Date compiled from the books and records of the Company.

7.3	On [●] 2023, the Correspondence was issued to each Impaired Creditor of the Company whose details are set out in Appendix 5.

7.4	The treatment proposed in this Scheme with respect to each class of Creditors is set out below. Where the Irish Court confirms this Scheme (with or without material modification), this Scheme shall notwithstanding any enactment, rule of law or otherwise be binding on all the Creditors as and from the Effective Date and the class or classes of Creditors affected by this Scheme including, for the avoidance of doubt, any person other than the Company who, under any statute, enactment, rule of law or otherwise, is liable for all or any part of the debts of the Company on the Effective Date.

7.5	Save as otherwise expressly provided herein and in the Plan, the following shall apply:

(a)	no interest, penalties or costs (over and above the sum specified in the Correspondence issued to each Creditor or the sum determined in accordance with this Scheme and the Plan) shall be payable by the Company to any Creditor;

(b)	to the extent applicable:

(i)	the payments to Creditors; and / or

(ii)	the Reinstatement of the Claims of Creditors; and / or

(iii)	the issuance of the First Lien New Common Equity (subject to dilution on account of the Management Incentive Programme and the MDT II CVRs) to the Holders of First Lien Claims; and / or

(iv)	the issuance of the New Common Equity (subject to dilution on account of the Management Incentive Programme and the MDT II CVRs) to the Holders of Second Lien Notes Claims; and / or

(v)	the incurrence by the Company of obligations pursuant to the New First Priority Takeback Term Loans (and if applicable, the New Second Priority Takeback Term Loans),

provided for in this Scheme and / or the Plan (as applicable) shall be in full and final settlement of all Claims and entitlements of each Creditor to which such payment or issuance is made, or to whose benefit such obligations are incurred; and

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(c)	to the extent that any Creditor Claim is insured, this Scheme shall not affect the liability of the insurer.

7.6	Creditors’ Claims have been categorised into the following classes of Claims for the purposes of this Scheme:

(a)	DIP Claims;

(b)	Postpetition A/R Claims;

(c)	First Lien Claims;

(d)	Second Lien Notes Claims;

(e)	Relevant Administrative Claims;

(f)	General Unsecured Claims;

(g)	Intercompany Claims;

(h)	Subordinated Claims;

(i)	Unexercised Equity Interest Claims; and

(j)	Preferential Claims.

7.7	DIP Claims

(a)	The Holders of the DIP Claims are not impaired by this Scheme.

(b)	The DIP Claims shall be treated in accordance with the terms of the Plan (including, without limitation, Article II.C of the Plan), so that as set forth in the Plan, each Holder of the DIP Claims shall receive on the Effective Date, in exchange for full and final satisfaction, settlement, release, and discharge of such Claims, its Pro Rata Share of payment in Cash of the DIP Cash Sweep and/or the Syndicated Exit Financing, if any, plus its Pro Rata Share of the New First Priority Takeback Term Loans attributable to each DIP Claim (in accordance with the terms of the Plan) to the extent there is a shortfall and on this basis the DIP Claims are not impaired by these Proposals.

7.8	Postpetition A/R Claims

(a)	The Holders of the Postpetition A/R Claims are not impaired by this Scheme.

(b)	The Postpetition A/R Claims shall be treated in accordance with the terms of the Plan (including, without limitation, Article II.B of the Plan). In furtherance of the Plan, all amounts owing to Holders of the Postpetition A/R Claims will be satisfied in full in cash in the ordinary course of business in accordance with the terms of the Postpetition A/R Facility and on this basis the Postpetition A/R Claims are not impaired by these Proposals.

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7.9	First Lien Claims

(a)	The Holders of the First Lien Claims against the Company are impaired by this Scheme.

(b)	The First Lien Claims shall be treated in accordance with the terms of the Plan (including, without limitation, Article III.B.2 of the Plan) so that, as further set forth in the Plan, each Holder of the First Lien Claims shall receive on the Effective Date, in exchange for full and final satisfaction, settlement, release, and discharge of such Claims, its Pro Rata Share of:

(i)	the First Lien New Common Equity subject to dilution on account of the Management Incentive Plan and the MDT II CVRs;

(ii)	as applicable, Cash in an amount sufficient to repay in full (A) the First Lien Term Loans Accrued and Unpaid Interest in the case of any Holder of First Lien Term Loan Claims, (B) the 2025 First Lien Notes Accrued and Unpaid Interest in the case of any Holder of 2025 First Lien Notes Claims, and (C) the 2028 First Lien Notes Accrued and Unpaid Interest in the case of any Holder of 2028 First Lien Notes Claims;

(iii)	Cash from (A) the Exit Minimum Cash Sweep, if the Exit Minimum Cash Sweep Trigger occurs and/or (B) the net proceeds of the Syndicated Exit Financing, if any, after the repayment of all applicable Allowed DIP Claims; and

(iv)	if applicable, the New Second Priority Takeback Debt.

(c)	On the Effective Date, the Company shall pay in full in Cash all outstanding First Lien Notes Indenture Trustee Fees, First Lien Term Loan Administrative Agents Fees, and First Lien Collateral Agent Fees.

(d)	To the extent that the option set forth in Clause 7.9(b)(iv) is applicable, the Company shall incur all obligations (if any) specified as owing by it pursuant to the New Takeback Term Loan Documentation in accordance with the Plan (including, without limitation, Article IV.H of the Plan).

7.10	Second Lien Notes Claims

(a)	The Holders of the Second Lien Notes Claims against the Company are impaired by this Scheme.

(b)	The Second Lien Notes Claims shall be treated in accordance with the terms of the Plan (including, without limitation, Article III.B.3 of the Plan).

(c)	Each Holder of the Second Lien Notes Claims shall receive on the Effective Date, in exchange for full and final satisfaction, settlement, release, and discharge of such Claims, its Pro Rata Share of seven and seven-tenths percent (7.7%) of the New Common Equity, subject to dilution on account of the Management Incentive Plan and the MDT II CVRs.

(d)	On the Effective Date, the Company shall pay in full in Cash all outstanding Second Lien Notes Indenture Trustee Fees and Second Lien Collateral Agent Fees.

(e)	On the Effective Date, the Company shall incur all obligations (if any) specified as owing by it to the Holders of the Second Lien Notes Claims pursuant to the Plan and / or the New Common Equity in accordance therewith (including, without limitation, Article IV.K of the Plan).

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7.11	Relevant Administrative Claims

(a)	The Holders of the Relevant Administrative Claims are not impaired by this Scheme.

(b)	The Relevant Administrative Claims shall be treated in accordance with the terms of the Plan (including, without limitation, Article II.A of the Plan) and are not impaired by these Proposals because they would be paid out in full in a liquidation of the Company.

7.12	General Unsecured Claims

(a)	The Holders of the General Unsecured Claims against the Company are not impaired by this Scheme.

(b)	The General Unsecured Claims shall be treated in accordance with the terms of the Plan (including, without limitation, Article III.B.4 of the Plan) and are not impaired by these Proposals because they would be paid in full in the ordinary course of business as and when due, or otherwise receive treatment rendering them unimpaired.

7.13	Intercompany Claims

(a)	The Holders of the Intercompany Claims are impaired by this Scheme and shall be treated in accordance with the Plan (including, without limitation, Article III.B.6 of the Plan).

(b)	Without prejudice to their rights pursuant to the Plan, the Holders of the Intercompany Claims shall not receive any payment, dividend or other distribution pursuant to this Scheme (save as provided for in the Plan) and, with effect from the Effective Date, the Intercompany Claims shall be deemed to have been set-off, settled, distributed, contributed, merged, cancelled or released in full as against the Company, and the Company shall cease to have any liability or obligation with respect to such Claims.

7.14	Subordinated Claims

(a)	The Holders of the Subordinated Claims are impaired by this Scheme and shall be treated in accordance with the Plan (including, without limitation, Article III.B.5 of the Plan).

(b)	Without prejudice to their rights pursuant to the Plan, the Holders of the Subordinated Claims shall not receive any payment, dividend or other distribution pursuant to this Scheme (save as provided for in the Plan) and, with effect from the Effective Date, the Subordinated Claims shall be deemed to have been cancelled, released, discharged, and extinguished and shall be of no further force or effect as against the Company, and the Company shall cease to have any liability or obligation with respect to such Claims.

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7.15	Unexercised Equity Interest Claims

(a)	The rights of the Holders of the Unexercised Equity Interest Claims are impaired by this Scheme and shall be treated in accordance with the Plan (including, without limitation, Article III.B.8 of the Plan).

(b)	The Unexercised Equity Interest Claims and any and all rights attaching or relating thereto will be discharged, cancelled, released and extinguished and the Holders of such Unexercised Equity Interest Claims shall have no Claim whatsoever and howsoever arising against the Company in respect of such Unexercised Equity Interest Claims and the Holders of such Unexercised Equity Interest will not receive any distribution or retain any property on account of such Unexercised Equity Interest Claims.

(c)	The Holders of the Unexercised Equity Interest Claims will not receive any form of dividend or payment under this Scheme in return for the cancellation of their rights under the Unexercised Equity Interest Claims.

7.16	Preferential Claims

(a)	The Holders of the Preferential Claims are not impaired by this Scheme on the basis that they would be paid out in full in a liquidation of the Company.

(b)	The Preferential Claims shall be paid in full when they fall due in the ordinary course.

8.	DETERMINING THE CLAIMS OF CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS

In order to implement this Scheme and in the interests of the Company and the Creditors, taken as a whole, it is proposed to resolve the Claims of contingent, unliquidated and Disputed Claims in accordance with the provisions specified in Article VII of the Plan.

9.	WAIVING OF RIGHTS

9.1	This Scheme covers all Claims against the Company, including contingent and prospective liabilities, as at the Petition Date whether or not the liabilities have been acknowledged or recognised or are unknown including for the avoidance of doubt any liabilities arising from or in connection with guarantees or indemnities to any party.

9.2	With effect from the Petition Date, without prejudice to the right of the Company to perform and seek performance of its contractual rights and entitlements existing at the Petition Date, no Creditor or any other party shall have any debt, right or Claim of any description whatsoever (including, but not limited to, contingent or prospective Claims arising out of any guarantee or indemnity granted in respect of any liability of the Company and Claims of which the Company and / or the Examiner are unaware), against the Company arising out of or connected with any contract, engagement, circumstance, event, act or omission of the Company prior to the Petition Date, or arising as a consequence of the appointment of the Examiner, save as provided in this Scheme and the Plan.

9.3	Without prejudice to the generality of Clause 9.2 above, no Creditor shall be permitted to set off a Claim which it owes to the Company (where such Claim has been incurred during the Protection Period) against a Claim which was owing to it by the Company on or before the Petition Date.

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9.4	For the avoidance of doubt:

(a)	failure through inadvertence on the part of the Examiner or the Company to notify any Creditor of the class meeting of Creditors to which the Creditor should have received notice will not prevent that Creditor from being bound by this Scheme, if and to the extent that this Scheme is confirmed by the Irish Court;

(b)	nothing in this Scheme shall prejudice or affect the rights of the Company to seek full payment or contribution from any person or to pursue or enforce any Claim or liability of any person or to seek performance of its contractual rights and entitlements existing at the Petition Date;

(c)	unless otherwise provided in this Scheme or the Plan, with respect to the Company, no interest, penalties, or costs (over and above the sum specified in the Correspondence or the sum determined in accordance with the provisions specified in Article VII of the Plan) shall be payable by the Company to any Creditor; and

(d)	with respect to the Company, the dividends (whether in the form of cash payments or otherwise) provided for in this Scheme pursuant to an order of the Irish Court confirming this Scheme shall be in full and final settlement of all Claims and entitlements of each Creditor to which a dividend is made as determined in accordance with this Scheme.

10.	IMPLEMENTATION OF THIS SCHEME

10.1	In formulating this Scheme, the Examiner has treated each separate class of Creditors, on a fair and equitable basis having regard to the current trading position of the Company and the relative amounts which those Creditors might receive on a winding up. The Examiner is satisfied that the acceptance and implementation of this Scheme is in the best interests of the Creditors.

10.2	At the confirmation hearing in respect of the Company under section 541 of the Act, the Examiner proposes to seek orders approving this Scheme in respect of the Company, upon the making of which, this Scheme will become effective and binding on the Members, the Creditors and the Company in accordance with its terms and the order of the Irish Court, and the Company will cease to be under the protection of the Irish Court.

10.3	On and from the Effective Date, the steps to implement this Scheme will be implemented in accordance with the Plan.

11.	GENERAL DATA PROTECTION REGULATION

11.1	The Examiner has at all times acted in accordance with Data Protection Law. For the purpose of this section, “Data Protection Law” means Regulation (EU) 2016/679 of the European Parliament and the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (“GDPR”) and the Data Protection Acts 1988 – 2003.

11.2	Under GDPR, the Examiner has a number of lawful reasons that he may use (or 'process') personal information including his compliance with his legal obligations as Examiner to the Company and the related 'legitimate interests' under the examinership process.

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11.3	Broadly speaking “legitimate interests” means that the Examiner can process personal information if he has a genuine and legitimate reason and is not harming any individual’s rights and interests.

11.4	In providing services to the Company as appointed examiner, the Examiner is entitled to process personal data of individuals that he receives from the Company and/or through his dealings with the Company (“Personal Data”). The Examiner shall process any such Personal Data for the strict purpose of providing the Company with his services, for administration and billing purposes, and for other purposes incidental to the provision of his services and for compliance with his legal obligations, such as under anti- money laundering legislation.

11.5	Where the Examiner has processed any personal information by virtue of compliance with his legal obligations or legitimate interests, he has considered and balanced any potential impact on an individual’s personal rights under Data Protection Law. The Examiner’s legal obligations and legitimate interests do not automatically override an individual’s interests and the Examiner shall not use personal data for activities where the Examiner’s interests are overridden by the impact on the individual (unless the Examiner has received consent or is otherwise required or permitted to by law).

11.6	The Examiner will retain electronic and hard copy files for a period of between 6 to 14 years, or longer where required, after which he may destroy all documents, copies and images of them. The Examiner reserves the right to destroy files and documents relating to this Scheme six years after the examinership has been completed.

11.7	The Examiner’s responsibilities under Data Protection Law will vary depending on whether he acts as a data controller or, as the case may be, a data processor of Personal Data. If the Examiner acts as a data controller of Personal Data, he shall comply at all times with his data controller obligations as provided under Data Protection Law. The Examiner shall adhere to the privacy policy of [ ● ] available at: [ ● ] which provides additional information about how the Examiner processes Personal Data when he acts as a data controller.

12.	MISCELLANEOUS PROVISIONS

12.1	No double recovery

There shall be no double recovery under this Scheme and the Plan with respect to the same Claims.

12.2	Priorities

(a)	The remuneration costs and expenses of the Examiner shall be accorded the priority afforded to them in section 554 of the Act and shall be paid in priority to all other debts or payments under this Scheme on or before the Effective Date.

(b)	To the extent permitted by law, the Examiner shall have no personal liability in relation to this Scheme, or his actions as Examiner or in relation to the conduct of the examinership.

(c)	Except as provided herein, all amounts due to Creditors by the Company in respect of goods or services provided during the Protection Period shall be paid by the Company in full in the normal course of business.

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(d)	No certificates pursuant to section 529 of the Act have been issued by the Examiner to the date of this Scheme in relation to the Company during the Protection Period.

12.3	Foreign currency conversion

Creditors’ Claims denominated in currency other than euro or US$ amounts as at the Petition Date will be converted into euro at the European Central Bank References Rates maintained by the Central Bank of Ireland as at the Petition Date.

12.4	Non admission of Claims

Nothing contained in this Scheme shall constitute an admission or acknowledgement of liability in respect of any Claim which has not otherwise been admitted by the Company.

12.5	Interests of Directors and Connected Companies

In accordance with section 540(11) of the Act, to the extent that certain of the Directors, or companies, connected to the Directors are Creditors of the Company, the effect of this Scheme on the interests of the Directors, whether as directors, Members or Creditors of the Company, or otherwise, is no different to the effect on the like interest of other persons.

12.6	Explanatory memorandum

(a)	Accompanying this Scheme is an explanatory memorandum (the “Explanatory Memorandum”), which provides a summary of this Scheme and its effect. It should be read in conjunction with this Scheme.

(b)	Terms defined in this Scheme in respect of the Company shall have the same meaning in the Explanatory Memorandum. In the event of any inconsistency between the terms of the Explanatory Memorandum and this Scheme, the terms of this Scheme shall apply.

12.7	Memorandum and articles of association of the Company

In formulating this Scheme, the Examiner has determined that it is not necessary for the memorandum and articles of association of the Company to be amended in order to facilitate the survival of the Company, and the whole or any part of its undertaking, as a going concern and / or in order to give effect to this Scheme and the Plan. The existing memorandum and articles of association of the Company shall continue in force and effect from the Effective Date.

12.8	Reduction of the Pre-Existing Company Capital

Without prejudice to the provisions of Clause 6, with effect from the Effective Date the Pre-Existing Company Capital shall be reduced to zero. The Examiner shall be entitled, as of the Effective Date, to execute on behalf of the Company and / or the board of Directors all documentation necessary in connection with the reduction of the Pre-Existing Company Capital in accordance with this Clause 12.8.

12.9	Governing law and jurisdiction

(a)	This Scheme and any dispute arising out of or in connection with it or its subject matter or enforceability (including non-contractual obligations, disputes or claims) shall be governed by and construed in accordance with the laws of Ireland.

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(b)	The courts of Ireland shall have non-exclusive jurisdiction to hear and determine any suit, action or proceeding relating to this Scheme (“Proceedings”) or to settle any dispute which may arise in relation to this Scheme, however, nothing in this clause will limit the taking of any Proceedings in another court of competent jurisdiction, nor will the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdictions, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

(c)	No person whose rights or interests are affected by this Scheme shall have any right to object to any Proceedings being brought in the courts of Ireland or to claim that the Proceedings have been brought in an inconvenient forum or to claim that the courts of Ireland do not have jurisdiction.

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APPENDIX 1

Particulars of the Company

Particulars
Registered Number	522227
Date of Incorporation	9 January 2013
Place of Incorporation	Ireland
Registered Office	College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, Ireland
Authorised Share Capital	US$10,000,000 and €40,000 divided into 500,000,000 Ordinary Shares of US$0.01 each, 500,000,000 Preferred Shares of US0.01 each and 40,000 Ordinary A Shares of €1.00 each
Issued Share Capital	[●] divided into [●] [ordinary] shares of [US$0.01] each
Directors	Riad El-Dada Daniel Celentano James Sulat Woodrow Myers Jr. MD Neal Goldman Paul Bisaro Sigurdur Olafsson Karen Ling Susan Silbermann
Secretary	Mark Tyndall (Secretary) Bradwell Limited (Assistant Secretary)

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APPENDIX 2

Group Structure Chart

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APPENDIX 3

Statement of assets and liabilities of the Company

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APPENDIX 4

Estimated Financial Outcome on Winding Up of the Company

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APPENDIX 5

The Creditors

Part 1

DIP Claims

Part 2

Postpetition A/R Claims

Part 3

The First Lien Claims

Part 4

The Second Lien Notes Claims

Part 5

The Relevant Administrative Claims

Part 6

The General Unsecured Claims

Part 7

The Intercompany Claims

Part 8

The Subordinated Claims

Part 9

The Unexercised Equity Interest Claims

Part 10

The Preferential Claims

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APPENDIX 6

The Plan

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Exhibit J

Joinder Agreement

The undersigned hereby acknowledges that it has reviewed and understands the Restructuring Support Agreement (as amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”)1 dated as of [ ● ], 2023 by and among (i) Mallinckrodt plc and each of its subsidiaries listed on Annex 1 to the Agreement, (ii) the Supporting First Lien Creditors, (iii) the Supporting Second Lien Creditors; and (iv) the MDT II and agrees to be bound as a Supporting Funded Debt Creditor by the terms and conditions thereof binding on the Supporting Funded Debt Creditors with respect to all Claims held by the undersigned.

The undersigned hereby makes the representations and warranties of the Supporting Funded Debt Creditors set forth in the Agreement to each other Party, effective as of the date hereof, and such representations and warranties relating to holdings of Claims in Section 7.b.(i)(A) of the Agreement shall be made equally applicable mutatis mutandis to holdings of Existing Equity Interests.

This joinder agreement shall be governed by the governing law set forth in the Agreement.

[signature page to follow]

1      Capitalized but undefined terms herein shall have the meanings ascribed to them in the Agreement.

[Supporting Funded Debt Creditor Joinder Agreement to Restructuring Support Agreement]

Date: _________________

[SUPPORTING PARTY], as a Supporting Funded Debt Creditor

Name:
Title:

Notice Address:

Attention:
Email:

The above-signed Supporting Funded Debt Creditor is the beneficial owner of (or investment manager, advisor, or subadvisor to one or more beneficial owners of) the aggregate outstanding principal amount of Claims and number of Existing Equity Interests set forth below:

First Lien Claims

Aggregate Principal Amount of First Lien Term Loan Claims:	$

Aggregate Principal Amount of 2025 First Lien Notes Claims:	$

Aggregate Principal Amount of 2028 First Lien Notes Claims:	$

Second Lien Notes Claims

Aggregate Principal Amount of 2025 Second Lien Notes Claims:	$

Aggregate Principal Amount of 2029 Second Lien Notes Claims:	$

Existing Equity Interests:

[Supporting Funded Debt Creditor Signature Page

to Joinder Agreement to Restructuring Support Agreement]